    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 6, 1997

                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            HOMESTAKE MINING COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                1041                               94-2934609
   (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)

                             650 CALIFORNIA STREET
                      SAN FRANCISCO, CALIFORNIA 94108-2788
                                 (415) 981-8150
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                   WAYNE KIRK
            VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY
                            HOMESTAKE MINING COMPANY
                             650 CALIFORNIA STREET
                      SAN FRANCISCO, CALIFORNIA 94108-2788
                                 (415) 981-8150
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                WITH COPIES TO:

    MICHELLE L. JOHNSON             RICHARD HALL                WAYNE JARKE              PETER ALLAN ATKINS
 THELEN, MARRIN, JOHNSON &    CRAVATH, SWAINE & MOORE       GENERAL COUNSEL AND            RICHARD PRITZ
        BRIDGES LLP               WORLDWIDE PLAZA                SECRETARY             SKADDEN, ARPS, SLATE,
  TWO EMBARCADERO CENTER,        825 EIGHTH AVENUE         SANTA FE PACIFIC GOLD         MEAGHER & FLOM LLP
         SUITE 2100           NEW YORK, NEW YORK 10019          CORPORATION               919 THIRD AVENUE
 SAN FRANCISCO, CALIFORNIA                               6200 UPTOWN BOULEVARD NE,    NEW YORK, NEW YORK 10022
            94111                                                SUITE 400
                                                          ALBUQUERQUE, NEW MEXICO
                                                                   87110

        Approximate date of commencement of proposed sale to the public:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
                                                         PROPOSED MAXIMUM  PROPOSED MAXIMUM    AMOUNT OF
  TITLE OF EACH CLASS OF SECURITIES      AMOUNT TO BE     OFFERING PRICE      AGGREGATE      REGISTRATION
          TO BE REGISTERED              REGISTERED(1)      PER SHARE(2)   OFFERING PRICE(2)     FEE(2)
----------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value(3)..... 148,220,666 shares     $14.8125     $2,195,518,619.49   $665,308.67
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

(1) This Registration Statement relates to Common Stock, $1.00 par value ("Homestake Common Stock") of Homestake Mining Company ("Homestake") issuable to holders of Common Stock, par value $0.01 per share ("Santa Fe Common Stock") of Santa Fe Pacific Gold Corporation ("Santa Fe") in the proposed merger (the "Merger") of HMGLD Corp., a wholly-owned subsidiary of Homestake, with and into Santa Fe. The amount of Homestake Common Stock to be registered has been determined by multiplying the exchange ratio (1.115 shares of Homestake Common Stock for each share of Santa Fe Common Stock) by 132,933,333, the maximum aggregate number of shares of Santa Fe Common Stock convertible in the Merger (the "Maximum Number of Santa Fe Common Shares").

(2) The registration fee was calculated pursuant to Rule 457(f) as one thirty-third of one percent of $2,195,518,619.49 (the average of the high and low prices of Santa Fe Common Stock on the New York Stock Exchange, Inc. Composite Transaction Tape on January 3, 1997 multiplied by the Maximum Number of Santa Fe Common Shares).

(3) Includes associated rights to purchase Homestake preferred stock exercisable only upon the occurrence of certain events.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     [HOMESTAKE MINING COMPANY LETTERHEAD]

                                                                      --  , 1997

Dear Stockholder:

     The Board of Directors cordially invites you to attend a Special Meeting of
Stockholders of Homestake Mining Company to be held at   --  local time, on
  -- , 1997, at -- , relating to a proposed combination of our company with Santa Fe Pacific Gold Corporation.

     At this important Special Meeting, you will be asked to approve (i) an amendment to Homestake's Restated Certificate of Incorporation to increase the authorized number of shares of Homestake Common Stock from 250,000,000 to 500,000,000, and (ii) the issue of shares of Homestake Common Stock to stockholders of Santa Fe in exchange for their shares of Santa Fe Common Stock. In the combination, each issued and outstanding share of Santa Fe Common Stock will be converted into the right to receive 1.115 shares of Homestake Common Stock.

     Following the combination, Santa Fe will operate as a wholly-owned subsidiary of Homestake. The Board of Directors of Homestake will consist of twelve directors, including five individuals from each of Homestake's and Santa Fe's existing Board of Directors.

     The Board of Directors has determined unanimously that the combination is fair to and in the best interests of the Homestake stockholders, and has approved the amendment to Homestake's Restated Certificate of Incorporation. Accordingly, the Board of Directors recommends that the Homestake stockholders vote (i) "FOR" the proposal to amend Homestake's Restated Certificate of Incorporation to increase the authorized number of shares of Homestake Common Stock from 250,000,000 to 500,000,000, and (ii) "FOR" the proposal to issue shares of Homestake Common Stock in the combination to the Santa Fe stockholders for their shares of Santa Fe Common Stock.

     We are excited about the opportunities created by the combination of Homestake and Santa Fe. We believe that this transaction will result in a larger, more diverse company that will be well-positioned to capitalize on opportunities for future growth. We strongly recommend that you support these proposals.

                                          Very truly yours,

                                          Harry M. Conger
                                          Chairman of the Board

                                          Jack E. Thompson
                                          President and Chief Executive Officer

                            HOMESTAKE MINING COMPANY
                             650 CALIFORNIA STREET
                      SAN FRANCISCO, CALIFORNIA 94108-2788
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON    --   , 1997

TO THE STOCKHOLDERS OF HOMESTAKE MINING COMPANY:

     Notice is hereby given that a Special Meeting of Stockholders of Homestake
Mining Company, a Delaware corporation, will be held at   --  local time, on
  --  , 1997, at   --  , for the following purposes:

          1. To consider and vote upon a proposal to amend Homestake's Restated Certificate of Incorporation to increase the authorized number of shares of Homestake Common Stock from 250,000,000 to 500,000,000. Upon approval of such amendment, Homestake will have authorized capital of 500,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.

          2. To consider and vote upon a proposal to issue shares of Homestake Common Stock to the stockholders of Santa Fe Pacific Gold Corporation, a Delaware corporation, pursuant to an Agreement and Plan of Merger dated as of December 8, 1996. Pursuant to the Agreement, Santa Fe will become a wholly-owned subsidiary of Homestake, and each outstanding share of Santa Fe Common Stock will be converted into the right to receive 1.115 shares of Homestake Common Stock.

          3. To transact such other business as may properly come before the Homestake Special Meeting or any adjournments thereof.

     Information regarding the matters to be acted upon at the Homestake Special Meeting is contained in the Joint Proxy Statement/Prospectus accompanying this notice. A copy of the Agreement is attached as Appendix A thereto.

     The Board of Directors has fixed the close of business on   --  , 1997, as
the Record Date for determining the holders of Homestake Common Stock entitled to receive notice of, and to vote at, the Homestake Special Meeting and any adjournments thereof. Only the record holders of Homestake Common Stock as of the Record Date are entitled to vote at the Homestake Special Meeting or any adjournments thereof.

     All stockholders are cordially invited to attend the Homestake Special Meeting in person. It is important that your shares of Homestake Common Stock be represented at the Homestake Special Meeting regardless of the number of shares you hold. TO ENSURE THAT YOU ARE REPRESENTED AT THE HOMESTAKE SPECIAL MEETING, PLEASE FILL IN, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, using the return envelope which requires no postage if mailed in the United States. Your early attention to the proxy will be greatly appreciated because it will reduce the cost Homestake incurs in obtaining voting instructions from its stockholders.
                            ------------------------

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE (i) "FOR" THE PROPOSAL TO AMEND HOMESTAKE'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF HOMESTAKE COMMON STOCK FROM 250,000,000 TO 500,000,000 AND (ii) "FOR" THE PROPOSAL TO ISSUE SHARES OF HOMESTAKE COMMON STOCK TO THE STOCKHOLDERS OF SANTA FE IN EXCHANGE FOR THEIR SHARES OF SANTA FE COMMON STOCK.

                                          By Order of the Board of Directors,

                                          Wayne Kirk
            , 1997                        Secretary

        YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY.

                 [SANTA FE PACIFIC GOLD CORPORATION LETTERHEAD]

                                                                  --      , 1997

Dear Stockholder:

     The Board of Directors cordially invites you to attend a Special Meeting of
Stockholders of Santa Fe Pacific Gold Corporation to be held at       --
local time, on       --      , 1997, at       --      relating to the proposed
combination of our company with Homestake Mining Company. In the combination, each issued and outstanding share of Santa Fe Common Stock will be converted into the right to receive 1.115 shares of Homestake Common Stock (the "Exchange Ratio"). It is expected that the combination will be tax-free for U.S. federal income tax purposes.

     At this important Special Meeting, you will be asked to vote upon a proposal to adopt the Agreement and Plan of Merger dated as of December 8, 1996 (the "Agreement"), among Homestake, HMGLD Corp., a wholly-owned subsidiary of Homestake, and Santa Fe providing for the combination.

     Following the combination, Santa Fe will operate as a wholly-owned subsidiary of Homestake. The Board of Directors of Homestake will consist of twelve directors, including five individuals from each of Homestake's and Santa Fe's existing Board of Directors. Santa Fe stockholders will hold approximately 50% of Homestake's Common Stock following the combination.

     The Board of Directors has determined unanimously that the combination is fair to and in the best interests of the Santa Fe stockholders, and has approved the Agreement. SBC Warburg Inc. has advised the Board of Directors that, as of December 8, 1996, the Exchange Ratio is fair, from a financial point of view, to Santa Fe's stockholders. Accordingly, the Board of Directors recommends that the Santa Fe stockholders vote "FOR" the adoption of the Agreement.

     We are excited about the opportunities created by the combination of Santa Fe and Homestake. We believe this transaction will result in a larger, more diverse company that will be well-positioned to capitalize on opportunities for future growth. We strongly recommend that you support this proposal.

                                          Very truly yours,

                                          Patrick M. James
                                          Chairman, President
                                            and Chief Executive Officer

                       SANTA FE PACIFIC GOLD CORPORATION
                      6200 UPTOWN BOULEVARD NE, SUITE 400
                         ALBUQUERQUE, NEW MEXICO 87110
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON            --   , 1997
                            ------------------------

                                                                      --  , 1997

TO THE STOCKHOLDERS OF SANTA FE PACIFIC GOLD CORPORATION:

     Notice is hereby given that a Special Meeting of Stockholders of Santa Fe
Pacific Gold Corporation, a Delaware corporation, will be held at   --  local
time, on      --  , 1997, at        --       , for the following purposes:

          1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of December 8, 1996 (the "Agreement"), among Homestake Mining Company, a Delaware corporation, HMGLD Corp., a Delaware corporation and a wholly-owned subsidiary of Homestake ("Sub"), and Santa Fe pursuant to which, among other things, Sub will be merged with and into Santa Fe and each share of Santa Fe Common Stock outstanding will be converted into the right to receive 1.115 shares of Homestake Common Stock.

          2. To transact such other business as may properly come before the Santa Fe Special Meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on           --  ,
1997, as the Record Date for determining the holders of Santa Fe Common Stock entitled to receive notice of, and to vote at, the Santa Fe Special Meeting and any adjournments thereof. Only the holders of record of the Santa Fe Common Stock as of the Record Date are entitled to vote at the Santa Fe Special Meeting or any adjournments thereof.

     The adoption of the Agreement requires the affirmative vote of the holders of record of a majority of the shares of Santa Fe Common Stock outstanding on the Record Date.

     All stockholders are cordially invited to attend the Santa Fe Special Meeting in person. It is important that your shares of Santa Fe Common Stock are represented at the Santa Fe Special Meeting regardless of the number of shares you hold. TO ENSURE THAT YOU ARE REPRESENTED AT THE SANTA FE SPECIAL MEETING, PLEASE FILL IN, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, using the return envelope which requires no postage if mailed in the United States. Your early attention to the proxy will be greatly appreciated because it will reduce the cost Santa Fe incurs in obtaining voting instructions from its stockholders. Prior to the voting of the proxy at the Santa Fe Special Meeting, any person giving a proxy has the power to revoke it any time, and stockholders who are present at the Santa Fe Special Meeting may withdraw their proxies and vote in person.
                            ------------------------

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO ADOPT THE AGREEMENT.

                                          By Order of the Board of Directors,

                                          Wayne Jarke
                                          Secretary

DO NOT SEND YOUR STOCK CERTIFICATE TO SANTA FE WITH YOUR PROXY. AFTER THE MERGER IS CONSUMMATED YOU WILL RECEIVE A LETTER CONTAINING INSTRUCTIONS FOR THE SURRENDER OF YOUR SANTA FE STOCK CERTIFICATE IN EXCHANGE FOR A HOMESTAKE STOCK CERTIFICATE.

        YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED JANUARY 6, 1997

HOMESTAKE
                                                                        SANTE FE
                            JOINT PROXY STATEMENT OF

                            HOMESTAKE MINING COMPANY

                                      AND

                       SANTA FE PACIFIC GOLD CORPORATION

                        SPECIAL MEETINGS OF STOCKHOLDERS

                       TO BE HELD ON       --      , 1997

                            ------------------------

                                 PROSPECTUS OF
                            HOMESTAKE MINING COMPANY
                            ------------------------

     This Joint Proxy Statement/Prospectus ("Proxy Statement") is being furnished to the stockholders of Homestake Mining Company ("Homestake") and to the stockholders of Santa Fe Pacific Gold Corporation ("Santa Fe") in connection with the solicitation of proxies by the respective Boards of Directors of Homestake and Santa Fe for use at special meetings of their stockholders to be
held on       --      , 1997.

     This Proxy Statement relates to a proposed combination of Homestake and Santa Fe as contemplated by an Agreement and Plan of Merger dated as of December 8, 1996 (the "Agreement"), among Homestake, HMGLD Corp., a Delaware corporation and wholly-owned subsidiary of Homestake ("Sub"), and Santa Fe, pursuant to which, among other things (i) Sub will be merged (the "Merger") with and into Santa Fe, (ii) Santa Fe will become a wholly-owned subsidiary of Homestake and
(iii) each share of Santa Fe Common Stock outstanding will be converted into the right to receive 1.115 shares of Homestake Common Stock.

     At the Homestake Special Meeting, the Homestake stockholders will be asked to approve (i) an amendment to Homestake's Restated Certificate of Incorporation to increase the authorized number of shares of Homestake Common Stock from 250,000,000 to 500,000,000, and (ii) the issue of shares of Homestake Common Stock to the Santa Fe stockholders in exchange for their shares of Santa Fe Common Stock pursuant to the Agreement. The Merger and the issue of Homestake Common Stock to the Santa Fe stockholders in exchange for their shares of Santa Fe Common Stock is sometimes referred to as the "Combination."

     At the Santa Fe Special Meeting, the Santa Fe stockholders will be asked to adopt the Agreement.

     At January 2, 1997, there were 131,465,415 shares of Santa Fe Common Stock outstanding and 1,467,918 shares of Santa Fe Common Stock subject to stock options. If all of the stock options are exercised, a total of 148,220,666 shares of Homestake Common Stock will be issued to the Santa Fe stockholders.

     At       --      , 1997, the closing prices of Homestake and Santa Fe
Common Stock on the New York Stock Exchange Composite Transaction Tape were
$      --      and $      --      , respectively.

     This Proxy Statement and the accompanying forms of proxy are first being mailed to the stockholders of Homestake and Santa Fe on or about -- , 1997.

     SEE "RISK FACTORS; CERTAIN FORWARD-LOOKING AND CAUTIONARY STATEMENTS" ON PAGE 24 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY THE STOCKHOLDERS OF HOMESTAKE AND SANTA FE.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
         STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
           OFFENSE.

            THE DATE OF THIS PROXY STATEMENT IS      --     , 1997.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATIONS OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HOMESTAKE OR SANTA FE. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION OR TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HOMESTAKE OR SANTA FE SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

     Homestake and Santa Fe each is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Homestake has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to (a) the Homestake Common Stock and (b) the associated rights to purchase Homestake Preferred Stock pursuant to the Rights Agreement dated October 16, 1987, between Homestake and The First National Bank of Boston, as Rights Agent. The Registration Statement and the exhibits thereto, as well as the reports, proxy statements and other information filed by Homestake and Santa Fe with the Commission, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Suite 1300, Seven World Trade Center, New York, New York 10048, and at The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's Web site address, http://www.sec.gov. In addition, each of the Homestake Common Stock and the Santa Fe Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE"), and material filed by Homestake and Santa Fe may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. This Proxy Statement does not contain all the information set forth in the Registration Statement and the exhibits thereto, a portion of which has been omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and the exhibits thereto for further information.

     Statements contained in this Proxy Statement, or in any document incorporated in this Proxy Statement by reference, as to the provisions of any contract or other document referred to herein or therein are qualified in all respects by reference to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document incorporated herein by reference.

     All information contained in this Proxy Statement or incorporated in this Proxy Statement by reference relating to Homestake has been supplied by Homestake, and all information relating to Santa Fe has been supplied by Santa Fe.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION...................     2
CERTAIN DEFINED TERMS...................     4
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE.............................     5
THE SPECIAL MEETINGS....................     6
  Homestake Special Meeting.............     6
  Santa Fe Special Meeting..............     7
  Absence of Appraisal Rights...........     7
  Voting of Proxies.....................     7
  Revocability of Proxies...............     8
  Solicitation of Proxies...............     8
SUMMARY.................................     9
  Homestake.............................     9
  Santa Fe..............................    12
  The Combination.......................    13
  Benefits of the Combination...........    13
  Selected Consolidated Historical
     Financial Data of Homestake........    17
  Selected Consolidated Historical
     Financial Data of Santa Fe.........    19
  Unaudited Pro Forma Combined Selected
     Financial Data.....................    21
  Comparative Stock Prices and Premium
     to Santa Fe Stockholders...........    22
  Comparative Per Share Data............    23
RISK FACTORS; CERTAIN FORWARD-LOOKING
  AND CAUTIONARY STATEMENTS.............    24
THE COMPANIES...........................    30
  Homestake.............................    30
  Santa Fe..............................    33
THE COMBINATION.........................    36
  General...............................    36
  Background of the Combination.........    36
  Homestake Reasons for the Combination;
     Recommendation of the Homestake
     Board..............................    41
  Opinion of Homestake's Financial
     Advisor............................    43
  Santa Fe Reasons for the Combination;
     Recommendation of the Santa Fe
     Board..............................    47
  Opinion of Santa Fe's Financial
     Advisor............................    48
  United States Federal Income Tax
     Consequences.......................    52
  Anticipated Accounting Treatment......    53
  Regulatory Matters....................    53
  Absence of Appraisal Rights...........    53
  Interests of Certain Persons in the
     Combination........................    54
  Resale of Homestake Common Stock......    58
  Certain Litigation....................    58
THE AGREEMENT...........................    59
  General...............................    59
  Conversion of Shares; Procedures for
     Exchange of Certificates;
     Fractional Shares..................    59
  Representations and Warranties........    60
  Conduct of Business Pending the
     Combination........................    60
  Certain Actions with Respect to
     Takeover Proposals.................    62
  Certain Other Covenants...............    63
  Conditions to the Consummation of the
     Merger.............................    65
  Termination...........................    66
  Termination Fees......................    67
  Amendment and Waiver..................    67
  Fees and Expenses.....................    68
  Amendments to Rights Agreements.......    68
UNAUDITED PRO FORMA CONDENSED COMBINED
  FINANCIAL INFORMATION.................    69
DIRECTORS AND MANAGEMENT OF HOMESTAKE
  AFTER THE COMBINATION.................    78
  Board of Directors of Homestake after
     the Combination....................    78
  Management............................    78
EXECUTIVE COMPENSATION..................    80
  Homestake Compensation................    80
  Santa Fe Compensation.................    85
BENEFICIAL OWNERSHIP OF SECURITIES......    89
  Security Ownership of Certain
     Beneficial Owners..................    89
  Ownership of Common Stock By
     Management.........................    90
AMENDMENTS TO HOMESTAKE CHARTER.........    92
DESCRIPTION OF HOMESTAKE CAPITAL
  STOCK.................................    93
  General...............................    93
  "Fair Price" Charter Provision........    94
  Homestake Rights Agreement............    95
COMPARISON OF STOCKHOLDER RIGHTS........    96
  Directors.............................    96
  Business Combinations.................    96
  Special Meetings of Stockholders......    97
  Amendments to the Charters............    97
  Amendments to the By-laws.............    97
  Rights Agreements.....................    97
EXPERTS.................................    99
LEGAL MATTERS...........................    99
STOCKHOLDER PROPOSALS...................    99
APPENDICES
  A -- Agreement and Plan of Merger
  B -- Opinion of Dillon, Read & Co.
     Inc.
  C -- Opinion of SBC Warburg Inc.

                             CERTAIN DEFINED TERMS
    In this Proxy Statement:
    "Agreement" refers to the Agreement and Plan of Merger dated December 8, 1996, among Homestake, Sub and Santa Fe.
    "Closing Date" refers to the date of the consummation of the Merger. "Combination" refers to the Merger and the issue of Homestake Common Stock to the Santa Fe stockholders in exchange for their shares of Santa Fe Common Stock.
    "Combined Company" refers to Homestake following the Combination.
    "DGCL" refers to the Delaware General Corporation Law, as amended. "Effective Time" refers to the effective time of the Merger.
    "Exchange Ratio" refers to 1.115 shares of Homestake Common Stock for one share of Santa Fe Common Stock, which is the exchange ratio set forth in the Agreement.
    "Homestake" refers to Homestake Mining Company, a Delaware corporation, and, where the context so requires, Homestake and its subsidiaries and predecessor entities.
    "Homestake Board" refers to the Board of Directors of Homestake.
    "Homestake Charter" refers to the Restated Certificate of Incorporation of Homestake, as amended.
    "Homestake Charter Amendment" refers to the proposed amendment to the Homestake Charter to increase the authorized number of shares of Homestake Common Stock from 250,000,000 to 500,000,000.
    "Homestake Common Stock" refers to the common stock, $1.00 par value, of Homestake.
    "Homestake Preferred Stock" refers to the preferred stock, $1.00 par value, of Homestake.
    "Homestake Record Date" refers to   --  , 1997, the record date for the
Homestake Special Meeting.
    "Homestake Rights" refers to the rights to purchase Homestake Preferred Stock in certain circumstances pursuant to the Homestake Rights Agreement.
    "Homestake Rights Agreement" refers to the Rights Agreement dated October 16, 1987, between Homestake and The First National Bank of Boston, as Rights Agent.
    "Homestake Special Meeting" refers to the special meeting of the Homestake
stockholders to be held on   --  , 1997.
    "Homestake Stockholder Approval" refers to the approval by the Homestake stockholders of the Homestake Charter Amendment and the Share Issuance.
    "Merger" refers to the merger of Sub with and into Santa Fe pursuant to the terms of the Agreement.
    "Newmont Public Proposal" refers to the proposal announced December 5, 1996, by Newmont Mining Corporation to acquire each share of Santa Fe Common Stock for
0.33 shares of Newmont common stock.
    "Santa Fe" means Santa Fe Pacific Gold Corporation, a Delaware corporation, and where the context so requires, Santa Fe and its subsidiaries.
    "Santa Fe Board" refers to the Board of Directors of Santa Fe.
    "Santa Fe Charter" refers to the Amended and Restated Certificate of Incorporation of Santa Fe.
    "Santa Fe Common Stock" refers to the common stock, $0.01 par value, of Santa Fe.
    "Santa Fe Record Date" refers to   --  , 1997, the record date for the Santa
Fe Special Meeting.
    "Santa Fe Rights" refers to rights to purchase preferred stock of Santa Fe in certain circumstances pursuant to the Santa Fe Rights Agreement.
    "Santa Fe Rights Agreement" refers to the Rights Agreement dated February 13, 1995, between Santa Fe and Harris Trust and Savings Bank, as Rights Agent, as amended.
    "Santa Fe Special Meeting" refers to the special meeting of the Sante Fe
stockholders to be held on   --  , 1997.
    "Santa Fe Stock Options" refers to options outstanding to acquire 1,467,918 shares of Santa Fe Common Stock.
    "Santa Fe Stockholder Approval" refers to the adoption of the Agreement by the Santa Fe stockholders.
    "Share Issuance" refers to the issuance of up to approximately 148,220,666 shares of Homestake Common Stock to the Santa Fe stockholders pursuant to the Agreement.
    "Stockholder Approvals" refers to the Homestake Stockholder Approval and the Santa Fe Stockholder Approval.
    "Sub" refers to HMGLD Corp., a Delaware corporation and a wholly-owned subsidiary of Homestake.
    "Takeover Proposal" has the meaning set forth in "The Agreement--Certain Actions with Respect to Takeover Proposals."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by Homestake (File No. 1-8736) and Santa Fe (File No. 1-13096) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement:

          1. Homestake's Annual Report on Form 10-K for the year ended December 31, 1995;

          2. Homestake's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1996;

          3. Homestake's Current Reports on Form 8-K, dated January 12, January 25, January 31, June 13, September 20, November 20 and December 12, 1996;

          4. The description of the Homestake Common Stock contained in Homestake's Registration Statement on Form S-4 (No. 33-48526) filed on June 10, 1992, including any amendment or report filed for the purpose of updating such description;

          5. The description of the Homestake Rights contained in Homestake's Registration Statement on Form 8-A dated October 16, 1987;

          6. Santa Fe's Annual Report on Form 10-K for the year ended December 31, 1995;

          7. Santa Fe's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1996; and

          8. Santa Fe's Current Report on Form 8-K, dated December 9, 1996.

     All documents and reports filed by either Homestake or Santa Fe pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of its respective Special Meeting will be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Except as so modified or superseded, any such statement will not be deemed to constitute a part of this Proxy Statement.

     THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF CAPITAL STOCK OF HOMESTAKE OR SANTA FE, TO WHOM THIS PROXY STATEMENT IS DELIVERED, ON WRITTEN OR ORAL REQUEST TO THE FOLLOWING:

        IN THE CASE OF DOCUMENTS RELATING TO HOMESTAKE:

           WAYNE KIRK
           VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY HOMESTAKE MINING COMPANY
           650 CALIFORNIA STREET
           SAN FRANCISCO, CALIFORNIA 94108-2788
           (415) 981-8150

        IN THE CASE OF DOCUMENTS RELATING TO SANTA FE:

           WAYNE JARKE
           GENERAL COUNSEL AND SECRETARY
           SANTA FE PACIFIC GOLD CORPORATION
           6200 UPTOWN BOULEVARD NE, SUITE 400
           ALBUQUERQUE, NEW MEXICO 87110
           (505) 880-5300

IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE APPLICABLE SPECIAL
MEETING, REQUESTS SHOULD BE RECEIVED BY        --       , 1997.

                              THE SPECIAL MEETINGS

HOMESTAKE SPECIAL MEETING

     The Homestake Special Meeting will be held at             --            at
  --  a.m., local time, on      --     , 1997. At the Homestake Special Meeting,
the holders of Homestake Common Stock will be asked to consider the following matters:

     1. A proposal to amend the Homestake Charter to increase the authorized number of shares of Homestake Common Stock from 250,000,000 to 500,000,000 (the "Homestake Charter Amendment"). Upon such amendment, Homestake will have authorized capital of 500,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.

     2. A proposal to issue shares of Homestake Common Stock to the Santa Fe stockholders pursuant to the Agreement (the "Share Issuance"). Pursuant to the Agreement, Santa Fe will become a wholly-owned subsidiary of Homestake and each share of Santa Fe Common Stock outstanding will be converted into the right to receive 1.115 shares of Homestake Common Stock.

     3. Transaction of such other business as may properly come before the Homestake Special Meeting or any adjournments thereof.

     Approval of the Homestake Charter Amendment requires the affirmative vote of the holders of a majority of the shares of Homestake Common Stock outstanding
on      --     , the Homestake Record Date. Approval of the Share Issuance
requires the approval of a majority of votes cast in respect of the Share Issuance; provided, however, that the total votes cast in respect of the Share Issuance must represent at least a majority of the shares of Homestake Common Stock that are entitled to vote on the proposal. Approval of the Homestake Charter Amendment is a condition to the Share Issuance.

     Only the record holders of Homestake Common Stock on the Homestake Record Date are entitled to receive notice of and to vote at the Homestake Special
Meeting. On the Homestake Record Date, there were      --     shares of
Homestake Common Stock outstanding held by       --      record holders.

     A majority of the shares of Homestake Common Stock outstanding on the Homestake Record Date must be represented in person or by proxy at the Homestake Special Meeting for a quorum to be present at the Homestake Special Meeting. In the event a quorum is not present at the Homestake Special Meeting, the meeting will be adjourned to solicit additional proxies.

     Record holders of Homestake Common Stock on the Homestake Record Date are entitled to one vote per share on each matter to be considered at the Homestake Special Meeting. The Homestake Board is not aware of any matters to be presented at the Homestake Special Meeting other than the Homestake Charter Amendment and the Share Issuance.

     At the close of business on      --     , 1997, directors and executive
officers of Homestake and their affiliates beneficially owned      --     shares
of Homestake Common Stock, which represented approximately      --  % of the
shares of Homestake Common Stock outstanding on such date, and were entitled to
vote   --  shares of Homestake Common Stock, which represented approximately
  -- % of the shares of Homestake Common Stock outstanding on such date. Each such director and executive officer of Homestake has indicated his or her present intention to vote, or cause to be voted, the Homestake Common Stock owned by him or her (i) "FOR" the Homestake Charter Amendment and (ii) "FOR" the Share Issuance.

     THE HOMESTAKE BOARD RECOMMENDS THAT THE HOMESTAKE STOCKHOLDERS VOTE "FOR" THE HOMESTAKE CHARTER AMENDMENT AND "FOR" THE SHARE ISSUANCE.

SANTA FE SPECIAL MEETING

     The Santa Fe Special Meeting will be held at       --      at    --   a.m.,
local time, on       --      , 1997. At the Santa Fe Special Meeting, the
holders of Santa Fe Common Stock will be asked to consider the following matters:

     1. A proposal to adopt the Agreement.

     2. Transaction of such other business as may properly come before the Santa Fe Special Meeting or any adjournments thereof.

     The adoption of the Agreement requires the affirmative vote of the holders of a majority of the shares of Santa Fe Common Stock outstanding on
      --      , the Santa Fe Record Date.

     Only the record holders of Santa Fe Common Stock on the Santa Fe Record Date are entitled to receive notice of and to vote at the Santa Fe Special
Meeting. On the Santa Fe Record Date, there were    --   shares of Santa Fe
Common Stock outstanding held by    --   record holders.

     A majority of the shares of Santa Fe Common Stock outstanding on the Santa Fe Record Date must be represented in person or by proxy at the Santa Fe Special Meeting for a quorum to be present at the Santa Fe Special Meeting. In the event a quorum is not present at the Santa Fe Special Meeting, the meeting will be adjourned to solicit additional proxies.

     Record holders of Santa Fe Common Stock on the Santa Fe Record Date are entitled to one vote per share on each matter to be considered at the Santa Fe Special Meeting. The Santa Fe Board is not aware of any matters to be presented at the Santa Fe Special Meeting other than the adoption of the Agreement.

     At the close of business on   --  , 1997, directors and executive officers
of Santa Fe and their affiliates beneficially owned   --  shares of Santa Fe
Common Stock, which represented approximately   --  % of the shares of Santa Fe
Common Stock outstanding on such date, and were entitled to vote   --  shares of
Santa Fe Common Stock, which represented approximately   --  % of the shares of
Santa Fe Common Stock outstanding on such date. Each such director and executive officer of Santa Fe has indicated his or her present intention to vote, or cause to be voted, the Santa Fe Common Stock owned by him or her "FOR" the proposal to adopt the Agreement.

     THE SANTA FE BOARD RECOMMENDS THAT THE SANTA FE STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO ADOPT THE AGREEMENT.

ABSENCE OF APPRAISAL RIGHTS

     Neither the Santa Fe stockholders nor the Homestake stockholders are entitled to appraisal or dissenters' rights in respect of the Combination. See "The Combination--Absence of Appraisal Rights."

VOTING OF PROXIES

     Shares represented by all properly executed proxies received in time for the Special Meetings will be voted at such Special Meetings in the manner specified by the holders thereof. Properly executed proxies for shares of Homestake Common Stock that do not contain voting instructions will be voted in favor of the Homestake Charter Amendment and in favor of the Share Issuance. Properly executed proxies for shares of Santa Fe Common Stock that do not contain voting instructions will be voted in favor of adoption of the Agreement.

     Shares of Homestake Common Stock or Santa Fe Common Stock represented at the applicable Special Meeting but not voting, including shares with respect to which the holders thereof have abstained on any matter, will be treated as present at the applicable Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

     With respect to the Homestake proposal to approve the Homestake Charter Amendment, and with respect to the Santa Fe proposal to adopt the Agreement, the failure to be represented at the applicable

Special Meeting (in person or by proxy) or the abstention from voting will have the same effect as a vote against such proposal. In addition, under the applicable rules of the NYSE, brokers who hold shares in street name for customers are prohibited from giving a proxy to vote such customers' shares with respect to any such proposal in the absence of specific instructions from such customers ("broker nonvotes"). Accordingly, with respect to each of such proposals, broker nonvotes will also have the same effect as votes against such proposal.

     The persons named as proxies by a Homestake or Santa Fe stockholder may propose and vote for one or more adjournments of the applicable Special Meeting, including, without limitation, adjournments to permit further solicitations of proxies in favor of any proposal; provided, however, that no proxy that is voted against any of the proposals will be voted in favor of any such adjournment.

REVOCABILITY OF PROXIES

     The grant of a proxy on the enclosed Homestake or Santa Fe form of proxy does not preclude a stockholder from voting in person. A stockholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of Homestake (in the case of a Homestake stockholder) or with the Secretary of Santa Fe (in the case of a Santa Fe stockholder) a duly executed revocation of proxy, by submitting a duly executed proxy bearing a later date or by appearing at the applicable Special Meeting and voting in person. Attendance at the relevant Special Meeting will not, in and of itself, constitute revocation of a proxy.

SOLICITATION OF PROXIES

     Each of Homestake and Santa Fe will bear the cost of the solicitation of proxies from its own stockholders, except that Homestake and Santa Fe will share equally the cost of printing this Proxy Statement and the applicable fees associated with the filing of this Proxy Statement with the Commission. In addition to solicitation by mail, the directors, officers and employees of each of Homestake and Santa Fe may solicit proxies from the stockholders of such company by telephone or telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Homestake and Santa Fe will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith. D.F. King & Co., Inc. will assist in the solicitation of proxies by Homestake and Santa Fe and will receive $25,000 and reimbursement of expenses. Homestake and Santa Fe will each pay one-half of D.F. King's fees and expenses.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere or incorporated by reference in this Proxy Statement. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement and the Appendices hereto. Stockholders are urged to read this Proxy Statement and the Appendices hereto in their entirety.

HOMESTAKE

     Homestake is engaged principally in gold mining and related activities, including exploration, extraction, processing, refining and reclamation. Gold bullion, Homestake's principal product, is produced in the United States, Canada, Australia and Chile. Homestake is actively engaged in exploration in the United States, Canada, Australia, Venezuela, French Guiana, Brazil, Chile and the Andean region of South America, and participates in development projects in Russia and Bulgaria. Homestake is incorporated under Delaware law. The Homestake Common Stock is listed on the NYSE under the symbol "HM," on the Swiss Stock Exchange (Basel, Geneva and Zurich) and on the Australian Stock Exchange Limited. Homestake's principal executive offices are located at 650 California Street, San Francisco, California 94108-2788 (telephone number: (415) 981-8150). See "The Companies--Homestake."

     Following is certain information regarding Homestake's significant properties.

                                                                                            MINERALIZED
                                                                        RESERVES AT         MATERIAL AT
                                           OWNERSHIP         1996       DECEMBER 31,       DECEMBER 31,
               GOLD MINES                   INTEREST      PRODUCTION        1996               1996
----------------------------------------  ------------    ----------    ------------   ---------------------
                                          (PERCENTAGE)     (OUNCES)      (CONTAINED       TONS      WEIGHTED
                                                                          OUNCES)      (MILLIONS)   AVERAGE
                                                                                       ----------    GRADE
                                                                                                    (OZ/TON)
                                                                                                    --------
UNITED STATES
The HOMESTAKE MINE, located in Lead,           100               --              --          --          --
  South Dakota, has operated for over
  120 years. Operations consist of an
  8,000 foot deep underground mine, an
  open pit mine, a mill and a refinery.
  Reserves were expanded by more than
  one million ounces during 1995.
The MCLAUGHLIN MINE is located in              100               --              --          --          --
  northern California. Mining ceased in
  1996 and processing of stockpiled ore
  will continue until 2003 at a
  significantly reduced level of gold
  production.
The ROUND MOUNTAIN MINE is located in           25               --              --          --          --
  central Nevada, about 60 miles north
  of Tonopah. The operation is one of
  the largest heap leach gold mines in
  the world. Completion of an 8,000
  tons-per-day gravity mill to process
  higher-grade sulfide ores is expected
  in late 1997. Reserves were expanded
  by more than two million ounces (100%
  basis) during 1995.

                                                                                           MINERALIZED
                                                                      RESERVES AT          MATERIAL AT
                                           OWNERSHIP       1996       DECEMBER 31          DECEMBER 31,
            GOLD MINES                      INTEREST     PRODUCTION      1996                  1996
            ----------                    ------------   ----------   -----------     ----------------------
                                          (PERCENTAGE)    (OUNCES)    (CONTAINED         TONS      WEIGHTED
                                                                       OUNCES)         (MILLIONS)   AVERAGE
                                                                                                     GRADE
                                                                                                    (OZ/TON)
The MARIGOLD MINE is located about 40         33.3           --           --                --         --
  miles southeast of Winnemucca, Nevada,
  and has been in operation since 1989.
  Mining is conducted by conventional
  open pit methods. During 1995, the
  mine was converted primarily to a heap
  leach operation with intermittent
  milling operations.
The PINSON MINE, located about 30 miles         50           --           --                --          --
  northeast of Winnemucca, Nevada, has
  operated since 1981. Mining is
  conducted by conventional open pit
  methods in several different areas.
  Ore is processed by both heap leaching
  and conventional milling methods. In
  December 1996, Homestake increased its
  interest in the Pinson Mine from 26.3%
  to 50% and became operator of the
  mine.
The RUBY HILL MINE is located near             100          N/A            --               --          --
  Eureka in central Nevada. Subject to
  securing remaining permits, mining is
  expected to commence in late 1997 with
  production at an expected rate of
  100,000 ounces per year. Ore from this
  open pit mine will be heap leached.
CANADA
The ESKAY CREEK MINE is located                100           --(2)(3)    Gold             Gold        Gold
  approximately 50 air miles north of                                      --               --          --
  Stewart, British Columbia. This                                      Silver           Silver      Silver
  underground mine is one of Canada's                                      --               --          --
  highest-grade and Homestake's
  lowest-cost operations. Ore at Eskay
  Creek is crushed and blended prior to
  the sale to third-party smelters for
  final processing.(1)
The SNIP MINE is an underground mine           100          --(2)          --               --          --
  located in northwestern British
  Columbia. It is a small high-grade
  mine, which recovers approximately 92%
  of the gold contained in the ore. In
  April 1996, Prime Resources Group Inc.
  increased its ownership in the Snip
  Mine from 40% to 100%.(1)
The WILLIAMS MINE, Canada's largest              50         --             --               --         --
  underground gold mine, is located in
  the Hemlo Gold Camp, immediately north
  of Lake Superior near Marathon,
  Ontario.

                                                                                            MINERALIZED
                                                                        RESERVES AT         MATERIAL AT
                                           OWNERSHIP         1996       DECEMBER 31,        DECEMBER 31,
               GOLD MINES                   INTEREST      PRODUCTION        1996               1996
               ----------                 ------------    ----------    ------------   ----------------------
                                          (PERCENTAGE)     (OUNCES)      (CONTAINED       TONS      WEIGHTED
                                                                          OUNCES)      (MILLIONS)   AVERAGE
                                                                                                     GRADE
                                                                                                    (OZ/TON)
The DAVID BELL MINE, which is adjacent          50               --              --          --          --
  to the Williams Mine, is a smaller,
  higher-grade underground mine.
  Included with the David Bell mine is a
  "Quarter Claim" royalty interest in a
  neighboring mine. The Williams and
  David Bell Mines are modern and low
  cost.
AUSTRALIA
The consolidated surface and underground        50               --              --          --          --
  operations at KALGOORLIE are
  Australia's largest gold mining
  complex. During 1995, a $90 million
  (100% basis) mill expansion increased
  the milling capacity at Kalgoorlie to
  33,500 tons per day and will allow for
  further expansion of the Super Pit.
  Reserves were expanded by more than
  two million ounces (100% basis) in
  1995.
CHILE
The AGUA DE LA FALDA MINE is located            51              N/A              --          --          --
  approximately 600 miles north of
  Santiago. Mine development commenced
  in November 1996 and production is
  expected to commence in April 1997, at
  an expected rate of 35,000 ounces per
  year. Ore from this underground mine
  will be heap leached.

                                                                        RESERVES AT
                                           OWNERSHIP         1996       DECEMBER 31,
              SULFUR MINE                   INTEREST      PRODUCTION        1996
----------------------------------------  ------------    ----------    ------------
                                          (PERCENTAGE)


The MAIN PASS 299 sulfur deposit is           16.7           Sulfur          Sulfur
  located in the Gulf of Mexico off the                          --(4)           --(4)
  coast of Louisiana. It is the largest                         Oil             Oil
  Frasch sulfur deposit discovered in                            --(5)           --(5)
  North America since 1920. In addition
  to sulfur, oil reserves overlie the
  deposit.

---------------

(1) The Eskay Creek and Snip mines are owned 100% by Prime Resources Group Inc., of which Homestake owns 50.6% of the outstanding stock. The ownership interest and 1996 production amounts shown are Homestake's interests without reduction for the 49.4% minority interest in Prime. Reserves and mineralized material amounts shown are Homestake's interests after reduction for the 49.4% minority interest in Prime.

(2) Includes contained ounces of gold and gold equivalents in ore and concentrates sold to smelters.

(3) Includes silver converted into gold equivalents at a ratio of    --   ounces
    of silver equals one ounce of gold production.

(4) Long tons of 2,240 pounds.

(5) Barrels.

SANTA FE

     Santa Fe is engaged in the mining and processing of gold ores and the exploration and development of gold properties. Santa Fe's gold mines are located in Nevada and California. Santa Fe also explores and evaluates precious metals properties and prospects in the United States, elsewhere in North America, and in South America, Central Asia, West Africa and the southwestern Pacific region. Santa Fe is incorporated under Delaware law. The Santa Fe Common Stock is listed on the NYSE under the symbol "GLD." Santa Fe's principal executive offices are located at 6200 Uptown Boulevard NE, Suite 400, Albuquerque, New Mexico 87110 (telephone number: (505) 880-5300). See "The Companies--Santa Fe."

     Following is certain information regarding Santa Fe's operating properties.


                                                                                             MINERALIZED
                                                                      RESERVES AT             MATERIAL AT
                                         OWNERSHIP         1996       DECEMBER 31,           DECEMBER 31,
              GOLD MINES                  INTEREST      PRODUCTION        1996                   1996
--------------------------------------  ------------    ----------    ------------    --------------------------
                                        (PERCENTAGE)     (OUNCES)      (CONTAINED        TONS          WEIGHTED
                                                                        OUNCES)       (MILLIONS)        AVERAGE
                                                                                      ----------         GRADE
                                                                                                       (oz/ton)
                                                                                                    ------------
UNITED STATES
The TWIN CREEKS MINE is an open pit          100               --              --           --              --
  mining operation approximately 45
  miles northeast of Winnemucca,
  Nevada. Ore is processed through
  oxide milling, heap leaching and,
  beginning in the first quarter of
  1997, pressure oxidation facilities.
  Start-up of a second pressure
  oxidation circuit is expected in
  late 1997.
The LONE TREE COMPLEX consists of            100               --              --           --              --
  three open pit mining operations:
  LONE TREE MINE, (approximately 34
  miles southeast of Winnemucca,
  Nevada), TRENTON CANYON MINE
  (approximately 13 miles south of
  Valmy, Nevada) and MULE CANYON MINE
  (approximately 14 miles east of
  Battle Mountain, Nevada). Production
  commenced from the Lone Tree Mine in
  1991 and at the nearby Trenton
  Canyon Mine and Mule Canyon Mine in
  late 1996. Ore is processed through
  heap leaching, oxide milling and
  pressure oxidation facilities.
  Completion of a flotation mill at
  the Lone Tree Mine for the
  processing of lower-grade sulfide
  ores is expected in the second
  quarter of 1997. A portion of the
  ore from the Mule Canyon Mine and
  the concentrates from the flotation
  mill are expected to be processed at
  the Twin Creeks Mine.
The MESQUITE MINE is located in              100               --              --           --              --
  southern California approximately 35
  miles northeast of Brawley. Mining
  is conducted utilizing conventional
  open pit methods and ore is
  processed through heap leaching
  facilities.


                                                                                             MINERALIZED
                                                                      RESERVES AT             MATERIAL AT
                                         OWNERSHIP         1996       DECEMBER 31,           DECEMBER 31,
              GOLD MINES                  INTEREST      PRODUCTION        1996                   1996
--------------------------------------  ------------    ----------    ------------    --------------------------
                                        (PERCENTAGE)     (OUNCES)      (CONTAINED        TONS          WEIGHTED
                                                                        OUNCES)       (MILLIONS)        AVERAGE
                                                                                      ----------         GRADE
                                                                                                       (oz/ton)
                                                                                                    ------------
The ROSEBUD MINE is a                         50              N/A              --           --              --
  development-phase underground mine
  approximately 50 miles west of
  Winnemucca, Nevada. Subject to
  securing remaining permits,
  production is expected to commence
  in mid-1997 at an average annual
  rate of 100,000 ounces. Oxide ore
  produced from the Rosebud Mine will
  be shipped to the Twin Creeks Mine
  for processing.

THE COMBINATION

     The Merger. Subject to the terms and conditions of the Agreement, Sub will be merged with and into Santa Fe. Santa Fe will be the surviving corporation in the Merger and will be a wholly-owned subsidiary of Homestake.

     Conversion of Santa Fe Common Stock; Exchange Ratio. Each share of Santa Fe Common Stock outstanding will be converted into the right to receive 1.115 shares of Homestake Common Stock (the "Exchange Ratio"), except that cash will be paid in lieu of fractional shares of Homestake Common Stock. Pursuant to the Homestake Rights Agreement, each share of Homestake Common Stock issued in the Share Issuance will be accompanied by one Homestake Right. See "Description of Homestake Capital Stock" for a description of the Homestake Rights.

     The shares of Homestake Common Stock currently outstanding will be unchanged by the Combination.

BENEFITS OF THE COMBINATION

     Homestake and Santa Fe believe that the Combination will result in a number of benefits, including the following:

     - The Combination will create the largest North American-based gold mining company in terms of gold reserves. As of December 31, 1995, the Combined Company would have had 39.4 million ounces of gold reserves (after reduction for minority interests).

     - With principal operating properties in the United States, Canada and Australia, the Combined Company will have the lowest political risk profile of any major North American-based gold mining company.

     - Production for the Combined Company is expected to reach approximately
       3.2 million ounces of gold equivalents in 1998, with 1997 and 1998 average cash production costs expected to be under $245 per equivalent ounce.

     - The Combined Company will have a strong balance sheet and greater operating cash flow than either company has currently. The Combined Company will have the ability to compete more effectively for acquisition, exploration and development opportunities throughout the world. Further, the greater operating cash flow will enable the Combined Company to manage more easily Santa Fe's debt service requirements.

     - The Combined Company will have the largest land holdings in Nevada of any gold mining company (1.7 million acres), with a total world property position of approximately 21 million acres. The Combined Company will also have the financial resources to conduct an aggressive exploration program on the highly prospective Nevada land holdings, as well as in other locations throughout the world.

     - The Combined Company will be able to apply Homestake's metallurgical and underground mining experience to Santa Fe's operations in Nevada, and will be able to apply Santa Fe's metallurgical and ore processing technology to Homestake's developing operations in Chile and elsewhere.

     - By combining Homestake's and Santa Fe's administrative functions and exploration activities, and by eliminating duplicative functions and facilities, the Combined Company expects to realize significant cost savings, approximating annual savings of $30 million by the end of 1997.

     - The Combination is expected to be accretive to Homestake's earnings per share in 1997 and 1998 (before estimated one-time transaction and restructuring costs of $50 million) even at reduced gold prices, due in part to Santa Fe's gold hedging program.

     - The Combination is expected to be accounted for as a "pooling of interests," whereby Homestake will record the acquisition of the Santa Fe assets at Santa Fe's historical carrying values.

     - The receipt of shares of Homestake Common Stock by the Santa Fe stockholders is expected to be tax-free under United States federal income tax law.

     See "Risk Factors; Certain Forward-Looking and Cautionary Statements" for a discussion of certain factors that may affect when, and the extent to which, the Combined Company will realize the foregoing benefits. No assurance can be given as to when or the extent to which the foregoing benefits will be realized.

     Directors and Management of Homestake after the Combination. At the Effective Time, Homestake's By-laws will be amended to reduce the number of Homestake directors from 13 to 12 (comprised of three classes of four directors each). Following the Combination, the Homestake Board will consist of (i) five individuals designated by Homestake from the current Homestake Board; (ii) five individuals designated by Santa Fe from the current Santa Fe Board; and (iii) two directors who will be chosen by those ten individuals. See "Directors and Management of Homestake after the Combination" for information about the designees to the Homestake Board.

     After the Combination, Jack E. Thompson, the President and Chief Executive Officer of Homestake, will become Homestake's Chairman of the Board and Chief Executive Officer. Patrick M. James, the Chairman, President and Chief Executive Officer of Santa Fe, will become Homestake's President and Chief Operating Officer.

     Recommendations of the Boards of Directors. The Homestake Board has determined unanimously that the Combination is fair to and in the best interests of the Homestake stockholders. Accordingly, the Homestake Board unanimously recommends that the Homestake stockholders vote "FOR" the Homestake Charter Amendment and "FOR" the Share Issuance. See "The Combination--Homestake Reasons for the Combination; Recommendation of the Homestake Board."

     The Santa Fe Board has determined unanimously that the Combination is fair to and in the best interests of the Santa Fe stockholders. Accordingly, the Santa Fe Board unanimously recommends that the Santa Fe stockholders vote "FOR" the adoption of the Agreement. See "The Combination--Santa Fe Reasons for the Combination; Recommendation of the Santa Fe Board."

     Opinions of Financial Advisors. On December 8, 1996, Dillon, Read & Co. Inc. ("Dillon Read") delivered its written opinion to the Homestake Board to the effect that, based upon and subject to certain matters stated therein, as of the date of such opinion, the Exchange Ratio is fair to the Homestake stockholders from a financial point of view. See "The Combination--Opinion of Homestake's Financial Advisor" for a summary of the material quantitative analyses performed by Dillon Read in arriving at its opinion, as well as a description of the assumptions and qualifications made, matters considered and limitations relating thereto. A copy of the full text of the written opinion of Dillon Read, attached hereto as Appendix B, is incorporated herein by reference and should be read carefully in its entirety. Homestake has agreed to pay a fee to Dillon Read for its services in connection with the Combination, a substantial portion of which is contingent upon the consummation of the Combination.

     SBC Warburg Inc. ("SBCW") has delivered its written opinion to the Santa Fe Board to the effect that, as of December 8, 1996, the Exchange Ratio was fair, from a financial point of view, to the Santa Fe stockholders. See "The Combination--Opinion of Santa Fe's Financial Advisor" for a summary of the material quantitative analyses performed by SBCW in arriving at its opinion, as well as a description of the assumptions and qualifications made, matters considered and limitations relating thereto. A copy of the full text of the written opinion of SBCW, attached hereto as Appendix C, is incorporated herein by reference and should be read carefully in its entirety. Santa Fe has agreed to pay fees to SBCW for its services in connection with the Combination, a substantial portion of which are contingent upon the consummation of the Combination.

     Certain United States Federal Income Tax Consequences. It is a condition to the consummation of the Merger that Homestake and Santa Fe receive opinions of their respective counsel to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Based on these opinions, no gain or loss will be recognized for United States federal income tax purposes by either Homestake or Santa Fe as a result of the Merger, and no gain or loss will be recognized for United States federal income tax purposes by holders of Santa Fe Common Stock upon the conversion of Santa Fe Common Stock into shares of Homestake Common Stock pursuant to the Agreement (except to the extent of any cash received in lieu of fractional shares). See "The Combination-- United States Federal Income Tax Consequences" and "The Agreement--Conditions to the Consummation of the Merger."

     Anticipated Accounting Treatment. The Combination is expected to be accounted for as a pooling of interests in accordance with United States generally accepted accounting principles. It is a condition to the consummation of the Merger that Homestake and Santa Fe receive letters from their respective independent accountants, Coopers & Lybrand L.L.P. ("Coopers") and Price Waterhouse LLP ("Price Waterhouse"), to the effect that the Combination will qualify for pooling of interests accounting treatment. See "The Combination--Anticipated Accounting Treatment" and "The Agreement--Conditions to the Consummation of the Merger."

     Interests of Certain Persons in the Combination. Certain directors and executive officers of each of Homestake and Santa Fe have interests in the Combination that are different from, or in addition to, the interests of stockholders of Homestake or Santa Fe, as applicable. Such interests relate to or arise from, among other things: (i) the terms of the Agreement providing for the Homestake Board after the Combination to include five members from the Board of Directors of each of Homestake and Santa Fe; (ii) the vesting and payment of certain benefits to outside directors of Homestake who voluntarily resign in connection with the Combination; (iii) the availability of severance benefits, in certain circumstances, to senior executives of Homestake and Santa Fe; (iv) the acceleration of outstanding stock options to acquire Santa Fe Common Stock (the "Santa Fe Stock Options") and the lapse of restrictions on shares of currently restricted Santa Fe Common Stock held by employees of Santa Fe, including executive officers; and (v) the designation of Mr. Thompson as Chairman and Chief Executive Officer of Homestake and of Mr. James as President and Chief Operating Officer of Homestake. See "The Combination--Interests of Certain Persons in the Combination" and "Directors and Management of Homestake after the Combination."

     Conditions to the Merger. The obligations of Homestake and Santa Fe to consummate the Merger are subject to various conditions, including: (i) receipt of the Stockholder Approvals; (ii) approval for listing on the NYSE of the shares of Homestake Common Stock to be issued pursuant to the Agreement; (iii) termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (iv) the absence of legal restraints or prohibitions preventing the consummation of the Merger; (v) the receipt of independent accountants' letters to the effect that the Combination qualifies as a pooling of interests; (vi) the absence of certain material litigation; (vii) the representations and warranties of the other party contained in the Agreement being materially true; (viii) the performance of the other party in all material respects of all obligations contained in the Agreement; (ix) the receipt of opinions of counsel in respect of certain federal income tax consequences of the Merger; and (x) the absence of material adverse changes with respect to the other party. See "The Combination--Regulatory Matters" and "The Agreement--Conditions to the Consummation of the Merger."

     Regulatory Matters. The HSR Act and the rules and regulations promulgated thereunder provide that the Combination may not be consummated until certain information has been submitted to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and specified HSR Act waiting period requirements have been satisfied. On December 19, 1996, Homestake and Santa Fe filed all required notification and report forms, and on January 18, 1997, the waiting period under the HSR Act will expire (unless Homestake and Santa Fe receive a request for additional information from the Antitrust Division or the FTC). The expiration of the HSR Act waiting period does not preclude the Antitrust Division or the FTC from challenging the Combination on antitrust grounds. Neither Homestake nor Santa Fe believes the Combination will violate federal antitrust laws. See "The Combination--Regulatory Matters."

     Termination of the Agreement. Subject to certain limitations, the Agreement is subject to termination at the option of either Homestake or Santa Fe if the Combination is not consummated on or before June 30, 1997, and prior to such time upon the occurrence of certain events. The Agreement may also be terminated by the mutual written consent of Homestake and Santa Fe. If there is a Takeover Proposal for Homestake or Santa Fe, Homestake or Santa Fe may be required, in certain circumstances, to pay to the other party a fee in the amount of $65 million (the "Termination Fee") upon the termination of the Agreement. In certain other circumstances, a party's expenses, not to exceed $5 million, are reimburseable upon termination. See "The Agreement--Termination" and "--Termination Fees."

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF HOMESTAKE

     The following table sets forth certain consolidated historical financial data of Homestake and its subsidiaries, and is based on the consolidated financial statements and selected financial data of Homestake, including notes thereto, which are incorporated by reference in this Proxy Statement, and should be read in conjunction therewith. See "Incorporation of Certain Documents by Reference." Data for the nine months ended September 30, 1996 and 1995 reflect, in the opinion of Homestake, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the nine months ended September 30, 1996 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

               SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA(1)
               (IN THOUSANDS OF DOLLARS EXCEPT PER SHARE AMOUNTS)

                               1995         1994           1993           1992            1991
                            ----------   ----------     ----------     ----------      ----------
Revenues..................  $  746,365   $  705,487     $  722,228     $  683,520      $  671,600
Income (loss) from
  continuing operations...      30,327       78,016(2)      52,494(3)    (175,836)(4)    (207,756)(5)
Income (loss) per share
  from continuing
  operations..............        0.22         0.57(2)        0.38(3)       (1.31)(4)       (1.57)(5)
Total assets..............   1,321,633    1,201,968      1,121,250      1,145,169       1,352,831
Long-term
  obligations(6)..........     305,418      295,719        282,865        293,176         365,383
Shareholders' equity......     635,857      588,770        515,244        465,438         675,642
Cash dividends per
  share...................        0.20        0.175           0.10           0.20            0.20

                              FOR THE NINE MONTHS
                              ENDED SEPTEMBER 30,
                            -----------------------
                               1996         1995
                            ----------   ----------
Revenues..................  $  587,983   $   556,950
Net income................      27,856(7)     22,684
Net income per share......        0.19(7)       0.16

---------------
(1) Selected financial information reflects the 1992 combination of Homestake and International Corona Corporation (now Homestake Canada Inc. ("HCI")) accounted for as a pooling of interests, and accounts for HCI's former non-gold operations as discontinued operations.

(2) Includes a gain of $12.6 million ($15.7 million pretax) or $0.09 per share on the sale of Homestake's interest in the Dee Mine and a gain of $11.2 million (no tax expense) or $0.08 per share on dilution of Homestake's interest in Prime Resources Group Inc.

(3) Includes expense of $12.8 million ($16.0 million pretax) or $0.09 per share for the write-down of oil assets at Main Pass 299 and expense of $6.8 million ($8.2 million pretax) or $0.05 per share for restructuring and business combination costs.

(4) Includes expense of $117.7 million ($130.3 million pretax) or $0.87 per share for write-downs of certain mining properties and investments and expense of $32.3 million ($48.4 million pretax) or $0.24 per share for restructuring and business combination costs.

(5) Includes expense of $165.5 million ($172.4 million pretax) or $1.25 per share for write-downs of certain mining properties and investments and expense of $7.8 million ($13.6 million pretax) or $0.06 per share for HCI's 1991 restructuring.

                                           Footnotes continued on following page

(6) Long-term obligations include:

                                        1995         1994         1993         1992         1991
                                      --------     --------     --------     --------     --------
    Long-term debt..................  $185,000     $185,000     $189,191     $ 65,209     $146,305
    Gold loans......................                                          139,965      132,885
    Accrued reclamation costs.......    44,051       33,892       22,138       32,344       34,222
    Accrued pension and other
      postretirement benefit
      obligations...................    63,092       64,066       59,626       49,900       41,776
    Other...........................    13,275       12,761       11,910        5,758       10,195
                                      --------     --------     --------     --------     --------
                                      $305,418     $295,719     $282,865     $293,176     $365,383
                                      ========     ========     ========     ========     ========

          The 1993 increase in long-term debt was due to the issuance of $150 million principal amount of 5.5% convertible subordinated notes which mature on June 23, 2000. Proceeds from the issuance of the notes were used to retire existing gold loans and other long-term debt. The 1992 reduction in long-term debt primarily was due to net repayments of debt following the business combination with HCI.

     Amounts for long-term debt and gold loans do not include the current portion as follows:

                                        1995         1994         1993         1992         1991
                                      --------     --------     --------     --------     --------
    Current portion of long-term
      debt..........................  $            $            $  3,785     $ 18,322     $ 54,890
    Current portion of gold loans...                                           23,261       18,094
                                        ------      -------      -------
                                      $            $            $  3,785     $ 41,583     $ 72,984
                                        ======      =======      =======

(7) Includes net income of $4.9 million ($5.5 million pretax) or $0.03 per share from a litigation recovery.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF SANTA FE

     The following table sets forth certain consolidated historical financial data of Santa Fe and its subsidiaries, and is based on the consolidated financial statements and selected financial data of Santa Fe, including notes thereto, which are incorporated by reference in this Proxy Statement, and should be read in conjunction therewith. See "Incorporation of Certain Documents by Reference." Data for the nine months ended September 30, 1996 and 1995 reflect, in the opinion of Santa Fe, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the nine months ended September 30, 1996 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                  1995          1994           1993           1992           1991
                               ----------     --------       --------       --------       --------
Revenues(1)..................  $  353,633     $377,584       $234,925       $126,261       $ 83,022
Income from continuing
  operations.................      39,812       56,701         27,668         14,678          4,053
Income per share from
  continuing operations......        0.30         0.46           0.25(2)        0.13(2)        0.04(2)
Total assets.................   1,018,168      857,639        832,552        476,344        563,550
Long-term obligations(4).....     262,065      151,715        377,012        279,769        314,649
Shareholders' equity.........     555,057      521,505(3)     228,129(3)      75,799(3)     164,953
Cash dividends per
  share(5)...................        0.05

                                 FOR THE NINE MONTHS
                                 ENDED SEPTEMBER 30,
                               -----------------------
                                  1996          1995
                               ----------     --------
Revenues.....................  $  244,236     $260,404
Net income...................      15,574       32,269
Net income per share.........        0.12         0.25

---------------
(1) Reflects the commencement of production at the Lone Tree Mine in August 1991, the acquisition of the Chimney Creek Mine and the Mesquite Mine in an asset exchange as of June 25, 1993 and the commencement of refractory ore processing at the Lone Tree Mine in February 1994.

(2) Per share data for the years 1991 through 1993 are based on 112.2 million shares, which represented shares owned by Santa Fe Pacific Corporation, after giving effect to a 1.112 million-for-1 stock split, which was declared on February 22, 1994.

(3) The decrease in 1992 is primarily attributable to a dividend to Santa Fe Pacific Corporation of $116.7 million of intercompany notes receivable; the increase in 1993 is primarily attributable to the $117.2 million after-tax noncash gain relating to an asset exchange; and the increase in 1994 is primarily attributable to net proceeds received from the initial public offerings.

(4) Long-term obligations include:

                                        1995         1994         1993         1992         1991
                                      --------     --------     --------     --------     --------
    Long-term debt..................  $199,861     $ 90,000     $194,000     $125,700     $126,720
    Gold loans......................                             133,851      149,296      183,189
    Other...........................    62,204       61,715       49,161        4,773        4,740
                                      ----------   --------     --------     --------     --------
                                      $262,065     $151,715     $377,012     $279,769     $314,649
                                      ==========   ========     ========     ========     ========

                                           Footnotes continued on following page

     Gold loans represent the gold bullion portion of bank project financings for the Lone Tree Mine and the Twin Creeks Mine. In 1994, project financings were repaid and long-term debt was reduced with a portion of the net proceeds from the initial public offerings. The increase in long-term debt in 1993 is primarily attributable to borrowings to finance the Lone Tree Mine sulfide expansion project. In July 1995, Santa Fe issued $200 million of 8.375% senior debentures, from which a portion of the proceeds were used to repay borrowings under Santa Fe's bank credit facility.

     Amounts for long-term debt and gold loans do not include the current portion as follows:

                                                    1995      1994      1993      1992      1991
                                                   -------   -------   -------   -------   -------
    Current portion of long-term debt............  $    --   $    --   $ 6,000   $18,720   $15,674
    Current portion of gold loans................       --        --    15,445    12,908        --
                                                   -------   -------   -------   -------   -------
                                                   $    --   $    --   $21,445   $31,628   $15,674
                                                   =======   =======   =======   =======   =======

(5) Cash dividends per share exclude dividends paid to Santa Fe Pacific Corporation. Santa Fe was a subsidiary of Santa Fe Pacific Corporation through September 1994.

UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL DATA

     The following tables present pro forma combined selected financial data for Homestake giving effect to the Combination and accounting for the Combination as a pooling of interests. The pro forma financial data do not purport to represent what the combined financial position or results of operations would actually have been if the Combination had occurred at the beginning of the periods or to project the combined financial position or results of operations for any future date or period. For additional information, see the historical financial statements of Homestake and Santa Fe and notes thereto. See "Incorporation of Certain Documents by Reference" and "Unaudited Pro Forma Condensed Combined Financial Information."

            UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL DATA(1)
              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                          1995         1994         1993         1992         1991
                                       ----------   ----------   ----------   ----------   ----------
Revenues.............................  $1,099,998   $1,083,071   $  957,153   $  809,781   $  754,622
Income (loss) from continuing
  operations.........................      70,139      134,717       80,162     (161,158)    (203,703)
Income (loss) per share from
  continuing
  operations.........................        0.25         0.49         0.31        (0.62)       (0.79)
Total assets.........................   2,339,801    2,059,607    1,953,802    1,621,513    1,916,381
Long-term obligations................     567,483      447,434      659,877      572,945      680,032
Shareholders' equity.................   1,190,914    1,110,275      743,373      541,237      840,595
Cash dividends per share(2)..........        0.20        0.175         0.10         0.20         0.20

                                              FOR THE NINE MONTHS
                                              ENDED SEPTEMBER 30,
                                            -----------------------
                                              1996           1995
                                            --------       --------
Revenues..................................  $832,219       $817,354
Net income................................    43,430         54,953
Net income per share......................      0.15           0.19

---------------
(1) See footnotes (1) through (7) of the Selected Consolidated Historical Financial Data of Homestake, footnotes (1) through (5) of the Selected Consolidated Historical Financial Data of Santa Fe, and the Notes to the Unaudited Pro Forma Financial Statements.

(2) Pro forma combined cash dividends per share reflect Homestake's historical cash dividend rate per share declared in the periods indicated.

COMPARATIVE STOCK PRICES AND PREMIUM TO SANTA FE STOCKHOLDERS

     Homestake Common Stock and Santa Fe Common Stock are each listed on the NYSE. The following table sets forth the high and low sale prices per share of Homestake Common Stock and Santa Fe Common Stock as reported on the NYSE Composite Transaction Tape for the periods indicated.

                                                          HOMESTAKE COMMON       SANTA FE COMMON
                                                                STOCK                 STOCK
                                                          -----------------     -----------------
                    CALENDAR QUARTER                       HIGH       LOW        HIGH       LOW
                                                          ------     ------     ------     ------
1995
  First Quarter.........................................  $19.13     $14.75     $12.88     $ 9.00
  Second Quarter........................................   19.13      15.63      14.00      11.63
  Third Quarter.........................................   18.13      16.13      13.75      11.88
  Fourth Quarter........................................   17.38      15.13      13.13       9.75
1996
  First Quarter.........................................   20.63      15.75      18.25      12.13
  Second Quarter........................................   20.88      16.88      17.13      13.13
  Third Quarter.........................................   18.00      14.25      15.00      12.25
  October 1-December 4..................................   16.63      13.63      13.13      10.75
  December 5-December 31................................   16.38      13.88      17.00      11.75
1997
  January 1---..........................................

     On December 4, 1996, the closing sale prices of Homestake Common Stock and Santa Fe Common Stock, as reported on the NYSE Composite Transaction Tape, were $15.38 and $11.88, respectively. Based on the December 4, 1996, closing sale price for Homestake Common Stock, 1.115 shares of Homestake Common Stock would have been equivalent to $17.15 per share of Santa Fe Common Stock, which represents a premium of 44% to the Santa Fe stockholders. On December 5, 1996, Newmont Mining Corporation ("Newmont") announced a proposal (the "Newmont Public Proposal") to acquire each share of Santa Fe Common Stock for 0.33 shares of Newmont common stock ("Newmont Common Stock"). On December 5, 1996, the closing sale price of Newmont Common Stock, as reported on the NYSE Composite Transaction Tape, was $47.13. Based on this price, 0.33 shares of Newmont Common Stock would have been equivalent to $15.55 per share of Santa Fe Common Stock. On December 6, 1996, the last trading day prior to the execution of the Agreement, the closing sale prices of Homestake Common Stock and Santa Fe Common Stock, as reported on the NYSE Composite Transaction Tape, were $15.63 per share and $15.38 per share, respectively. Based on the December 6, 1996 closing sale price for Homestake Common Stock, 1.115 shares of Homestake Common Stock would have been equivalent to $17.42 per share of Santa Fe Common Stock.

     On    --   , 1997, the last trading day prior to the date of this Proxy
Statement, the closing sale prices of Homestake Common Stock and Santa Fe Common Stock, as reported on the NYSE Composite Transaction Tape, were $ -- per share
and $  --  per share, respectively. Based on the   --  1997 closing sale price
for Homestake Common Stock, 1.115 shares of Homestake Common Stock would have been equivalent to $ -- per share of Santa Fe Common Stock.

     The market value of the shares of Homestake Common Stock that Santa Fe stockholders will receive in the Combination may vary significantly from the prices shown above. Stockholders are urged to obtain current quotations for the market prices of Homestake Common Stock.

COMPARATIVE PER SHARE DATA

     The following table presents Homestake's and Santa Fe's historical per share data and pro forma combined per share data for the first nine months of 1996 and 1995 and for the years ended December 31, 1995, 1994 and 1993, giving effect to the Combination and accounting for the Combination as a pooling of interests, based upon the consolidated historical financial statements of Homestake and Santa Fe and the pro forma condensed combined financial statements. The pro forma combined information does not purport to represent what the combined financial position or results of operations would actually have been if the Combination had occurred at the beginning of the periods or to project the combined financial position or results of operations for any future date or period. The information presented below should be read in conjunction with the consolidated historical financial statements of Homestake and Santa Fe, the Unaudited Pro Forma Condensed Combined Financial Information and the Selected Consolidated Historical Financial Data of Homestake and Santa Fe. See "Incorporation of Certain Documents by Reference" and "Unaudited Pro Forma Condensed Combined Financial Information."

                                                             NINE MONTHS
                                                                ENDED             YEAR ENDED
                                                            SEPTEMBER 30,        DECEMBER 31,
                                                            -------------   ----------------------
                                                            1996    1995    1995     1994    1993
                                                            -----   -----   -----   ------   -----
HISTORICAL:
  Per share of Homestake Common Stock:
     Book value(1)........................................  $5.21   $4.32   $4.52   $ 4.27   $3.75
     Cash dividends.......................................   0.15    0.15    0.20    0.175    0.10
     Net income...........................................   0.19    0.16    0.22     0.57    0.38
  Per share of Santa Fe Common Stock:
     Book value(1)........................................  $4.29   $4.17   $4.22   $ 3.97   $2.03
     Cash dividends(2)....................................   0.05    0.05    0.05
     Income from continuing operations....................   0.12    0.25    0.30     0.46    0.25
PRO FORMA:
  Combined per share of Homestake Common Stock:
     Book value(1)........................................  $4.44   $4.02   $4.15   $ 3.91   $2.83
     Cash dividends(3)....................................   0.15    0.15    0.20    0.175    0.10
     Income from continuing operations....................   0.15    0.19    0.25     0.49    0.31
  Combined per share of Santa Fe Common Stock
     equivalent(4):
     Book value...........................................  $4.95   $4.48   $4.63   $ 4.36   $3.16
     Cash dividends.......................................   0.17    0.17    0.22     0.20    0.11
     Income from continuing operations....................   0.17    0.22    0.27     0.55    0.34

---------------
(1) Book value per share is shareholders' equity divided by common shares outstanding at September 30, 1996 and 1995 and December 31, 1995, 1994 and 1993.

(2) Cash dividends per share of Santa Fe Common Stock exclude dividends paid to Santa Fe Pacific Corporation. Santa Fe was a subsidiary of Santa Fe Pacific Corporation through September 1994.

(3) Pro forma combined cash dividends per share of Homestake Common Stock reflect Homestake's historical cash dividend rate per share declared in the periods indicated.

(4) Pro forma combined per share of Santa Fe Common Stock equivalent information reflects the pro forma combined per share of Homestake Common Stock amount multiplied by the Exchange Ratio of 1.115 shares of Homestake Common Stock for each share of Santa Fe Common Stock.

        RISK FACTORS; CERTAIN FORWARD-LOOKING AND CAUTIONARY STATEMENTS

     The risk factors identified below should be considered (i) by Santa Fe stockholders, in evaluating whether to vote for the adoption of the Agreement and thereby become holders of Homestake Common Stock and (ii) by Homestake stockholders, in evaluating whether to vote for the Homestake Charter Amendment and the Share Issuance. These factors should be considered in conjunction with the other information contained in this Proxy Statement, the Appendices hereto and the documents incorporated by reference herein.

     This Proxy Statement (including the documents incorporated by reference herein) contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to Homestake and Santa Fe that are based on the beliefs of the managements of Homestake and Santa Fe, as applicable, as well as assumptions made by and information currently available to the managements of Homestake and Santa Fe, as applicable. Any statements made in this Proxy Statement that are not historical in nature, including statements preceded by the words "anticipate," "believe," "estimate," "expect," "intend," "will" and similar expressions, as they relate to Homestake or Santa Fe or the managements of either of them, are forward-looking statements. Estimates of reserves, future production and future cash costs per ounce of gold-equivalent production are also forward-looking statements.

     Ability to Achieve Cost Savings. Estimates of cost savings for the Combined Company are based in part on the expectation that the Combined Company will be able to eliminate certain overlapping expenses, such as general administrative and operating expenses, that currently are incurred separately by Homestake and Santa Fe, and the expectation that Homestake will combine its exploration program with Santa Fe's exploration program and continue the combined exploration program at expected levels for less cost.

     Certain of the anticipated cost savings are based on the planned closing of Santa Fe's Albuquerque headquarters, the relocation of certain Santa Fe personnel to San Francisco and Nevada and the relocation of certain Homestake personnel to Nevada. Although Homestake plans to close the Albuquerque headquarters shortly after the consummation of the Combination, there can be no assurances that it will be able to do so as soon as expected. It also may take Homestake longer than anticipated to determine where administrative and operating functions of the two companies are duplicative so that overlap can be eliminated. In addition, unexpected delays may occur and related expenses may exceed estimates in connection with the actual moving of personnel to San Francisco and Nevada.

     Certain of the anticipated cost savings are based on Homestake's expectation of combining its and Santa Fe's exploration programs and continuing the combined exploration program at expected levels for less cost. Factors which could delay the combination of the exploration programs, or which could affect the level of costs, include the ability to terminate or modify commitments with respect to existing exploration projects, and the emergence of unanticipated difficulties or changes at existing exploration projects, which could lead Homestake to decide to postpone certain aspects of the combined exploration program.

     Actual cost savings resulting from the Combination may be lower than anticipated, and realization of cost savings may be delayed. Accordingly, no assurance can be given as to when or the extent to which such cost savings may be realized.

     Risks of Gold Mining. The business of gold exploration, development and production by its nature involves significant risks. Among other things, the business depends on successful location of mineable reserves and skillful management. Gold exploration is highly speculative in nature, involves many risks and frequently is non-productive. Once mineralization is discovered and determined to be economically recoverable, it usually takes a number of years from the initial phases of exploration until production commences, during which time the economic feasibility of production may change. Substantial expenditures are required to establish reserves through drilling, to determine means of production and metallurgical processes to extract the metal from ore, and, in the case of new properties, to construct mining and processing facilities.

     Mining is subject to a variety of risks and hazards, including rock falls and slides, cave-ins, flooding and other weather conditions, and other acts of God. Homestake and Santa Fe each maintains and Homestake intends to maintain property and liability insurance consistent with industry practice, but such insurance contains exclusions and limitations on coverage. For example, coverage for environmental liability generally is limited and may be totally unavailable. There can be no assurances that insurance will continue to be available at economically acceptable premiums. Production costs also can be affected by unforeseen changes in ore grades and recoveries, permitting requirements, environmental factors, work interruptions, operating circumstances, unexpected changes in the quantity or quality of reserves, unstable or unexpected ground conditions, and technical issues.

     Homestake and Santa Fe conduct mining operations and exploration in a number of countries. Some countries have higher levels of political and economic risk than others, including potential for such factors as government instability, uncertainty of laws and legal enforcement and compliance, defects in or uncertainty as to title to mining property, expropriation of property, restrictions on production, export controls, currency non-convertibility, fluctuations in currency exchange rates against the United States dollar, inflation and other general economic and political uncertainties.

     Estimates of Production. Estimates of future production and mine life for particular properties and production estimates for each of Homestake and Santa Fe as a whole are derived from annual mining plans that have been developed based on, among other things, mining experience, reserve estimates, assumptions regarding ground conditions and physical characteristics of ores (such as hardness and presence or absence of certain metallurgical characteristics), and estimated rates and costs of production. Actual production may vary from estimates for a variety of reasons, including risks and hazards of the types discussed above, actual ore mined varying from estimates of grade and metallurgical and other characteristics, mining dilution, strikes and other actions by labor at unionized locations, restrictions imposed by government agencies and other factors. Estimates of production from properties not yet in production or from operations that are to be expanded are based on similar factors (including, in some instances, feasibility reports prepared by company personnel and/or outside consultants) but, as such estimates do not have the benefit of actual experience, there is a greater likelihood that actual results will vary from the estimates.

     Estimates of Operating Costs and Capital Costs; Capital
Projects. Estimates of cash costs for mining operations are developed based on past experience, reserve and production estimates, anticipated mining and ground conditions, estimated costs of materials, supplies and utilities, exchange rates and other items. Estimates of amortization of noncash costs are based on total capital costs and reserve estimates and may change at least annually based on actual amounts of unamortized capital and changes in reserve estimates. If the net book value of mining operations exceeds the estimated future undiscounted cash flows from that mine, then an impairment loss based on the discounted cash flows would be recognized as an expense in the period such evaluation is made.

     Estimates for reclamation and environmental remediation costs are developed based on existing and expected legal requirements, past reclamation experience, cost estimates provided by company employees and third parties and other factors. Estimates also reflect assumptions with respect to actions of government agencies, including exercise of discretion and the amount of time government agencies may take in completing processes required under applicable laws and regulations. As a result, final costs may vary significantly from estimates. Homestake and Santa Fe each periodically reevaluates its reclamation cost estimates and reclamation reserves to take account of such factors.

     Estimates of future capital costs are based on a variety of factors and may include past operating experience, estimated levels of future production, estimates by and contract terms with third-party suppliers, expectations as to government and legal requirements, feasibility reports (which may be prepared by company personnel and/or outside consultants) and other factors. Capital cost estimates for new projects under development generally are subject to greater uncertainties than additional capital costs for existing operations.

     Estimated periods for completion of capital projects are based on many factors, including Homestake's and Santa Fe's respective experience in completing capital projects, and estimates provided by and contract terms with contractors, engineers, suppliers and others involved in design and construction of projects. Estimates also reflect assumptions with respect to factors beyond the control of Homestake and Santa Fe, including, but not limited to, the time government agencies may take in processing applications, issuing permits and otherwise completing processes required under applicable laws and regulations. Actual time to completion may vary significantly from estimates.

     Estimates of exploration costs are based upon many factors such as past exploration costs, estimates of the level and cost of future activities, and assumptions regarding anticipated results on each property. Actual costs may vary during the year as a result of such factors as actual exploration results (which could result in increasing or decreasing expenditures for particular properties), changed conditions, and acquisitions and dispositions of property.

     Price Fluctuations; Forward Sales and Hedging. The results of Homestake's and Santa Fe's operations are affected significantly by the market price of gold. The results of Homestake's operations are also affected, to a lesser extent, by the market price of silver. The markets for gold and silver are worldwide markets. Gold and silver prices are influenced by numerous factors over which Homestake and Santa Fe have no control, including expectations with respect to the rate of inflation, the relative strength of the United States dollar and certain other currencies (principally Canadian and Australian dollars), interest rates, global or regional political or economic crises, demand for jewelry and industrial products containing gold and silver, speculation, and sales by central banks and other holders and producers of gold and silver in response to these factors. The supply of gold and silver consists of a combination of new mine production, recycling of industrial products containing gold and silver, and sales from existing stocks of bullion and fabricated gold and silver held by governments, public and private financial institutions, and individuals.

     Homestake's general policy is to sell its production at current prices and not to enter into forward sales, derivatives or other hedging arrangements that establish a price for the sale of future gold and silver production. As a result, in general, Homestake's profitability is fully exposed to fluctuations in the current price of gold and silver in world markets. Homestake's average realized selling prices of gold and silver were $386 and $5 per ounce, respectively, in 1995 and $389 and $5 per ounce, respectively, in 1996. In certain limited circumstances, Homestake will enter into forward sales commitments for small portions of its production. In the fourth quarter of 1996, Homestake entered into forward sales commitments on a fixed basis through 2003 at an average price per ounce of $426 for 680,088 ounces of gold expected to be produced from the McLaughlin Mine stockpiles. These forward sales were effected to ensure recovery of cash production costs and remaining capital costs and reclamation expenses.

     Homestake's results are also affected to a lesser degree by the market prices for sulfur and for crude oil. Sulfur prices are affected principally by the demand for fertilizer and the availability of by-product sulfur recovered during the refining and processing of oil and natural gas. Crude oil prices are affected principally by supply and demand for gasoline and fuel oil as well as global or regional political or economic crises.

     Santa Fe's hedging activities are intended to minimize the effect of declines in gold prices on Santa Fe's results of operations for a period of time. Santa Fe's hedging policy prohibits speculative trading, requires trading with creditworthy counterparties and currently limits Santa Fe's maximum hedging position to 2.7 million ounces. Additionally, hedging authority is vested in a limited number of officers of Santa Fe and hedging activities are reported to the Santa Fe Board on a monthly basis.

     Santa Fe's average realized price per ounce has exceeded the average annual afternoon fixing prices for gold on the London Bullion Market (the "London P.M. Fix") for each of the last five years, as summarized below.

                                                                  SANTA FE'S     AVERAGE
                                                                   AVERAGE        ANNUAL
                                                                   REALIZED       LONDON
                                  YEAR                              PRICE        P.M. FIX
        --------------------------------------------------------  ----------     --------
        1996....................................................     $411          $388
        1995....................................................      406           384
        1994....................................................      398           384
        1993....................................................      387           360
        1992....................................................      394           344

     Santa Fe's hedging strategy is designed to permit Santa Fe to sell increasing quantities of gold in the forward market as the price of gold increases above historical averages and to restrict forward sales of gold by Santa Fe as the price of gold decreases relative to historical averages.

     Santa Fe may employ a number of hedging techniques, including gold borrowings, fixed forward sales contracts, forward sales contracts made on a spot deferred basis ("spot deferred contracts") and purchased put and written call option contracts in combination. Under normal circumstances, counterparties under spot deferred contracts allow Santa Fe to defer delivery of gold to a later date at the original contract price plus the prevailing premium. Various factors influence the decision either to deliver gold on the original delivery date or to defer delivery to a later date.

     At September 30, 1996, Santa Fe had spot deferred contracts totalling 1,901,524 ounces of gold at a weighted average price of $414 per ounce. Santa Fe also had written call options outstanding on 175,000 ounces for 1996 and 400,000 ounces for 1997 at weighted average prices of $428 and $464 per ounce, respectively, as well as purchased put options outstanding on 225,000 ounces for 1996 and 1,200,000 ounces for 1997 at weighted average prices of $375 per ounce. The call options for 1996 expire at rates of between 55,000 and 60,000 ounces per month and the put options for 1996 expire at a rate of 75,000 ounces per month. The call options and put options for 1997 expire at rates of approximately 33,333 and 100,000 ounces per month, respectively.

     Subsequent to the Combination, management expects to recommend to the Homestake Board that the Combined Company hedge an amount of its future combined gold production at least equal to what Homestake and Santa Fe have been hedging separately.

     Currency Fluctuations. Gold is sold throughout the world principally based on the United States dollar price, but operating expenses for gold mining companies are incurred principally in local currencies. Homestake's operations principally are based in the United States, Canada and Australia. Homestake's Canadian and Australian subsidiaries engage in currency hedging programs in Canadian and Australian dollars to protect against significant currency fluctuations relative to the United States dollar. Santa Fe has no production operations outside of the United States and therefore has no currency hedging program.

     Regulation. Homestake's and Santa Fe's mining operations and exploration activities are subject to extensive regulation governing development, production, labor standards, occupational health, waste disposal, use of toxic substances, environmental regulations, mine safety, and other matters in all jurisdictions in which they operate. Changes in regulations can have material impacts on anticipated levels of production, costs and profitability. There can be no assurance that all required permits and government approvals can be secured and maintained on an economic basis.

     The Mining Law of 1872 (the "Mining Law") has been the subject of substantial debate and proposals for change for several years. While changes in the Mining Law may occur, neither Homestake nor Santa Fe can predict when or if changes will occur, or the extent to which any new legislation will exempt or otherwise "grandfather" existing mining operations, unpatented mining claims on which commercial discoveries have been made or unpatented mining claims for which first-half final certificates have been obtained. Under current law, persons staking unpatented mining claims on United States federal government property open to exploration (unpatented mining claims), upon the making and documenting of a discovery of gold or silver in commercial quantities, are entitled to mine the property without payment of royalties and to secure title to the property (patented mining claims) at nominal cost. Under proposals made in recent years to amend the Mining Law, the United States government would be entitled to receive royalties based on either the gross or net value of production from government-owned property. This would have only minimal impact on Homestake's current operations, as substantially all of Homestake's current operations in the United States are conducted on privately held land. However, the Ruby Hill Mine currently under development is located on unpatented mining claims without first-half final certificates. It is possible that Homestake may be required to pay royalties on production from that property when it is placed into production, which would increase the production cost over current estimates, but the amount of the increase, if any, is not predictable. Expansion at the Round Mountain Mine also may occur on government-owned property, as to
which royalties similarly might be payable. Approximately   --  % of Santa Fe's
reserves as of December 31, 1996, were located on
private mineral rights, approximately   --  % were on unpatented mining claims
on federal lands with first-half final certificates and approximately   --  %
were on unpatented mining claims without first-half final certificates. Should the Mining Law be so amended, it could reduce the amount of future exploration and development activity conducted by the Combined Company on federal government-owned property in the United States.

     Taxes. Homestake's operations are conducted in a number of jurisdictions, with differing rates of taxation. Homestake's income and mining taxes were higher in 1995, and can be expected to be higher in the future, as compared with prior years, in part because a substantial part of Homestake's income is earned in Canada, which has a combined income tax and mining tax rate which is significantly higher than income tax rates in the United States and Australia. Also, under current circumstances, there is only limited ability to utilize foreign tax credits in calculating Homestake's United States income taxes. Finally, foreign exploration expenses are not deductible expenses for United States income tax purposes. No future income tax benefits can be recognized in the absence of taxable income in the jurisdictions where such expenditures are incurred.

     Reserves. Reserves reported by Homestake and Santa Fe reflect estimated quantities and grades of gold and silver in deposits and in stockpiles of mined material that Homestake or Santa Fe believes can be mined, processed and sold at prices sufficient to recover the estimated future cash costs of production, remaining investment, and anticipated additional capital expenditures. Estimates of cost of production are based on current and projected costs taking into account past experience and expectations as to the future. Estimated mining dilution is factored into reserve calculations.

     Reserves are reported as general indicators of the life of mineral deposits. Reserves should not be interpreted as assurances of mine lives or of the profitability of current or future operations. Reserves are estimated for each property based upon factors relevant to each deposit. Reserves are estimates based upon drilling results, past experience with property, experience of the persons making the reserve estimates and many other factors. Reserve estimation is an interpretive process based upon available data, and the actual quality and characteristics of ore deposits cannot be known until mining has taken place.

     Changes in reserves over time generally reflect (i) efforts to develop additional reserves, (ii) depletion of existing reserves through production,
(iii) actual mining experience, (iv) continued testing and development of additional information, and (v) price and cost forecasts. Grades of ore actually processed may be different from the stated reserve grades because of geologic variations in different areas mined, mining dilution, losses in processing and other factors. Recovery rates vary with the metallurgical and other characteristics and grade of ore processed.

     Gold and silver reserve calculations for properties operated by Homestake are prepared by Homestake. Gold and silver reserve calculations for properties not operated by Homestake are based on information provided to Homestake by the operator. Homestake periodically reviews such information but does not independently confirm the information provided by these operators. Homestake used a price of $375 per ounce of gold in the preparation of its reserve estimates at December 31, 1995 and 1996.

     A multi-disciplinary team of Santa Fe geologists, engineers, and geostatisticians uses methods generally applied within the mining industry to estimate Santa Fe's gold reserves. Due to the nature of the mineral deposits, all reserves are calculated from drill-hole assay results. Representative samples are collected from the drilling, including a significant amount of core drilling in deposits where reverse-circulation drilling samples could be contaminated or diluted. Assay results are analyzed to detect potential bias, and check assays are completed on all ore-grade intercepts as a quality-control procedure. Computer-generated ore deposit models are compared against the results obtained from manual methods and, as mining progresses, against actual mining results. Pit outlines generated from the models are based upon mining and processing costs and processing recoveries and are tested against mining and processing experience to yield estimates of reserves determined by optimum economic mining limits. Reserves reported by Santa Fe are audited and verified annually by an outside consulting firm that, among other things, reviews the methods used to estimate the reserves and concurs that Santa Fe's reserve models are prepared according to accepted engineering practice and that the reserves satisfy the requirements for classification as proven and probable gold reserves. Pincock, Allen & Holt, Inc. performed such functions with respect to Santa Fe's reserves at December 31, 1995 and

Independent Mining Consultants, Inc. performed such functions with respect to Santa Fe's reserves at December 31, 1996. Santa Fe used a gold price of $400 per ounce in the preparation of its reserve estimates at December 31, 1995 and 1996.

     Homestake's sulfur reserves represent the quantity of sulfur in the Main Pass 299 deposit for which geological, engineering and marketing data give reasonable assurance of recovery and sale under projected economic and operating conditions at prices sufficient to cover the estimated future cash costs of production, the remaining investment and estimated future capital expenditures. Homestake's proven oil reserves at Main Pass 299 are the estimated quantity of crude oil and condensate which geological and engineering data give reasonable assurance of recovery and sale under projected operating conditions at prices sufficient to cover the estimated future cash costs of production, the remaining investment, and estimated future capital expenditures. The estimates are based on limited reservoir and engineering data. The reserve estimates are based on information provided by the operator. The operator principally relies on oil reserve estimations performed by third-party petroleum engineers. In response to a weakening sulfur market, Main Pass 299 operations temporarily reduced production and sales volumes during 1996. During the third quarter of 1996, Homestake's realized sale price for sulfur decreased to $56 per ton from $64 per ton in the second quarter of 1996 and $70 per ton during the third quarter of 1995. During the third quarter of 1996, Homestake's cash production costs were $52 per ton of sulfur, and total production costs were $63 per ton of sulfur. At December 31, 1995, based on reserve estimates, projected costs, sales prices and production rates, the Main Pass 299 sulfur mine was estimated to have an operating life in excess of 30 years. During calendar 1995, Homestake's average realized price of sulfur was $68 per ton. During the past five years, sulfur prices (Tampa market) averaged approximately $70 per ton, ranging from a low of $51 per ton to a high of $90 per ton. Homestake will continue to evaluate the $110 million carrying value of its investment in the Main Pass 299 sulfur mine in light of the currently depressed market for sulfur.

                                 THE COMPANIES
HOMESTAKE

  Background

     Homestake Mining Company is a Delaware corporation incorporated in 1983 as the parent holding company to a California corporation ("Homestake California"), which has been engaged in the gold mining business since 1877. Homestake is one of the largest North American-based gold mining companies. Operations of Homestake include mineral exploration, extraction, processing and refining. Gold bullion is Homestake's principal product. Homestake has significant operations in the United States, Canada and Australia. Homestake also has operations in Chile. Homestake is engaged in active exploration projects in the United States, Canada, Australia, Venezuela, French Guiana, Brazil, Chile and the Andean region of South America. Homestake is also participating in development projects in Russia and Bulgaria.

     Homestake California was founded to develop the Homestake Mine discovered in the Black Hills of the Dakota Territory in 1876. Homestake was predominately a gold mining company until its diversification into uranium mining and production in the early 1950s and into lead and zinc in the 1960s. In 1990, Homestake closed its last remaining uranium mine and sold its interest in its base metals business.

     In 1975, Homestake made its initial investment in the Kalgoorlie gold district of western Australia (known as the "Golden Mile") when Homestake Gold of Australia Limited ("HGAL") acquired a 48% interest in the Kalgoorlie Mining Associates partnership. In 1987, Homestake sold 20% of its shares of HGAL to the public. Subsequently, HGAL increased its interest in Kalgoorlie Mining Associates to 50% and acquired a 50% interest in adjacent joint ventures and properties. In late 1995 and early 1996, Homestake acquired the HGAL shares that it did not then own.

     In 1989, Homestake joined with two partners in the development of a major sulfur discovery, Main Pass 299, in the Gulf of Mexico.

     In 1992, Homestake acquired International Corona Corporation (now known as Homestake Canada, Inc.) ("International Corona"), a large Canadian gold producer. As a result of the acquisition, Homestake added approximately 600,000 ounces to its yearly production of gold and increased its gold reserves by more than 5.4 million ounces. In addition, Homestake acquired an interest in the high-grade Eskay Creek deposit in British Columbia. Commercial production at Eskay Creek commenced in January 1995. Homestake now holds a 50.6% interest in the Eskay Creek mine through its shareholding in Prime Resources Group Inc., a British Columbia company ("Prime"). The common shares of Prime are listed on The Toronto Stock Exchange.

  Recent Developments

     In April 1996, Prime increased its ownership in the Snip Mine to 100%.

     In November 1996, mine development commenced at the Agua de la Falda Mine in Chile, approximately 600 miles north of Santiago. Production is expected to commence in approximately April 1997 at an annual rate of 35,000 ounces per year (100% basis). Homestake has a 51% interest in the mine.

     In December 1996, Homestake increased its interest in the Pinson Mining Company partnership (the "Pinson Partnership") to 50% and became the operator of the Pinson Partnership. The Pinson Partnership holds property rights in approximately 23,000 acres in Nevada near Santa Fe's Twin Creeks mine. Homestake and Barrick Gold Corporation, the other 50% partner, have announced plans to conduct extensive deep drilling exploration on the Pinson properties.

     Also in December 1996, Prime (50.6% owned by Homestake) announced its intention to build a mill to produce concentrate from certain Eskay Creek ore, both to improve profitability of certain ore that is shipped to third party smelters, and to upgrade ore that is not economic to produce under the smelter contracts.

  Statistical Summary

     The following table provides certain 1996 and 1995 information regarding ownership of mines, production, costs, reserves and mineralized material of Homestake's significant properties:

Statistical Summary

                               GOLD PRODUCTION                                  PRODUCTION COSTS PER OUNCE(1)
          .........................................................           .................................
     Interest     Tons Processed      Grade       Recovery      Ounces       Operating      Other
        %           (millions)       (oz/ton)        %         Produced       Cash(c)      Cash(d)     Noncash(e)
----------------------------------------------------------------------------------------------------------------------------------
1996
United
States
 ..................................................................................................................................
Homestake    100
McLaughlin    100
Round
Mountain(2)     25
Santa
  Fe    100
Pinson(3,4)     50
Marigold(4)     33
Ruby
Hill    100
Canada
 ..................................................................................................................................
Eskay
Creek(5,6,7)    100
Williams     50
David
Bell(8)     50
Nickel
 Plate    100
Snip(5,6,9)    100
George
  Lake     74
Australia
 ..................................................................................................................................
Kalgoorlie(10)     50
Chile
 ..................................................................................................................................
El
Hueso(11)    100
Agua
  de
  la
  Falda     51
 ..................................................................................................................................
Total
production
Minority
interests
 ..................................................................................................................................
Homestake's
  share of
  gold
----------------------------------------------------------------------------------------------------------------------------------
1995
United
States
 ..................................................................................................................................
Homestake    100        2.5            0.171         96         402,867        $ 292         $11          $ 32
McLaughlin    100       2.3            0.120         88         241,772          234           8           111
Round
Mountain(2)     25       7.8           0.018         71          86,109          231          23            74
Santa
  Fe    100              --               --         --          16,667          118          21            --
Pinson(4)     26        0.3            0.088         79          12,587          307          15            51
Marigold(4)     33       1.1           0.071         92          23,288          225          29            59
Ruby
Hill    100              --               --         --              --           --          --            --
Canada
 ..................................................................................................................................
Eskay
Creek(5,6,7)    100       0.1          3.357         95         331,300          182           3            45
Williams     50         1.3            0.163         95         202,561          214           8            38
David
Bell(8)     50          0.2            0.347         94          86,523          192          11            48
Nickel
 Plate    100           1.5            0.077         81          91,365          379          --            56
Snip(5,6)     40        0.1            0.751         91          51,310          175          --            56
George
  Lake     74            --               --         --              --           --          --            --
Australia
 ..................................................................................................................................
Kalgoorlie(10)     50       5.4        0.068         88         311,416          296          --            46
Chile
 ..................................................................................................................................
El
Hueso(11)    100        0.6            0.047         68          19,564          403          --            23
Manto
 Agua
  de
  la
Falda     51             --               --         --              --           --          --            --
 ..................................................................................................................................
Total
production                                                     1,877,329       $ 250         $ 7          $ 51
Minority
interests                                                      (245,652)
 ..................................................................................................................................
Homestake's
  share of
  gold                                                         1,631,677
----------------------------------------------------------------------------------------------------------------------------------
Eskay
Creek -- Silver
----------------------------------------------------------------------------------------------------------------------------------

                                RESERVES(a)                           MINERALIZED MATERIAL(b)
                  ........................................            ......................
                   Tons         Grade       Contained Ounces            Tons           Grade
                (millions)     (oz/ton)       (thousands)            (millions)      (oz/ton)
-------------------------------------------------------------------------------------
 ..............................................................................................
 ..............................................................................................
 ..............................................................................................
 ..............................................................................................
 ..............................................................................................
 ..............................................................................................
-------------------------------------------------------------------------------------
 ..............................................................................................
                    26.0         0.197            5,119                  24.8          0.168
                    19.3         0.068            1,315                    --             --
                   127.2         0.020            2,500                  19.6          0.020
                      --            --               --                    --             --
                     1.1         0.073               78                    --             --
                     4.8         0.036              176                    --             --
                     7.6         0.099              755                   9.2          0.067
 ..............................................................................................
                     0.6         1.875            1,067                   0.1          0.879
                    18.4         0.150            2,749                   4.3          0.121
                     3.0         0.300              911                    --             --
                     0.9         0.079               74                    --             --
                     0.1         0.776               60                    --          0.685
                      --            --               --                   2.6          0.322
 ..............................................................................................
                    92.1         0.072            6,591                  82.1          0.064
 ..............................................................................................
                      --            --               --                    --             --
                     0.5         0.181               95                    --             --
 ..............................................................................................
 ..............................................................................................
                   301.6                         21,490                 142.7
-------------------------------------------------------------------------------------
                     0.6          83.4           47,439                   0.1          55.99
-------------------------------------------------------------------------------------

DEFINITIONS:
(a) A proven and probable RESERVE is that part of a mineral deposit which could be extracted or produced economically and legally at the time of the reserve determination.

(b) MINERALIZED MATERIAL is gold-bearing material that has been physically delineated by one or more of a number of methods including drilling, underground work, surface trenching and other types of sampling. This material has been found to contain a sufficient amount of mineralization of an average grade of metal or metals to have economic potential that warrants further exploration evaluation. While this material is not currently or may never be classified as reserves, it is reported as mineralized material only if the potential exists for reclassification into the reserves category. This material has established geologic continuity, but cannot be classified in the reserves category until final technical, economic and legal factors have been determined and the project containing the material has been approved for development.
(c) OPERATING CASH COSTS are costs directly related to the physical activities of producing gold; includes mining, milling, third-party smelting, and in-mine exploration expenditures that are related to production.
(d) OTHER CASH COSTS are costs that are not directly related to, but may result from, gold production; includes production taxes and royalties.
(e) NONCASH COSTS are costs that typically are accounted for ratably over the life of an operation; includes depreciation, depletion, final reclamation and the amortization of the economic cost of property acquisitions, but excludes amortization of SFAS 109 deferred tax purchase adjustments relating to property acquisitions.
NOTES:
(1) Effective January 1, 1996, Homestake adopted the "Gold Institute Production Cost Standard" for reporting of per ounce production costs. All per ounce production costs in this Statistical Summary are presented on this basis.
(2) Recovery relates to reusable pad at the Round Mountain Mine.
(3) Homestake increased its interest in the Pinson Mine to 50% in December 1996.

(4) Recovery and grade relate to ore milled at the Pinson and Marigold Mines.
(5) The Eskay Creek and (effective April 1996) Snip Mines are owned 100% by Prime of which Homestake owns 50.6% of the stock outstanding. The ownership interests and production amount shown are Homestake's interests without reduction for the minority interest in Prime. Reserves and mineralized material amounts shown as Homestake's interests after reduction for the 49.4% minority interest in Prime.

(6) Includes ounces of gold contained in ore or concentrates sold to smelters.
(7) Gold and silver are accounted for as co-products at Eskay Creek. Silver production is converted into gold equivalent, using the ratio of the gold market price to the silver market price. For the years ended December 31, 1996 and 1995, the ratio was -- and 73.8 ounces of silver equals one ounce of gold production, respectively. Reserves and mineralized material relate to gold only.
(8) Ounces produced includes -- and 7,140 ounces of gold production from the Quarter Claim in 1996 and 1995, respectively. Reserves include a 25% net profits interest in the Quarter Claim.

(9) Prime purchased the remaining 60% interest in the Snip Mine in April 1996.

(10)Homestake completed the acquisition of the minority interest in Homestake Gold of Australia Limited in early 1996, increasing its interest in Kalgoorlie to 50%. All amounts shown for Kalgoorlie reflect the completion of that acquisition.

(11)Recovery and grade relate to the higher-grade ore at the El Hueso Mine.

SANTA FE

  Background

     Santa Fe Pacific Gold Corporation was incorporated in Delaware in 1983 and, until 1994, was a wholly-owned subsidiary of Santa Fe Pacific Corporation ("SFP") or its predecessor corporation. On June 16, 1994, Santa Fe completed an initial public offering of 14.6% of the Santa Fe Common Stock and on September 30, 1994, SFP distributed its remaining Santa Fe Common Stock to the SFP stockholders.

     Santa Fe is engaged in the mining and processing of gold ores and the exploration and development of gold properties. It is one of the largest gold mining enterprises in North America, as measured by reserves and gold production, with a total of 17.9 million ounces of proven and probable gold reserves as of December 31, 1995, and total 1995 gold production of 846,000 ounces. Santa Fe's Twin Creeks Mine, which Santa Fe estimates to be the third largest primary gold mine in North America, and its Lone Tree Complex are located in northern Nevada; and its Mesquite Mine is located in southern California. Santa Fe also explores and evaluates precious metals properties and prospects in the United States, elsewhere in North America, South America, Central Asia, West Africa and the southwestern Pacific region.

     Prior to 1984, Santa Fe's revenue and income were primarily derived from rents and royalties from leasing its mineral rights holdings in New Mexico and Arizona. In late 1984, Santa Fe began active mining operations when it opened the Lee Ranch Mine in northwestern New Mexico and began the surface mining and sale of coal. In 1987, Santa Fe acquired its first aggregates quarries from an SFP affiliate. By 1992, Santa Fe operated six aggregates quarries in five states in the West and Southwest.

     In 1987 and 1989, Santa Fe announced the discoveries of gold that led to the development and construction of the Rabbit Creek Mine and the Lone Tree Mine, respectively. Gold production commenced at the Rabbit Creek Mine in August 1990, and at the Lone Tree Mine in August 1991.

     On June 25, 1993, Santa Fe completed an asset exchange with Hanson Natural Resources Company ("HNRC"), an affiliate of Hanson plc. In this exchange, HNRC's gold assets, which included the Chimney Creek Mine in Nevada, the Mesquite Mine in California, two advanced exploration projects in Nevada and Montana and other gold prospects in North America and Chile, were exchanged for essentially all of Santa Fe's coal and aggregates assets. Santa Fe thereafter consolidated the operations of the Rabbit Creek Mine with those of the Chimney Creek Mine, forming the Twin Creeks Mine.

  Recent Developments

     In late 1994, Santa Fe commenced an expansion project at the Twin Creeks Mine for processing of refractory sulfide ores. The project includes the addition of a new Sage Mill which will contain two 4,000 ton-per-day autoclaves and other processing facilities. The first autoclave is expected to be commissioned in the first quarter of 1997 and the second in late 1997. The carbon-in-leach circuit of the Sage Mill commenced operation in September 1996 and oxide-ore processing commenced in November 1996. Commissioning of the sulfide ore processing circuit of the Sage Mill is subject to approval of the Plan of Operations, which is expected in early 1997.

     In May 1995, Santa Fe commenced development of the Trenton Canyon Mine, a conventional run-of-mine heap leach operation within the Lone Tree Complex. Loading of ore onto heap leach pads commenced in October 1996 with first gold production expected in early 1997.

     In September 1996, Santa Fe entered into a 50/50 joint venture agreement with Hecla Mining Company for the development of the Rosebud Mine, an underground, high-grade oxide gold deposit located 50 miles west of Winnemucca, Nevada. Construction of the surface facilities and infrastructure began in August 1996 and production is expected to commence in mid-1997, subject to securing required permits.

     In October 1996, Santa Fe commenced mining operations at the Mule Canyon Mine (also part of the Lone Tree Complex) upon receipt of approval of the Plan of Operations. In early November 1996, Santa Fe commenced shipments of Mule Canyon high grade ore to the Lone Tree Mine for processing in its mill and pressure oxidation facility. On November 22, 1996, the first Mule Canyon gold was included in gold dore poured at the Lone Tree Mine. A portion of Mule Canyon ore is expected to be processed at the Twin Creeks Mine beginning in the first quarter of 1997 when the sulfide ore processing circuit of Sage Mill is commissioned.

  Statistical Summary

     The following table provides certain 1996 and 1995 information regarding ownership of production costs, reserves and mineralized material of Santa Fe's significant properties.

                              STATISTICAL SUMMARY

                                                                    GOLD PRODUCTION
                                                      -------------------------------------------   PRODUCTION COSTS PER OUNCE
                                                         TONS                                       ---------------------------
                                         OWNERSHIP    PROCESSED     GRADE     RECOVERY    OUNCES    OPERATING   OTHER
                                         INTEREST%    (MILLIONS)   (OZ/TON)     (%)      PRODUCED     CASH      CASH    NONCASH
                                         ----------   ----------   --------   --------   --------   ---------   -----   -------
1996
  Twin Creeks
    Mill...............................
    Heap Leach.........................
                                                                                            ----
      Total............................
  Lone Tree Complex
    Mill...............................
    Heap Leach.........................
                                                                                            ----
      Total............................
  Mesquite
    Heap Leach.........................
  Rosebud
    Mill...............................
                                                                                                         --
                                                                                            ----                ----      ----
  Total................................
                                                                                                         ==     ====      ====
1995
  Twin Creeks
    Mill...............................                   2.4        0.087       89      185,355
    Heap Leach.........................                  17.0        0.020       --      239,112
                                                                                            ----
      Total............................      100                                         424,467      $ 175      $ 4     $  75
  Lone Tree Complex
    Mill...............................                   1.0        0.154       90      142,861
    Heap Leach.........................                   2.8        0.040       --       85,107
                                                                                            ----
      Total............................      100                                         227,968        210        4        75
  Mesquite
    Heap Leach.........................      100         13.8        0.022       --      193,361        194        7       106
                                                                                                         --
                                                                                            ----                ----      ----
  Total................................                                                  845,796      $ 189      $ 5     $  82
                                                                                            ====         ==     ====      ====


                                                              RESERVES                 MINERALIZED MATERIAL
                                                 -----------------------------------
                                                                          CONTAINED    ---------------------
                                                    TONS       GRADE       OUNCES         TONS       GRADE
                                         TOTAL   (MILLIONS)   (OZ/TON)   (THOUSANDS)   (MILLIONS)   (OZ/TON)
                                         -----   ----------   --------   -----------   ----------   --------
1996
  Twin Creeks
    Mill...............................
    Heap Leach.........................

      Total............................
  Lone Tree Complex
    Mill...............................
    Heap Leach.........................

      Total............................
  Mesquite
    Heap Leach.........................
  Rosebud
    Mill...............................

                                         -----                                 ---
  Total................................
                                         =====                                 ===
1995
  Twin Creeks
    Mill...............................
    Heap Leach.........................

      Total............................  $254       150.1       0.070       10,467          161       0.047
  Lone Tree Complex
    Mill...............................
    Heap Leach.........................

      Total............................   289        89.9       0.070        6,271           33       0.042
  Mesquite
    Heap Leach.........................   307        52.8       0.021        1,132           54       0.021

                                         -----                                 ---
  Total................................  $276                               17,870
                                         =====                                 ===

                                THE COMBINATION

GENERAL

     The Homestake Board and the Santa Fe Board have approved the Agreement, which provides that, subject to the terms and conditions of the Agreement, and in accordance with the Delaware General Corporation Law, as amended (the "DGCL"), at the Effective Time, Homestake, Sub and Santa Fe will consummate the Merger in which Sub will be merged with and into Santa Fe. Santa Fe will be the surviving corporation in the Merger and will be a wholly-owned subsidiary of Homestake. Each share of Santa Fe Common Stock outstanding will be converted into the right to receive 1.115 shares of Homestake Common Stock. This section of the Proxy Statement describes certain aspects of the proposed Combination, including the Merger and certain terms of the Agreement. The description of the Combination contained in this Proxy Statement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Appendix A and which is incorporated herein by reference. All stockholders of Homestake and Santa Fe are urged to read the Agreement carefully in its entirety.

BACKGROUND OF THE COMBINATION

     From time to time, commencing shortly after it became a public company in 1994, Santa Fe has considered its strategic alternatives for maximizing stockholder value, including methods of increasing the multiples at which Santa Fe Common Stock trades. An attractive acquisition or business combination was regarded as a possible method.

     Under applicable accounting rules, a company may not "initiate" a business combination to be accounted for as a pooling of interests within two years of the time that the company was a subsidiary of another company. Santa Fe ceased being a subsidiary of SFP on September 30, 1994. Accordingly, prior to October 1, 1996, Santa Fe could not "initiate" a business combination to be accounted for as a pooling of interests. Preliminary discussions are not generally regarded as the "initiation" of a business combination. Santa Fe and the Santa Fe Board were aware of, and were advised by Price Waterhouse regarding, these rules. Throughout the consideration of strategic alternatives, the Santa Fe Board was cognizant of acting in a manner designed to preserve the ability to complete a pooling of interests transaction after September 1996. See "The Combination--Anticipated Accounting Treatment."

     In September 1995, Santa Fe was approached by an investment bank which proposed that Santa Fe discuss a possible business combination with a major international gold company ("Gold Company A").

     On October 6, 1995, SBCW, which had acted as financial advisor to Santa Fe in the past, made a presentation to Santa Fe's management regarding an overview of strategic alternatives, including possible business combinations with certain gold companies, including Gold Company A.

     Later in October 1995, Santa Fe met with Gold Company A and each company signed confidentiality agreements. Also in October 1995, another gold company ("Gold Company B") approached Santa Fe regarding a possible business combination. In November 1995, Santa Fe, Gold Company A and Gold Company B held discussions regarding a possible three-way business combination. Neither Homestake nor Newmont was involved in this possible transaction.

     On December 7, 1995, the Santa Fe Board met and discussed Santa Fe's strategic alternatives, including the possible three-way business combination. SBCW presented an analysis of the possible three-way business combination to the Santa Fe Board. During the period from December 1995 through February 1996, Santa Fe held various discussions with Gold Company A and Gold Company B regarding the possible three-way business combination.

     On January 19, 1996, Santa Fe retained SBCW to act as its financial advisor with respect to defining and implementing certain strategic options, including a possible acquisition or merger of equals. See "The

Combination--Opinion of Santa Fe's Financial Advisor" for a description of the terms of SBCW's engagement.

     On January 25, 1996, and February 20, 1996, the Santa Fe Board met and considered, among other things, the status of the possible three-way business combination. SBCW made a presentation on the possible three-way combination to the Santa Fe Board at the January 25, 1996, meeting.

     Discussions and limited due diligence investigations regarding the possible three-way business combination continued on an intermittent basis until late spring 1996, at which time one of the other parties took certain corporate steps not involving the three-way business combination and, accordingly, discussions regarding such combination were terminated. Although it was contemplated that such business combination would be a stock-for-stock transaction, the parties never discussed possible exchange ratios.

     On March 4, 1996, at a meeting initiated by Harry M. Conger, then Chairman and Chief Executive Officer of Homestake, and Mr. Thompson, Mr. Conger and Mr. Thompson advised Mr. James that Homestake believed that a combination of Homestake and Santa Fe would be in the best interests of both companies. Because the Santa Fe Board, although continuing to study Santa Fe's strategic options, had made no determination to alter its course of operating as an independent public company, Mr. James replied that Santa Fe believed its best interests would at the time be served by remaining independent.

     On March 28, 1996, the Santa Fe Board met and, among other things, continued to review Santa Fe's strategic alternatives, including the possibility of a business combination with certain gold companies (including Homestake and Newmont), the acquisition of a gold company, the formation of a strategic alliance or remaining an independent company. SBCW made a presentation to the Santa Fe Board at this meeting regarding these matters.

     During the period from April 1996 to August 1996, representatives of Santa Fe held meetings with representatives of five other gold companies (none of which is referred to above), to discuss the possibility of a business combination.

     On April 2, 1996, Ronald C. Cambre, Chairman and Chief Executive Officer of Newmont, and Mr. James met at an industry conference. Mr. Cambre proposed that Newmont and Santa Fe discuss a possible business combination. On April 29, 1996, Mr. Cambre sent Mr. James a follow-up letter reiterating his interest in commencing discussions regarding a business combination. On May 10, 1996, Mr. James called Mr. Cambre to respond to this letter and suggested the possibility of forming a technology joint venture with Newmont but deferred consideration of a possible business combination.

     On May 23, 1996, the Santa Fe Board met and continued its consideration of possible business combinations and other strategic alternatives.

     On July 17, 1996, Mr. Cambre sent a letter to Mr. James concerning the possibility of a business combination between Newmont and Santa Fe.

     On July 25, 1996, the Santa Fe Board met and continued its consideration of possible business combinations and other strategic alternatives. As a result of the previous discussions held with potential parties to business combinations and discussions at this and previous board meetings, the Santa Fe Board decided to focus its attention on Homestake, Newmont and Gold Company A as the most favorable potential parties to a business combination. A few days later, in response to an inquiry from Santa Fe, Gold Company A informed Santa Fe that it was not interested in pursuing a business combination with Santa Fe.

     In July 1996, as part of its ongoing review of strategic alternatives, the management of Homestake concluded that it would be desirable to initiate preliminary discussions with Santa Fe regarding a possible business combination of the two companies. On July 26, 1996, at a meeting of the Homestake Board, Mr. Thompson advised the Homestake Board of his and Mr. Conger's March 4, 1996, meeting with Mr. James and of Santa Fe's expressed desire to remain independent. At that meeting, the Homestake Board discussed the rationale for a business combination with Santa Fe, and authorized management to initiate discussions of a possible business combination with Santa Fe.

     On August 2, 1996, at a meeting initiated by Mr. Thompson, Mr. Thompson reiterated to Mr. James Homestake's interest in a business combination between Santa Fe and Homestake. At this meeting,

Mr. Thompson discussed the possible benefits of a combination of the two companies and Mr. Thompson presented Mr. James a letter which stated that Mr. Thompson looked forward to the possibility of combining Homestake and Santa Fe.

     On August 5, 1996, Mr. James called Mr. Cambre and said that Santa Fe would likely entertain business combination proposals at some future time, but at the present time Santa Fe was focused on internal development. On August 8, 1996, Mr. Cambre sent a letter to Mr. James reiterating his interest in pursuing a possible business combination between Santa Fe and Newmont.

     On August 22, 1996, at a meeting of the Homestake Board, Mr. Thompson advised the Homestake Board of his August 2, 1996, meeting with Mr. James.

     In light of Santa Fe's focus at the time on a stand-alone business plan, on August 22, 1996, Mr. James sent a letter to Mr. Cambre in which he stated that Santa Fe did not believe that the time was right for Santa Fe to discuss a potential business combination with Newmont. On September 13, 1996, Mr. James called Mr. Thompson to advise him that Santa Fe was not interested in pursuing a business combination with any company at that time.

     On September 26, 1996, at a meeting of the Homestake Board, Mr. Thompson advised the Homestake Board of Mr. James' advice that Santa Fe was not interested in a business combination with any company at that time. Mr. Thompson also advised the Homestake Board that Homestake's management would continue its contacts with Santa Fe with the objective of demonstrating to Santa Fe the advantages of a transaction with Homestake when Santa Fe was ready to consider the matter of a possible business combination.

     On September 26, 1996, the Santa Fe Board met and continued its consideration of possible strategic alternatives, including to continue to operate as an independent public company. SBCW made a presentation to the Santa Fe Board at this meeting updating its analysis of possible strategic alternatives. The Santa Fe Board then designated Mr. James and David H. Batchelder, a director of Santa Fe, as Santa Fe's negotiating team and directed Mr. James and Mr. Batchelder to commence discussions with Newmont as to a possible business combination on or after October 1, 1996.

     On October 1, 1996, at a meeting initiated by Mr. James, Mr. James and Mr. Batchelder met with Mr. Cambre and Wayne Murdy, Chief Financial Officer of Newmont, to discuss a possible business combination. Mr. James and Mr. Batchelder said that the Santa Fe stockholders would have to receive a significant premium for their shares in any such transaction. Mr. James and Mr. Batchelder asked that Newmont make a written proposal which included a range of proposed exchange ratios.

     In response to such request, on October 9, 1996, Mr. Cambre sent Mr. James a letter in which Newmont stated that, based on, among other things, the information available to Newmont and projections of potential synergies, Newmont would be prepared to offer Santa Fe stockholders 0.32 to 0.35 shares of Newmont Common Stock per Santa Fe share in a tax-free business combination to be accounted for as a pooling of interests. The range represented a premium of 23% to 35% over the market price of the Santa Fe Common Stock on October 8, 1996. Newmont's proposal was subject to due diligence and to Santa Fe agreeing to negotiate exclusively with Newmont for 60 days. In the letter, Mr. Cambre said that the merger agreement Newmont was prepared to enter into would include Santa Fe granting Newmont an option to purchase 19.9% of Santa Fe's Common Stock and a termination fee of a size consistent with standard practice. On October 17, 1996, at a meeting initiated by Mr. James, Mr. James and Mr. Batchelder discussed the letter with Mr. Cambre. At this meeting, Mr. Batchelder advised Mr. Cambre that the low end of Newmont's proposed range of values was unacceptable, that an option to purchase Santa Fe Common Stock was not acceptable because it would prevent a subsequent transaction with another party from being accounted for as a pooling of interests, and that Santa Fe was not prepared to negotiate exclusively with Newmont at that point. Mr. Cambre responded that Newmont might be prepared to pay a premium of approximately 30% to 35% to the market price of the Santa Fe Common Stock.

     On October, 17, 1996, the Santa Fe Board held a telephonic briefing at which Mr. James and Mr. Batchelder explained to the Santa Fe Board the status of their discussions with Newmont.

     On October 25, 1996, Santa Fe signed a confidentiality agreement with Newmont.

     On November 6, 1996, Mr. Thompson sent a letter to Mr. James in which Mr. Thompson stated that he was prepared to recommend to the Homestake Board a business combination between Homestake and Santa Fe which would include a share exchange ratio that would result in a premium for the Santa Fe stockholders, and that would result in the respective Santa Fe and Homestake stockholders sharing equally in the new, larger company.

     On November 7, 1996, Mr. James and Bruce Hansen, Senior Vice President--Corporate Development of Santa Fe, met with another gold company, at the initiation of the other gold company, to discuss a possible business combination. The other gold company discussed a possible stock-for-stock transaction not involving a premium for the Santa Fe Common Stock. Mr. James informed the members of the Santa Fe Board of this meeting and Santa Fe determined that such transaction would not be as attractive to Santa Fe as a transaction with Homestake or Newmont because it did not involve a premium.

     On November 8 and 9, 1996, representatives of Santa Fe, including Mr. James and Mr. Batchelder, and Newmont, including Mr. Cambre and Mr. Murdy, met to conduct due diligence on each other and to discuss a possible business combination. Mr. James and Mr. Batchelder advised Mr. Cambre and Mr. Murdy that Newmont was not the only party with whom Santa Fe was discussing a possible business combination and that Newmont should make its very best offer if Newmont chose to make an offer.

     On November 12, 1996, at a meeting initiated by Mr. James, Mr. James and Mr. Thompson discussed Mr. Thompson's November 6 letter and Mr. Thompson's views of the benefits of a business combination between Santa Fe and Homestake.

     On November 13, 1996, at a telephonic briefing, the Santa Fe Board discussed the status of Mr. James' and Mr. Batchelder's discussions with Newmont. Mr. James also reported on his conversation with Mr. Thompson. The Santa Fe Board then authorized Mr. James and Mr. Batchelder to determine on what terms Homestake would be willing to proceed with a possible business combination.

     On November 13, 1996, Mr. James sent Mr. Cambre a letter stating that Newmont should submit a business combination proposal to Santa Fe by November 20, 1996, if Newmont were interested in pursuing a business combination with Santa Fe. The letter also set forth information that Santa Fe expected Newmont to address as part of its proposal.

     On November 13, 1996, Mr. James called Mr. Thompson to suggest that the management of the two companies meet in Tucson, Arizona, on the weekend of November 16 and 17, 1996, to discuss their companies and the possible benefits of a business combination between them. Mr. James then advised Mr. Thompson that Homestake should prepare a due diligence presentation if it wanted to be considered by Santa Fe in a strategic transaction. Mr. James asked Mr. Thompson to clarify the statement in Mr. Thompson's November 6, 1996 letter to the effect that Santa Fe and Homestake stockholders would share equally in the new larger company. Mr. Thompson said that he contemplated an exchange ratio of one share of Homestake Common Stock for each share of Santa Fe Common Stock. Mr. James said that such exchange ratio would be inadequate.

     On November 17, 1996, Santa Fe signed a confidentiality agreement with Homestake. On November 17 and 18, 1996, representatives of Santa Fe and Homestake met in Tucson, Arizona, to make due diligence presentations to each other and to discuss the benefits of a business combination.

     On November 18, 1996, Mr. James gave Mr Thompson a letter stating that Homestake should submit a proposal for a business combination to Santa Fe by November 21, 1996, if Homestake was interested in pursuing a business combination with Santa Fe. The letter also set forth information that Santa Fe expected Homestake to address as part of its proposal.

     On November 21, 1996, Mr. Cambre sent Mr. James a letter proposing a business combination in which each share of Santa Fe Common Stock would be converted into the right to receive 0.33 shares of Newmont Common Stock and Santa Fe would receive three representatives of Newmont's choosing on Newmont's ten-member Board of Directors.

     On November 21, 1996, at a meeting of the Homestake Board, Homestake management reviewed with the Homestake Board the results of its discussions with Santa Fe and Homestake management's suggested principal terms of a business combination between Homestake and Santa Fe. At this meeting, the Homestake Board authorized Homestake management to make a proposal to Santa Fe for a business combination between Homestake and Santa Fe.

     On November 22, 1996, Mr. Thompson sent Mr. James a letter proposing a business combination in which each share of Santa Fe Common Stock would be converted into the right to receive 1.115 shares of Homestake Common Stock and each of Santa Fe and Homestake would be entitled to designate five members of the Homestake Board, with those ten directors then choosing two additional directors.

     Both Newmont and Homestake proposed that their respective transactions would be tax-free and accounted for as a pooling of interests. Both Newmont and Homestake also proposed termination fees, $75 million in the case of Newmont and mutual termination fees of $85 million in the case of Homestake. Homestake also proposed mutual options to purchase common stock which would be exercisable upon the occurrence of certain triggering events. Although both Newmont and Homestake sought exclusivity as a condition to any further consideration of its proposal, Santa Fe did not acquiesce to either party's condition and continued to deal with both parties. Both Newmont and Homestake stated that they would need to complete their due diligence investigation of Santa Fe.

     During the period from November 22, 1996 through November 26, 1996, Santa Fe held further discussions with both Newmont and Homestake seeking to, among other things, increase the consideration offered, reduce the termination fees and, in Homestake's case, eliminate the cross-options to purchase common stock. Each party was advised by Santa Fe that it was not the only bidder and was invited to submit its best and final proposal. Homestake was informed that mutual stock options were not acceptable because they would prevent a subsequent transaction with another party from being accounted for as a pooling of interests and that $85 million was too large a termination fee. Homestake and Newmont each modified the "no solicitation" and termination aspects of its proposal and Homestake agreed to drop the cross-options, but neither of them modified its proposed exchange ratio. Newmont offered to let Santa Fe nominate six directors to Newmont's Board of Directors, from whom Newmont would choose three.

     On November 26, 1996, the Santa Fe Board met to consider both the Homestake and the Newmont proposals. Following discussion and a presentation by SBCW, the Santa Fe Board unanimously determined that the Homestake proposal represented a more attractive alternative than the Newmont proposal. The Santa Fe Board determined to proceed with Homestake on the condition that the termination fee contemplated by the Homestake proposal be reduced to $65 million.

     The Santa Fe Board's determination that the Homestake proposal represented a more attractive alternative than the Newmont proposal was based, among other things, on (i) the higher value of the Homestake proposal compared to the Newmont proposal based on the exchange ratios proposed and recent market prices of the Homestake Common Stock and the Newmont Common Stock (based on the closing prices for the stocks on November 25, 1996, the Homestake proposal had a value of $16.73 per Santa Fe share as compared to $15.96 per Santa Fe share for the Newmont proposal), (ii) the financial condition, results of operations and cash flow of Homestake and Newmont, both on an historical and a prospective basis,
(iii) the strategic fit between Santa Fe and each of Homestake and Newmont, including the opportunities for synergies and cost savings, (iv) the ability of the Santa Fe stockholders to participate in the potential benefits of each transaction through the ownership of approximately 50% of the Homestake Common Stock in the case of Homestake and the ownership of approximately 30% of the Newmont Common Stock in the case of Newmont, (v) the post-transaction composition of the Board of Directors of Homestake and Newmont, respectively, contemplated by each proposal, (vi) that the Santa Fe stockholders would have the opportunity for additional gain from the higher multiples which may be accorded over time to the Homestake Common Stock following the consummation of a business combination with Homestake, whereas Newmont presently trades at the higher end of the range of multiples of gold mining stock (see item 12 under "Santa Fe Reasons for the Combination; Recommendation of the Santa Fe Board") and (vii) the location of Homestake's and Newmont's principal operating properties and the political risk profiles related thereto. The Santa Fe Board noted that each of Homestake and Newmont had been asked to provide its "best and final" bid. In addition, the Santa Fe Board believed that the terms of Homestake's proposal, including the proposed termination fee (assuming a reduction to $65 million), would not deter a more attractive offer for Santa Fe.

     On November 26, 1996, Homestake agreed to reduce the termination fee contemplated by its proposal to $65 million.

     On November 27, 1996, Mr. James and Mr. Batchelder called Mr. Cambre to advise him that Santa Fe was not pursuing Newmont's proposal.

     Later that day, Santa Fe and Homestake negotiated and signed an exclusivity agreement required by Homestake pursuant to which (i) neither party would solicit or encourage a business combination with any third party prior to December 12, 1996, and (ii) if a definitive agreement was not signed by December 12, 1996, and prior to such date a third party had made a business combination proposal to Santa Fe, then Santa Fe would pay Homestake $5 million.

     On the evening of November 27, 1996, Mr. Cambre called Mr. James to state that Newmont had been friendly up to this point, but that there were other ways to proceed with Newmont's interest in a business combination with Santa Fe.

     During the period from November 27, 1996, through December 8, 1996, Santa Fe and Homestake continued discussions of the terms of a possible business combination and negotiated the terms of the Agreement.

     On December 5, 1996, Mr. Cambre sent Mr. James, and also publicly disclosed, a letter containing the Newmont Public Proposal. The Newmont Public Proposal provided for a business combination with Santa Fe in which each share of Santa Fe Common Stock would be converted into the right to receive 0.33 shares of Newmont Common Stock (the same exchange ratio which Santa Fe had determined not to proceed with on November 26, 1996). Later that day, Santa Fe publicly announced that it had received the Newmont Public Proposal and that it had no further comment at that time. On the same day, the Santa Fe Board met and considered, among other things, the Homestake proposal and unanimously determined to proceed to a definitive merger agreement with Homestake and not to proceed with Newmont.

     On December 8, 1996, the Santa Fe Board met to consider the Agreement. Following a discussion of the matter and a presentation by SBCW, including the delivery of its fairness opinion (see "The Combination-- Santa Fe Reasons for the Combination; Recommendations of the Santa Fe Board" and "The Combination-- Opinion of Santa Fe's Financial Advisor"), the Santa Fe Board unanimously approved the Agreement.

     On December 8, 1996, the Homestake Board met to consider the Agreement. Following a discussion of the matter and a presentation by Dillon Read, including delivery of its fairness opinion (see "The Combination--Homestake Reasons for the Combination; Recommendations of the Homestake Board" and "The Combination--Opinion of Homestake's Financial Advisor"), the Homestake Board unanimously approved the Agreement.

     On December 8, 1996, Homestake and Santa Fe signed the Agreement and issued a joint press release announcing the Agreement. Santa Fe's approval and execution of the Agreement, and the announcement of the Agreement, served as a rejection of the Newmont Public Proposal.

HOMESTAKE REASONS FOR THE COMBINATION; RECOMMENDATION OF THE HOMESTAKE BOARD

     At meetings held on November 21 and December 8, 1996, the Homestake Board received and considered presentations from Homestake management and its legal and financial advisors regarding the Combination. After careful consideration, on December 8, 1996, the Homestake Board unanimously approved the Combination, including the Agreement, the Homestake Charter Amendment and the Share Issuance, as being fair to and in the best interests of the Homestake stockholders.

     In reaching that decision, the Homestake Board considered a number of factors, including those listed below. In view of the wide variety of factors considered by the Homestake Board in connection with its evaluation of the Combination, and the complexity of those matters, the Homestake Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of the Homestake Board may have given different weight to different factors.

     General Industry Factors. The Homestake Board reviewed the generally prevailing conditions in the gold industry in the United States and worldwide. The combination of Homestake and Santa Fe will create the largest North American-based gold mining company in terms of reserves. As of December 31, 1995, the Combined Company would have had 39.4 million ounces of gold reserves (after reduction for minority interests). Combined 1996 production of 2.7 million gold-equivalent ounces is expected to increase to 3.2 million gold equivalent ounces in 1998, with estimated cash production cost under $245 per ounce in 1998. In addition, the Combined Company will control more than 1.7 million acres in Nevada, giving the Combined Company the largest land holding position of any gold mining company in one of the world's most prospective areas. The Combined Company will have the lowest political risk profile of any major North American-based gold mining company and will also have a strong balance sheet and greater cash flow. The Combined Company's total worldwide property position will be approximately 21 million acres, including large land positions in the United States, Canada, Australia, Brazil, Chile, Venezuela, Ghana, Burkina Faso, Kazakstan and the Kyrgyz Republic. These factors should permit the Combined Company to pursue aggressive acquisition, exploration and development opportunities in the United States and throughout the world, and will give the Combined Company the financial ability to compete more effectively for the attractive opportunities available only to the largest competitors.

     Business, Conditions and Prospects of Homestake and Santa Fe. In evaluating the Combination, the Homestake Board considered information with respect to the business, conditions and prospects of both Homestake and Santa Fe, including the results of investigations conducted by Homestake management with respect to the current operations, assets, financial condition, prospects and liabilities of Santa Fe. Among other factors, the annual production of gold from Santa Fe mines is expected to increase significantly over the next few years, making a major contribution to the production growth of the Combined Company. Homestake's strong balance sheet and cash flow will permit the Combined Company to manage more easily Santa Fe's debt service requirements.

     Pro Forma Impact of the Combination on the Stockholders of Homestake. The Homestake Board considered presentations by Homestake management and Dillon Read concerning the likely pro forma impact of the Combination on the current stockholders of Homestake. The Combination is expected to be accretive to the Homestake stockholders in 1997 (before one-time transaction and restructuring costs of approximately $50 million) and over the next few years in terms of earnings per share and cash flow from operations. In addition, based on a sensitivity analysis prepared by Homestake management, the Combination also would be accretive to the Homestake stockholders in 1997 and 1998 (before estimated one-time transaction and restructuring costs of $50 million) even at reduced gold prices, due in part to Santa Fe's gold hedging program. At the Exchange Ratio of 1.115 to 1, the current Homestake stockholders will own approximately 50% of the Combined Company.

     Although the Combination initially will be dilutive to the Homestake stockholders on the basis of both reserves per share of Homestake Common Stock and production per share of Homestake Common Stock, the extent of the dilution is expected to be reduced over time as a result of Santa Fe's expected higher production growth rate and potential additions to Santa Fe's gold reserves. See "Risk Factors; Certain Forward-Looking and Cautionary Statements" for a discussion of risks and uncertainties associated with projections of earnings and production.

     Stock Market Considerations. The Homestake Board reviewed information provided by Dillon Read concerning the comparative stock market performances of the major North American gold mining companies. During the past few years, both Homestake and Santa Fe shares have traded at multiples that were significantly lower than those of other major North American producers, principally Barrick Gold Corporation ("Barrick"), Newmont and Placer Dome Inc. ("Placer Dome"). The Homestake Board believes that the Combined Company has a much greater opportunity to trade at stock market multiples comparable to those accorded to these larger producers.

     Synergies and Cost Savings. In evaluating the Combination, the Homestake Board considered the opportunities for synergies and cost savings that exist between Homestake and Santa Fe. Homestake's metallurgical and underground mining expertise should be of considerable value in the continued development of Santa Fe's major mining properties in Nevada, while Homestake is expected to benefit from the opportunity to use Santa Fe's metallurgical and ore processing technology in its developing operations in Chile and elsewhere. There are considerable opportunities for savings in the area of exploration costs. Homestake's international exploration and operating experience will benefit the Santa Fe exploration efforts. In addition, the Combined Company will have the opportunity to refocus the combined exploration effort to become more efficient and cost effective. There are also other opportunities for general and administrative cost savings. It is believed that the Combined Company can achieve approximately $30 million in annual savings by the end of 1997 by, among other things, closing Santa Fe's Albuquerque office and relocating certain Santa Fe personnel to San Francisco and Nevada, relocating certain Homestake operations and administrative functions to Nevada, consolidating Nevada operations and administration, focusing combined exploration efforts, reducing duplicative functions and personnel, and taking advantage of the expertise and technology of each company in the other company's operations. See "Risk Factors; Certain Forward-Looking and Cautionary Statements" for a discussion of risks and uncertainties associated with the achievement of these possible cost savings.

     Accounting Treatment of the Combination. The Combination is expected to be accounted for as a pooling of interests, whereby Homestake will record the acquisition of the Santa Fe assets at Santa Fe's historical carrying values.

     Terms of the Agreement. The Homestake Board carefully considered the terms of the Agreement and their continuing impact on Homestake and Santa Fe during the period through the date of the Special Meetings. The Homestake Board views as particularly important those provisions of the Agreement that establish the relative rights and obligations of Homestake and Santa Fe in the event of a Takeover Proposal for either Homestake or Santa Fe. Both Homestake and Santa Fe are restricted from soliciting or encouraging Takeover Proposals or, subject to fiduciary duties, from negotiating with third parties with respect to Takeover Proposals. See "The Agreement--Certain Actions with Respect to Takeover Proposals." A Termination Fee of $65 million is payable to Homestake if the Agreement is terminated when there is a Takeover Proposal for Santa Fe. Similarly, a Termination Fee of $65 million is payable to Santa Fe if the Agreement is terminated when there is a Takeover Proposal for Homestake. See "The Agreement--Termination Fees." The Homestake Board particularly considered the implications of these provisions in the light of the Newmont Public Proposal. See "The Combination--Background of the Combination" for a discussion of the Newmont Public Proposal.

     Analysis and Opinion of Dillon Read. As a part of its deliberations, the Homestake Board requested the advice of Dillon Read, its financial advisor, regarding the Combination. Dillon Read provided oral and written analyses to the Homestake Board at its meetings held on November 21 and December 8, 1996. Among other factors, Dillon Read reviewed historical trading prices for Homestake and Santa Fe Common Stock, recent acquisitions in the gold mining industry, and the respective contributions of Homestake and Santa Fe to the Combined Company. In its deliberations, the Homestake Board considered the opinion delivered by Dillon Read to the effect that, based upon and subject to certain matters stated therein, as of December 8, 1996, the Exchange Ratio is fair to the Homestake stockholders from a financial point of view. See "The Combination--Opinion of Homestake's Financial Advisor."

     After considering the matter, including the factors described above, the Homestake Board believes that the Combination is in the best interests of the Homestake stockholders. Accordingly, THE HOMESTAKE BOARD UNANIMOUSLY RECOMMENDS THAT THE HOMESTAKE STOCKHOLDERS VOTE "FOR" THE HOMESTAKE CHARTER AMENDMENT AND "FOR" THE SHARE ISSUANCE.

OPINION OF HOMESTAKE'S FINANCIAL ADVISOR

     Homestake retained Dillon Read to act as its financial advisor in connection with the Combination.

     On December 8, 1996, Dillon Read delivered its oral opinion, which was confirmed by its written opinion dated December 8, 1996, to the Homestake Board to the effect that, based upon and subject to certain matters stated therein, as of the date of such opinion, the Exchange Ratio (referred to in the opinion as the Conversion Number) is fair to the Homestake stockholders from a financial point of view.

     THE FULL TEXT OF DILLON READ'S OPINION DATED DECEMBER 8, 1996, WHICH SETS FORTH A DESCRIPTION OF THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX B. DILLON READ'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO TO THE HOMESTAKE STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOMESTAKE STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE

HOMESTAKE CHARTER AMENDMENT OR THE SHARE ISSUANCE. HOMESTAKE STOCKHOLDERS ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY, ESPECIALLY WITH REGARD TO THE ASSUMPTIONS MADE AND MATTERS CONSIDERED BY DILLON READ. THE SUMMARY OF THE OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at its opinion, Dillon Read reviewed, analyzed and considered such financial and other factors as it deemed appropriate under the circumstances, including, among other things: (i) reviewed certain publicly available business and historical financial information relating to Homestake and Santa Fe, (ii) reviewed certain financial information and other data provided to Dillon Read by Homestake that is not publicly available relating to the business and prospects of Homestake, including financial projections prepared by the management of Homestake, (iii) reviewed certain financial information and other data provided to Dillon Read by Santa Fe that is not publicly available relating to the business and prospects of Santa Fe, including financial projections prepared by the management of Santa Fe, (iv) conducted discussions with members of the senior managements of Homestake and Santa Fe,
(v) reviewed the historical market prices and trading volumes of Homestake Common Stock and Santa Fe Common Stock, (vi) considered certain pro forma effects of the Combination on the financial results of Homestake and reviewed certain estimates of synergies prepared by the managements of Homestake and Santa Fe, (vii) reviewed publicly available financial and stock market data with respect to certain other companies Dillon Read believes to be generally comparable to Homestake and Santa Fe, (viii) compared the financial terms of the Combination with the financial terms of certain other mergers and acquisitions Dillon Read believes to be relevant, (ix) reviewed the Agreement, and (x) conducted such other financial studies, analyses and investigations, and considered such other information as Dillon Read deemed necessary or appropriate, but none of which was, individually, material. Dillon Read's opinion was necessarily based on economic, monetary and market conditions existing on the date thereof.

     In connection with its review, Dillon Read did not assume any responsibility for independent verification of any of the foregoing information and, with Homestake's consent, relied on such information as being complete and accurate in all material respects. In addition, Dillon Read did not make any evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Homestake or Santa Fe, nor was Dillon Read furnished with any such evaluation or appraisal. With respect to the financial projections and estimates of synergies referred to above, Dillon Read assumed, with Homestake's consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of Homestake's and Santa Fe's managements as to the future financial performance of each company. Dillon Read also assumed that the Merger would be treated as tax-free to both Homestake and its stockholders, and that the Combination would be accounted for as a pooling of interests. In addition, although Dillon Read evaluated the Exchange Ratio from a financial point of view, Dillon Read was not asked to and did not recommend the specific consideration to be paid in the Combination. No other limits were placed on Dillon Read with respect to the investigations made or procedures followed by Dillon Read in rendering its opinion.

     In arriving at its opinion, Dillon Read did not assign any particular weight to any analysis or factor considered by it, but rather made qualitative judgments based on its experience in providing such opinions and on then existing economic, monetary and market conditions as to the significance and relevance of each analysis and factor. Accordingly, Dillon Read believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Dillon Read made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Homestake's or Santa Fe's control. Any estimates contained in Dillon Read's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of a business or securities do not purport to be appraisals or to reflect the actual prices at which businesses or securities might be sold.

     Dillon Read is an internationally recognized investment banking firm which, as a part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Homestake Board selected Dillon Read on the basis of its experience and independence. In the past, Dillon Read has provided investment banking services to Homestake and has received customary compensation for such services. In the ordinary course of business, Dillon Read trades the securities of Homestake and Santa Fe for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     Pursuant to the engagement letter dated as of November 21, 1996, between Homestake and Dillon Read, Homestake has agreed to pay Dillon Read a fee of 0.33% of the equity consideration in the Combination, subject to a maximum fee of $6,500,000, for services provided in connection with the Combination. Of this amount, $2,250,000 was paid upon the announcement by Homestake of the execution of the Agreement; the payment of the balance is contingent upon the consummation of the Combination. Homestake has also agreed to reimburse Dillon Read for the expenses reasonably incurred by it in connection with its engagement (including reasonable counsel fees) and to indemnify Dillon Read and its officers, directors, employees, agents and controlling persons against certain expenses, losses, claims, damages or liabilities in connection with its services, including those arising under the federal securities laws.

     The following paragraphs summarize the material quantitative analyses performed by Dillon Read in arriving at the opinion dated December 8, 1996, presented to the Homestake Board.

     Summary of Recent Acquisition Transactions. Using publicly available information, Dillon Read reviewed the purchase prices and multiples paid in selected mergers and acquisitions involving gold mining companies which Dillon Read deemed relevant in evaluating the Combination. Dillon Read reviewed the acquisition of Hemlo Gold Mines Inc. ("Hemlo") by Battle Mountain Gold Company ("Battle Mountain"); the acquisition of Lac Minerals Ltd. ("LAC") by Barrick; the acquisition of International Corona by Homestake; the acquisition of Bond International Gold Inc. by LAC; and the acquisition of certain assets of Freeport-McMoRan Copper & Gold, Inc. ("Freeport McMoRan") by Minorco S.A. ("Minorco").

     Multiples of unlevered value of the transactions (consideration offered for the equity plus the book value of debt less the cash and cash equivalents) to the most recently published gold reserves prior to the transaction announcement averaged $210 per ounce and ranged from $119 per ounce to $277 per ounce. The multiples of reserve value (reserves multiplied by the gold price at the time of the transaction) averaged 0.54x and ranged from 0.35x to 0.67x. The multiples of reserve cash value (reserves multiplied by the gold price at the time of the transaction less cash costs) averaged 1.42x and ranged from 0.80x to 1.95x. The multiples of the latest 12 months gold production averaged $2,036 per ounce and ranged from $1,368 per ounce to $2,887 per ounce. Dillon Read noted that, based on the closing price of Homestake Common Stock on December 4, 1996, the implied unlevered value for Santa Fe in the Combination based upon the Exchange Ratio represented $146 per ounce of reserves, within the range for the transactions considered; 0.39x reserve value, within the range for the transactions considered; 0.98x reserve cash value, within the range for the transactions considered; $3,056 per ounce of 1996 estimated production, above the range of the latest 12 months gold production for the transactions considered; and $2,330 per ounce of 1997 estimated production, within the range of the latest 12 months gold production for the transactions considered.

     Dillon Read also reviewed the premiums paid in the Battle Mountain/Hemlo, Barrick/LAC and Homestake/International Corona transactions. The premiums were calculated for the periods of 60 days prior to acquisition announcement (which ranged from 27.9% to 32.3%), 20 days prior to acquisition announcement (which ranged from 28.0% to 39.4%), and one day prior to acquisition announcement (which ranged from 20.4% to 50.0%). Dillon Read noted that, based on the closing prices of Homestake Common Stock and Santa Fe Common Stock on the 60 trading days prior to and including December 4, 1996, the 20 trading days prior to and including December 4, 1996, and on December 4, 1996, the implied premium in the Combination was 36.5% (above the range), 42.4% (above the range) and 44.4% (within the range), respectively.

     Analysis of Selected Publicly Traded Comparable Companies in the Gold Mining Industry. Using publicly available information, Dillon Read reviewed the stock prices and market multiples of common stocks of the following companies in the gold mining industry: Barrick; Placer Dome; Newmont; Battle Mountain; and Homestake. Dillon Read believes these companies are generally comparable to Santa Fe. Dillon Read determined the unlevered value (defined as equity market value plus the book value of debt less the cash and cash equivalents) for each of these comparable companies. Dillon Read calculated a range of such unlevered values as a multiple of reserves, reserves plus mineralized material and 1996 estimated production. Unlevered value as a multiple of reserves averaged $200 per ounce and ranged from $107 per ounce to $304 per ounce for these comparable companies. Unlevered value as a multiple of reserves plus mineralized material averaged $127 per ounce and ranged from $69 per ounce to $257 per ounce. Unlevered value as a multiple of estimated production averaged $2,349 per ounce and ranged from $1,217 per ounce to $3,574 per ounce. Dillon Read noted that, based on the closing price of Homestake Common Stock on December 4, 1996, the implied unlevered value for Santa Fe in the Combination based upon the Exchange Ratio represented $146 per ounce of reserves, $89 per ounce of reserves plus mineralized material, and $3,056 per ounce of production, all within the ranges for the comparable companies.

     No company, transaction or business used in the analyses described under "Opinion of Homestake's Financial Advisor--Summary of Recent Acquisition Transactions" and "--Analysis of Selected Publicly Traded Comparable Companies in the Gold Mining Industry" is identical to Homestake, Santa Fe or the Combination. Accordingly, an analysis of the results thereof necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the transaction or the public trading or other values of the company or companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable acquisition or company data.

     Discounted Cash Flow Analysis. Dillon Read performed a discounted cash flow analysis of Homestake on a stand alone basis using a set of underlying operating projections which were based upon the forecasts provided by management of Homestake ("Homestake Projections"). Dillon Read also performed a discounted cash flow analysis of Santa Fe on a stand alone basis using a set of underlying operating projections which were based upon the forecasts provided by the management of Santa Fe ("Santa Fe Projections"). As part of each analysis, no value was attributed to exploration projects to which no reserves were attributed. In addition, for each analysis no value was attributed to additional exploration potential. As a result, all exploration costs were removed from the Homestake Projections and the Santa Fe Projections. The purpose of the discounted cash flow analyses was merely to determine the relative theoretical contribution of the existing projects of each company and was not expected to calculate the full present value of either company as an ongoing operation. The unlevered after-tax discount rates utilized in the discounted cash flow analyses ranged from 2.0% to 6.0%. After calculating the theoretical present value of each company, each company's cash was added and debt subtracted to arrive at a theoretical present value attributable to equity for each company. Using this methodology, Homestake's contribution to the equity value of the Combined Company ranged from 54% to 59%.

     Contribution Analysis. Dillon Read analyzed the percentage of (i) revenues, (ii) earnings before interest, taxes, depreciation, depletion and amortization ("EBITDA"), (iii) EBITDA less capital expenditures, (iv) earnings before interest and taxes, (v) net income, (vi) cash flow from operations (defined as net income plus depreciation, depletion and amortization plus deferred taxes) ("Cash Flow from Operations"), (vii) book value of equity,
(viii) net assets, (ix) reserves, (x) mineralized material, (xi) reserves plus mineralized material, (xii) acreage, (xiii) production, (xiv) production on an equity basis, and (xv) reserve cash value (at gold prices of both $400 per ounce and $370 per ounce) that each of Homestake and Santa Fe would contribute to the total of the Combined Company based upon latest 12 months data then available and the Homestake Projections and Santa Fe Projections referred to above. Based upon such latest 12 months data and the Homestake Projections and Santa Fe Projections, Homestake's contribution to the Combined Company ranged from 14% (for acreage) to 71% (for 1998 estimated EBITDA less capital expenditures). Dillon Read noted that, based upon the Exchange Ratio, the current Homestake stockholders would own approximately 50% of the Combined Company, within the range of contribution based upon the statistics considered.

     Pro Forma Impact. Dillon Read examined the impact of the Combination on Homestake's earnings per share, Cash Flow from Operations per share, reserves per share, reserves plus mineralized material per share and production per share based on operating and financial projections for the two companies. The projection of such earnings, Cash Flow from Operations, reserves, reserves plus mineralized material and production was based upon operating projections provided by Homestake management for Homestake, assuming the Combination did not take place, operating projections provided by Santa Fe management for Santa Fe, assuming the Combination did not take place, and the estimated cost savings and synergies expected to result from the Combination. This analysis indicated that the Combination would be accretive to Homestake earnings per share in the years 1996 through 2000 by percentages ranging from 2.7% to 19.1%; dilutive to Homestake Cash Flow from Operations per share in 1996 by 11.1%, and accretive to Homestake Cash Flow from Operations per share in the years 1997 through 2000 by percentages ranging from 4.8% to 23.0%; dilutive to 1995 Homestake reserves per share by 8.4%; dilutive to 1995 Homestake reserves plus mineralized material per share by 6.2%; and dilutive to Homestake production per share in the years 1996 through 2000 by percentages ranging from 7.8% to 27.4%.

     Historical Trading Analysis. Dillon Read reviewed the recent historical stock market performance of Homestake Common Stock and Santa Fe Common Stock in relation to each other. This analysis indicated that between June 16, 1994, and December 4, 1996, the ratio of the price of a share of Santa Fe Common Stock to the price of a share of Homestake Common Stock ranged between 0.59 and 0.89 and averaged 0.77. Dillon Read also noted that such ratio ranged from 0.59 to 0.89 and averaged 0.77 between December 4, 1994 and December 4, 1996, ranged from
0.73 to 0.89 and averaged 0.80 between December 4, 1995 and December 4, 1996, and ranged from 0.73 to 0.89 and averaged 0.80 between January 1, 1996 and December 4, 1996. Such ratio was 0.77 based on the closing prices on December 4, 1996, 0.78 based on the average of the closing prices for the 20 trading days ended December 4, 1996, 0.82 based on the average of the closing prices for the 60 trading days ended December 4, 1996, and 0.80 based on the average of the closing prices for the 90 trading days ended December 4, 1996.

SANTA FE REASONS FOR THE COMBINATION; RECOMMENDATION OF THE SANTA FE BOARD

     The Santa Fe Board has unanimously concluded that the Combination is fair to and in the best interests of the Santa Fe stockholders and, accordingly, unanimously approved the Agreement and unanimously resolved to recommend that the Santa Fe stockholders adopt the Agreement. The Santa Fe Board based such conclusion upon consideration of a number of factors, including:

      1. current industry, economic and market conditions;

      2. presentations by SBCW to the Santa Fe Board, discussions between SBCW and the Santa Fe Board and the opinion of SBCW to the effect that, based upon and subject to the factors set forth therein, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to the Santa Fe stockholders (see "The Combination--Opinion of Santa Fe's Financial Advisor");

      3. the financial condition, results of operations and cash flow of Santa Fe and Homestake, both on an historical and a prospective basis;

      4. Santa Fe's investigations and analyses of strategic alternatives (see "The Combination--Background of the Combination");

      5. historical market prices and trading information with respect to Santa Fe Common Stock and Homestake Common Stock, including that the Combination represents a 44% premium to the market price of the Santa Fe Common Stock on December 4, 1996, the last trading day prior to the announcement of the Newmont Public Proposal;

      6. the terms and conditions of the Agreement, including the requirement for the Stockholder Approvals, and that the Agreement permits Santa Fe, under certain circumstances, to furnish information to and participate in substantive discussions and negotiations with third parties and to terminate the Agreement to enter into a definitive agreement with a third party upon the payment of the $65 million Termination Fee and the fact that such provisions of the Agreement apply equally to Homestake and Santa Fe (see "The Agreement"); and that the Santa Fe Board did not believe that the provisions of the Agreement would deter a more attractive offer for Santa Fe;

      7. the strategic fit between Santa Fe and Homestake, including the opportunity for significant synergies and cost savings (see "Summary--Benefits of the Combination");

      8. the ability of the Santa Fe stockholders to participate in the potential benefits of the Combination through the ownership of approximately 50% of the Homestake Common Stock following the Combination (see "Summary--Benefits of the Combination");

      9. that the Homestake Board following the Combination would consist of 12 directors, five designated by Santa Fe from the current Santa Fe Board, five designated by Homestake from the current Homestake Board and two chosen by such ten directors;

     10. the ability to consummate the Combination as a pooling of interests under United States generally accepted accounting principles and as a tax-free reorganization under the Code;

     11. the Santa Fe Board's belief that the Combination will create a new leading international gold company with the asset base, portfolio of growth opportunities, balance sheet and operating skills to pursue an aggressive growth strategy;

     12. that Homestake and Santa Fe have historically traded at multiples that were significantly lower than, in particular, Barrick, Newmont and Placer Dome, and that following the Combination, Homestake Common Stock will have the potential for benefiting over time from the higher stock multiples accorded to those larger gold mining companies;

     13. the low political risk profile of the Combined Company, as its holdings will principally be in the United States, Australia and Canada; and

     14. that the Combination was expected to be accretive to Santa Fe's stockholders on the basis of (i) 1996 pro forma cash flow, earnings, production, reserves, reserves and resources, and dividends, and (ii) cash flow, production and dividends for 1997, before one-time transaction and restructuring costs. See "Risk Factors; Certain Forward-Looking and Cautionary Statements" and "The Combination-- Opinion of Santa Fe's Financial Advisor."

     The Santa Fe Board considered the relative merits of the Combination and the Newmont Public Proposal. The Santa Fe Board concluded that the Combination would provide more value for the Santa Fe stockholders than the Newmont Public Proposal due to, among other things, the factors considered by the Santa Fe Board at its November 26, 1996 meeting at which the Santa Fe Board determined that the Homestake proposal represented a more attractive alternative than the Newmont proposal of November 21, 1996. The Santa Fe Board noted the following additional factors subsequent to the November 26, 1996 meeting: (x) the Combination had a higher value per share of Santa Fe Common Stock than the Newmont Public Proposal based on closing prices on December 4, 1996, the last trading day prior to the Newmont Public Proposal ($17.15 for the Combination compared to $15.96 for the Newmont Public Proposal) and (y) Newmont had never increased its proposed exchange ratio. See "The Combination--Background of the Combination."

     There can be no assurances that the expected benefits of the Combination will be realized. See "Risk Factors; Certain Forward-Looking and Cautionary Statements."

     The Santa Fe Board did not assign relative weights to the foregoing factors or determine that any one factor was of particular importance. Rather, the Santa Fe Board viewed its determinations as being based on the totality of the information presented to and considered by it.

     THE SANTA FE BOARD UNANIMOUSLY RECOMMENDS THAT THE SANTA FE STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE AGREEMENT.

OPINION OF SANTA FE'S FINANCIAL ADVISOR

     At the December 8, 1996, meeting of the Santa Fe Board, SBCW delivered its written opinion (the "SBCW Opinion") that, as of such date and based upon and subject to various considerations set forth in the SBCW Opinion, the Exchange Ratio was fair, from a financial point of view, to the Santa Fe stockholders. The SBCW Opinion does not constitute an opinion as to the value of the shares of Homestake Common Stock or the prices at any time at which the shares of Homestake Common Stock will trade. No restrictions or limitations were imposed by the Santa Fe Board with respect to the investigations made or the procedures followed by SBCW in arriving at its opinion.

     A copy of the SBCW Opinion is attached hereto as Appendix C. The Santa Fe stockholders are urged to read the SBCW Opinion in its entirety for assumptions made, procedures followed, other matters considered and the limits of the review by SBCW. The SBCW Opinion was prepared for the Santa Fe Board and is directed only to the fairness of the Exchange Ratio, from a financial point of view, to the Santa Fe stockholders and does not constitute a recommendation to any Santa Fe stockholder as to how to vote at the Santa Fe Special Meeting. The summary of the opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

     In delivering its opinion, SBCW reviewed, among other things, certain publicly available business and financial information relating to Santa Fe and Homestake, and reviewed a draft of the Agreement substantially in the form that was executed on December 8, 1996. SBCW also reviewed, among other things, certain other information, including financial forecasts and life of mine plans, provided to SBCW by Santa Fe and Homestake, and met with the managements of both companies to discuss the business and prospects of Santa Fe and Homestake, respectively. SBCW also considered, among other things, certain financial and stock market data of Santa Fe and Homestake, compared that data with similar data for other publicly held companies in businesses similar to those of Santa Fe and Homestake and considered the financial terms of certain other business combinations and other transactions which have recently been effected. In addition, SBCW conducted such other financial studies, analyses and investigations as it deemed appropriate.

     In connection with its review and opinion, SBCW did not assume any responsibility for independent verification of any of the information reviewed or considered and assumed and relied on its being complete and accurate in all respects. With respect to the financial forecasts, reserve estimates and life of mine plans, SBCW assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Santa Fe and Homestake as to the future financial performance of Santa Fe and Homestake, respectively. In addition, SBCW did not make an independent evaluation or appraisal of the assets of Santa Fe or Homestake, nor was SBCW furnished with any such evaluations or appraisals. The SBCW Opinion was necessarily based upon financial, economic, market and other conditions as they existed on December 8, 1996. It should be understood that, although subsequent developments may affect the SBCW Opinion, SBCW does not have any obligation to update, revise or reaffirm the opinion. In connection with the SBCW Opinion, SBCW did not express any opinion as to what the value of the Homestake Common Stock actually will be when issued pursuant to the Agreement or the prices at which such share will trade subsequent to the Merger. SBCW relied on advice of counsel to Santa Fe as to all legal matters regarding the structure and tax implications of the Combination and related matters, and on the advice of Santa Fe's independent accountants as to accounting matters pertaining to the Combination. Based on such advice, SBCW assumed that the Combination will be accounted for financial reporting purposes as a pooling of interests under United States generally accepted accounting principles and that the Combination will result in a tax-free rollover of basis for United States stockholders of Santa Fe.

     SBCW is an internationally recognized investment banking firm that provides financial services in connection with a wide range of business transactions. As part of its business, SBCW regularly engages in the valuation of companies and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions. Santa Fe retained SBCW based upon SBCW's expertise in the valuation of companies, as well as its familiarity with Santa Fe and other gold mining companies. In the ordinary course of its business, SBCW trades the equity and debt securities of both Santa Fe and Homestake for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Additionally, SBCW has previously provided investment banking and financial advisory services to Santa Fe for which it has received compensation. In 1993, SBCW provided investment banking services to Homestake for which SBCW received compensation.

     Pursuant to a letter agreement dated January 19, 1996, as amended by a supplementary letter agreement dated December 3, 1996, Santa Fe agreed to pay SBCW (i) an initial fee of $50,000 upon signing the January 1996 letter agreement, (ii) a retainer fee of $50,000 per month for an initial period of 12 months commencing January 19, 1996, (iii) a fee of $2,250,000 upon announcement of the Combination, and (iv) a fee of $12,750,000 upon consummation of the Combination. The fees payable under subparagraphs (i) and (ii) above are offsettable against the fee payable under subparagraph (iv) above. Santa Fe has also agreed to reimburse SBCW for its out-of-pocket expenses including the reasonable fees and disbursements of counsel and to indemnify SBCW and certain other persons against certain liabilities in connection with the engagement of SBCW, including certain liabilities under federal securities laws.

     The following is a brief summary of the analyses performed by SBCW in preparation of the SBCW Opinion. In this connection, SBCW performed certain procedures, including each of the financial analyses described below, and reviewed with management of Santa Fe the assumptions on which such analyses were based and other factors, including the current and projected financial results of Santa Fe and Homestake.

     Stock Trading History. To provide contextual and comparative market data, SBCW reviewed the stock trading histories of Santa Fe and Homestake and their relative relationship during certain periods ended December 4, 1996 (the last trading day before the announcement of the Newmont Public Proposal), including, among other periods, the preceding (i) one month, (ii) three months, (iii) six months, (iv) one year, (v) two years, and (vi) the period since Santa Fe's initial public offering in June 1994. The exchange ratios between the average share prices of Santa Fe and Homestake Common Stock over these periods were (i) 0.779, (ii) 0.812, (iii) 0.801, (iv) 0.801, (v) 0.766, and (vi) 0.769. The
Exchange Ratio of 1.115 represents a premium to the average exchange ratios over these periods of (i) 43.1%, (ii) 37.3%, (iii) 39.2%, (iv) 39.2%, (v) 45.6%, and
(vi) 45.0%, respectively. At the closing market price of Homestake Common Stock of $15.375 on December 4, 1996, the Exchange Ratio of 1.115 to 1 represents a premium of 44.4% to the Santa Fe Common Stock closing stock price of $11.875 on December 4, 1996, a premium of 54.1% to the low Santa Fe Common Stock price over the preceding twelve months and a discount of 6.1% to the high Santa Fe Common Stock price over the preceding twelve months.

     Comparable company analysis. SBCW also compared selected historical share price and operating and financial ratios for Santa Fe to the corresponding data and ratios of the following publicly traded companies: (i) Barrick, (ii) Newmont, (iii) Placer Dome, (iv) Battle Mountain, (v) TVX Gold Inc., (vi) Echo Bay Mines Ltd., (vii) Homestake and (viii) Cambior Inc. Although these companies were selected for purposes of comparison, none of them is identical to Santa Fe.

     The analysis considered, among other things, ratios of market value plus debt less cash ("Enterprise Value") to 1996 and 1997 estimated production; Enterprise Value to ounces of reserves, and to reserves and disclosed mineralized material at December 31, 1995, as updated by public announcements since that time ("Reserves" and "Reserves and Resources," respectively); Enterprise Value to 1996 and 1997 estimated EBITDA; and market value to 1996 and 1997 estimated cash flow (defined as net income plus deferred taxes plus depreciation, depletion and amortization). Data were obtained from publicly available sources including press releases and market estimates published by independent analysts. The analysis indicated that the high, low and median values of Enterprise Value as a multiple of (i) 1996 and 1997 estimated production, (ii) Reserves, (iii) Reserves and Resources, (iv) 1996 and 1997 estimated EBITDA, and (v) the ratio of market value to 1996 and 1997 estimated cash flow were (i) $3,293/oz., $924/oz. and $2,367/oz.; and $3,279/oz.,
$1,093/oz. and $1,993/oz., (ii) $285/oz., $68/oz. and $132/oz., (iii) $242/oz.,
$38/oz. and $95/oz., (iv) 29.3x, 8.1x and 14.0x; and 17.5x, 7.8x and 12.5x, and
(v) 31.1x, 11.9x and 22.8x; and 20.1x, 10.2x and 14.4x, respectively. These compared to Santa Fe's pre-transaction ratios as of December 4, 1996 (the last trading day before the announcement of the Newmont Public Proposal), of (i) $2,246/oz. and $1,575/oz., (ii) $106/oz., (iii) $65/oz., (iv) 16.0x and 10.5x,
and (v) 15.7x and 10.0x, respectively. Santa Fe's implied post-transaction multiples as of December 4, 1996, were (i) $3,057/oz. and $2,143/oz., (ii) $144/oz., (iii) $89/oz., (iv) 21.6x and 14.2x, and (v) 22.6x and 14.4x,
respectively.

     Precedent transaction analysis. SBCW reviewed publicly available information for six completed or announced transactions involving North American gold producers in the period from 1990 to the present. These transactions did not constitute the complete list of gold mining transactions which occurred in such period. None of the selected transactions was considered directly comparable. The transactions considered involved the following companies (acquiror and target, respectively): (i) Pegasus Gold Inc. and Dayton Mining Corporation, (ii) Barrick and Arequipa Resources Ltd., (iii) Battle Mountain and Hemlo, (iv) Barrick and LAC, (v) Homestake and International Corona, and (vi) Minorco and Freeport-McMoRan.

     The analysis considered the percentage premiums of the offer prices (taking the share price of the offering company multiplied by the exchange ratio in the case of stock-for-stock transactions) compared to the target company's share price, among other periods, (i) one day and (ii) one month prior to the announcement date of the relevant transaction. The high, low and median premiums for such transactions for the respective periods were (i) 50.0%, 19.5% and 26.1%, and (ii) 52.1%, 16.7% and 26.1%, respectively. The relevant implied premiums for the Combination, based on the Santa Fe Common Stock and the Homestake Common Stock closing market prices on December 4, 1996, of $11.88 and $15.38, respectively, and the Santa Fe Common Stock closing market price on November 5, 1996, of $11.63 were (i) 44.4% and (ii) 47.5%, respectively. SBCW also examined selected stock-for-stock transactions over the preceding five years, none of which was deemed directly comparable to the Combination. The analysis indicated that for the company issuing stock in these selected transactions, the median premium paid over the market price one day prior to announcement was 20.6% and the median premium paid over the market price four weeks prior to announcement was 32.0%. The mean pro forma ownership percentage of the target companies' shareholders was 30.5%.

     SBCW also reviewed certain multiples implied by these transactions, including ratios of (i) Enterprise Value to Reserves, (ii) Enterprise Value to Reserves and Resources, (iii) Enterprise Value to production over the latest reported twelve months ("LTM"), (iv) Enterprise Value to LTM EBITDA, and (v) market value to LTM cash flow. The high, low and median multiples for such ratios for the selected transactions were (i) $318/oz., $148/oz. and $261/oz.,
(ii) $175/oz., $92/oz. and $154/oz., (iii) $4,004/oz., $1,219/oz. and
$2,847/oz., (iv) 25.6x, 8.3x and 20.8x, and (v) 31.4x, 7.2x and 27.3x. These
compared to the implied multiples for the Combination of (i) $144/oz., (ii) $89/oz., (iii) $3,227/oz., (iv) 24.3x, and (v) 23.3x, respectively.

     In using such transactions to value Santa Fe, an analysis of the results was not simply mathematical nor necessarily precise; rather, it involved complex considerations and judgments concerning differences in financial and operating characteristics of each of the constituent companies for each transaction and other factors that affect public trading values.

     Discounted cash flow analysis. SBCW prepared a discounted cash flow analysis for the mines and certain development projects of Santa Fe and Homestake based on life of mine plans and corporate projections provided by each company. The analysis attributed no value to exploration potential of either company and, accordingly, all exploration costs were excluded from the cash flows subject to the analysis. The analysis was designed to provide relative valuation evidence and was not expected to establish the full net present value of either company as a going concern. Assuming no inflation, gold prices of $380/oz., $400/oz. and $420/oz., and a discount rate range of 4% to 6%, and adjusting for net debt and certain other balance sheet items, the relative contribution of Santa Fe to the net present value of the Combined Company was in a range of 35% to 41%. This compares to an implied equity ownership percentage of approximately 50% for the Santa Fe stockholders as a result of the Combination.

     Contribution analysis. SBCW examined the relative contribution of Santa Fe and Homestake to the Combined Company on a number of different bases. Measures considered, among others, were (i) net present value, (ii) net book value, (iii) 1996, 1997, and 1998 estimated cash flow, (iv) 1996, 1997 and 1998 estimated production, (v) 1996, 1997 and 1998 estimated EBITDA, (vi) Reserves, and (vii) Reserves and Resources. This analysis indicated that Santa Fe would contribute
(i) 35% to 41% (as noted above), (ii) 43%, (iii) 40%, 55% and 51%, (iv) 25%, 33%
and 37%, (v) 29%, 43% and 41%, (vi) 39%, and (vii) 40%, respectively. These compare to an implied equity ownership percentage of approximately 50% for the Santa Fe stockholders as a result of the Combination. The results of the contribution analysis are not necessarily indicative of the contribution that the respective businesses may have in the future.

     Pro forma merger analysis. SBCW analyzed the pro forma consequences of the Combination upon the Santa Fe stockholders on a Santa Fe equivalent per share basis. The analyses were based on projected financial information provided by the management of Santa Fe and the management of Homestake and upon certain assumptions described in the foregoing paragraphs. The pro forma impacts on estimated results indicated that on the basis of cash flow per share, earnings per share, dividends per share, production per share, Reserves per share, and Reserves and Resources per share, the Combination would be accretive for the Santa Fe stockholders in 1996. In 1997, the transaction would be accretive for the Santa Fe stockholders on the basis of cash flow per share, dividends per share and production per share, but dilutive on the basis of earnings per share. In 1998, the transaction would be accretive for the Santa Fe stockholders on the basis of production per share and dividends per share, neither accretive nor dilutive on the basis of cash flow per share and dilutive on the basis of earnings per share. The pro forma results assume that general and administrative and exploration costs on a combined basis, as projected by management, would be reduced by pretax cost savings of $30 million. Effects are stated before one-time transaction costs.

     SBCW also considered the capitalization of the Combined Company as compared to that of Santa Fe. On a stand alone basis, the estimated ratio of net debt to net book capitalization for Santa Fe as of December 31, 1996, would have been 43%. The estimated ratio of net debt to net book capitalization for the Combined Company as of December 31, 1996, would have been 23%, excluding cash attributable to minority interests in Prime and before one-time transaction costs. The results of the pro forma merger analysis are not necessarily indicative of the future results or financial performance of the Combined Company.

     The foregoing is a summary of certain analyses prepared by SBCW in connection with providing the SBCW Opinion. The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description and taking portions of the analyses set out above, without considering the analysis as a whole, would, in the opinion of SBCW, create an incomplete and misleading picture of the processes underlying the analyses considered in delivering the opinion. SBCW did not form an opinion as to whether any individual analysis, considered in isolation, supported or failed to support the SBCW Opinion. The SBCW Opinion necessarily involved making complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparable companies and precedent transactions and of other factors in relation to the trading and acquisition values of the comparable companies. In arriving at its opinion, SBCW considered the results of all such analyses and did not attribute particular weight to any one analysis or factor considered by it. No other company used in the comparable company analysis is identical to Santa Fe or Homestake and no transaction used in the precedent transaction analysis summarized above is identical to the Combination. The analyses performed by SBCW, particularly those based on forecasts, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of SBCW's analysis of the fairness of the Exchange Ratio, from a financial point of view, to the Santa Fe stockholders. In performing its analyses, SBCW made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Santa Fe and Homestake. The foregoing summary does not purport to be a complete description of the analyses prepared by SBCW.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following describes the principal United States federal income tax consequences of the Merger under the Code, assuming that the Merger is consummated as contemplated herein. This discussion is based on current laws of the United States and interpretations thereof, which are subject to change. The discussion assumes that the Santa Fe Common Stock is held as a capital asset and does not take account of rules that may apply to holders thereof that are subject to special treatment under the Code (including foreign persons, insurance companies, dealers in securities, certain retirement plans, financial institutions, tax-exempt organizations or stockholders who acquired shares pursuant to the exercise of an employee stock option or otherwise as compensation). Also, the discussion does not address state, local or foreign tax consequences. Consequently, each holder of Santa Fe Common Stock should consult its own tax advisor as to the specific tax consequences of the Merger to that holder. Neither Homestake nor Santa Fe has requested or will request an advance ruling from the Internal Revenue Service as to the federal income tax consequences of the Merger.

     The obligation of Homestake to consummate the Merger is subject to its receipt of an opinion of Cravath, Swaine & Moore, counsel to Homestake, dated as of the Closing Date, in form and substance reasonably satisfactory to Homestake, to the effect that the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. The obligation of Santa Fe to consummate the Merger is subject to its receipt of an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Santa Fe, dated as of the Closing Date, in form and substance reasonably satisfactory to Santa Fe, to the effect that the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. Based on these opinions, no gain or loss will be recognized for federal income tax purposes by either Homestake or Santa Fe as a result of the Merger, and no gain or loss will be recognized for federal income tax purposes by the holders of Santa Fe Common Stock upon the conversion of Santa Fe Common Stock into shares of Homestake Common Stock pursuant to the Agreement (except to the extent of any cash received in lieu of fractional shares). The tax basis of the shares of Homestake Common Stock received by the Santa Fe stockholders will be the same as the tax basis of their Santa Fe Common Stock converted in the Merger (reduced by any amount allocable to a fractional share interest for which cash is received). The holding period of the Homestake Common Stock in the hands of the Santa Fe stockholders will include the holding period of their Santa Fe Common Stock converted in the Merger.

     A Santa Fe stockholder who receives cash in lieu of a fractional share interest in Homestake Common Stock will be treated for federal income tax purposes as receiving such fractional share interest in the Merger and then selling it for cash. Such a stockholder will recognize gain or loss in an amount equal to the difference between the amount of cash received and the portion of such stockholder's adjusted tax basis in the shares of Santa Fe Common Stock allocable to the fractional share interest. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holding period for the Santa Fe Common Stock converted into the fractional share interest is more than one year.

ANTICIPATED ACCOUNTING TREATMENT

     The Combination is expected to be accounted for as a pooling of interests in accordance with United States generally accepted accounting principles. Under this method of accounting, after addressing any conformity issues (i) the recorded assets and liabilities of Santa Fe will be carried forward to Homestake at their recorded amounts, (ii) income of Homestake will include income of Homestake and Santa Fe for the entire fiscal year in which the Combination occurs, and (iii) the reported income of the separate companies for prior periods will be combined and restated as income of Homestake. The Agreement provides that a condition to the consummation of the Merger is the receipt of letters from Coopers and Price Waterhouse to the effect that the Combination qualifies for pooling of interests accounting treatment. See "The Agreement--Conditions to the Consummation of the Merger."

     In connection with the Combination, one-time transaction costs are estimated at $25 million and one-time restructuring costs, primarily for severance, lease termination and relocation charges are estimated at $25 million. The majority of these costs will be incurred and expensed during 1997. In addition, in connection with the preparation of the pro forma information included elsewhere in this Proxy Statement, management of Homestake and Santa Fe have conformed certain differences in accounting practice. See "Unaudited Pro Forma Condensed Financial Information."

REGULATORY MATTERS

     The HSR Act and the rules and regulations promulgated thereunder provide that certain transactions (including the Combination) may not be consummated until certain information has been submitted to the Antitrust Division and the FTC and specified HSR Act waiting period requirements have been satisfied. On December 19, 1996, Homestake and Santa Fe filed all required notification and report forms with the Antitrust Division and the FTC. On January 18, 1997, the waiting period under the HSR Act will expire unless Homestake and Santa Fe receive a request from the Antitrust Division or the FTC for additional information relating to the Combination, in which case the Combination may not be consummated until 20 days after Homestake and Santa Fe have substantially complied with such request. The expiration of the HSR Act waiting period does not preclude the Antitrust Division or the FTC from challenging the Combination on antitrust grounds. Neither Homestake nor Santa Fe believes the Combination will violate federal antitrust laws.

ABSENCE OF APPRAISAL RIGHTS

     Under the DGCL, the Santa Fe stockholders are not entitled to appraisal or dissenters' rights in connection with the Combination because the Santa Fe Common Stock is listed on a national securities exchange and the consideration which such stockholders will be entitled to receive in the Combination will consist solely of Homestake Common Stock, which will also be listed on a national securities exchange, and cash in lieu of fractional shares. The Homestake stockholders are not entitled to appraisal or dissenters' rights in connection with the Combination.

INTERESTS OF CERTAIN PERSONS IN THE COMBINATION

  Homestake

     General. Certain members of Homestake management and the Homestake Board may be deemed to have certain interests in the Combination that are in addition to their interests as Homestake stockholders generally. The Homestake Board was aware of these interests and considered them, among other matters, in approving the Combination.

     Interests of Certain Homestake Directors. At the Effective Time, five members of the Homestake Board will continue as directors of Homestake. The other eight members of the Homestake Board will voluntarily resign as directors of Homestake.

     The five continuing directors of Homestake will continue to receive the benefits otherwise available to directors of Homestake under its normal director compensation and benefit plans and programs, and will not receive additional benefits or acceleration of any rights.

     The eight directors of Homestake who voluntarily resign will receive the following benefits in addition to those benefits in which they are already vested:

     1. Homestake's outside directors annually are granted director share rights entitling such directors to receive a number of shares of Homestake Common Stock for no consideration. The number of share rights so granted are determined by dividing 10% of the prior year's compensation for service as a director by the average fair market value of Homestake Common Stock for the third through seventh business days following the annual release of Homestake's earnings for the preceding year. Share rights normally vest three years after the date of grant, and are forfeited if the director ceases to act as a director prior to the end of the three-year vesting period, other than by reason of death, disability, retirement at age 70, termination within one year following a "change of control" (as defined), or termination following a "corporate transaction" (as defined). The Combination will constitute a "corporate transaction" for purposes of the director share rights. As a result, the eight Homestake directors who resign in connection with the Combination will be fully
vested in a total of    --   otherwise unvested Homestake director share rights
(plus those additional shares rights to be granted to those directors in February 1997 following the announcement by Homestake of its earnings for 1996), and will receive all of the shares of Homestake Common Stock subject to those rights following the Combination.

     2. Homestake's outside directors who do not have a fully vested interest under any Homestake tax-qualified retirement plan are eligible to receive retirement benefits under Homestake's Retirement Plan for Outside Directors. The retirement benefit is an amount equal to the annual retainer payable to an outside director at the time of retirement (presently $16,000 per year), multiplied by the number of years of service (or part thereof) as an outside director. Outside directors must have a minimum of five years service as a director to qualify for benefits under the Plan. On December 8, 1996, the Homestake Board amended such Plan to waive the five-year minimum service requirement for those outside directors who will be voluntarily resigning in connection with the Combination. As a result, -- directors who have not served for at least five years will vest in retirement benefits in the total amount of $ -- . That amount will be payable in monthly installments over a period equal to the period during which they served as directors.

     Interests of Homestake Management. The Agreement provides that at the Effective Time, Mr. Thompson, Homestake's President and Chief Executive Officer will become Homestake's Chairman of the Board and Chief Executive Officer.

     A total of ten Homestake management personnel, including Messrs. Thompson, Elam, Kirk, Leathley and Lindqvist, have severance agreements with Homestake under which they are entitled to receive benefits in the event of a change of control followed by certain events. The Combination is a change of control for purposes of these severance agreements. Under the severance agreements, entitlement to benefits arises if, within three years following the consummation of the Combination, such person's employment is terminated or such person elects to terminate his or her employment following (i) a reduction in salary or certain benefits, (ii) a change in location of employment, (iii) a change in position, duties, responsibilities or status inconsistent with such person's prior position, or
(iv) a reduction in responsibilities, title or office as in effect just before the consummation of the Combination. Benefits consist of (i) a lump sum payment equal to two times such person's highest annual salary and bonus (including deferred compensation) during the three years prior to termination, (ii) continuation of participation in insurance and certain other fringe benefits for two years, (iii) continued vesting of stock options, and (iv) relocation assistance. Such benefits are in lieu of severance benefits otherwise payable under Homestake's general severance policy.

     The same ten management personnel are also participants in Homestake's Executive Supplemental Retirement Plan (the "Homestake ESRP"). The Homestake ESRP provides that participating employees accrue retirement benefits at the rate of 4 1/3% times years of service up to a maximum of 15 years. Service credit is then multiplied by average monthly compensation during the 36 consecutive months of highest compensation (salary and bonus) to determine a monthly retirement benefit. Benefits are payable on retirement at age 62 after 10 continuous years of service, with provision for early retirement between ages 55 and 62. Within two years following the Combination, if any participant's employment is terminated by Homestake or by the participant for any reason, such participant will fully vest in the maximum benefits payable under the Homestake ESRP to the extent such participant is not already fully vested, and will be entitled to commence receiving such benefits at age 55. Benefits payable under the Homestake ESRP are reduced to the extent of retirement benefits otherwise payable under any other Homestake retirement plan (except the Homestake Mining Company Savings Plan).

     Homestake has a deferred compensation plan under which 23 eligible employees and the directors are entitled to defer receipt of compensation. Deferred compensation earns interest at rates determined under the plan, with a higher rate equal to 120% of the regular rate (the "Preferred Rate") for persons who have been participants for more than five years. Under the deferred compensation plan, following the Combination, all deferred compensation will earn interest at the Preferred Rate.

 Santa Fe

     General. Certain members of Santa Fe management and the Santa Fe Board may be deemed to have certain interests in the Combination that are in addition to their interests as stockholders of Santa Fe generally. The Santa Fe Board was aware of these interests of management and considered them, among other matters, in approving the Combination.

     Directors and Management of Homestake after the Combination. At the Effective Time, the Homestake Board will include five members of the current Santa Fe Board.

     The Agreement provides that at the Effective Time, Mr. James, Santa Fe's Chairman, President and Chief Executive Officer, will become Homestake's President and Chief Operating Officer.

     Directors and Officers Insurance; Limitation of Liability of Santa Fe Directors and Officers. The Agreement provides that Homestake will, to the fullest extent permitted by law, cause Santa Fe to honor all of its obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors or officers of Santa Fe for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of Santa Fe existed on the date of the Agreement. The Agreement also provides that for a period of five years after the Effective Time, Homestake will cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Santa Fe (provided that Homestake may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Homestake will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date of the Agreement by Santa Fe for such insurance (such 200% amount, the "Maximum Premium"). The Agreement provides that if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Homestake will maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium.

     Santa Fe Employee Benefit Plans after the Combination. The Agreement provides that for a period of one year after the Effective Time, Homestake will
(i) either (A) maintain or cause Santa Fe (or in the case of a transfer of all or substantially all the assets and business of Santa Fe, its successors and assigns) to maintain Santa Fe's benefit plans (other than medical plans and plans providing for the issuance of Santa Fe capital stock or based on the value of Santa Fe capital stock) at the benefit levels in effect on the date of the Agreement or (B) provide or cause Santa Fe (or, in such case, its successors or assigns) to provide benefits (other than medical benefits) to employees of Santa Fe and Santa Fe's subsidiaries that, taken as a whole, are not materially less favorable in the aggregate to such employees than those provided to similarly situated employees of Homestake and (ii) make available plans providing for the issuance of Homestake capital stock or based on the value of Homestake capital stock, and provide or cause to be provided medical benefits, to employees of Santa Fe and Santa Fe's subsidiaries that are substantially equivalent to those provided to similarly situated employees of Homestake. From and after the Effective Time, Homestake will, and will cause Santa Fe to honor in accordance with their respective terms (as in effect on the date of the Agreement), Santa Fe's employment, severance and termination agreements with Santa Fe employees.

     The Agreement provides that with respect to any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), maintained by Homestake or any Homestake subsidiary (including any severance plan), for all purposes, including determining eligibility to participate, level of benefits and vesting, service with Santa Fe or any Santa Fe subsidiary will be treated as service with Homestake or the Homestake subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

     The consummation of the Merger will constitute a change in control for purposes of certain of the Santa Fe benefit plans. Accordingly, provisions of certain of the Santa Fe benefit plans may cause the acceleration of vesting and/or the payment, potential payment or funding of certain equity-based and cash-based incentives and supplemental retirement benefits.

     Santa Fe Rabbi Trust Agreement. Santa Fe maintains a rabbi trust (the "Santa Fe Rabbi Trust") providing that in the event of a "potential change in control" (as defined), Santa Fe must contribute an amount equal to its estimated liabilities under each of the Santa Fe Supplemental Retirement Plan, Santa Fe Supplemental Retirement and Savings Plan, certain executive deferred compensation arrangements and the Santa Fe Severance Agreements (as defined below). Since a "potential change in control" occurred for purposes of the Santa Fe Rabbi Trust when Santa Fe executed the Agreement, Santa Fe was required to and did contribute the following estimated amounts to the Santa Fe Rabbi Trust in respect of such plans and arrangements for the benefit of, among others, the Santa Fe executive officers named in the Santa Fe Summary Compensation Table
(the "Santa Fe Named Executive Officers"): Mr. James, $     --     ; Mr. Wilkes,
$     --     ; Mr. Smith, $     --     ; Mr. Hogan, $     --     and Mr. Jarke,
$     --     . Additional payments will be required at a subsequent time in the event that such estimated payments are insufficient to fund the applicable liabilities.

     Santa Fe Change in Control Severance Agreements. Santa Fe has in effect severance agreements with 26 current executives and key employees, including the Santa Fe Named Executive Officers (the "Santa Fe Severance Agreements"). Santa Fe's obligations under each Santa Fe Severance Agreement are triggered if such person's employment is terminated within 36 months following a change in control. The consummation of the Merger will constitute a change in control for purposes of the Santa Fe Severance Agreements. Under each Santa Fe Severance Agreement, a terminated person would receive a cash severance payment equal to the sum of (a) two times the sum of (i) the highest level of such person's annual base salary in effect currently or in the past twenty-four 24 months and
(ii) the highest level of annual incentive compensation paid to such person in the fiscal year during which either such person is terminated or an event constituting good reason (as defined) occurs and (b) the maximum amount to which such person would have been entitled in the current performance period assuming attainment of certain corporate performance levels (as specified) under the incentive bonus plans in which such person was participating. The Santa Fe Severance Agreements also provide for the continuation of health care and life insurance and also provide for certain other benefits such as outplacement services and relocation benefits. Notwithstanding the foregoing, the benefits payable under the Santa Fe Severance Agreements will be reduced to the extent necessary to assure that Santa Fe will not lose its ability to deduct any such payments for federal tax purposes by virtue of Section 280G of the Code. The Santa Fe Severance Agreements also provide that such person may elect to receive severance benefits over an extended period of time (without interest), rather than in a lump sum payment, in accordance with the following options (the "Extended Payments"): (i) in equal monthly installments over a period not to exceed 36 months; (ii) if such person has reached age 55 and accrued 10 years of pension vesting service at the time of termination, over a period of time ending on the earliest to occur of (A) the date such person commences receiving benefits under Santa Fe's qualified pension plan, (B) attainment of age 65 and (C) attainment of age 62 and accrual of 30 years of pension vesting service; and (iii) if such person has reached age 40 and the sum of such person's age and number of years of pension vesting service equals or exceeds 50 at the time of termination, over a period of time ending on the date such person commences receiving benefits under Santa Fe's qualified pension plan. Any such person electing to receive Extended Payments will be entitled to receive continued health and welfare coverage and will continue to accrue service credit under Santa Fe's Supplemental Retirement Plan so long as the Extended Payments continue.

     Santa Fe Equity Based Incentive Awards. The provisions of the Agreement relating to the stock options outstanding under Santa Fe's Long Term Incentive Stock Plan (the "Santa Fe LTISP") are described under "The Agreement--Certain Other Covenants." Pursuant to the terms of the Santa Fe LTISP, vesting is accelerated upon a change in control. Accordingly, following the consummation of the Merger, each Santa Fe Stock Option will become immediately exercisable in full. The following table sets forth, with respect to the Santa Fe Named Executive Officers (i) the number of shares of Santa Fe Common Stock subject to Santa Fe Stock Options held by such persons that will become exercisable due to accelerated vesting upon the consummation of the Merger, (ii) the weighted average exercise price for such exercisable Santa Fe Stock Options held by such persons, and (iii) the aggregate value of such exercisable Santa Fe Stock Options based upon the application of the provisions of the Agreement in respect of such Santa Fe Stock Options (before deduction for applicable withholding taxes), assuming that the Exchange Ratio will result in a market value equivalence of $ -- per share of Santa Fe Common Stock (i.e., total stock value less the exercise price).

                                          SANTA FE STOCK
                                       OPTIONS WHICH BECOME
                                        EXERCISABLE DUE TO
                                               THE                                           AGGREGATE VALUE
                                       CONSUMMATION OF THE          WEIGHTED AVERAGE           OF SANTA FE
                                              MERGER            EXERCISE PRICE PER SHARE      STOCK OPTIONS
                                       --------------------     ------------------------     ---------------
 Mr. James...........................
 Mr. Wilkes..........................
 Mr. Smith...........................
 Mr. Hogan...........................
 Mr. Jarke...........................

     The Santa Fe Named Executive Officers hold shares of restricted Santa Fe Common Stock under the Santa Fe LTISP. Such restricted stock will become fully vested and all restrictions thereon will lapse upon the consummation of the Merger. The Santa Fe Named Executive Officers hold the following numbers of
shares of restricted Santa Fe Common Stock: Mr. James,   --  ; Mr. Wilkes,
  --  ; Mr. Smith,   --  ; Mr. Hogan,   --  and Mr. Jarke   --  .

     See "Beneficial Ownership -- Ownership of Common Stock by Management; Santa Fe" for additional information regarding beneficial ownership of Santa Fe and Homestake Common Stock by directors and officers of Santa Fe.

     Payments to David H. Batchelder. Pursuant to a resolution of the Santa Fe Board on December 5, 1996, Santa Fe will pay to David H. Batchelder, a director of Santa Fe, $1,050,000 for certain advisory services Mr. Batchelder has provided and will provide to Santa Fe in connection with its consideration of strategic alternatives. Such amount is payable in quarterly installments of $87,500. The first such installment was paid in December 1996.

     Options Granted to Peter Steen. In 1996, Mr. Steen, a director of Santa Fe, received a stock option under Santa Fe's Directors' Stock Compensation Plan for 50,000 shares of Santa Fe Common Stock as compensation for his position as Chairman of the Executive and Policy Committee. The exercise price is $15.38. The option, which does not accelerate as a result of the Merger, will vest as to 50% of the underlying shares of Santa Fe Common Stock on each of March 1, 1997 and March 1, 1998.

RESALE OF HOMESTAKE COMMON STOCK

     The Homestake Common Stock issued pursuant to the Agreement will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any Santa Fe stockholder who may be deemed to be an "affiliate" of Homestake or Santa Fe for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Combination for pooling of interests accounting treatment. It is expected that each such affiliate will enter into an agreement with Homestake providing that such affiliate will not transfer any Homestake Common Stock received in the Merger except in compliance with the Securities Act. In addition, it is expected that each such affiliate will agree not to make any such disposition either during the 30 day period prior to the Effective Time or thereafter until after such time as financial results covering at least 30 days of combined operations of Homestake and Santa Fe after the Merger have been published. Pursuant to the Agreement, Homestake has agreed to publish such financial results as promptly as practicable, and in any event within 30 days following the end of the first full calendar month following the Merger. This Proxy Statement does not cover resales of Homestake Common Stock received by any person who may be deemed to be such an affiliate of Homestake or Santa Fe.

CERTAIN LITIGATION

     On December 6, 1996, a Santa Fe stockholder filed a shareholder's class action complaint (McKewon v. Batchelder, C.A. No. 15406) against Santa Fe and the Santa Fe Board (collectively, the "Defendants") in the Court of Chancery of the State of Delaware (the "Court of Chancery"). The same day, two other Santa Fe stockholders filed two separate, but similar, class action complaints against Santa Fe and its directors in the Court of Chancery, and on December 9 1996, three more Santa Fe stockholders (collectively with the three previously mentioned stockholders the "Plaintiffs") filed three additional separate, but similar, class action complaints against Santa Fe and its directors in the Court of Chancery (Seiner v. James, C.A. No. 15407; Arthur v. Batchelder, C.A. No. 15409; Fieldon v. James, C.A. No. 15411; Bronzaft v. James, C.A. No. 15412; and Burt v. James, C.A. No. 15413). As of January 3, 1997, the Defendants have been served only with the McKewon complaint. On December 30, 1996, the Plaintiffs filed with the Court of Chancery a proposed form of Order of Consolidation, to which the Defendants have not objected. The proposed form of Order of Consolidation states that the Plaintiffs shall file a consolidated amended complaint as soon as practicable.

     The McKewon complaint alleges, among other things, that the members of the Santa Fe Board breached their fiduciary duties to the Santa Fe stockholders by failing to fully consider the Newmont Public Proposal. The other complaints filed on December 6, 1996 and December 9, 1996, against Santa Fe make similar allegations. The Fielden and Burt complaints also allege that the members of the Santa Fe Board approved the Homestake transaction in order to ensure that certain of the Defendants would retain their positions. The McKewon action seeks, among other things, to have the Court of Chancery order the Defendants to take various actions to cooperate with any entity or person interested in proposing a transaction with Santa Fe and to act to maximize shareholder value, and seeks unspecified damages.

     Santa Fe intends to defend vigorously against the Plaintiffs' allegations.

                                 THE AGREEMENT

GENERAL

     This section of the Proxy Statement describes certain terms of the Agreement. The description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Appendix A and which is incorporated herein by reference. All stockholders of Homestake and Santa Fe are urged to carefully read the Agreement in its entirety.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     The conversion of Santa Fe Common Stock into the right to receive Homestake Common Stock will occur automatically at the Effective Time. As soon as reasonably practicable after the Effective Time, The First National Bank of Boston, or such other bank or trust company as may be designated by Homestake and Santa Fe, in its capacity as Exchange Agent (the "Exchange Agent"), will mail a transmittal letter to each former Santa Fe stockholder. The transmittal letter will contain instructions with respect to the surrender of certificates previously representing Santa Fe Common Stock to be exchanged for Homestake Common Stock.

     SANTA FE STOCKHOLDERS SHOULD NOT FORWARD SANTA FE STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. SANTA FE STOCKHOLDERS SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     After the Effective Time, each certificate that previously represented shares of Santa Fe Common Stock will represent only the right to receive, upon surrender of such certificate, certificates representing the Homestake Common Stock into which shares were converted in the Merger and cash in lieu of fractional shares of Homestake Common Stock to the extent described below.

     Holders of certificates previously representing Santa Fe Common Stock will not be paid dividends or distributions on the Homestake Common Stock into which such shares have been converted with a record date after the Effective Time, and will not be paid cash in lieu of fractional shares of Homestake Common Stock, until such certificates are surrendered to the Exchange Agent for exchange. When such certificates are surrendered, any unpaid dividends and any cash in lieu of fractional shares of Homestake Common Stock payable as described below will be paid without interest.

     In the event of a transfer of ownership of Santa Fe Common Stock which is not registered in the transfer records of Santa Fe, a certificate representing the proper number of shares of Homestake Common Stock may be issued to a person other than the person in whose name the certificate so surrendered is registered, if such certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Homestake Common Stock to a person other than the registered holder of such certificate or establish to the satisfaction of Homestake that such tax has been paid or is not applicable.

     All shares of Homestake Common Stock issued upon the surrender for exchange of shares of Santa Fe Common Stock (including any cash paid in lieu of any fractional shares of Homestake Common Stock), will be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Santa Fe Common Stock, subject, however, to Santa Fe's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by Santa Fe on such shares of Santa Fe Common Stock in accordance with the Agreement or prior to the date of the Agreement and which remain unpaid at the Effective Time.

     No fractional shares of Homestake Common Stock will be issued to any Santa Fe stockholder in connection with the consummation of the Merger. In lieu of any such fractional shares, each holder of Santa Fe Common Stock who otherwise would be entitled to receive a fractional share of Homestake Common Stock pursuant to the Merger will be paid an amount in cash equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional shares of Homestake Common Stock (the "Excess Shares"), if any, that would have been issued in the Merger. As soon as practicable following the Effective Time, the Exchange Agent will determine the number of Excess Shares, if any, and the Exchange Agent, as agent of such holders, will sell any such Excess Shares at the then prevailing prices on the NYSE. The sale of the Excess Shares by the Exchange Agent will be executed on the NYSE through one or more member firms of the NYSE and will be executed in round lots to the extent practicable. The proceeds from such sale or sales available for distribution to such holders will be reduced by the compensation payable to the Exchange Agent and the expenses incurred by the Exchange Agent, in each case, in connection with such sale or sales of the Excess Shares, including all related commissions, transfer taxes and other out-of-pocket transaction costs. Until the net proceeds of such sale or sales have been distributed to such holders, the Exchange Agent will hold such proceeds in trust for such holders. As soon as practicable after the determination of the amount of cash, if any, to be paid to such holders in lieu of any fractional shares of Homestake Common Stock, the Exchange Agent will make available such amounts, without interest, to such holders who have surrendered their certificates.

REPRESENTATIONS AND WARRANTIES

     The Agreement contains customary mutual representations and warranties relating to, among other things, (i) corporate organization and similar corporate matters, (ii) subsidiaries, (iii) the capital structure of each of Santa Fe and Homestake, (iv) authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the Agreement and related matters, (v) documents filed by each of Santa Fe and Homestake with the Commission ("SEC Documents"), the accuracy of information contained therein and the absence of undisclosed liabilities or obligations of each of Santa Fe and Homestake, (vi) the accuracy of information supplied by each of Santa Fe and Homestake in connection with the Registration Statement and this Proxy Statement, (vii) the absence of certain changes or events with respect to each of Santa Fe and Homestake, (viii) the absence of certain litigation, (ix) retirement and other employee plans and matters relating to ERISA, (x) required stockholder votes,
(xi) engagement and payment of fees of brokers, investment bankers, finders and financial advisors, (xii) receipt of fairness opinions, (xiii) filing of tax returns and payment of taxes, (xiv) compliance with laws, (xv) the payment of any excess parachute payments, (xvi) the absence of actions that would prevent using the pooling of interests method to account for the Combination, (xvii) environmental matters, (xviii) the inapplicability of certain state takeover statutes requirements, (xix) the taking of all necessary action to render inapplicable to the Combination the Homestake Rights Agreement and the Santa Fe Rights Agreement, (xx) dispositions of personal or real property or interests and rights in real property, (xxi) the absence of material reductions in reserves and mineralized material, and (xxii) the estimated production capacities and costs of certain development projects.

CONDUCT OF BUSINESS PENDING THE COMBINATION

     Pursuant to the Agreement, Homestake and Santa Fe each has agreed to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Agreement. In addition, Homestake and Santa Fe each has agreed that, among other things and subject to certain exceptions, neither it nor any of its subsidiaries may:

          (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly-owned subsidiary to its parent and, in the case of Homestake, regular quarterly cash dividends with respect to the Homestake Common Stock in an amount not in excess of $0.05 per share per quarter and, in the case of Santa Fe, regular annual cash dividends with respect to the Santa Fe Common Stock in an amount not in excess of $0.05 per share per annum, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of its capital stock or its subsidiaries' capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) in the case of Santa Fe and its subsidiaries, issue, deliver, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, any

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

     rights, warrants or options to acquire, any such shares, voting securities or convertible securities, any phantom stock options under Santa Fe's Phantom Stock Option Plan, or any restricted stock, performance units, performance shares, stock appreciation rights ("SARs") or limited stock appreciation rights ("LSARs") under the Santa Fe LTISP (other than (x) the issuance of shares of Santa Fe Stock and associated Santa Fe Rights upon the exercise of Santa Fe Stock Options outstanding on the date of the Agreement and in accordance with their present terms, (y) the issuance of Santa Fe capital stock pursuant to the Santa Fe Rights Agreement and (z) the grant of additional employee stock options, phantom stock options, SARs and LSARs in the ordinary course of business consistent with past practice to employees of Santa Fe and its subsidiaries covering not more than an aggregate of 600,000 shares of Santa Fe Common Stock and equivalents and, in the case of employee stock options, the issuance of Santa Fe Common Stock (and associated Santa Fe Rights) upon the exercise thereof, but only if and to the extent that the terms of such employee stock options, phantom stock options, SARs and LSARs provide that the consummation by Santa Fe of the transactions contemplated by the Agreement will not result in the acceleration of vesting or the exercisability of such employee stock options, phantom stock options, SARs and LSARs);

          (iii) in the case of Homestake and its subsidiaries, issue, deliver, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any SARs or share rights under Homestake's 1996 Stock Option and Share Rights Plan (other than (w) the issuance of shares of Homestake Common Stock (and associated Homestake Rights) in connection with directors' share rights and upon the exercise of employee stock options outstanding on the date of the Agreement and in accordance with their present terms, (x) the issuance of shares of Homestake Common Stock (and associated Homestake Rights) upon conversion of Homestake's 5.5% Convertible Subordinated Notes due June 23, 2000, (y) the issuance of Homestake capital stock pursuant to the Homestake Rights Agreement and (z) the grant of additional employee stock options in the ordinary course of business consistent with past practice to employees of Homestake and its subsidiaries covering not more than 600,000 shares of Homestake Common Stock and the issuance of Homestake Common Stock (and associated Homestake Rights) upon the exercise thereof, but only if and to the extent that the terms of such employee stock options provide that the consummation by Homestake of the transactions contemplated by the Agreement will not result in the acceleration of vesting or the exercisability of such employee stock options);

          (iv) amend its Certificate of Incorporation, By-laws or other comparable charter or organizational documents, except for such amendments to its Certificate of Incorporation, By-laws and other comparable charter or organizational documents that do not have an adverse effect on the transactions contemplated by the Agreement;

          (v) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or (y) any assets that are material, individually or in the aggregate, to it or its subsidiaries taken as a whole;

          (vi) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any personal or real property or interests or rights in real property other than (A) sales and dispositions of interests or rights with respect to real property having an aggregate fair market value on the date of the Agreement of less than $20,000,000, raw materials, obsolete equipment, mine output and other inventories, in each case only if in the ordinary course of business consistent with past practice, and (B) encumbrances and liens that are incurred in the ordinary course of business consistent with past practice;

          (vii) (y) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of it or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the

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

     ordinary course of business consistent with past practice, or (z) make any loans, advances (other than any advances to employees in the ordinary course of business consistent with prior practice) or capital contributions to, or investments in, any other person, other than to it or any of its direct or indirect wholly-owned subsidiaries;

          (viii) make or agree to make any new capital expenditure or expenditures that, in the aggregate, are in excess of $25,000,000 above the aggregate amount it has currently budgeted;

          (ix) make any material tax election or settle or compromise any material tax liability or refund, except to the extent already disclosed in its SEC Documents;

          (x) except pursuant to existing employment agreements or as required by applicable laws, (A) increase the compensation payable or to become payable to its executive officers or employees, (B) grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its or its subsidiaries' directors, executive officers or employees (other than in accordance with benefit plans as in effect on the date of the Agreement) or (C) establish, adopt, enter into or amend in any material respect or take any action to accelerate any rights or benefits under any collective bargaining agreement or benefit plan;

          (xi) without limiting the generality of clause (x) above, make any amendment to any employee stock plan as a result of the Agreement or in contemplation of the Combination;

          (xii) terminate or amend on terms less favorable to it any agreement filed as an exhibit to any of its SEC Documents; or

          (xiii) authorize any of, or commit or agree to take any of, the foregoing actions.

     In addition to the foregoing, each of Homestake and Santa Fe has covenanted in the Agreement not to take any action and not to fail to take any action which action or failure to act would prevent, or would be likely to prevent, (i) the Combination from qualifying for pooling of interests accounting treatment or
(ii) the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code.

CERTAIN ACTIONS WITH RESPECT TO TAKEOVER PROPOSALS

     The Agreement provides that each of Homestake and Santa Fe shall not, nor shall they permit any of their respective subsidiaries to, nor shall they authorize or permit any of their respective officers, directors or employees of or any of their respective investment bankers, attorneys, accountants or other advisors or representatives to, (i) solicit, initiate or encourage the submission of any Takeover Proposal (as defined below), (ii) enter into any agreement with respect to any Takeover Proposal or (iii) provide any non-public information regarding itself to any third party or engage in any negotiations or substantive discussions in connection with any Takeover Proposal; provided, however, that (A) each of Homestake and Santa Fe may, prior to receipt of their respective Stockholder Approval and in response to a Takeover Proposal that was not solicited by it and that did not otherwise result from a breach of this covenant, provide any non-public information regarding itself to any third party or engage in any negotiations or substantive discussions with such person regarding any Takeover Proposal, in each case only if its board of directors determines in good faith, after consultation with counsel and its financial advisors, that failing to take such action would create a reasonable possibility of a breach of the fiduciary duties of its board of directors, and (B) nothing contained in the Agreement shall prevent such party or its board of directors from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Takeover Proposal or prevent its board of directors from taking any action permitted by the covenant described in the second succeeding paragraph. A "Takeover Proposal" means any proposal for a merger, consolidation or other business combination involving Homestake or Santa Fe, as the case may be, or a significant subsidiary of such party or any proposal or offer to acquire in any manner, directly or indirectly, more than 30% of any class of voting securities of such party or of a significant subsidiary of such party (other than where such significant subsidiary's securities directly or indirectly represent an economic interest in less than 30% of the assets of such party and such party's subsidiaries, taken as a whole), including any proposal or offer relating to the acquisition by such party or a significant subsidiary of such party in any manner, directly or indirectly, of any securities or assets of another person in consideration

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

for the issuance of more than 30% of any class of voting securities of such party or of a significant subsidiary of such party (other than where such significant subsidiary's securities directly or indirectly represent an economic interest in less than 30% of the assets of such party and such party's subsidiaries, taken as a whole), or assets representing a substantial portion of the assets of such party and such party's subsidiaries, taken as a whole, other than the transactions contemplated by the Agreement. The Agreement provides that any proposal or offer to acquire in any manner, directly or indirectly, any of the voting securities of Prime not owned by Homestake or any subsidiary of Homestake shall not constitute a Takeover Proposal. The Agreement also provides that any action taken by Santa Fe, any Santa Fe subsidiary or any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of, Santa Fe or any Santa Fe subsidiary with or with respect to any such party on or prior to November 28, 1996, shall be deemed not to constitute a violation of this covenant and shall not in and of itself constitute the solicitation of a Takeover Proposal even if such actions result in any such party making a Takeover Proposal after the date of the Agreement.

     The Agreement provides that Homestake and Santa Fe promptly shall advise the other party orally and in writing of the receipt of any Takeover Proposal and of the receipt of any inquiry with respect to or which it reasonably believes could lead to any Takeover Proposal. Each party promptly shall advise the other party orally and in writing of the identity of the person making any such Takeover Proposal or inquiry and of the material terms of any such Takeover Proposal and of any changes thereto; provided, however, that such party's board of directors shall have determined in good faith, after consultation with counsel, that taking such action would not create a reasonable possibility of a breach of the fiduciary duties of such party's board of directors, except that in all events prior to exercising its right of termination described in clause
(ii)(f) under "The Agreement--Termination," such party shall endeavor to provide the other party with a reasonable opportunity to respond to any Takeover Proposal which such party otherwise may wish to accept.

     The Agreement provides that subject to the covenant described in this paragraph, neither the Homestake Board nor the Santa Fe Board, nor any committee thereof, shall (i) withdraw or adversely modify, or propose to withdraw or adversely modify, the adoption and approval by such board of directors or any such committee of the Agreement or the Combination or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal. The Agreement permits the Homestake Board and the Santa Fe Board to (i) not recommend to its stockholders that they give the relevant Stockholder Approval or (ii) withdraw or adversely modify such recommendation, but only if and to the extent that (x) a Takeover Proposal is pending at the time such board of directors determines to take any such action or inaction and such Takeover Proposal was not the result of an intentional breach of the covenant described in the second preceding paragraph by such board of directors and (y) such board of directors determines in good faith, after consultation with counsel and its financial advisors, and after considering among other things whether such Takeover Proposal is more favorable to its stockholders than the transactions contemplated by the Agreement (taking into account all relevant material terms of such Takeover Proposal and the Agreement, including all such conditions, and any changes to the Agreement proposed by the other party in response to such Takeover Proposal) that failing to take any such action would create a reasonable possibility of a breach of the fiduciary duties of such party's board of directors.

CERTAIN OTHER COVENANTS

     Benefit Plans. The Combination will not result in any change in the terms of the outstanding Homestake employee stock options granted under Homestake's employee stock option plans. The Combination also will not result in any acceleration of vesting of the outstanding Homestake share rights granted under Homestake's employee stock option plans that are held by directors of Homestake who will continue as members of the Homestake Board after the Effective Time.

     The Agreement provides that Santa Fe will adjust the terms of all outstanding Santa Fe Stock Options granted under Santa Fe's employee stock option plans and the terms of such employee stock option plans, to provide that at the Effective Time, each Santa Fe Stock Option outstanding immediately prior to the Effective Time will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Santa Fe Stock Option, the same number of shares of Homestake Common Stock as the holder of such Santa Fe Stock Option would have been entitled to receive pursuant to the Merger had such holder

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

exercised such Santa Fe Stock Option in full immediately prior to the Effective Time, at a price per share equal to (x) the aggregate exercise price for the shares of Santa Fe Common Stock otherwise purchasable pursuant to such Santa Fe Stock Option divided by (z) the number of shares of Homestake Common Stock deemed purchasable pursuant to such Santa Fe Stock Option; provided, however, that in the case of any Santa Fe Stock Option to which Section 421 of the Code applies by reason of its qualification under either Section 422 or 423 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such Santa Fe Option and the terms and conditions of exercise of such Santa Fe Stock Option shall be determined in order to comply with Section 424(a) of the Code.

     The Agreement provides that Santa Fe will adjust the terms of all outstanding phantom stock options, SARs and LSARs granted under Santa Fe's stock option plans to provide that, at the Effective Time, (x) each holder of a phantom stock option, SAR or LSAR shall be entitled to that number of phantom stock options, SARs or LSARs with respect to Homestake Common Stock equal to the number of phantom stock options, SARs or LSARs, as the case may be, held by such holder immediately prior to the Effective Time multiplied by the Exchange Ratio, and (z) the share value on the grant date with respect to each Homestake phantom stock option, SAR or LSAR, as the case may be, shall be equal to the share value on the grant date in effect with respect to the corresponding Santa Fe phantom stock option, SAR or LSAR, as the case may be, immediately prior to the Effective Time, divided by the Exchange Ratio.

     The Agreement provides that as soon as practicable after the Effective Time, Homestake will deliver to the holders of Santa Fe Stock Options, phantom stock options, SARs and LSARs appropriate notices setting forth such holders' rights pursuant to the respective Santa Fe employee stock option plans and the agreements evidencing the grants of such Santa Fe Stock Options, phantom stock options, SARs and LSARs will continue in effect on the same terms and conditions (subject to the adjustments required by the Agreement after giving effect to the Merger). The Agreement provides that Homestake will comply with the terms of Santa Fe's employee stock option plans and ensure, to the extent required by, and subject to the provisions of, such employee stock option plans, that Santa Fe Stock Options which qualified as qualified stock options prior to the Effective Time continue to qualify as qualified stock options after the Effective Time.

     The Agreement provides that Homestake will take all corporate action necessary to reserve for issuance a sufficient number of shares of Homestake Common Stock for delivery upon exercise of Santa Fe Stock Options assumed by Homestake pursuant to the Agreement. As soon as reasonably practicable after the Effective Time, Homestake will file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Homestake Common Stock subject to such Santa Fe Stock Options and will use reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Santa Fe Stock Options remain outstanding. With respect to those individuals who subsequent to the Combination are subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Homestake will administer Santa Fe's employee stock option plans assumed by Homestake pursuant to the Agreement in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable Santa Fe employee stock option plan complied with such rule prior to the Combination.

     The Agreement provides that for a period of one year after the Effective Time, Homestake will (i) either (A) maintain or cause Santa Fe (or in the case of a transfer of all or substantially all the assets and business of Santa Fe, its successors and assigns) to maintain Santa Fe's benefit plans (other than medical plans and plans providing for the issuance of Santa Fe capital stock or based on the value of Santa Fe capital stock) at the benefit levels in effect on the date of the Agreement or (B) provide or cause Santa Fe (or, in such case, its successors or assigns) to provide benefits (other than medical benefits) to employees of Santa Fe and Santa Fe's subsidiaries that, taken as a whole, are not materially less favorable in the aggregate to such employees than those provided to similarly situated employees of Homestake and (ii) make available plans providing for the issuance of Homestake capital stock or based on the value of Homestake capital stock, and provide or cause to be provided medical benefits, to employees of Santa Fe and Santa Fe's subsidiaries that are substantially equivalent to those provided to similarly situated employees of Homestake. From and after the Effective Time, Homestake will, and will cause Santa Fe to honor in accordance with their respective terms

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

(as in effect on the date of the Agreement), Santa Fe's employment, severance and termination agreements with Santa Fe employees.

     The Agreement provides that with respect to any "employee benefit plan", as defined in Section 3(3) of ERISA, maintained by Homestake or any Homestake subsidiary (including any severance plan), for all purposes, including determining eligibility to participate, level of benefits and vesting, service with Santa Fe or any Santa Fe subsidiary will be treated as service with Homestake or the Homestake subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

     Indemnification and Insurance. The Agreement provides that Homestake will, to the fullest extent permitted by law, cause Santa Fe to honor all of its obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors or officers of Santa Fe for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of Santa Fe existed on the date of the Agreement. The Agreement also provides that for a period of five years after the Effective Time, Homestake will cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Santa Fe (provided that Homestake may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Homestake will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed the Maximum Premium. The Agreement provides that if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Homestake will maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

     Homestake's and Santa Fe's respective obligation to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of various conditions which include, in addition to other customary closing conditions, the following:

          (i) the Stockholder Approvals shall have been obtained;

          (ii) the shares of Homestake Common Stock issuable to the Santa Fe stockholders and employees in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;

          (iii) the waiting periods (and any extensions thereof) with respect to the Combination under the HSR Act shall have been terminated or shall have expired;

          (iv) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect;

          (v) the Registration Statement shall have become effective and shall not be the subject of any stop order or proceedings seeking a stop order;

          (vi) Homestake and Santa Fe shall each have received a letter dated as of the Closing Date from Coopers and Price Waterhouse, respectively, to the effect that the Combination will qualify for pooling of interests accounting treatment; and

          (vii) there shall not be pending any suit, action or proceeding by any governmental entity (a) challenging the acquisition by Homestake or Sub of any shares of Santa Fe Common Stock, seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by the Agreement or seeking to obtain from Santa Fe, Homestake or Sub any damages that are material in relation to Santa Fe and its subsidiaries taken as a whole, (b) seeking to prohibit or limit the ownership or operation by Santa Fe, Homestake or any of their respective significant subsidiaries of any material portion of the business or assets of Santa Fe, Homestake or any of their respective significant subsidiaries or to compel Santa Fe, Homestake or any of their respective significant subsidiaries to dispose of or hold separate any material portion of the business or assets of Santa Fe, Homestake or any of their respective significant subsidiaries, as a result of the Combination, (c) seeking to impose limitations on the ability of Homestake or Sub to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of Santa Fe, including the right to vote such capital stock on all matters properly presented to the stockholders of Santa Fe, (d) seeking to prohibit Homestake or any of its subsidiaries from effectively controlling in any material respect the business or operations of Santa Fe or its significant subsidiaries or (e) which otherwise is reasonably likely to have a material adverse effect on Santa Fe or Homestake.

     In addition, Homestake's and Santa Fe's respective obligation to effect the Merger is subject to certain additional conditions (any of which may be waived by such party), including the following:

          (i) the representations and warranties of the other party set forth in the Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of such other party set forth in the Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of the Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such date);

          (ii) the other party to the Agreement shall have performed in all material respects all obligations required to be performed by it under the Agreement at or prior to the Closing Date;

          (iii) such party shall have received from its counsel an opinion dated the Closing Date stating that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and

          (iv) there shall not have occurred since the date of the Agreement any material adverse change relating to the other party.

TERMINATION

     The Agreement may be terminated at any time prior to the Effective Time, whether or not the Stockholder Approvals have been obtained: (i) by mutual written consent of Homestake, Sub and Santa Fe or (ii) by either Homestake or Santa Fe (a) if any Stockholder Approval has not been obtained at a Special Meeting; (b) if the Merger has not been consummated on or before June 30, 1997, unless the failure to consummate the Merger is the result of a wilful, material breach of the Agreement by the party seeking to terminate the Agreement; (c) if any court of competent jurisdiction or other governmental entity shall have issued a final and non-appealable order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Combination; (d) in the event that the other party has breached any representation, warranty, covenant or other agreement contained in the Agreement, which breach would give rise to the failure of a condition described in clauses (i) or (ii) of the second paragraph under "The Agreement--Conditions to the Consummation of the Merger" and cannot be or has not been cured within 30 days after the giving of written notice of such breach (provided that the terminating party is not then in similar breach); (e) in the event that any of the conditions described in clause (vi) of the first paragraph under "The Agreement--Conditions to the Consummation of the Merger" or clauses (i) through
(iv) of the second paragraph under "The Agreement--Conditions to the Consummation of the Merger" is not capable of being satisfied prior to June 30, 1997; (f) if its board of directors shall have approved, and it shall concurrently with such termination enter into, a definitive agreement providing for the implementation of the transactions contemplated by a Takeover Proposal; provided, however, that (x) such Takeover Proposal was not solicited by it and did not otherwise result from a breach of the covenant described in the first paragraph described under "The Agreement--Certain Actions with Respect to Takeover Proposals," (y) its board of directors shall have complied with the exception to the proviso to the covenant described in the second paragraph under "The Agreement--Certain Actions with Respect to Takeover Proposals" in connection with such Takeover Proposal and (z) it shall have simultaneously paid the $65 million Termination Fee; and (g) if the board of directors of the other party shall have (1) failed to recommend to its stockholders that they give the relevant

Stockholder Approval (2) withdrawn or adversely modified such recommendation or
(3) failed to reaffirm such recommendation within 14 days after the other party has made a written request to do so (which written request may be made at any time after the public disclosure of a Takeover Proposal).

TERMINATION FEES

     In the event that (i) any person shall make a Takeover Proposal for Santa Fe that shall not have been withdrawn on the date of the Santa Fe Special Meeting and thereafter the Agreement is terminated by Santa Fe or Homestake pursuant to clause (ii)(a) of "The Agreement--Termination" because the Santa Fe Stockholder Approval is not obtained, (ii) the Agreement is terminated by Santa Fe as described in clause (ii)(f) of "The Agreement--Termination" or (iii) the Agreement is terminated by Homestake as described in clause (ii)(g) of "The Agreement--Termination," then Santa Fe shall pay to Homestake the $65 million Termination Fee, unless Homestake is in material breach of its representations, warranties or covenants under the Agreement.

     In the event that (i) any person shall make a Takeover Proposal for Homestake that shall not have been withdrawn on the date of the Homestake Special Meeting and thereafter the Agreement is terminated by Homestake or Santa Fe pursuant to clause (ii)(a) of "The Agreement--Termination" because the Homestake Stockholder Approval is not obtained, (ii) the Agreement is terminated by Homestake as described in clause (ii)(f) of "The Agreement--Termination" or
(iii) the Agreement is terminated by Santa Fe as described in clause (ii)(g) of "The Agreement--Termination," then Homestake shall pay to Santa Fe the $65 million Termination Fee, unless Santa Fe is in material breach of its representations, warranties or covenants under the Agreement.

     In the event that the Agreement is terminated as a result of the failure to obtain the Santa Fe Stockholder Approval (except in the circumstances described in the second preceding paragraph) or is terminated by Homestake pursuant to clause (ii)(d) under "The Agreement--Termination," Santa Fe will reimburse Homestake for all its reasonable out-of-pocket expenses (up to $5,000,000) actually incurred in connection with the Combination, unless Homestake is in material breach of its representations, warranties or covenants under the Agreement.

     In the event that the Agreement is terminated as a result of the failure to obtain the Homestake Stockholder Approval (except in the circumstances described in the second preceding paragraph) or is terminated by Santa Fe pursuant to clause (ii)(d) under "The Agreement--Termination," then Homestake will reimburse Santa Fe for all its reasonable out-of-pocket expenses (up to $5,000,000) actually incurred in connection with the Combination, unless Santa Fe is in material breach of its representations, warranties or covenants under the Agreement.

     In the event of termination of the Agreement by either Homestake or Santa Fe as described above, the Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Homestake, Sub or Santa Fe (other than certain provisions of the Agreement relating to fees and expenses and confidentiality), except to the extent that such termination results from a wilful, material breach by a party of any of its representations, warranties, covenants or other agreements set forth in the Agreement which has not been cured prior to the time of such termination.

AMENDMENT AND WAIVER

     Subject to applicable law, (i) the Agreement may be amended by an instrument in writing signed on behalf of each party at any time (except that after the receipt of the Santa Fe Stockholder Approval or the Homestake Stockholder Approval, no amendment may be entered into which requires further approval by such stockholders unless such further approval is obtained) and (ii) at any time prior to the Effective Time, the parties may, by written instrument signed on behalf of each party, (a) extend the time for performance of any of the obligations or other acts of the other parties to the Agreement, (b) waive any inaccuracies in the representations and warranties contained in the Agreement or in any document delivered pursuant thereto or (c) waive (subject to the parenthetical in clause (i) above) compliance with any of the covenants or conditions contained in the Agreement.

FEES AND EXPENSES

     Except as described under "The Agreement--Termination Fees," all fees and expenses, including any fees payable to any broker, investment banker or financial advisor, incurred in connection with the Combination will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with printing and mailing this Proxy Statement and the Registration Statement and the fees and expenses of D.F. King will be shared equally by Homestake and Santa Fe.

AMENDMENTS TO RIGHTS AGREEMENTS

     On December 8, 1996, Santa Fe amended its Rights Agreement, dated as of January 26, 1995, between Santa Fe and Harris Trust and Savings Bank, as trustee (the "Santa Fe Rights Agreement"), in order to render the Rights issued thereunder (the "Santa Fe Rights") inapplicable to the Combination.

     Homestake has not amended the Homestake Rights Agreement because the Homestake Rights do not apply to the Combination.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following Unaudited Pro Forma Condensed Combined Balance Sheet and Unaudited Condensed Combined Statements of Income (collectively, the "Pro Forma Financial Statements") were prepared by Homestake to illustrate the estimated effects of the Combination, accounted for as a pooling of interests (see "Anticipated Accounting Treatment"). Accordingly, the financial information of Homestake and Santa Fe has been combined for all prior periods. The Pro Forma Financial Statements give effect to differences between Homestake's and Santa Fe's accounting policies which are expected to have a material impact on the combined financial statements. The Pro Forma Financial Statements do not purport to represent what the combined financial position or results of operations actually would have been if the Combination had occurred at the beginning of the periods or to project the combined financial position or results of operations for any future date or period. The Pro Forma Condensed Combined Balance Sheet gives effect to the Combination as if it had occurred on September 30, 1996. Pro Forma Condensed Combined Statements of Income are presented for the nine months ended September 30, 1996 and 1995 and for the years ended December 31, 1995, 1994 and 1993, giving effect to the Combination as if it had occurred at the beginning of the earliest period presented.

     The Pro Forma Financial Statements should be read in conjunction with the historical consolidated financial statements, including the notes thereto, of Homestake and Santa Fe. See "Incorporation of Certain Documents by Reference."

     The Pro Forma Financial Statements are presented utilizing the pooling-of-interests method of accounting whereby the recorded assets, liabilities, shareholders' equity and net income of Homestake and Santa Fe become the combined assets, liabilities, shareholders' equity and net income. The Pro Forma Financial Statements also include pro forma adjustments which are based upon available information and certain assumptions that Homestake believes are reasonable under the circumstances. Such pro forma adjustments reflect the effects of (i) the exchange of each share of Santa Fe Common Stock for 1.115 shares of Homestake Common Stock, and (ii) conforming Santa Fe's financial information to Homestake's basis of accounting.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1996
                             (AMOUNTS IN THOUSANDS)

                                              HOMESTAKE     SANTA FE     PRO FORMA        PRO FORMA
                                              HISTORICAL   HISTORICAL   ADJUSTMENTS        COMBINED
                                              ----------   ----------   -----------       ----------
ASSETS
Current assets
  Cash and equivalents......................  $   64,709   $   38,790                     $  103,499
  Short-term investments....................     164,457                                     164,457
  Receivables...............................      43,750          860                         44,610
  Inventories...............................      85,503       42,716    $  69,715(A)        197,934
  Deferred income and mining taxes..........      20,521                   (20,521)(B)
  Current portion of deferred mining
     costs..................................                  100,465     (100,465)(A)
  Other.....................................       6,947        5,363                         12,310
                                              ----------   ----------    ---------        ----------
     Total current assets...................     385,887      188,194      (51,271)          522,810
                                              ----------   ----------    ---------        ----------
Property, plant and equipment -- net........   1,018,807      886,308      178,792(A)      2,083,907
                                              ----------   ----------    ---------        ----------
Other assets
  Deferred mining costs.....................                  148,042     (148,042)(A)
  Noncurrent investments....................      35,797                                      35,797
  Other assets..............................      57,720        6,049                         63,769
                                              ----------   ----------    ---------        ----------
     Total other assets.....................      93,517      154,091     (148,042)           99,566
                                              ----------   ----------    ---------        ----------
          Total Assets......................  $1,498,211   $1,228,593    $ (20,521)       $2,706,283
                                              ==========   ==========    =========        ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities.........................  $  106,160   $   83,077    $ (20,521)(B)    $
                                                                            25,000(C)        193,716
                                              ----------   ----------    ---------        ----------
Long-term liabilities
  Long-term debt............................     185,000      394,866                        579,866
  Other long-term obligations...............     109,920       67,630                        177,550
                                              ----------   ----------    ---------        ----------
     Total long-term liabilities............     294,920      462,496                        757,416
                                              ----------   ----------    ---------        ----------
Deferred income and mining taxes............     241,975      118,545                        360,520
                                              ----------   ----------    ---------        ----------
Minority interests in consolidated
  subsidiaries..............................      91,229                                      91,229
                                              ----------   ----------    ---------        ----------
Shareholders' equity
  Capital stock.............................     146,672        1,315      145,270(D)        293,257
  Additional paid-in capital................     477,883      327,279     (145,270)(D)       659,892
  Retained earnings.........................     114,994      235,881      (25,000)(C)       325,875
  Accumulated currency translation
     adjustments............................      28,160                                      28,160
  Other.....................................      (3,782)                                     (3,782)
                                              ----------   ----------    ---------        ----------
     Total shareholders' equity.............     763,927      564,475      (25,000)        1,303,402
                                              ----------   ----------    ---------        ----------
          Total Liabilities and
            Shareholders' Equity............  $1,498,211   $1,228,593    $ (20,521)       $2,706,283
                                              ==========   ==========    =========        ==========

   See notes to Unaudited Pro Forma Condensed Combined Financial Statements.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                    HOMESTAKE    SANTA FE     PRO FORMA       PRO FORMA
                                                    HISTORICAL  HISTORICAL   ADJUSTMENTS      COMBINED
                                                    ---------   ----------   -----------      ---------
Revenues
  Product sales...................................  $564,696     $ 238,253                    $ 802,949
  Interest income.................................    11,246                   $ 1,406(E)        12,652
  Other income....................................    12,041         5,983      (1,406)(E)       16,618
                                                    --------      --------    --------         --------
                                                     587,983       244,236          --          832,219
                                                    --------      --------    --------         --------
Costs and Expenses
  Production costs................................   361,504       129,999                      491,503
  Depreciation, depletion and amortization........    83,539        46,979         342(E)       130,860
  Administrative and general expense..............    27,804        12,436        (342)(E)       39,898
  Exploration expense.............................    29,527        23,257                       52,784
  Interest expense................................     7,974         9,628                       17,602
  Other expense...................................     1,304                                      1,304
                                                    --------      --------    --------         --------
                                                     511,652       222,299          --          733,951
                                                    --------      --------    --------         --------
Income Before Taxes and Minority Interests........    76,331        21,937                       98,268
Income and Mining Taxes...........................   (37,709)       (6,363)                     (44,072)
Minority Interests................................   (10,766)                                   (10,766)
                                                    --------      --------    --------         --------
Net Income........................................  $ 27,856     $  15,574     $    --        $  43,430
                                                    ========      ========    ========         ========
Net Income Per Share..............................  $   0.19                                  $    0.15
                                                    ========                                   ========
Average Shares Used in the Computation............   146,190                                    292,772
                                                    ========                                   ========

   See notes to Unaudited Pro Forma Condensed Combined Financial Statements.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               HOMESTAKE      SANTA FE       PRO FORMA      PRO FORMA
                                               HISTORICAL    HISTORICAL     ADJUSTMENTS      COMBINED
                                               ---------     ----------     -----------     ----------
Revenues
  Product sales..............................  $534,002       $ 254,685                     $  788,687
  Interest income............................    12,686                       $ 1,381(E)        14,067
  Other income...............................    10,262           5,719        (1,381)(E)       14,600
                                               ---------     ----------     -----------     ----------
                                                556,950         260,404            --          817,354
                                               ---------     ----------     -----------     ----------
Costs and Expenses
  Production costs...........................   355,625         121,284                        476,909
  Depreciation, depletion and amortization...    73,866          49,870           665(E)       124,401
  Administrative and general expense.........    28,977          11,752          (665)(E)       40,064
  Exploration expense........................    19,387          24,246                         43,633
  Interest expense...........................     8,324           7,114                         15,438
  Other expense..............................     2,155              --                          2,155
                                               ---------     ----------     -----------     ----------
                                                488,334         214,266            --          702,600
                                               ---------     ----------     -----------     ----------
Income Before Taxes and Minority Interests...    68,616          46,138                        114,754
Income and Mining Taxes......................   (33,091)        (13,869)                       (46,960)
Minority Interests...........................   (12,841)             --                        (12,841)
                                               ---------     ----------     -----------     ----------
Net Income...................................  $ 22,684       $  32,269       $    --       $   54,953
                                               ========        ========     =========        =========
Net Income Per Share.........................  $   0.16                                     $     0.19
                                               ========                                      =========
Average Shares Used in the Computation.......   137,891                                        284,388
                                               ========                                      =========

   See notes to Unaudited Pro Forma Condensed Combined Financial Statements.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               HOMESTAKE      SANTA FE       PRO FORMA      PRO FORMA
                                               HISTORICAL    HISTORICAL     ADJUSTMENTS      COMBINED
                                               ---------     ----------     -----------     ----------
Revenues
  Product sales..............................  $715,842       $ 345,421                     $1,061,263
  Interest income............................    16,737                       $ 2,246(E)        18,983
  Other income...............................    13,786           8,212        (2,246)(E)       19,752
                                               ---------     ----------     -----------     ----------
                                                746,365         353,633            --        1,099,998
                                               ---------     ----------     -----------     ----------
Costs and Expenses
  Production costs...........................   481,886         166,989                        648,875
  Depreciation, depletion and amortization...    99,602          67,451         1,010(E)       168,063
  Administrative and general expense.........    37,283          20,652        (1,010)(E)       56,925
  Exploration expense........................    27,541          31,213                         58,754
  Interest expense...........................    11,297          10,684                         21,981
  Other expense..............................     3,290                                          3,290
                                               ---------     ----------     -----------     ----------
                                                660,899         296,989            --          957,888
                                               ---------     ----------     -----------     ----------
Income Before Taxes and Minority Interests...    85,466          56,644                        142,110
Income and Mining Taxes......................   (39,141)        (16,832)                       (55,973)
Minority Interests...........................   (15,998)                                       (15,998)
                                               ---------     ----------     -----------     ----------
Net Income...................................  $ 30,327       $  39,812       $    --       $   70,139
                                               ========        ========     =========        =========
Net Income Per Share.........................  $   0.22                                     $     0.25
                                               ========                                      =========
Average Shares Used in the Computation.......   138,117                                        284,631
                                               ========                                      =========

   See notes to Unaudited Pro Forma Condensed Combined Financial Statements.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               HOMESTAKE      SANTA FE       PRO FORMA      PRO FORMA
                                               HISTORICAL    HISTORICAL     ADJUSTMENTS      COMBINED
                                               ---------     ----------     -----------     ----------
Revenues
  Product sales..............................  $656,056       $ 370,175                     $1,026,231
  Interest income............................     9,762                       $   991(E)        10,753
  Gain on issuance of stock by subsidiary....    11,224                                         11,224
  Other income...............................    28,445           7,409          (991)(E)       34,863
                                                                                   --
                                               --------        --------                     ----------
                                                705,487         377,584            --        1,083,071
                                                                                   --
                                               --------        --------                     ----------
Costs and Expenses
  Production costs...........................   447,129         169,655                        616,784
  Depreciation, depletion and amortization...    76,171          75,726           816(E)       152,713
  Administrative and general expense.........    38,159          18,155          (816)(E)       55,498
  Exploration expense........................    21,347          28,587                         49,934
  Interest expense...........................    10,124           8,765                         18,889
  Other expense..............................     6,744                                          6,744
                                                                                   --
                                               --------        --------                     ----------
                                                599,674         300,888            --          900,562
                                                                                   --
                                               --------        --------                     ----------
Income Before Taxes and Minority Interests...   105,813          76,696                        182,509
Income and Mining Taxes......................   (18,880)        (19,995)                       (38,875)
Minority Interests...........................    (8,917)                                        (8,917)
                                                                                   --
                                               --------        --------                     ----------
Net Income...................................  $ 78,016       $  56,701       $    --       $  134,717
                                               ========        ========            ==       ==========
Net Income Per Share.........................  $   0.57                                     $     0.49
                                               ========                                     ==========
Average Shares Used in the Computation.......   137,733                                        274,508
                                               ========                                     ==========

   See notes to Unaudited Pro Forma Condensed Combined Financial Statements.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1993
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                 HOMESTAKE      SANTA FE       PRO FORMA      PRO FORMA
                                                 HISTORICAL    HISTORICAL     ADJUSTMENTS     COMBINED
                                                 ---------     ----------     -----------     ---------
Revenues
  Product sales................................  $703,505       $ 228,744                     $ 932,249
  Interest income..............................     4,832                       $ 1,136(E)        5,968
  Other income.................................    13,891           6,181        (1,136)(E)      18,936
                                                                                     --
                                                 --------        --------                      --------
                                                  722,228         234,925            --         957,153
                                                                                     --
                                                 --------        --------                      --------
Costs and Expenses
  Production costs.............................   454,623         104,372                       558,995
  Depreciation, depletion and amortization.....   103,377          43,150         1,025(E)      147,552
  Administrative and general expense...........    40,553          12,748        (1,025)(E)      52,276
  Exploration expense..........................    17,457          21,864                        39,321
  Interest expense.............................     9,147          11,754                        20,901
  Other expense................................     4,492                                         4,492
  Write-downs of mining properties and
     restructuring
     and business combination expenses.........    24,183                                        24,183
                                                                                     --
                                                 --------        --------                      --------
                                                  653,832         193,888            --         847,720
                                                                                     --
                                                 --------        --------                      --------
Income from Continuing Operations
  Before Taxes and Minority Interests..........    68,396          41,037                       109,433
Income and Mining Taxes........................   (12,775)        (13,369)                      (26,144)
Minority Interests.............................    (3,127)                                       (3,127)
                                                                                     --
                                                 --------        --------                      --------
Income from Continuing Operations..............  $ 52,494       $  27,668            --       $  80,162
                                                 ========        ========            ==        ========
Income Per Share from Continuing Operations....  $   0.38                                     $    0.31
                                                 ========                                      ========
Average Shares Used in the Computation.........   137,046                                       262,149
                                                 ========                                      ========

   See notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS
                         (TABULAR AMOUNTS IN THOUSANDS)

(A) To conform Santa Fe's presentation of deferred mining costs to Homestake's presentation. Homestake includes deferred mining costs in property, plant, and equipment as part of mining properties and development costs. In addition, Homestake allocates deferred mining costs to ore in-process and stockpiled ore inventories. Santa Fe does not allocate deferred mining costs between each stage of processing in the balance sheet. Santa Fe's deferred mining costs have been reclassified to conform with Homestake's presentation as follows:

                               INCREASE (DECREASE)                             SEPTEMBER 30, 1996
     ------------------------------------------------------------------------  ------------------
     Inventories
                                                                                           69,715
     Property, plant and equipment - net
                                                                                          178,792
     Current portion of deferred mining costs
                                                                                         (100,465)
     Deferred mining costs
                                                                                         (148,042)

(B) Reflects reclassification of current deferred income and mining taxes to conform to the Combined Company's presentation. At September 30, 1996 Homestake had a current deferred income and mining tax asset of $20.5 million and Santa Fe had a current deferred income tax liability (included in current liabilities) of $27.6 million.

(C) Homestake and Santa Fe estimate that they will incur approximately $25 million of transaction costs, consisting primarily of investment bankers fees, attorneys, accountants, financial printing and other related charges, and $25 million of one-time severance, lease termination and relocation charges. These estimates of merger-related expenses are preliminary and therefore are subject to change. These nonrecurring expenses will be charged to operations as incurred.

     The Pro Forma Condensed Combined Balance Sheet gives effect to the $25 million transaction costs as if they had been incurred as of September 30, 1996. However, the Pro Forma Condensed Combined Statements of Income do not give effect to any merger-related expenses.

(D) Reflects a reclassification from additional paid-in capital to capital stock (par value $1 per share) related to the exchange of each Santa Fe common share for 1.115 shares of Homestake Common Stock.

(E) Reflects reclassifications to conform to Homestake's presentation as follows:

                                                    NINE MONTHS ENDED            YEAR ENDED
                                                      SEPTEMBER 30,             DECEMBER 31,
                                                    -----------------     -------------------------
                  INCREASE (DECREASE)                1996      1995        1995     1994     1993
                                                    -------   -------     -------   -----   -------
     Interest Income..............................
                                                    $ 1,406   $ 1,381     $ 2,246   $ 991   $ 1,136
     Other Income.................................
                                                     (1,406)   (1,381)     (2,246)   (991)   (1,136)
     Depreciation, depletion and amortization.....
                                                        342       665       1,010     816     1,025
     Administrative and general expense...........
                                                       (342)     (665)     (1,010)   (816)   (1,025)

(F) Historically, Homestake has not hedged or otherwise sold significant portions of its future gold production. Therefore, in projecting future income streams for the purpose of determining deferred tax valuation allowances, Homestake assumes gold prices which are Homestake's best estimate of the future spot prices of gold. Homestake assumed a real dollar gold price of $375 per ounce in projecting its future U.S. revenue streams at December 31, 1995. This resulted in Homestake establishing and/or maintaining deferred tax valuation allowances for certain U.S. tax assets at December 31, 1995. Homestake currently anticipates using a similar price when projecting its future U.S. revenue streams at December 31, 1996. This is expected to result in Homestake establishing and/or maintaining deferred tax valuation allowances for certain of its U.S. tax assets at December 31, 1996. Santa Fe did not require any deferred tax valuation allowances at December 31, 1995 and does not expect to require any deferred tax valuation allowances at December 31, 1996.

    Historically, Santa Fe sells and/or hedges significant portions of its future gold production and consistently has been able to achieve prices in excess of the spot price for its gold production. The pro forma condensed consolidated financial statements assume that management will recommend to the new Board of Directors of the post-merger Combined Company that the Combined Company continue to hedge an amount of its future combined gold production at least equal to what Homestake and Santa Fe have been hedging separately. In the absence of any definitive post-merger strategies to minimize tax, preliminary Combined Company projected future U.S. revenue streams, assuming the Combined Company hedges an amount of its combined gold production equal to what Homestake and Santa Fe have been hedging separately, result in no material change to the historical combined or projected deferred tax valuation allowances. It should be noted that a variation in this Combined Company hedging policy or the development of alternate post-merger strategies to minimize tax could have a significant impact on deferred tax valuation allowances. Any such change in deferred tax valuation allowances would be included in earnings at the time of the change. See "Risk Factors; Certain Forward-Looking and Cautionary Statements; Price Fluctuations; Forward Sales and Hedging."

          DIRECTORS AND MANAGEMENT OF HOMESTAKE AFTER THE COMBINATION

BOARD OF DIRECTORS OF HOMESTAKE AFTER THE COMBINATION

     The Homestake Board has adopted resolutions providing that at the Effective Time, Homestake's By-laws will be amended to reduce the number of Homestake directors from 13 to 12 (comprised of three classes of four directors each). In addition, the Agreement provides that at the Effective Time, the Homestake Board will consist of (i) five individuals designated by Homestake from the current Homestake Board, with Mr. Thompson to be the Chairman of the Homestake Board;
(ii) five individuals designated by Santa Fe from the current Santa Fe Board; and (iii) two directors chosen by those ten individuals.

     The Homestake Charter provides for the Homestake Board to be divided into three classes. Each class of directors elected at an annual meeting of stockholders will be elected for a three-year term. The expected composition of the Homestake Board after the Combination is as follows:

     --

     The Homestake Board has six committees: the Executive Committee, the Finance Committee, the Audit Committee, the Compensation Committee, the Nominating Committee and the Environmental, Health and Safety Committee. The members of each of the six committees will be selected by the new Homestake Board after the Effective Time.

     The Executive Committee has authority to exercise most of the powers of the Homestake Board. It is intended to function on a standby basis.

     The Finance Committee reviews and makes recommendations to the Homestake Board about proposed dividends, investments and financial matters, and oversees pension and savings plan investments.

     The Audit Committee recommends to the Homestake Board appointment of the firm of independent accountants to audit and report to stockholders on the consolidated financial statements of Homestake, and receives and considers the reports of the independent accountants. The Committee also oversees Homestake's internal auditing.

     The Compensation Committee evaluates and recommends to the full Homestake Board the levels of compensation and benefits for officers and key employees. The Compensation Committee also administers Homestake's stock option plans and its Deferred Compensation Plan and Executive Supplemental Retirement Plan.

     The Nominating Committee reviews and evaluates candidates for director, including nominees recommended by stockholders, and makes recommendations on candidates to the Homestake Board. Applications and communications relating to candidates for director may be sent to the Secretary of Homestake at the corporate offices in San Francisco.

     The Environment, Health and Safety Committee oversees Homestake's compliance with environmental, health and safety laws and policies.

MANAGEMENT

     The Agreement provides that after the Combination, Mr. Thompson, the President and Chief Executive Officer of Homestake, will be Homestake's Chairman and Chief Executive Officer and Mr. James, the Chairman, President and Chief Executive Officer of Santa Fe, will be Homestake's President and Chief Operating Officer.

     Homestake has commissioned Coopers as a consultant to assist in the development of the management structure of the Combined Company. It is anticipated that Coopers will recommend an organizational structure and numbers of management positions, and will also make recommendations regarding the appropriate locations of certain operations and administrative functions, including whether to relocate to Nevada certain operations and administrative functions now being performed in the San Francisco office of

Homestake. It is also anticipated that Coopers will assist Messrs. Thompson and James in evaluating members of senior management of both Homestake and Santa Fe.

     It is anticipated that based upon the report of Coopers and their own evaluation, Messrs. Thompson and James will submit recommendations to the new Homestake Board with respect to the administrative reorganization of Homestake and with respect to the identity of Homestake senior management following the Combination. Based on such report and recommendation, the Homestake Board will elect the continuing officers of Homestake and take other appropriate action to implement the administrative reorganization.

                             EXECUTIVE COMPENSATION

HOMESTAKE COMPENSATION

  Homestake Summary Compensation Table

     The following table discloses, for the years indicated, compensation received by Homestake's executive officers named therein (the "Homestake Named Executive Officers") for the fiscal years ended December 31, 1996, 1995 and 1994. Such officers served as Chief Executive Officer or were one of the four most highly compensated executive officers (other than the Chief Executive Officer) for the fiscal year ended
December 31, 1996. Harry M. Conger retired in May 1996 as the Chief Executive Officer of Homestake. He continued as the non-executive Chairman of the Board of Directors following his retirement.

                                                                             LONG-TERM
                                                                            COMPENSATION
                                          ANNUAL COMPENSATION          ----------------------
                                    -------------------------------
                                                             OTHER       AWARDS
                                                            ANNUAL     ----------     PAYOUTS
                                                            COMPEN-    SECURITIES     -------
        NAME AND                                            SATION     UNDERLYING      LTIP        ALL OTHER
   PRINCIPAL POSITION      YEAR      SALARY     BONUS         (1)      OPTIONS(#)     PAYOUTS     COMPENSATION
-------------------------  -----    ---------  --------     -------    ----------     -------     ------------
Harry M. Conger             1996    $ 202,500  $      0     $32,243(3)   66,400        $   0        $212,252(4)
  Chairman of the           1995      517,500   105,000      66,953(5)   59,900            0           9,000
  Board(2)                  1994      500,000   225,000      14,900(6)   49,200            0           6,750
Jack E. Thompson            1996      422,452   225,000      25,212(8)   56,100            0          12,044(9)
  President and Chief       1995      336,000    68,000      29,146(10)   31,100           0           9,174
  Executive Officer(7)      1994      263,575   146,250     157,438(11)   29,700           0           6,750
Gene G. Elam                1996      272,000    95,700      23,620(12)   17,900           0          11,546(13)
  Vice President,           1995      261,000    41,000       8,150(14)   16,100           0           9,010
  Finance and Chief         1994      252,000    88,200       8,100(15)   13,200           0           6,750
  Financial Officer
Wayne Kirk                  1996      340,000   121,400         563(16)   22,300           0          10,908(17)
  Vice President,           1995      326,000    52,000           0      20,100            0           9,010
  General Counsel           1994      315,000   110,250           0      16,500            0           6,750
  and Corporate Secretary
Gil J. Leathley             1996      208,000    71,700      18,995(19)   15,400           0          10,438(20)
  Vice President,           1995      198,088    30,000      49,571(21)   21,500           0          10,655
  Operations(18)            1994      171,740    55,600         692(22)    9,700           0           9,623
William F. Lindqvist        1996      224,000    77,300      19,731(24)   16,500           0          10,916(25)
  Vice President,           1995       91,667    12,000     125,525(26)   30,000           0           3,663
  Exploration(23)           1994          n/a       n/a         n/a         n/a          n/a             n/a

------------

 (1) In accordance with the rules of the Commission, Homestake is not required to report the value of personal benefits for any year unless the aggregate dollar value exceeds the lesser of 10 percent of the executive officer's salary and bonus or $50,000.

 (2) Mr. Conger also served as Chief Executive Officer until May 1996.

 (3) Consists of $23,543 (financial planning) and $8,700 (directors fees).

 (4) Consists of $51,241 (accrued vacation paid on retirement), $3,375 (matching contribution to savings plan), $10,745 (imputed income on split dollar life insurance), $9,434 (tax gross-up related to split dollar life insurance), $12,843 (reimbursement for spousal travel expense and related tax gross-up), $112,500 (consulting fees following retirement) and $12,114 (office expense reimbursement).

 (5) Consists of $49,453 (financial planning) and $17,500 (directors' fees).

 (6) Directors' fees.

 (7) Mr. Thompson served as President and Chief Operating Officer until May 1996, when he was appointed President and Chief Executive Officer.

 (8) Consists of $6,012 (financial planning) and $19,200 (directors' fees).

 (9) Consists of $9,000 (matching contribution to savings plan), $1,422 (imputed income on split dollar life insurance), $1,248 (tax gross-up related to split dollar life insurance) and $374 (above market component of interest paid on deferred compensation plan).

(10) Consists of $17,500 (directors' fees), $11,030 (financial planning) and $616 (tax gross-up for payment made in connection with the sale of Mr. Thompson's Canadian residence in 1994).

(11) Consists of $53,844 (cost-of-living adjustment in connection with Mr. Thompson's foreign assignment), $47,700 (payment to Mr. Thompson in connection with sale of residence in Canada), $45,131 (tax gross-up for payment made in connection with sale of residence), $7,263 (financial planning) and $3,500 (directors' fees). In connection with his appointment as President, Mr. Thompson relocated from Canada to the San Francisco, California area.

(12) Consists of $1,620 (financial planning) and $22,000 (directors' fees paid by publicly held subsidiary).

(13) Consists of $9,000 (matching contributions to savings plan), $1,297 (imputed income on split dollar life insurance), $1,138 (tax gross-up related to split dollar life insurance) and $111 (above market component of interest paid on deferred compensation plan).

(14) Consists of $7,200 (directors' fees paid by publicly held subsidiary) and $950 (financial planning).

(15) Directors' fees paid by publicly held subsidiary.

(16) Directors' fees paid by publicly held subsidiary.

(17) Consists of $9,000 (matching contribution to savings plan), $995 (imputed income on split dollar life insurance), $873 (tax gross-up related to split dollar life insurance), and $40 (above market component of interest paid on deferred compensation plan).

(18) Mr. Leathley served as Vice President, Canadian Operations during a portion of 1995, and during all of 1994, and was resident in Vancouver. Accordingly, a portion of Mr. Leathley's Annual Compensation and All Other Compensation was paid in Canadian dollars during such time periods. The following conversion rates were used to convert such amounts: 1995-0.7324 and 1994-0.7128. Mr. Leathley became Vice President, Operations, of Homestake in May 1995.

(19) Consists of $4,967 (financial planning), $563 (directors' fees paid by publicly held subsidiary), $10,000 (forgiveness of relocation expenses) and $3,465 (tax gross-up related to loan forgiveness).

(20) Consists of $9,000 (matching contribution to savings plan), $248 (reimbursement for spousal travel expense and related tax gross-up), $619 (above market component of interest paid on deferred compensation plan), and $571 (interest on Canadian retirement account).

(21) Consists of $717 (premiums paid on life and accidental death and dismemberment policy), $39,600 (relocation expenses paid by or on behalf of Mr. Leathley) and $9,254 (tax gross-up for relocation expenses). In connection with his appointment as Vice President, Operations, Mr. Leathley relocated from Canada to the San Francisco area.

(22) Premiums paid on life and accidental death and dismemberment policy.

(23) Mr. Lindqvist became an employee of Homestake on June 30, 1995.

(24) Consists of $6,497 (financial planning), $10,000 (forgiveness of relocation expense) and $3,234 (tax gross-up related to loan forgiveness).

(25) Consists of $9,000 (matching contribution to savings plan), $721 (imputed income on split dollar life insurance), $633 (tax gross-up related to split dollar life insurance), and $562 (above market component of interest paid on deferred compensation plan).

(26) Consists of $91,394 (relocation expenses for move from Australia to San Francisco, California area) and $34,131 (tax gross-up related to relocation expenses).

  Homestake Option Grants

     The following table sets forth certain information with respect to options to acquire common stock that were granted during 1996 to each Homestake Named Executive Officer under Homestake's stock option plans.

                             OPTION GRANTS IN 1996

                                                                                   POTENTIAL REALIZABLE
                                   % OF TOTAL                                        VALUE AT ASSUMED
                      NO. OF        OPTIONS      EXERCISE                          ANNUAL RATES OF STOCK
                    SECURITIES     GRANTED TO       OR                            PRICE APPRECIATION FOR
                    UNDERLYING     EMPLOYEES       BASE                                 OPTION TERM
                      OPTIONS      IN FISCAL      PRICE       EXPIRATION       -----------------------------
        NAME        GRANTED(1)        YEAR        ($/SH)         DATE             5%(2)           10%(2)
-------------------------------    ----------    --------    -------------     ------------   --------------
Harry M. Conger        66,400         14.27      $ 19.125    Feb. 27, 2006     $ 812,153.11    $2,045,421.61
Jack E. Thompson       46,100          9.91        19.125    Feb. 27, 2006       563,859.31     1,420,089.40
                       10,000(3)       2.15        19.725    May 28, 2006        127,510.87       319,877.40
Gene G. Elam           17,900          3.85        19.125    Feb. 27, 2006       218,938.87       551,401.31
Wayne Kirk             22,300          4.80        19.125    Feb. 27, 2006       272,756.24       686,941.29
Gil J. Leathley        15,400          3.31        19.125    Feb. 27, 2006       188,360.81       474,389.95
William F. Lindqvist    16,500         3.55        19.125    Feb. 27, 2006       201,815.16       508,274.95

------------
(1) Granted at fair market value. Granted on February 27, 1996 (except as otherwise noted), and vest in 25 percent increments on the first through fourth anniversaries of the grant date. Vesting of options is accelerated in specified circumstances, including upon certain reorganizations and the commencement of certain tender offers.

(2) Compounded annually.

(3) Granted on May 28, 1996.

Homestake Option Exercises and Fiscal Year-End Values

     The following table sets forth certain information with respect to options exercised during 1996 by each Homestake Named Executive Officer.

                      AGGREGATED OPTION EXERCISES IN 1996
                       AND OPTION VALUES AT 1996 YEAR END

                                                                     NO. OF
                                                                   SECURITIES
                                                                   UNDERLYING           VALUE OF UNEXERCISED
                                                               UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                                  NO. OF                           AT YEAR END              AT YEAR END
                              SHARES ACQUIRED     VALUE           EXERCISABLE/              EXERCISABLE/
             NAME               ON EXERCISE      REALIZED         UNEXERCISABLE            UNEXERCISABLE
---------------------------------------------    --------      -------------------      --------------------
Harry M. Conger                    31,816        $234,643              596,800/0           $   196,263/$0
Jack E. Thompson                    9,550          73,279         82,950/101,325            39,848/14,629
Gene G. Elam                            0               0          78,700/42,750            53,008/12,813
Wayne Kirk                          8,250          67,634          50,350/53,500            47,966/16,341
Gil J. Leathley                     8,750          57,359          33,517/41,000             17,691/9,597
William F. Lindqvist                    0               0          61,300/31,500                      0/0

     Homestake's stock option plans permit optionees designated by the Homestake Compensation Committee to pay part of the option price by delivering to Homestake a promissory note. Each note bears interest and is secured by a pledge of Homestake Common Stock with an aggregate market value at the time of delivery of the note at least equal to the principal amount of the note. In 1996, no optionee under Homestake stock option plans had indebtedness to Homestake in respect of stock options.

Homestake Retirement Plan

     In general, all full-time, non-union U.S. employees of Homestake (approximately 615 persons) participate in the Homestake Retirement Plan, a noncontributory defined benefit plan ("Homestake Retirement Plan").

     Under the Homestake Retirement Plan, participants accrue benefits at the rate of two percent per year of service during the first 25 years and one-half percent for each year of service thereafter. Normal retirement age under the Homestake Retirement Plan is 65. Early retirement, with reduced benefits, is permitted after age 55 with five years of service. The Homestake Retirement Plan is integrated with Social Security. For a participant who retires at age 65 with 25 years of service, the monthly benefit payable will be 50 percent of the average monthly compensation during the 60 consecutive months of highest compensation (salary and bonus), less one-half of the participant's Social Security benefits. Benefits paid upon retirement are subject to a cost-of-living increase, up to a maximum of three percent per year. Vesting requires five years of service. Homestake makes annual actuarially determined contributions to the Homestake Retirement Plan to provide the benefits to retirees. Funding contributions are not segregated as to individual employees.

     The following table shows selected estimated annual benefits payable upon retirement at age 65 under the Homestake Retirement Plan for persons having specified years of service and the indicated remuneration. The table includes amounts that may be payable under the Supplemental Retirement Plan described below ("Homestake SRP"). Amounts shown are calculated on a straight life annuity basis and are shown before deduction for one-half of Social Security benefits. For purposes of the Homestake Retirement Plan and the Homestake SRP, the years of service as of December 31, 1996, for Messrs. Elam, Kirk, Leathley, Lindqvist and Thompson are 6 years, 4 years, 10 years, 4 years and 15 years, respectively. For purposes of these plans, earnings include salary and bonus but exclude directors' fees and other benefits that are included in the Homestake Summary Compensation Table. Mr. Conger retired in May 1996 and is receiving his benefits under the Retirement Plan.

                                YEARS OF SERVICE

    AVERAGE
ANNUAL EARNINGS
(60 CONSECUTIVE
HIGHEST MONTHS)     10 YEARS     15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
---------------     --------     --------     --------     --------     --------     --------
   $ 150,000        $ 30,000     $ 45,000     $ 60,000     $ 75,000     $ 78,750     $ 82,500
     200,000          40,000       60,000       80,000      100,000      105,000      110,000
     250,000          50,000       75,000      100,000      125,000      131,250      137,500
     300,000          60,000       90,000      120,000      150,000      157,500      165,000
     350,000          70,000      105,000      140,000      175,000      183,750      192,500
     400,000          80,000      120,000      160,000      200,000      210,000      220,000
     450,000          90,000      135,000      180,000      225,000      236,250      247,500
     500,000         100,000      150,000      200,000      250,000      262,500      275,000
     550,000         110,000      165,000      220,000      275,000      288,750      302,500
     600,000         120,000      180,000      240,000      300,000      315,000      330,000

  Homestake Supplemental Retirement Plan

     The Code imposes a maximum limit on annual retirement benefits payable under qualified retirement plans. For 1996, that annual limit was $120,000. In addition, the Code limits the amount of annual compensation that may be considered under qualified retirement plans. In 1996, that annual limit was $150,000. Under the Homestake SRP, executive officers and key employees selected by the Homestake Compensation Committee will be entitled to a supplemental retirement benefit equal to the difference between the full amount of their pension benefits determined under the Homestake Retirement Plan and the maximum amount permitted to be paid under ERISA and the Code. The Homestake SRP is funded by Homestake contributions into a "rabbi trust." All of the officers identified in the Homestake Summary Compensation Table are participants in the Homestake SRP.

  Homestake Executive Supplemental Retirement Plan

     Homestake has established the Homestake ESRP for executive officers and key employees selected by the Compensation Committee. Under the Homestake ESRP, participants accrue benefits under the following formula. Service credit is determined by multiplying 4 1/3 percent by years of service, up to a maximum of 15 years. Service credit is then multiplied by average monthly compensation during the 36 consecutive months of highest compensation (salary and bonus) to determine a monthly retirement benefit. The monthly benefit is reduced by benefits payable under all other Homestake retirement plans and, commencing at age 65, by one-half of Social Security and comparable foreign social security plan benefits. Retirement is permitted at age 62 after 10 continuous years of service, although a participant who has attained age 55 and 10 years of service may elect early retirement and receive a reduced benefit if approved by the Homestake Compensation Committee. The Homestake ESRP is funded by Homestake contributions into a "rabbi trust." The following table shows selected estimated annual benefits payable under the Homestake ESRP, calculated on a straight life annuity basis, assuming retirement at age 62, to persons having specified years of service and the indicated average earnings before reductions for integration with Social Security and comparable foreign plans, and also before reduction for other Homestake retirement plans (except the Homestake Mining Company Savings
Plan). Payments under the Homestake ESRP are not limited by ERISA or the Code. All of the officers identified in the Homestake Summary Compensation Table are participants in the Homestake ESRP. For purposes of the Homestake ESRP, the years of service as of December 31, 1996, for Messrs. Elam, Kirk, Leathley and Thompson are 10 years, 4 years, 10 years and 15 years, respectively. Mr. Conger retired in 1996 and is fully vested in his benefits with 15 years of service. Mr. Lindqvist was previously employed by Homestake and following Homestake's 1992 acquisition of International Corona, Mr. Lindqvist was fully vested in his benefits under the Homestake ESRP with 15 years of deemed service. In connection with his reemployment by Homestake in 1995, Homestake agreed to recalculate Mr. Lindqvist's Homestake ESRP benefits based on the 36 consecutive months of highest compensation following the date of reemployment, subject however to his completing five years of service from the date of reemployment, unless his employment is terminated by Homestake for reasons other than cause.

                                YEARS OF SERVICE

    AVERAGE
ANNUAL EARNINGS
(36 CONSECUTIVE
HIGHEST MONTHS)     10 YEARS     13 YEARS     15 YEARS
---------------     --------     --------     --------
   $ 150,000        $ 65,000     $ 84,500     $ 97,500
     200,000          86,667      112,667      130,000
     250,000         108,333      140,833      162,500
     300,000         130,000      169,000      195,000
     350,000         151,667      197,167      227,500
     400,000         173,333      225,333      260,000
     450,000         195,000      253,500      292,500
     500,000         216,667      281,667      325,000
     550,000         238,333      309,833      357,500
     600,000         260,000      338,000      390,000

  Homestake Severance Agreements

     Homestake has entered into certain severance agreements covering ten employees of Homestake. See "The Combination--Interests of Certain Persons in the Combination; Homestake; Interests of Homestake Management" for a description of the Homestake Severance Agreements.

SANTA FE COMPENSATION

  Santa Fe Summary Compensation Table

     The following table summarizes, for the years indicated, compensation received by the Santa Fe Named Executive Officers for fiscal year ended December 31, 1996. Such officers served as Chief Executive Officer or were one of four most highly compensated executive officers (other than the Chief Executive Officer) for the fiscal year ended December 31, 1996.

                                                                                                LONG TERM
                                                                                              COMPENSATION
                                                                                              -------------
                                                                                                 AWARDS
                                                                                              -------------
                                            ANNUAL COMPENSATION                                SECURITIES
                                -------------------------------------------                    UNDERLYING
                                                               OTHER ANNUAL   RESTRICTED        OPTIONS/       ALL OTHER
                                                     BONUS     COMPENSATION     STOCK             SARS        COMPENSATION
  NAME AND PRINCIPAL POSITION   YEAR     SALARY       (1)          (2)          AWARDS           (#)(5)           (6)
------------------------------- ----   ----------   --------   ------------   ----------      -------------   ------------
Patrick M. James............... 1996    $      --   $     --    $       --     $      --              --        $     --
  Chairman, President and       1995      300,000     54,690             0             0(3)       75,840          25,356
  Chief Executive Officer       1994      202,627    106,801        25,036       160,202(4)            0           7,327
LeRoy E. Wilkes................ 1996           --         --            --            --              --              --
  Executive Vice President      1995           --         --            --            --              --              --
  and Chief Operating Officer   1994           --         --            --            --              --              --
David A. Smith................. 1996           --         --            --            --              --              --
  Vice President and            1995      156,925     23,915             0             0(3)       22,970          22,156
  Chief Financial Officer       1994      107,165     42,335         8,189        63,503(4)       20,593          17,481
David K. Hogan................. 1996           --         --            --            --              --              --
  Vice President                1995      162,025      7,421             0             0(3)       20,230          12,363
  Engineering &                 1994      153,707     92,015        22,013        34,506(4)            0           5,816
  Development
Wayne Jarke.................... 1996           --         --            --            --              --              --
  General Counsel               1995
  and Secretary                 1994

---------------
     (1) For the years 1994 and 1995, the Santa Fe Named Executive Officers exchanged up to 50% of their annual incentive bonus for Restricted Stock awards pursuant to Santa Fe's Bonus Stock Program under the Santa Fe LTISP. Each award of Restricted Stock was the number of shares having a market value (as defined in the Santa Fe Bonus Stock Program) at the date of grant equal to 1.5 times the amount of annual incentive bonus exchanged. For 1994, Mr. James exchanged $106,801 for 15,630 shares of Santa Fe Common Stock; Mr. Wilkes exchanged $-- for -- shares; Mr. Smith exchanged $42,335 for 6,195 shares; Mr. Hogan exchanged $23,004 for 3,366 shares; and Mr. Jarke exchanged $-- for -- shares; all based on a market value of $10.25 per share on the grant date, February 15, 1995. For 1995, Mr. James exchanged $54,690 for 5,027 shares; Mr. Wilkes exchanged $-- for -- shares; Mr. Smith exchanged $23,915 for 2,198 shares; Mr. Hogan exchanged $7,421 for 682 shares; and Mr. Jarke exchanged $-- for -- shares; all based on a market value of $16.32 per share on the grant date, February 15, 1996. As of January 7, 1997, the Santa Fe Named Executive Officers have not exchanged any 1996 annual incentive bonus for Restricted Stock awards. The amounts shown in this column for the Santa Fe Named Executive Officers who participated in the Santa Fe Bonus Stock Program for 1994 and 1995 represent cash received.

     (2) Net value of options for common stock of SFP, the former parent of Santa Fe, exercised during 1994. Includes tax adjustments for certain relocation and club membership expense. Includes amounts deferred under SFP's retirement and savings plan and supplemental retirement and savings plan maintained by SFP during 1994. Includes amounts deferred under the Santa Fe Retirement and

         Savings Plan and the Santa Fe Supplemental Retirement and Savings Plan during 1994, 1995 and 1996.

     (3) Restricted Stock awards for the portion of 1995 annual incentive bonus exchanged by the Santa Fe Named Executive Officers were made on February 15, 1996, in the following amounts: Mr. James, 5,027 shares; Mr. Wilkes, -- shares; Mr. Smith, 2,198 shares; Mr. Hogan, 682 shares; and Mr. Jarke, -- shares. The market value used in making the awards was $16.32 per share, adjusted as described in footnote (1) above.

     (4) On December 31, 1995, the Santa Fe Named Executive Officers held the following numbers of shares of Restricted Stock which had the following aggregate value on such date based on the NYSE closing price of Santa Fe Common Stock on the last trading day of 1995 of $12.125 per share:
         Mr. James, 15,630 shares worth $189,514; Mr. Wilkes, -- shares worth $--; Mr. Smith, 6,195 shares worth $75,114; Mr. Hogan, 3,366 shares worth $40,813; and Mr. Jarke, -- shares worth $--.

     (5) Represents number of options granted under Santa Fe's Phantom Stock Plan in 1994 (in the case of Mr. Smith) and the Santa Fe LTISP in 1995 and 1996.

     (6) Includes matching contributions made by SFP and earnings on contributions pursuant to SFP's retirement and savings plan and supplemental retirement and savings plan during 1993 and 1994. Includes matching contributions made by Santa Fe and earnings on contributions pursuant to the Santa Fe Retirement and Savings Plan and the Santa Fe Supplemental Retirement and Savings Plan during 1994. Includes relocation payments to Mr. Smith in 1994.

          All Other Compensation for 1996, the last fiscal year, includes the amounts shown in the following table for the Santa Fe Named Executive Officers.

                                                        MR.      MR.      MR.       MR.      MR.
                                                       JAMES    WILKES   SMITH     HOGAN    JARKE
                                                      -------   ------   ------   -------   ------
Matching contributions to the Santa Fe Retirement
  and Saving Plan.................................
Matching contributions to the Santa Fe
  Supplemental Retirement and Savings Plan........
Payments associated with relocation expenses......
Outside Director's fees...........................
Above-market earnings on contributions to the
  Santa Fe Supplemental Retirement and Savings
  Plan............................................
Payments pursuant to the Santa Fe Supplemental
  Retirement Plan.................................
  Total...........................................

                           OPTION/SAR GRANTS IN 1996

  Santa Fe Option Grants

     The following table sets forth certain information with respect to options to acquire Santa Fe Common Stock that were granted during 1996 to each Santa Fe Named Executive Officer under Santa Fe's stock options plans.

                                                                                     POTENTIAL REALIZABLE
                                        % OF TOTAL                                     VALUE AT ASSUMED
                           NO. OF        OPTIONS      EXERCISE                       ANNUAL RATES OF STOCK
                         SECURITIES     GRANTED TO       OR                         PRICE APPRECIATION FOR
                         UNDERLYING     EMPLOYEES       BASE                              OPTION TERM
                           OPTIONS      IN FISCAL      PRICE       EXPIRATION       -----------------------
          NAME             GRANTED         YEAR        ($/SH)         DATE             5%           10%
------------------------------------    ----------    --------    -------------     ---------   -----------
Patrick M. James.........
LeRoy E. Wilkes..........
David A. Smith...........
David K. Hogan...........
Wayne Jarke..............

     Santa Fe Option/SAR Exercises and Fiscal Year-End Values

     The following table sets forth information with respect to the individuals named in the Santa Fe Summary Compensation Table concerning unexercised options under the Santa Fe LTISP and the Santa Fe Phantom Stock Plan held as of the end of 1996.

           AGGREGATED STOCK OPTION/SAR EXERCISES IN 1996 AND YEAR-END
                               OPTION/SAR VALUES

                        NO. OF                          NO. OF SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                        SHARES                            UNEXERCISED OPTIONS/SARS         IN-THE-MONEY OPTIONS/SARS
                     ACQUIRED ON         VALUE                   AT YEAR END                      AT YEAR END
       NAME            EXERCISE         REALIZED          EXERCISABLE/UNEXERCISABLE        EXERCISABLE/UNEXERCISABLE
-------------------  ------------     ------------     -------------------------------     -------------------------
Patrick M. James...
LeRoy E. Wilkes....
David A. Smith.....
David K. Hogan.....
Wayne Jarke........

---------------

  Santa Fe Retirement Plans

     Santa Fe maintains a Retirement Plan and a Supplemental Retirement Plan. The following table shows the estimated annual benefits payable to a covered participant at normal retirement age (age 65) under the Santa Fe Retirement Plan, as supplemented by the Santa Fe Supplemental Retirement Plan, for various levels of compensation and years of service. Benefit figures shown are amounts payable based on a straight-line annuity assuming retirement by the participant at the normal retirement age of 65 without a joint survivorship provision and are not subject to any offsets for Social Security.

                               PENSION PLAN TABLE

                                          ESTIMATED ANNUAL BENEFITS FOR YEARS OF SERVICE SHOWN
                                      ------------------------------------------------------------
          REMUNERATION(1)                15           20           25           30           35
------------------------------------  --------     --------     --------     --------     --------
$125,000............................  $ 27,667     $ 36,890     $ 46,112     $ 55,334     $ 64,557
 150,000............................    33,667       44,890       56,112       67,334       78,557
 175,000............................    39,667       52,890       66,112       79,334       92,557
 200,000............................    45,667       60,890       76,112       91,334      106,557
 225,000............................    51,667       68,890       86,112      103,334      120,557
 250,000............................    57,667       76,890       96,112      115,334      134,557
 300,000............................    69,667       92,890      116,112      139,334      162,557
 400,000............................    93,667      124,890      156,112      187,334      218,557
 450,000............................   105,667      140,890      176,112      211,334      246,557
 500,000............................   117,667      156,890      196,112      235,334      274,557

---------------
(1) Compensation is equal to the highest yearly average compensation for any 60 consecutive months in the past 10 years. Compensation for purposes of the Santa Fe Retirement Plan and the Santa Fe Supplemental Retirement Plan includes salary and bonus as set forth in the Santa Fe Summary Compensation Table.

     The 1996 compensation taken into account for purposes of determining the
aggregate pension benefit under both retirement plans was $   --   for Mr.
James, $   --   for Mr. Wilkes;    --   for Mr. Smith, $   --   for Mr. Hogan
and $   --   for Mr. Jarke. As of December 31, 1995, Messrs. James, Wilkes,
Smith, Hogan and Jarke had approximately 16, -- , 22, 5, and -- years of benefit service, respectively.

  Employment Contracts and Change in Control Arrangements

     Santa Fe Severance Agreements. Santa Fe has entered into certain severance agreements covering 26 employees of Santa Fe. See "The Combination--Interests of Certain Persons in the Combination" for a description of the Santa Fe Severance Agreements.

     Santa Fe Severance Program. Santa Fe has a severance program (the "Santa Fe Severance Program") for all full-time, salaried employees who are terminated or constructively terminated by Santa Fe or by an acquiring company, other than for Cause (as defined in the Santa Fe Severance Program). However, following a Change in Control (as defined in the Santa Fe Severance Agreements), an employee who has entered into a Santa Fe Severance Agreement is not eligible to receive duplicate benefits under both a Santa Fe Severance Agreement and the Santa Fe Severance Program. A participant in the Santa Fe Severance Program is generally entitled to an amount of up to one year's pay based upon the participant's age, length of service and current salary, or in certain circumstances, early retirement supplemental payments, provided that the aggregate of such payments does not exceed two years' salary for the year preceding the year in which termination occurs. In addition, a participant is entitled to continuation of health and life insurance benefits for two years or for the duration of severance payments, whichever is longer. Each January 1, the term of the Santa Fe Severance Program is automatically extended for an additional one-year period, unless by September 30 of the prior year Santa Fe has given notice that the Santa Fe Severance Program will not be so extended. Following a Change in Control, the Santa Fe Severance Program may not be modified or terminated for 24 months. The payments and benefits provided by the Santa Fe Severance Program are subject to the Parachute Payment Limit (as defined in the Santa Fe Severance Program). The consummation of the Merger will constitute a Change in Control under the Santa Fe Severance Program.

                       BENEFICIAL OWNERSHIP OF SECURITIES

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Homestake. As of the date of this Proxy Statement, no person was known to Homestake to own 5% or more of the outstanding Homestake Common Stock.

     Santa Fe. The following table contains certain information regarding persons who Santa Fe has been advised are beneficial owners of 5% or more of Santa Fe Common Stock as of the dates indicated in the footnotes to the table.

                                                                               % OF SANTA FE
                  NAME & ADDRESS OF                       NO. OF                COMMON STOCK
                  BENEFICIAL OWNER                      SHARES HELD        BENEFICIALLY OWNED(3)
    ---------------------------------------------    -----------------     ----------------------
    College Retirement Equities Fund                  6,623,339 shares(1)          5.04%
    730 Third Avenue
    New York, NY 10017-3206
    FMR Corp.                                        10,622,313 shares(2)          8.08%
    Edward C. Johnson, 3rd.
    82 Devonshire Street
    Boston, MA 02109

---------------
(1) A report on Schedule 13G, dated February 1, 1996, disclosed that College Retirement Equities Fund had sole power to vote or to direct the vote of 6,623,339 shares of Santa Fe Common Stock, shared voting power over no shares of Santa Fe Common Stock, had sole dispositive power over 6,623,339 shares and shared dispositive power over no shares of Santa Fe Common Stock.

(2) A report on Schedule 13G, dated February 14, 1996, disclosed that FMR Corp. had sole power to vote or to direct the vote of 161,053 shares of Santa Fe Common Stock, shared voting power over no shares of Santa Fe Common Stock, had sole dispositive power over 10,622,313 shares of Santa Fe Common Stock and shared dispositive power over no shares of Santa Fe Common Stock.

(3) Percentages are based on the 131,449,002 shares of Santa Fe Common Stock outstanding as of December 31, 1995.

OWNERSHIP OF COMMON STOCK BY MANAGEMENT

     Homestake

     The following table shows: (i) the number of shares of Homestake Common Stock beneficially owned by directors and the five highest paid executive officers, and all directors and executive officers as a group, as of December 31, 1996 (excluding shares which such persons have the right to acquire within 60 days of December 31, 1996 but do not actually own), (ii) the number of shares of Homestake Common Stock which such persons have the right to acquire within 60 days of December 31, 1996, but do not actually own and (iii) the total number of shares of Homestake Common Stock which such persons own and have the right to acquire within 60 days of December 31, 1996. The shares so shown include shares held in Homestake's Savings Plan for the accounts of executive officers and directors share rights granted under the Homestake Employees' Stock Option and Share Rights Plan--1988, which entitle outside directors to receive shares on the date of ceasing to serve as a director. Including the shares held by Case, Pomeroy & Company, Inc. (described in footnote 2 below) and the shares which the identified persons have the right to acquire but do not own, the shares of Homestake Common Stock beneficially owned by all directors, nominees and executive officers as a group represent approximately 5.51 percent of the total number of shares of Homestake Common Stock outstanding.

                                                  NUMBER OF SHARES
                                                 BENEFICIALLY OWNED          RIGHT TO            TOTAL
                                                       AS OF              ACQUIRE SHARES         NUMBER
                                                 DECEMBER 31, 1996,           WITHIN           OF SHARES
                                                 EXCLUDING RIGHT TO         60 DAYS OF         BENEFICIALLY
                     NAME                        ACQUIRE SHARES(1)      DECEMBER 31, 1996        OWNED
-----------------------------------------------  ------------------     ------------------     ----------
M. Norman Anderson.............................           2,529                  5,914              8,443
Robert H. Clark, Jr.(2)........................       6,461,776                  1,736          6,463,776
Harry M. Conger(3).............................         175,963                596,800            772,763
G. Robert Durham...............................           5,000                  1,295              6,295
Douglas W. Fuerstenau..........................           1,478                  1,728              3,206
Henry G. Grundstedt............................           1,000                    866              1,866
William A. Humphrey............................          61,230                110,946            172,176
Robert K. Jaedicke.............................             400                  1,715              2,115
John Neerhout, Jr. ............................           1,000                  1,254              2,254
Stuart T. Peeler...............................           8,500                  1,885             10,385
Carol A. Rae...................................             500                    142                642
Berne A. Schepman..............................           3,524                  1,749              5,273
Jack E. Thompson...............................          25,978                 98,150            124,128
Gene G. Elam...................................           9,156                 86,475             95,631
Wayne Kirk(4)..................................           6,300                 60,050             66,350
Gil J. Leathley................................           2,753                 39,792             42,545
William F. Lindqvist...........................               0                 65,425             65,425
All Directors and Executive Officers as a Group
  (23 persons).................................       6,788,816              1,288,557          8,077,373

------------

(1) In some instances voting and investment power is shared with the spouse of the identified person.

(2) Includes 24,000 shares owned by Mr. Clark's spouse. Also includes 6,411,776 shares owned by Case, Pomeroy & Company, Inc. Mr. Clark is the President and Chief Executive Officer and, with family members, is a controlling shareholder of Case Pomeroy.

(3) Includes 446 shares held of record by a Savings Plan Trust for Mr. Conger's spouse. Mr. Conger disclaims beneficial ownership of these shares.

(4) Includes 410 shares held of record by two of Mr. Kirk's children. Mr. Kirk disclaims beneficial ownership of these shares.

     In addition,   --  directors and executive officers of Homestake
beneficially owned an aggregate of   --  shares of Santa Fe Common Stock.

  Santa Fe

     The following table shows, as of December 31, 1996, the number of shares of Santa Fe Common Stock deemed beneficially owned by each director and each of the executive officers named in the Santa Fe Summary Compensation Table and by all present directors and executive officers of Santa Fe as a group.

                                                                                    OPTIONS TO
                 NAME OF BENEFICIAL OWNER               NUMBER OF SHARES(1)(2)        ACQUIRE
    --------------------------------------------------  ----------------------   -----------------
    David H. Batchelder...............................
    James T. Curry....................................
    Donald W. Gentry..................................
    Wayne Jarke.......................................
    David K. Hogan....................................
    Patrick M. James..................................
    Robert D. Krebs...................................
    George B. Munroe..................................
    Ronald L. Parratt.................................
    Jean Head Sisco...................................
    David A. Smith....................................
    Peter Steen.......................................
    Richard J. Stoehr.................................
    LeRoy E. Wilkes...................................
    All Directors and Executive Officers as a Group
      (17 persons)....................................

---------------
(1) Each person has, unless otherwise indicated in the following notes, sole voting and investment power with respect to the indicated shares.

(2) Santa Fe Common Stock beneficially owned does not exceed one percent of the outstanding Santa Fe Common Stock as of December 31, 1996.

(3) Includes -- shares of Santa Fe Common Stock held by Mr. Munroe's spouse, of which Mr. Munroe disclaims beneficial ownership.

     In addition,   --  directors and executive officers of Santa Fe
beneficially owned an aggregate of   --  shares of Homestake Common Stock.

                        AMENDMENTS TO HOMESTAKE CHARTER

     Under the DGCL, an amendment to a Delaware corporation's certificate of incorporation generally requires the approval and recommendation of the board of directors, the approval of a majority in voting power of all shares outstanding and entitled to vote thereon, voting together as a single class, and the approval of a majority in voting power of the outstanding stock of each class that is entitled to vote thereon separately as a class. Accordingly, in addition to the December 8, 1996 approval and recommendation issued by the Homestake Board through resolution, approval of the Homestake Charter Amendment requires an affirmative vote of the holders of record of a majority of the shares of Homestake Common Stock outstanding on the Homestake Record Date.

     In connection with the Combination, as of the Effective Time, the Homestake Charter will be amended to increase the number of authorized shares of Homestake Common Stock from 250,000,000 to 500,000,000. Upon such amendment Homestake will have an authorized share capital of 510,000,000, comprised of 500,000,000 shares of Homestake Common Stock and 10,000,000 shares of Homestake Preferred Stock.

     The Homestake Charter currently authorizes the issuance of 250,000,000 shares of Homestake Common Stock and 10,000,000 shares of Homestake Preferred
Stock. As of the Homestake Record Date, there were (i)   --  shares of Homestake
Common Stock outstanding, (ii)   --  shares of Homestake Common Stock reserved
for issuance pursuant to outstanding Homestake stock options and director share rights, (iii) 6,504,000 shares of Homestake Common Stock reserved for issuance upon conversion of the $150,000,000 aggregate principal amount of Homestake's 5.5% Convertible Subordinated Notes due June 23, 2000 and (iv) no shares of Homestake Preferred Stock issued or outstanding. Homestake expects to issue approximately 146,583,938 shares of Homestake Common Stock to the Santa Fe stockholders in the Merger, and to reserve an additional approximately 1,636,728 shares for issuance upon exercise of options granted pursuant to Santa Fe's stock option plans. The Homestake Board believes it is desirable to authorize additional shares of Homestake Common Stock so that there will be sufficient shares available for issuance after the Merger for purposes that the Homestake Board may hereinafter determine to be in the best interests of Homestake and its stockholders. Such purposes could include the offer of shares for cash, acquisitions, employee benefit programs and other general corporate purposes. In many situations, prompt action may be required which would not permit seeking stockholder approval to authorize additional shares for the specific transaction on a timely basis. The Homestake Board believes it should have the flexibility to act promptly in the best interest of the Homestake stockholders. The terms of any future issuance of shares of Homestake Common Stock will be dependent largely on market and financial conditions and other factors existing at that time of issuance. For the foregoing reasons, the Homestake Board deems it advisable and recommends that the authorized shares of Homestake capital stock be increased to 510,000,000 shares (consisting of 500,000,000 shares of Homestake Common Stock and 10,000,000 shares of Homestake Preferred Stock) in order to have a sufficient number of shares for issuance from time to time after the Merger. Approval by the Homestake stockholders of the Homestake Charter Amendment is a condition to the consummation of the Merger.

     Homestake currently has no plans, understandings, agreements or arrangements concerning the issuance of additional shares of Homestake Common Stock, except for the shares to be issued in the Merger and shares reserved or to be reserved for issuance by Homestake as described herein. If any plans, understandings, arrangements or agreements are made concerning the issuance of any such shares, holders of the then outstanding shares of Homestake's capital stock may or may not be given the opportunity to vote thereon, depending upon the nature of any such transaction, the law applicable thereto, the policy of the NYSE and the judgment of the Homestake Board regarding the submission thereof to the Homestake stockholders. The current rules of the NYSE, however, would require stockholder approval if the number of shares of Homestake Common Stock to be issued would equal or exceed 20% of the number of such shares of Homestake Common Stock outstanding immediately prior to such issuance.

     It is not presently contemplated that such additional shares of Homestake Common Stock would be issued for the purpose of making the acquisition by an unwanted suitor of a controlling interest in Homestake more difficult, time-consuming or costly. However, it should be noted that shares of Homestake Common

Stock could be issued for that purpose and to that effect, and the Homestake Board reserves its right (if consistent with its fiduciary responsibilities) to issue Homestake Common Stock for such purposes. For a description of certain antitakeover effects of the Homestake Rights which are attached to the existing Homestake Common Stock and will be attached to any additional shares of Homestake Common Stock when issued (so long as the Homestake Rights Agreement is in effect), see "Description of Homestake Capital Stock."

     In connection with the Combination on December 8, 1996, the Homestake Board adopted a resolution to increase, as of the Effective Time, the authorized number of shares of Homestake Preferred Stock designated as Series A Participating Cumulative Preferred Stock from 2,500,000 to 5,000,000. No vote of the Homestake stockholders is required for such increase to become effective.

                     DESCRIPTION OF HOMESTAKE CAPITAL STOCK

GENERAL

     The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the DGCL, the Homestake Charter and the terms of the Homestake Rights Agreement.

     The following descriptions of the Homestake capital stock should be read carefully by the Santa Fe stockholders since, at the Effective Time, each issued and outstanding share of Santa Fe Common Stock will be converted into the right to receive 1.115 shares of Homestake Common Stock. See "The
Combination--General."

     The Homestake Charter currently authorizes the issuance of 250,000,000 shares of Homestake Common Stock and 10,000,000 shares of Homestake Preferred Stock. In connection with the Combination, as of the Effective Time, the Homestake Charter will be amended to increase the number of authorized shares of Homestake Common Stock from 250,000,000 to 500,000,000. Upon such amendment Homestake will have an authorized share capital of 510,000,000, comprised of 500,000,000 shares of Homestake Common Stock and 10,000,000 shares of Homestake Preferred Stock. Approval by the Homestake stockholders of the Homestake Charter Amendment is a condition to the consummation of the Share Issuance.

     The Homestake Common Stock is listed on the NYSE under the symbol "HM," on the Swiss Stock Exchange (Basel, Geneva and Zurich) and on the Australian Stock Exchange Limited. The transfer agent and registrar for Homestake Common Stock is The First National Bank of Boston. Ernst & Young Registry Services Pty. Ltd. is the Australian co-transfer agent for Homestake Common Stock.

     Homestake Preferred Stock may be issued in one or more series in the discretion of the Homestake Board, with such rights, preferences and privileges as to dividends, voting rights, conversion rights, liquidation preferences and redemption provisions as the Homestake Board may in its discretion establish at the time of creation of such series.

     Holders of the Homestake Common Stock are entitled to one vote per share on all matters requiring a vote of stockholders. Homestake does not have cumulative voting and, as a result, the holders of a majority of the Homestake Common Stock represented at a meeting of stockholders and entitled to vote in an election of directors are able to elect all directors to be elected at the meeting.

     Homestake has a classified Board of Directors, with approximately one-third of the directors elected each year for a term of three years. During their term of office, Homestake's directors may only be removed from office for cause.

     Holders of the Homestake Common Stock are entitled to receive dividends when and as declared by the Homestake Board from funds legally available therefor, subject to the dividend rights of holders of any Homestake Preferred Stock that may be issued in the future.

     The Homestake Common Stock is not redeemable and does not have conversion or pre-emptive rights.

"FAIR PRICE" CHARTER PROVISION

     The Homestake Charter contains a "Fair Price" provision which applies to mergers and certain other types of business combinations with "Related Persons." The Fair Price provision defines "Related Person" to include any person who, together with any affiliate or associate, beneficially owns (or within the preceding five years owned) shares having 10% or more of the Homestake Common Stock outstanding or of the voting stock of Homestake outstanding. The Fair Price provision defines "Business Combination" to include mergers, reorganizations, sales of assets, issuances of securities, mortgages, leases, and a variety of transactions which involve the securities or assets of Homestake.

     The Fair Price provision requires that Business Combinations between Homestake and a Related Person meet certain alternative criteria. If none of the alternative criteria are met, such transactions must be approved by (1) not less than 80% of the total voting power of Homestake entitled to vote on the matter and (2) not less than 50% of the voting power held by holders other than the Related Person and its affiliates and associates. The alternative criteria, one of which must be met to avoid the special voting requirements, are the following:

          (a) if the Business Combination is approved by the Homestake Board before the Related Person first became a Related Person;

          (b) if the Homestake Board unanimously approves in advance the Related Person becoming a Related Person and the Business Combination is then approved by the Homestake Board after the Related Person became a Related Person;

          (c) if the Business Combination involves solely Homestake and one of its subsidiaries and all stockholders are treated equally and receive or retain common stock in the surviving corporation or other party to the Business Combination;

          (d) if all of the following conditions are satisfied:

             (1) the per share consideration to be received by holders of the Homestake Common Stock in the Business Combination (other than the Related Person) is not less than the higher of (i) the highest per share price paid by such Related Person in acquiring any of the Homestake Common Stock, or (ii) a percentage premium over the market price of Homestake Common Stock immediately prior to the announcement of such Business Combination which is at least as high as the percentage premium paid by the Related Person over the market price of the Homestake Common Stock immediately prior to the commencement of the acquisition of Homestake Common Stock by such Related Person, but in no event in excess of two times the highest per share price determined under (i) above;

             (2) after becoming a Related Person and prior to the consummation of such Business Combination, (i) such Related Person must not have acquired any newly issued shares from Homestake (except upon conversion of convertible securities acquired prior to becoming a Related Person or upon compliance with the Fair Price provision or as a result of a pro rata stock dividend or stock split) and (ii) such Related Person must not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by Homestake, or made any major change in Homestake's business or equity capital structure; and

             (3) a proxy statement meeting the requirements of the United States federal securities laws must be used for the purpose of soliciting stockholder approval of such Business Combination. The proxy statement must also contain (i) any recommendation as to the advisability of the Business Combination which any continuing or independent or "outside" directors may choose to state, and (ii) the opinion of a reputable national investment banking firm in the United States as to the fairness of the terms of such Business Combination from the point of view of the remaining public stockholders of Homestake. The investment banking firm must be engaged solely on behalf of the public stockholders and must be selected by a majority of any continuing directors and outside directors.

     The Fair Price provision further provides that if there is a Related Person, the Fair Price provision cannot be amended or repealed unless such a change is approved by at least 80% of the total voting power and also by a majority of the total voting power held by holders who are independent of the Related Person.

HOMESTAKE RIGHTS AGREEMENT

     On October 16, 1987, Homestake issued one Homestake Right for each issued and outstanding share of Homestake Common Stock. Pursuant to the Homestake Rights Agreement, each share of Homestake Common Stock issued in the Share Issuance will be accompanied by one Homestake Right. Each Homestake Right entitles the holder thereof to purchase 1/100th of a Series A Participating Cumulative Preferred Share of Homestake at a price of $75, subject to adjustment (the "Homestake Purchase Price").

     The Homestake Rights are not exercisable until the "Homestake Distribution Date" and will expire on November 2, 1997 (a "Homestake Expiration Date"), unless they are earlier redeemed by Homestake. The Homestake Distribution Date is defined to be the earlier of (i) the tenth day after the first public disclosure that a person or group, together with affiliates or associates (the "Homestake Acquiring Person") acquired or obtained the right to acquire beneficial ownership of 20% or more of the issued and outstanding Homestake Common Stock (a "Homestake Acquisition Date") and (ii) the tenth day after the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for 20% or more of the issued and outstanding Homestake Common Stock.

     In the event that, following the Homestake Distribution Date, Homestake is acquired in any merger or other business combination or 50% or more of its assets or assets representing 50% or more of its earning power are sold, leased, exchanged or otherwise transferred to a publicly traded corporation, each Homestake Right will entitle its holder to purchase for the Homestake Purchase Price the number of common shares of such corporation which at the time of the transaction would have a market value of twice the Homestake Purchase Price. In the event that Homestake is acquired in any merger or other business combination or 50% or more of its assets or assets representing 50% or more of its earning power are sold, leased, exchanged or otherwise transferred to an entity that is not a publicly traded corporation, each Homestake Right will entitle its holder to purchase for the Homestake Purchase Price, at such holder's option (i) that number of shares of such entity which at the time of transaction would have a book value of twice the Homestake Purchase Price or (ii) if such entity has an affiliate which has publicly traded common shares, that number of shares of such affiliate which at the time of the transaction would have a market value of twice the Homestake Purchase Price.

     In the event a Homestake Acquiring Person (i) acquires beneficial ownership of 30% or more of the Homestake Common Stock outstanding, unless such Homestake Common Stock is acquired pursuant to an all cash tender offer for all Homestake Common Stock outstanding and all other classes or series of shares of Homestake issued and outstanding or (ii) engages in one or more "self dealing" transactions with Homestake (a "Homestake Triggering Event"), the rights will entitle each holder to purchase, for the Homestake Purchase Price, Homestake Preferred Stock equivalent to the number of Homestake Common Stock which at the time of the transaction would have a market value of twice the Homestake Purchase Price.

     In the event that Homestake merges with a Homestake Acquiring Person and Homestake is the surviving corporation and all the Homestake Common Stock outstanding immediately prior to the merger remain outstanding and unchanged (a "Homestake Affiliate Transaction"), each Homestake Right will entitle its holder to purchase, for the Homestake Purchase Price, that number of Homestake Common Stock which at the time of the transaction would have a market value of twice the Homestake Purchase Price.

     Any rights that are or were, at any time on or after the earlier of the Homestake Distribution Date or the Homestake Acquisition Date, beneficially owned by a Homestake Acquiring Person will become null and void upon the occurrence of a Homestake Affiliate Transaction or a Homestake Triggering Event and any holder of any such right will be unable to exercise any such right after the occurrence of a Homestake Affiliate Transaction or Homestake Triggering Event.

     The Homestake Board may redeem the Homestake Rights at any time prior to the earliest of the tenth day following the Homestake Acquisition Date, the occurrence of a Homestake Triggering Event or the Homestake Expiration Date for cash or securities equivalent to $0.01 per Homestake Right.

     Until a Homestake Right is exercised, the holder will have no rights as a stockholder of Homestake with respect to the shares purchasable upon exercise of the Homestake Right.

     All of the foregoing could discourage, delay or prevent certain types of transactions involving an actual or potential change in control of Homestake, including transactions in which stockholders might otherwise receive a premium for their shares over current market prices, and could therefore have a negative impact on the price of the Homestake Common Stock.

     The Fair Price provision and the Homestake Rights Agreement described above do not apply to the Combination.

                        COMPARISON OF STOCKHOLDER RIGHTS

     The following is a summary of material differences between the rights of holders of Homestake Common Stock and the rights of holders of Santa Fe Common Stock. As each of Homestake and Santa Fe is organized under the laws of Delaware, these differences arise from various provisions of the Homestake Charter and the Santa Fe Charter, the By-laws of each of Homestake and Santa Fe and the Homestake Rights Agreement and Santa Fe Rights Agreement. This summary does not purport to be a complete description of the differences between the rights of such holders, and is subject, and qualified in its entirety by reference, to the Homestake Charter, the Homestake By-laws, the Homestake Rights Agreement, the Santa Fe Charter, the Santa Fe By-laws and the Santa Fe Rights Agreement.

DIRECTORS

     Number. The Homestake Charter provides that the number of directors shall be fixed from time to time by by-law or amendment thereof duly adopted by the Homestake Board or by the Homestake stockholders. The Homestake By-laws currently set the authorized number of directors at thirteen. By resolution, on December 8, 1996, the Homestake Board amended the Homestake By-laws to provide that, at the Effective Time, the number of Homestake directors shall be twelve.

     The Santa Fe Charter provides that the number of directors shall be not less than three nor more than fifteen, the exact number of directors to be fixed from time to time by the vote of a majority of the entire Santa Fe Board. The current number of directors of Santa Fe is nine.

     Classified Board. The Homestake Charter and the Santa Fe Charter each provide for a classified Board of Directors. The Homestake Charter and the Santa Fe Charter each provide for three classes of directors with as nearly equal a number of directors as possible.

     Removal of Directors. The Homestake Charter provides that directors may be removed from office only for cause and only by the affirmative vote of the holders of a majority of shares entitled to vote at an election of directors and who would be entitled to vote for the election of a director to fill the vacancy created by such removal.

     The Santa Fe Charter provides that directors may be removed only for cause by the affirmative vote of two-thirds of the shares entitled to vote at a meeting of stockholders for which proper notice of the proposed removal has been given, voting as a single class.

BUSINESS COMBINATIONS

     See "Description of Homestake Capital Stock" for a description of the provisions of the Homestake Charter concerning certain business combinations. The Santa Fe Charter does not contain a comparable provision.

SPECIAL MEETINGS OF STOCKHOLDERS

     The Homestake Charter and the Homestake By-laws each provide that special meetings of stockholders may be called only by the Homestake Board, by the Chairman of the Board, by the President, by a committee duly designated by the Homestake Board whose powers and authority as provided in a resolution of the Homestake Board or in the Homestake By-laws include the power to call such meetings, or by stockholders having not less than 75% of the total voting power of all outstanding shares of stock of Homestake.

     The Santa Fe Charter and the Santa Fe By-laws provide that special meetings of stockholders may be called only by the Santa Fe Board pursuant to a resolution approved by a majority of the directors then in office.

AMENDMENTS TO THE CHARTERS

     The Homestake Charter requires the affirmative vote of not less than 80% of the total voting power of Homestake and the affirmative vote of the holders of not less than a majority of the total voting power of Homestake held by holders other than a Related Person to amend, alter, change or repeal any provisions contained in (i) the article regarding business combinations, (ii) the article regarding amendment to the Homestake Charter and (iii) the article regarding certain defined terms. All other amendments to the Homestake Charter may be made by Homestake in the manner prescribed by law.

     The Santa Fe Charter requires the affirmative vote of the holders of 80% or more of the aggregate voting power of all the outstanding shares of capital stock entitled to vote generally for the election of directors, voting together as a single class, to amend, repeal or adopt any provisions inconsistent with
(i) the article regarding directors, (ii) the article regarding indemnification and limitations of directors' liability and (iii) the article regarding amending the Santa Fe By-laws. All other amendments to the Santa Fe Charter may be made by Santa Fe in the manner prescribed by law.

AMENDMENTS TO THE BY-LAWS

     The Homestake By-laws provide that the Homestake By-laws may be amended or repealed, or new By-laws may be adopted (i) by the affirmative vote of the stockholders entitled to exercise a majority of the voting power of Homestake, or (ii) by the affirmative vote of the majority of the Homestake Board. The Homestake By-laws further provide that any by-law adopted or amended by the stockholders may be amended or repealed by the Homestake Board.

     The Santa Fe Charter and the Santa Fe By-laws provide that the Santa Fe Board has the power to adopt, alter, amend or repeal the Santa Fe By-laws by vote of not less than a majority of the entire Santa Fe Board. The Santa Fe Charter and the Santa Fe By-laws further provide that the holders of shares of capital stock of Santa Fe entitled at the time to vote for the election of directors will, to the extent such power is at the time conferred on them by the Santa Fe Charter or applicable law, also have the power to adopt, alter, amend or repeal the Santa Fe By-laws; provided, that any proposal by a stockholder to adopt, alter, amend or repeal the Santa Fe By-laws will require for adoption the affirmative vote of 80% of the holders of the outstanding shares of stock of Santa Fe, voting as a single class.

RIGHTS AGREEMENTS

     Homestake. On October 16, 1987, Homestake distributed one Homestake Right for each outstanding share of Homestake Common Stock pursuant to the Homestake Rights Agreement. The Homestake Rights entitle the Homestake stockholders to certain rights in the event of certain transactions involving Homestake. See "Description of Homestake Capital Stock" for a description of the Homestake Rights Agreement. The Homestake Rights Agreement has not been amended in connection with the Combination because the Homestake Rights do not apply to the Combination.

     Santa Fe. On January 26, 1995, the Santa Fe Board declared a dividend distribution of one Santa Fe Right on each outstanding share of Santa Fe Common Stock pursuant to the Santa Fe Rights Agreement. The Santa Fe Rights, which expire on the earlier of the close of business on February 13, 2005, or immediately prior to the Effective Time, were issued on February 13, 1995, to stockholders of record on that date and were authorized to be issued in respect of each share of Santa Fe Common Stock subsequently issued. Under certain circumstances each Santa Fe Right will entitle the holder thereof to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01, of Santa Fe at an exercise price of $50 per one one-hundredth of a share, subject to adjustment (the "Santa Fe Purchase Price"). The Santa Fe Rights will not be exercisable or transferable apart from the Santa Fe Common Stock until the earlier to occur of either: (i) ten days following a public announcement that a person or group has acquired 15% or more of the outstanding Santa Fe Common Stock (a "Santa Fe Stock Acquisition Date"), or (ii) 15 business days following the commencement of a tender or exchange offer which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Santa Fe Common Stock. The Santa Fe Rights will not have any voting rights or be entitled to dividends.

     In the event a person or group shall become the beneficial owner of 15% or more of the then outstanding shares of Santa Fe Common Stock (a "Santa Fe Acquiring Person"), each holder of a Santa Fe Right other than the Santa Fe Acquiring Person shall have the right to receive, upon exercise at the then current Santa Fe Purchase Price, Santa Fe Common Stock, or at the election of the Santa Fe Board, cash, property or other securities having a value equal to two times the Santa Fe Purchase Price. If, after the Santa Fe Stock Acquisition Date, Santa Fe is acquired in a merger or other business combination transaction or 50% or more of its assets or earning power is sold or otherwise transferred, each holder of a Santa Fe Right shall thereafter have the right to receive upon exercise of the Santa Fe Right, that number of shares of common stock of the acquiring company having a value equal to two times the Santa Fe Purchase Price. Notwithstanding the foregoing, any rights that are owned or acquired by a Santa Fe Acquiring Person will be void and the holder thereof shall have no right to exercise or transfer such Santa Fe Rights. The Santa Fe Rights are redeemable at $0.01 per right at any time prior to the date that a person becomes a Santa Fe Acquiring Person.

     In connection with the Combination, Santa Fe has taken all action to render the Santa Fe Rights inapplicable to the Combination and the other transactions contemplated by the Combination. See "The Agreement--Amendments to Rights Agreement."

     The significant differences between the Homestake Rights Agreement and the Santa Fe Rights Agreement are the threshold amounts which trigger exercisability of the respective rights. The Homestake Rights are exercisable upon the earlier to occur of either (i) ten days following a public announcement that a Homestake Acquiring Person has acquired 20% or more of the Homestake Common Stock outstanding, or (ii) ten days after the commencement or disclosure of a tender offer by a Homestake Acquiring Person to acquire more than 20% of the Homestake Common Stock outstanding. Santa Fe Rights are exercisable upon the earlier to occur of either: (i) ten days following a public announcement that a person or group has acquired 15% or more of the Santa Fe Common Stock outstanding, or (ii) 15 business days following the commencement of a tender or exchange offer which would result in the beneficial ownership by a person or group, together with any affiliate or associate of 15% or more of the Santa Fe Common Stock outstanding.

     Moreover, under the Homestake Rights Agreement, if a Homestake Acquiring Person becomes the beneficial owner of 30% or more of the Homestake Common Stock outstanding (other than pursuant to an all cash tender offer for all shares of Homestake Common Stock outstanding and all other classes or series of issued and outstanding shares of Homestake), or engages in one or more "self dealing" transactions with Homestake as set forth in the Homestake Rights Agreement, the holders of Homestake Rights other than the Homestake Acquiring Person shall have the right to receive, upon exercise at the then current Homestake Purchase Price, that number of one-one hundredth of a preferred share having a market value of twice the Homestake Purchase Price. Under the Santa Fe Rights Agreement, if a Santa Fe Acquiring Person becomes the beneficial owner of 15% or more of the shares of Santa Fe Common Stock then outstanding, the holders of Santa Fe Rights other than the Santa Fe Acquiring Person shall have the right to receive, upon exercise at the then current Santa Fe Purchase Price, Santa Fe Common Stock having a value of twice the Santa Fe Purchase Price.

     After the Effective Time, the rights of the Homestake stockholders (including those who prior to the Effective Time were Santa Fe stockholders) will be determined by reference to the Homestake Charter, the Homestake By-laws and the Homestake Rights Agreement then in effect.

                                    EXPERTS

     The consolidated financial statements included in this Proxy Statement by reference to Homestake's Annual Report on Form 10-K for the year ended December 31, 1995, have been so incorporated in reliance of the report of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements incorporated in this Proxy Statement by reference to Santa Fe's Annual Report on Form 10-K for the year ended December 31, 1995, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     Representatives of Coopers & Lybrand, L.L.P. and Price Waterhouse LLP are expected to be present at the Homestake Special Meeting and the Santa Fe Special Meeting, respectively, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 LEGAL MATTERS

     The validity of the shares of Homestake Common Stock will be passed upon for Homestake by Thelen, Marrin, Johnson & Bridges LLP, San Francisco, California, counsel to Homestake.

     Certain federal income tax consequences of the Merger will be passed upon for Homestake by Cravath, Swaine & Moore, New York, New York, and for Santa Fe by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                             STOCKHOLDER PROPOSALS

     Homestake anticipates that its 1997 Annual Meeting of Stockholders will be held in July 1997 (the "Homestake Annual Meeting"). In such event, any Homestake stockholder who wishes to submit a proposal for presentation to the Homestake Annual Meeting must submit the proposal to Homestake not later than March 14, 1997, for inclusion, if appropriate, in Homestake's proxy statement and the form of proxy relating to the Homestake Annual Meeting.

     In the event that the Combination is not consummated, Santa Fe anticipates that its 1997 Annual Meeting of Stockholders will be held in July 1997 (the "Santa Fe Annual Meeting"). In such event, any Santa Fe stockholder who wishes to submit a proposal for presentation to the Santa Fe Annual Meeting, must submit the proposal to Santa Fe not later than March 14, 1997, for inclusion, if appropriate, in Santa Fe's proxy statement and the form of proxy relating to the Santa Fe's Annual Meeting.

                                                                      APPENDIX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                         DATED AS OF DECEMBER 8, 1996,

                                     AMONG

                           HOMESTAKE MINING COMPANY,

                                  HMGLD CORP.

                                      AND

                       SANTA FE PACIFIC GOLD CORPORATION

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        -----
Parties and Recitals..................................................................      1
ARTICLE I
THE MERGER
SECTION 1.01. The Merger..............................................................      1
SECTION 1.02. Closing.................................................................      1
SECTION 1.03. Effective Time of the Merger............................................      1
SECTION 1.04. Effects of the Merger...................................................      1
SECTION 1.05. Certificate of Incorporation and By-laws................................      2
SECTION 1.06. Directors...............................................................      2
SECTION 1.07. Officers................................................................      2
ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
  CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
SECTION 2.01. Effect on Capital Stock.................................................      2
SECTION 2.02. Exchange of Certificates................................................      3
ARTICLE III
REPRESENTATIONS AND WARRANTIES
SECTION 3.01. Representations and Warranties of the Company...........................      5
SECTION 3.02. Representations and Warranties of Parent and Sub........................     13
ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS
SECTION 4.01. Conduct of Business.....................................................     20
SECTION 4.02. No Solicitation by the Company..........................................     24
SECTION 4.03. No Solicitation by Parent...............................................     25
ARTICLE V
ADDITIONAL AGREEMENTS
SECTION 5.01. Preparation of Form S-4 and the Proxy Statement; Company's Stockholders'
              Meeting and Parent's Stockholders' Meeting..............................     26
SECTION 5.02. Letter of the Company's Accountants.....................................     27
SECTION 5.03. Letter of Parent's Accountants..........................................     27
SECTION 5.04. Access to Information; Confidentiality..................................     27
SECTION 5.05. Reasonable Efforts; Notification........................................     27
SECTION 5.06. Rights Agreement; Consequences if Rights Triggered......................     28
SECTION 5.07. Company Employee Stock Options..........................................     29
SECTION 5.08. Benefit Plans...........................................................     30
SECTION 5.09. Indemnification.........................................................     30
SECTION 5.10. Fees and Expenses.......................................................     30
SECTION 5.11. Public Announcements....................................................     31
SECTION 5.12. Tax and Accounting Treatment............................................     31

                                                                                        PAGE
                                                                                        -----
SECTION 5.13. Affiliates..............................................................     31
SECTION 5.14. Stock Exchange Listing..................................................     31
SECTION 5.15. Parent Board of Directors...............................................     31
SECTION 5.16. Parent Officers.........................................................     32
ARTICLE VI
CONDITIONS PRECEDENT
SECTION 6.01. Conditions to Each Party's Obligation To Effect the Merger..............     32
SECTION 6.02. Conditions to Obligations of Parent and Sub.............................     33
SECTION 6.03. Conditions to Obligation of the Company.................................     34
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
SECTION 7.01. Termination.............................................................     34
SECTION 7.02. Effect of Termination...................................................     35
SECTION 7.03. Amendment...............................................................     36
SECTION 7.04. Extension; Waiver.......................................................     37
SECTION 7.05. Procedure for Termination, Amendment, Extension or Waiver...............     37
ARTICLE VIII
GENERAL PROVISIONS
SECTION 8.01. Nonsurvival of Representations and Warranties...........................     37
SECTION 8.02. Notices.................................................................     37
SECTION 8.03. Definitions.............................................................     38
SECTION 8.04. Interpretation..........................................................     38
SECTION 8.05. Severability............................................................     38
SECTION 8.06. Counterparts............................................................     38
SECTION 8.07. Entire Agreement; No Third-Party Beneficiaries..........................     38
SECTION 8.08. Governing Law...........................................................     38
SECTION 8.09. Assignment..............................................................     38
SECTION 8.10. Enforcement.............................................................     39

Exhibit A -- Form of Company Affiliate Letter
Exhibit B -- Form of Parent Affiliate Letter

                                  LOCATION OF
                           DEFINED TERMS IN AGREEMENT

                                                                                    LOCATION IN
                                       TERM                                          AGREEMENT
----------------------------------------------------------------------------------  -----------
"affiliate".......................................................................  sec. 8.03
"Amendment to Parent's Certificate of Designation"................................  sec. 3.02(d)
"Amendment to Parent's Restated Certificate of Incorporation".....................  sec. 3.02(d)
"Certificate of Merger............................................................  sec. 1.03
"Certificates"....................................................................  sec. 2.02(b)
"Closing Date"....................................................................  sec. 1.02
"Common Shares Trust".............................................................  sec. 2.02(e)
"Company Benefit Plans"...........................................................  sec. 3.01(i)
"Company Capital Stock"...........................................................  sec. 3.01(c)
"Company Common Stock"............................................................  Recitals
"Company Disclosure Letter".......................................................  sec. 3.01(b)
"Company Employee Stock Options"..................................................  sec. 3.01(c)
"Company Employee Stock Plans"....................................................  sec. 3.01(c)
"Company Material Adverse Effect".................................................  sec. 3.01(a)
"Company Property"................................................................  sec. 3.01(u)
"Company Rights"..................................................................  sec. 3.01(c)
"Company Rights Agreement"........................................................  sec. 3.01(c)
"Company SEC Documents"...........................................................  sec. 3.01(e)
"Company Series A Preferred Stock"................................................  sec. 3.01(c)
"Company Significant Subsidiary"..................................................  sec. 3.01(a)
"Company Stock Plans".............................................................  sec. 5.08(a)
"Company Stockholder Approval"....................................................  sec. 3.01(k)
"Company Subsidiary"..............................................................  sec. 3.01(a)
"Company Takeover Proposal".......................................................  sec. 4.02(a)
"Company's Stockholders' Meeting".................................................  sec. 5.01(b)
"Confidentiality Agreement".......................................................  sec. 5.04
"Conversion Number"...............................................................  Recitals
"Contract"........................................................................  sec. 3.01(d)
"DGCL"............................................................................  sec. 1.01
"D&O Insurance"...................................................................  sec. 5.09
"Effective Time of the Merger"....................................................  sec. 1.03
"Environmental Law"...............................................................  sec. 3.01(r)
"ERISA"...........................................................................  sec. 3.01(j)
"Excess Shares"...................................................................  sec. 2.2(e)
"Exchange Act"....................................................................  sec. 3.01(d)
"Exchange Agent"..................................................................  sec. 2.02(a)
"Filed Company SEC Documents".....................................................  sec. 3.01(g)
"Filed Parent SEC Documents"......................................................  sec. 3.02(g)
"Form S-4"........................................................................  sec. 3.01(f)
"Governmental Entity".............................................................  sec. 3.01(d)
"Hazardous Substances"............................................................  sec. 3.01(r)
"HSR Act".........................................................................  sec. 3.01(d)
"LSARs"...........................................................................  sec. 4.01(a)
"Liens"...........................................................................  sec. 3.01(b)
"Material Breach".................................................................  sec. 7.02(e)

                                                                                    LOCATION IN
                                       TERM                                          AGREEMENT
----------------------------------------------------------------------------------  -----------
"Maximum Period"..................................................................  sec. 5.09
"NYSE"............................................................................  sec. 2.02(e)
"Options".........................................................................  sec. 3.01(c)
"Parent Benefit Plans"............................................................  sec. 3.02(i)
"Parent Common Stock".............................................................  Recitals
"Parent Convertible Notes"........................................................  sec. 3.02(c)
"Parent Disclosure Letter"........................................................  sec. 3.02(b)
"Parent Employee Stock Plans".....................................................  sec. 3.02(c)
"Parent Employee Stock Options"...................................................  sec. 3.02(c)
"Parent LSARs"....................................................................  sec. 5.01(a)
"Parent Material Adverse Effect"..................................................  sec. 3.02(a)
"Parent Phantom Stock Options"....................................................  sec. 5.07(a)
"Parent Property".................................................................  sec. 3.02(v)
"Parent Rights"...................................................................  sec. 3.02(c)
"Parent Rights Agreement".........................................................  sec. 3.02(c)
"Parent SARs".....................................................................  sec. 5.01(a)
"Parent SEC Documents"............................................................  sec. 3.02(e)
"Parent Series A Preferred Stock".................................................  sec. 3.02(c)
"Parent Significant Subsidiary"...................................................  sec. 3.02(a)
"Parent Stockholder Approval".....................................................  sec. 3.02(k)
"Parent Subsidiary"...............................................................  sec. 3.02(a)
"Parent Takeover Proposal"........................................................  sec. 4.03(a)
"Parent's Stockholders' Meeting"..................................................  sec. 5.01(c)
"Permits".........................................................................  sec. 3.01(d)
"person"..........................................................................  sec. 8.03
"Phantom Stock Options"...........................................................  sec. 5.07(a)
"Primary Company Executives"......................................................  sec. 3.01(p)
"Primary Parent Executives".......................................................  sec. 3.02(p)
"Prime"...........................................................................  sec. 3.02(c)
"Proxy Statement".................................................................  sec. 3.01(d)
"qualified stock options".........................................................  sec. 5.07(a)
"SARs"............................................................................  sec. 4.01(a)
"SEC".............................................................................  sec. 3.01(a)
"Securities Act"..................................................................  sec. 3.01(e)
"SMCRA"...........................................................................  sec. 3.01(r)
"subsidiary"......................................................................  sec. 8.03
"Surviving Corporation"...........................................................  Recitals
"Tax Returns".....................................................................  sec. 3.01(n)
"Taxes"...........................................................................  sec. 3.01(n)

     AGREEMENT AND PLAN OF MERGER dated as of December 8, 1996, among HOMESTAKE MINING COMPANY, a Delaware corporation ("Parent"), HMGLD CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and SANTA FE PACIFIC GOLD CORPORATION, a Delaware corporation (the "Company").

     WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"), not owned directly or indirectly by Parent or the Company, will be converted into the right to receive 1.115 (as adjusted pursuant to Sections 2.01(d) and 5.06, the "Conversion Number") fully paid and nonassessable shares of common stock, par value $1.00 per share, of Parent (the "Parent Common Stock");

     WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     WHEREAS for Federal income tax purposes it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS for accounting purposes, it is intended that the Merger be accounted for as a pooling of interests under United States generally accepted accounting principles ("GAAP").

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time of the Merger (as defined in Section 1.03). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights, properties, liabilities and obligations of Sub in accordance with the DGCL. At the election of Parent, any direct or indirect wholly owned subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger; provided, however, that such substitution has no impact on the satisfaction of the conditions set forth in Sections 6.02(d) and 6.03(d). In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such substitution.

     SECTION 1.02. Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction of the conditions set forth in Section 6.01 (other than the condition set forth in Sections 6.01(d) and 6.01(e)), at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, NY 10019, unless another time, date or place is agreed to in writing by the parties hereto.

     SECTION 1.03. Effective Time of the Merger. Upon the Closing, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as the parties may agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time of the Merger").

     SECTION 1.04. Effects of the Merger. (a) The Merger shall have the effects set forth in Section 259 of the DGCL.

     (b) The Merger shall not result in any acceleration of vesting of the outstanding non-employee Director share rights of Parent granted under the Parent Employee Stock Plans (as defined in Section 3.02(c)) that are held by directors of Parent who continue as members of the Board of Directors of Parent after the Effective Time of the Merger.

     (c) The Merger shall not result in any change in the terms of the outstanding Parent Employee Stock Options (as defined in Section 3.02(c)) granted under the Parent Employee Stock Plans.

     SECTION 1.05. Certificate of Incorporation and By-laws. (a) The Amended and Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time of the Merger, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (b) The By-laws of the Company as in effect immediately prior to the Effective Time of the Merger shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.06. Directors. The individuals who are the directors of Sub immediately prior to the Effective Time of the Merger shall be the directors of the Surviving Corporation until thereafter they cease to be directors in accordance with the DGCL and the Certificate of Incorporation and By-laws of the Surviving Corporation.

     SECTION 1.07. Officers. The individuals who are the officers of the Company immediately prior to the Effective Time of the Merger shall be the officers of the Surviving Corporation until thereafter they cease to be officers in accordance with the DGCL and the Certificate of Incorporation and By-laws of the Surviving Corporation.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     SECTION 2.01. Effect on Capital Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company or by any wholly owned subsidiary of the Company and each share of Company Common Stock that is owned by Parent, Sub or any other wholly owned subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered in exchange therefor.

          (c) Conversion of Company Common Stock. Subject to Section 2.02(e), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive the Conversion Number of fully paid and nonassessable shares of Parent Common Stock. As of the Effective Time of the Merger, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive upon the surrender of such certificates, certificates representing the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends to the extent provided in Section 2.02(c) to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest.

          (d) Adjustment of Conversion Number. In addition to any adjustment in the Conversion Number pursuant to Section 5.06(a), in the event of any split, combination or reclassification of any Parent Capital Stock or any issuance or the authorization of any issuance of any other securities in exchange or in substitution for shares of Parent Capital Stock at any time during the period from the date of this Agreement to the Effective Time of the Merger, the Company and Parent shall make such adjustment to the Conversion Number as the Company and Parent shall mutually agree so as to preserve the economic benefits that the Company and Parent each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other transactions contemplated by this Agreement.

     SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. Immediately following the Effective Time of the Merger, Parent shall deposit with The First National Bank of Boston or such other bank or trust company as may be designated by Parent and the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time of the Merger, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01 in exchange for outstanding shares of Company Common Stock.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time of the Merger, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time of the Merger represented outstanding shares of Company Common Stock, other than shares to be canceled or retired in accordance with Section 2.01(b), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the certificate representing the appropriate number of whole shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock and any dividends to the extent provided in Section 2.02(c) as contemplated by this Section 2.02. No interest will be paid or will accrue on any cash payable in lieu of any fractional shares of Parent Common Stock.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e) until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of Parent Common Stock, and
(ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

     (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.02(c) or 2.02(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time of the Merger which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time of the Merger, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

     (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

     (ii) As promptly as practicable following the Effective Time of the Merger, the Exchange Agent shall determine the excess of (x) the number of shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to
Section 2.02(a) over (y) the aggregate number of whole shares of Parent Common Stock to be distributed to holders of the Certificates pursuant to Section 2.02(b) (such excess being herein called the "Excess Shares"). As soon as practicable after the Effective Time of the Merger, the Exchange Agent, as agent for the holders of the Certificates, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange (the "NYSE") all in the manner provided in paragraph (iii) of this Section 2.02(e).

     (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The proceeds from such sale or sales available for distribution to the holders of Certificates shall be reduced by the compensation payable to the Exchange Agent and the expenses incurred by the Exchange Agent, in each case, in connection with such sale or sales of the Excess Shares, including all related commissions, transfer taxes and other out-of-pocket transaction costs. Until the net proceeds of such sale or sales have been distributed to the holders of the Certificates, the Exchange Agent shall hold such proceeds in trust for the holders of the Certificates (the "Common Shares Trust"). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of a Certificate shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of a Certificate is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of the Certificates are entitled.

     (iv) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates in lieu of any fractional share interests, the Exchange Agent shall make available such amounts, without interest, to such holders of Certificates who have surrendered their Certificates in accordance with this Article II.

     (f) Termination of Exchange Fund and Common Shares Trust. Any portion of the Exchange Fund and Common Shares Trust which remains undistributed to the holders of Certificates for six months after the Effective Time of the Merger shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

     (g) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund or the Common Shares Trust delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time of the Merger (or immediately prior to such earlier date on which any shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock or any dividends or distributions with respect to Parent Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.01(d)), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (h) Investment of Exchange Fund and Common Shares Trust. The Exchange Agent shall invest any cash included in the Exchange Fund and Common Shares Trust, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.01. Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub as follows:

          (a) Organization, Standing and Corporate Power. Each of the Company and each Company Significant Subsidiary (as hereinafter defined) is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to carry on its business as now being conducted. Each of the Company and each of its subsidiaries (each a "Company Subsidiary") is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not (i) have a material adverse effect on the business, properties, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole (other than effects relating to the gold mining industry in general), or (ii) prevent the Company from performing its obligations under this Agreement (a "Company Material Adverse Effect"). The Company has made available to Parent complete and correct copies of its Amended and Restated Certificate of Incorporation and By-laws and the certificates of incorporation and by-laws or comparable organization documents of the Company Significant Subsidiaries, in each case as amended to the date of this Agreement. For purposes of this Agreement, a "Company Significant Subsidiary" means any Company Subsidiary that constitutes a significant subsidiary of the Company within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC"). The Company is not in violation of any provision of its Amended and Restated Certificate of Incorporation or By-laws, and no Company Subsidiary is in violation of any provisions of its certificate of incorporation, by-laws or comparable organizational documents, except to the extent that such violations would not, individually or in the aggregate, have a Company Material Adverse Effect.

          (b) Company Subsidiaries. Section 3.01(b) of the letter from the Company, dated the date of this Agreement, addressed to Parent (the "Company Disclosure Letter") lists each Company Significant Subsidiary and the ownership or interest therein of the Company. All the outstanding shares of capital stock of each Company Significant Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in Section 3.01(b) of the Company Disclosure Letter, are owned by the Company, by another subsidiary of the Company or by the Company and another Company

     Subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the capital stock of the Company Subsidiaries and except for the ownership interests set forth in Section 3.01(b) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other ownership interest, with a fair market value as of the date of this Agreement greater than $25,000,000, in any person.

          (c) Capital Structure. The authorized capital stock of the Company (the "Company Capital Stock") consists of 500,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share. Pursuant to a Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, on January 26, 1995, the Board of Directors of the Company created a series of 1,500,000 shares of preferred stock designated as the "Series A Junior Participating Preferred Stock", par value $0.01 per share (the "Company Series A Preferred Stock"), which shares are issuable in connection with the rights to purchase shares of Company Series A Preferred Stock (the "Company Rights") that were issued pursuant to the Rights Agreement dated February 13, 1995 (as amended from time to time, the "Company Rights Agreement"), between the Company and Harris Trust and Savings Bank, as Rights Agent. At the close of business on December 5, 1996: (i) 131,459,422 shares of Company Common Stock were outstanding, all of which were validly issued, fully paid and nonassessable, and no shares of Company Series A Preferred Stock, or of any other series of preferred stock of the Company, were outstanding; (ii) no shares of Company Common Stock were held by the Company in its treasury;
     (iii) 1,521,912 shares of Company Common Stock were issuable upon the exercise of outstanding employee or outside director stock options (the "Company Employee Stock Options") that were granted pursuant to the Company's employee stock plans set forth in Section 3.01(c) of the Company Disclosure Letter (the "Company Employee Stock Plans"); and (iv) 1,500,000 shares of Company Series A Preferred Stock were reserved for issuance in connection with the Company Rights. Except as set forth above, at the close of business on December 5, 1996, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company must vote. Except as set forth above and except as set forth in Section 3.01(c) of the Company Disclosure Letter, as of the date of this Agreement, there are not any options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (collectively, "Options") to which the Company or any Company Subsidiary is a party or by which any of them is bound relating to the issued or unissued capital stock of the Company or any Company Subsidiary, or obligating the Company or any Company Subsidiary to issue, transfer, grant or sell any shares of capital stock or other equity interests in, or securities convertible or exchangeable for any capital stock or other equity interests in, the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such Options. All shares of Company Common Stock that are subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in
     Section 3.01(c) of the Company Disclosure Letter, as of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person.

          (d) Authority; Noncontravention. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval (as defined in Section 3.01(k)), to consummate the transactions contemplated by this Agreement. The Board of Directors of the Company has unanimously approved this Agreement and the transactions contemplated by this Agreement, and has resolved to recommend to the Company's stockholders that they give the Company Stockholder Approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Except as set forth in
     Section 3.01(d) of the Company Disclosure Letter, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, purchase, cancellation or acceleration of any obligation or to loss of any property, rights or benefits under, or result in the imposition of any additional obligation under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, (i) the Amended and Restated Certificate of Incorporation or By-laws of the Company or the comparable organizational documents of any Company Subsidiary, (ii) any contract, instrument, permit, concession, franchise, license, loan or credit agreement, note, bond, mortgage, indenture, lease or other property agreement, partnership or joint venture agreement or other legally binding agreement, whether oral or written (a "Contract"), applicable to the Company or any Company Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not have a Company Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, including the European Community (a "Governmental Entity"), is required by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) the filing with the SEC of (A) a joint proxy statement relating to the meetings of the Company's stockholders and the Parent's stockholders to be held in connection with the Merger and the transactions contemplated by this Agreement (as amended or supplemented from time to time, the "Proxy Statement"), and (B) such reports under
     Section 12 or 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) those that may be required solely by reason of Parent's or Sub's (as opposed to any other third party's) participation in the Merger and the other transactions contemplated by this Agreement and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings, including under applicable Environmental Laws (as defined in Section 3.01(r)), (x) as may be required under the laws of any foreign country in which the Company or any Company Subsidiary conducts any business or owns any property or assets, (y) as are set forth in Section 3.01(d) of the Company Disclosure Letter or (z) that, if not obtained or made, would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in Section 3.01(d) of the Company Disclosure Letter, the Company and the Company Subsidiaries possess all certificates, franchises, licenses, permits, authorizations and approvals issued to or granted by Governmental Entities (collectively, "Permits"), including pursuant to any Environmental Law, necessary to conduct their business as such business is currently conducted or is expected to be conducted, except for such Permits, the lack of possession of which has not, and is not reasonably expected to have, a Company Material Adverse Effect. Except as set forth in Section 3.01(d) of the Company Disclosure Letter, (i) all such Permits are validly held by the Company or the Company Subsidiaries, and the Company and the Company Subsidiaries have complied in all respects with all terms and conditions thereof, except for such instances where the failure to validly hold such Permits or the failure to have complied with such Permits has not, and is not reasonably expected to have, a Company Material Adverse Effect, (ii) none of such Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Merger, other than such Permits the suspension, modification or nonrenewal of which, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect and
     (iii) since December 31, 1995, neither the Company nor any Company Subsidiary has received any written warning, notice, notice of violation or probable violation, notice of revocation, or other written communication from or on behalf of any Governmental Entity, alleging (A) any violation of any such Permit or (B) that the Company or any Company Subsidiary requires any Permit required for its business, as such business is currently conducted, that is not currently held by it.

          (e) SEC Documents; Undisclosed Liabilities. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1995 (the "Company SEC Documents"). As of its date, each Company SEC Document complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents. None of the Company SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later filed Company SEC Document. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Filed Company SEC Documents (as defined in Section 3.01(g)), neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company and the consolidated Company Subsidiaries or in the notes thereto and which, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect, other than any such liabilities or obligations that were required to be set forth in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996. None of the Company Subsidiaries is subject to the informational reporting requirements of Section 13 of the Exchange Act.

          (f) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company's stockholders or Parent's stockholders or at the time of the Company's Stockholders' Meeting (as defined in Section 5.01(b)) or the Parent's Stockholders' Meeting (as defined in Section 5.01(c)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement.

          (g) Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents"), from December 31, 1995, to the date of this Agreement, the Company has conducted its business only in the ordinary course, and:

             (i) during the period from September 30, 1996, to the date of this Agreement, there has not been any event, change, effect or development which, individually or in the aggregate, has had or is, so far as reasonably can be foreseen, likely to have, a Company Material Adverse Effect;

             (ii) during the period from December 31, 1995, to the date of this Agreement, there has not been except for regular annual dividends not in excess of $0.05 per share of Company Common Stock, with customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any shares of Company Capital Stock;

             (iii) during the period from December 31, 1995, to the date of this Agreement, there has not been any split, combination or reclassification of any Company Capital Stock or any issuance or the authorization of any issuance of any other securities in exchange or in substitution for shares of Company Capital Stock;

             (iv) during the period from December 31, 1995, to the date of this Agreement, there has not been except as disclosed in Section 3.01(g) of the Company Disclosure Letter, (A) any granting by the Company or any Company Subsidiary to any executive officer of the Company or any Company Subsidiary of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (B) any granting by the Company or any Company Subsidiary to any such executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents or (C) any entry by the Company or any Company Subsidiary into any employment, severance or termination agreement with any such executive officer; and

             (v) during the period from December 31, 1995, to the date of this Agreement, there has not been any change in accounting methods, principles or practices by the Company or any Company Significant Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

          (h) Litigation. Except as disclosed in the Filed Company SEC Documents or in Section 3.01(h) of the Company Disclosure Letter, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary (and the Company does not have any reasonable basis to expect any such suit, action or proceeding to be commenced) that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect, and there is not any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any Company Material Adverse Effect. As of the date of this Agreement, except as disclosed in the Filed Company SEC Documents or in Section 3.01(h) of the Company Disclosure Letter, there is no suit, action or proceeding pending, or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary (and the Company does not have any reasonable basis to expect any such suit, action or proceeding to be commenced) that, individually or in the aggregate, could reasonably be expected to prevent or delay in any material respect the consummation of the Merger or the transactions contemplated by this Agreement.

          (i) Absence of Changes in Benefit Plans. Except as disclosed in the Filed Company SEC Documents or in Section 3.01(i) of the Company Disclosure Letter, since the date of the most recent audited financial statements included in the Filed Company SEC Documents and prior to the date of this Agreement, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary (collectively, "Company Benefit Plans").

          (j) ERISA Compliance. Except as described in the Filed Company SEC Documents or in Section 3.01(j) of the Company Disclosure Letter or as would not have a Company Material Adverse Effect, (i) all employee benefit plans or programs maintained for the benefit of the current or former employees or directors of the Company or any Company Subsidiary that are sponsored, maintained or contributed to by the Company or any Company Subsidiary, or with respect to which the Company or any Company Subsidiary has any liability, including any such plan that is an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), are in compliance with all applicable requirements of law, including ERISA and the Code, and (ii) neither the Company nor any Company Subsidiary has any liabilities or obligations with respect to any such employee benefit plans or programs, whether accrued, contingent or otherwise, nor to the knowledge of the Company are any such liabilities or obligations expected to be incurred. Except as set forth in Section 3.01(j) of the Company Disclosure Letter, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The only severance agreements or severance policies applicable to the Company or the Company Subsidiaries are the agreements and policies specifically set forth in Section 3.01(j) of the Company Disclosure Letter.

          (k) Voting Requirements. The approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the "Company Stockholder Approval") is the only vote of the holders of any class or series of Company Capital Stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

          (l) Brokers; Schedule of Fees and Expenses. Except as set forth in
     Section 3.01(l) of the Company Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has made available to Parent true and complete copies of all agreements that are referred to in Section 3.01(l) of the Company Disclosure Letter and all indemnification and other agreements related to the engagement of the persons so listed.

          (m) Opinion of Financial Advisor. The Company has received the opinion of SBC Warburg Inc., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, a signed copy of which opinion has been delivered to Parent.

          (n) Taxes. (i) The Company and each Company Subsidiary have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by any of them prior to or as of the Effective Time of the Merger. All such material Tax Returns are, or will be at the time of filing, true, complete and correct in all material respects.

          (ii) The Company and each Company Subsidiary have paid (or have had paid on their behalf) or, where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse) or will establish or cause to be established on or before the Effective Time of the Merger an adequate accrual for the payment of all Taxes due with respect to any period ending prior to or as of the Effective Time of the Merger, except where the failure to pay or establish adequate reserves has not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (iii) Except as set forth in Section 3.01(n) of the Company Disclosure Letter, no deficiencies for any material Taxes have been proposed, asserted or assessed against the Company or any Company Subsidiary, and no requests for waivers of the time to assess any such material Taxes are pending. The Federal income Tax Returns of the Company and each Company Subsidiary consolidated in such Tax Returns have been examined by and settled with the United States Internal Revenue Service for all years through 1985.

          (iv) The Company has no reason to believe that any conditions exist that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (v) For purposes of this Agreement, the following terms shall have the following meanings:

             (A) "Taxes" shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

             (B) "Tax Returns" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to Taxes.

          (o) Compliance with Laws. Neither the Company nor any Company Subsidiary has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business or operations, except for violations and failures to comply that could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

          (p) No Excess Parachute Payments. Other than payments that may be made to the persons listed in Section 3.01(p) of the Company Disclosure Letter (the "Primary Company Executives"), any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation
     Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code). Set forth in Section 3.01(p) of the Company Disclosure Letter is (i) the estimated maximum amount that could be paid to each Primary Company Executive as a result of the transactions contemplated by this Agreement under all employment, severance and termination agreements, other compensation arrangements and Company Benefit Plans currently in effect and (ii) the "base amount" (as such term is defined in Section 280G(b)(3) of the Code) for each Primary Company Executive calculated as of the date of this Agreement.

          (q) Accounting Matters. Neither the Company nor, to its best knowledge, any of its affiliates, has taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by Parent or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.

          (r) Environmental Matters. (i) Except as set forth in Section 3.01(r) of the Company Disclosure Letter and except for items that could not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has (x) placed, held, located, released, transported or disposed of any Hazardous Substances (as defined below) on, under, from or at any of the Company's or any Company Subsidiary's current or former properties or any other properties or (y) any knowledge or reason to know of the presence of any Hazardous Substances on, under or at any of the Company's or any Company Subsidiary's current or former properties or any other property but arising from the Company's or any Company Subsidiary's current or former properties. For purposes of this Agreement, the term "Hazardous Substance" shall mean any materials or substances (including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials, petroleum and petroleum products) defined as, or included in the definition of, "hazardous substances", "hazardous wastes", "hazardous materials" or "toxic substances" under any Environmental Law. For purposes of this Agreement, the term "Environmental Law" shall mean any federal, state, provincial, regional, territorial, municipal, local or foreign statute, code, ordinance, rule, regulation, policy, permit, consent, approval, license, judgment, order, writ, decree, injunction or other authorization, relating to: (A) emissions, discharges, releases or threatened releases of Hazardous Substances into the natural or workplace environment, including, without limitation, ambient air, soil, sediments, land surface, subsurface, surface water, groundwater, tailings ponds or settling lagoons; (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Substances; or (C) protection of health or safety or the environment, handling, treatment or disposal of solid waste, or operation or reclamation of mines.

          (ii) Except for items that individually or in the aggregate could not reasonably be expected to result in a Company Material Adverse Effect or as disclosed in Section 3.01(r) of the Company Disclosure Letter, the Company and the Company Subsidiaries are in compliance with the Surface Mining Control and Reclamation Act, 30 U.S.C. Section 1201 et seq. (the "SMCRA") and any state law comparable to SMCRA under 30 U.S.C. sec. 1253, and neither the Company nor any Company Subsidiary is subject to any reclamation obligation or other site restoration obligation under any Environmental Law.

          (iii) Except for items that individually or in the aggregate could not reasonably be expected to result in a Company Material Adverse Effect or as set forth in Section 3.01(r) of the Company Disclosure Letter, no Environmental Law imposes any obligation upon the Company or any Company Subsidiary arising out of or as a condition to any transaction contemplated by this Agreement, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the filing of any notice, acknowledgement or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree.

          (s) State Takeover Statutes. The Board of Directors of the Company has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger, this Agreement and the transactions contemplated by this Agreement, the provisions of Section 203 of the DGCL. To the best of the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by this Agreement.

          (t) Rights Agreement. The Company has taken all necessary action to
     (i) render the Company Rights inapplicable to the Merger and the other transactions contemplated by this Agreement and (ii) ensure that (x) neither Parent nor any of its affiliates is an Acquiring Person (as defined in the Company Rights Agreement), (y) none of a Distribution Date, Shares Acquisition Date or Triggering Event (each as defined in the Company Rights Agreement) shall occur by reason of the approval, execution or delivery of this Agreement, the announcement or consummation of the Merger or the consummation of any of the other transactions contemplated by this Agreement and (z) the Company Rights shall expire immediately prior to the Effective Time of the Merger.

          (u) Dispositions of Company Property. Except as described in the Filed Company SEC Documents or in Section 3.01(u) of the Company Disclosure Letter, since December 31, 1995, neither the Company nor any Company Subsidiary has sold or disposed of or ceased to hold or own any personal property, real property, any interest or rights with respect to real property (including exploration or production rights), any interest in a joint venture or other assets or properties of the Company or any Company Subsidiary ("Company Property"), other than sales and dispositions of raw materials, obsolete equipment, mine output and other inventories, and any interests or rights with respect to real property having an individual fair market value of less than $10,000,000 of the Company or any Company Subsidiary, in each case in the ordinary course of business, consistent with past practice. Except as set forth in Section 3.01(u) of the Company Disclosure Letter, no Company Property whose fair market value on the date of this Agreement is greater than $10,000,000 is subject to any pending sale or disposition transaction.

          (v) Absence of Reduction in Reserves and Mineralized Material. There has been no material reduction in the aggregate amount of reserves or in the aggregate amount of mineralized material of the Company and the Company Subsidiaries, taken as a whole, from the amounts set forth in the Company's 1995 annual report to shareholders except for (i) such reductions in reserves that have resulted from production in the ordinary course of business and (ii) such reductions in mineralized material that have resulted from reclassifications of mineralized material as reserves.

          (w) Development Projects. The Company has no reason to believe that
     (i) the estimated production capacity for each of the time periods set forth in Section 3.01(w) of the Company Disclosure Letter with respect to the four development projects described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 will not be reached during such time periods, or (ii) the estimated costs set forth in Section 3.01(w) of the Company Disclosure Letter with respect to each such development project will be exceeded.

     SECTION 3.02. Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

          (a) Organization, Standing and Corporate Power. Each of Parent, Sub and each Parent Significant Subsidiary (as hereinafter defined) is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to carry on its business as now being conducted. Each of Parent, Sub and each of Parent's subsidiaries (each a "Parent Subsidiary") is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not (i) have a material adverse effect on the business, properties, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole (other than effects relating to the gold mining industry in general), or (ii) prevent Parent from performing its obligations under this Agreement (a "Parent Material Adverse Effect"). Parent has made available to the Company complete and correct copies of its Restated Certificate of Incorporation and By-laws, the Certificate of Incorporation and By-Laws of Sub and the certificates of incorporation and by-laws or comparable organizational documents of the Parent Significant Subsidiaries, in each case as amended to the date of this Agreement. For purposes of this Agreement, a "Parent Significant Subsidiary" means any Parent Subsidiary that constitutes a significant subsidiary of Parent within the meaning of Rule 1-02 of Regulation S-X of the SEC. Neither Parent nor Sub is in violation of any provision of its certificate of incorporation or by-laws, and no Parent Subsidiary is in violation of any provisions of its certificate of incorporation, by-laws or comparable organizational documents, except to the extent that such violations would not, individually or in the aggregate, have a Parent Material Adverse Effect.

          (b) Parent Subsidiaries. Section 3.02(b) of the letter from Parent, dated the date of this Agreement, addressed to the Company (the "Parent Disclosure Letter") lists each Parent Significant Subsidiary and the ownership or interest therein of Parent. All the outstanding shares of capital stock of each Parent Significant Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in
     Section 3.02(b) of the Parent Disclosure Letter, are owned by Parent, by another subsidiary of Parent or by Parent and another Parent Subsidiary, free and clear of all Liens. Except for the capital stock of the Parent Subsidiaries and except for the ownership interests set forth in Section 3.02(b) of the Parent Disclosure Letter, Parent does not own, directly or indirectly, any capital stock or other ownership interest, with a fair market value as of the date of this Agreement greater than $25,000,000, in any person.

          (c) Capital Structure. Except as otherwise contemplated by this Agreement, the authorized capital stock of Parent (the "Parent Capital Stock") consists of 250,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share. Pursuant to a Certificate of

     Designation of Series A Participating Cumulative Preferred Stock, on October 16, 1987, the Board of Directors of Parent created a series of 1,250,000 shares of preferred stock designated as the "Series A Participating Cumulative Preferred Stock", par value $1.00 per share, which series was increased to 2,500,000 shares by an amendment to such Certificate of Designation filed with the Secretary of State of the State of Delaware on June 4, 1993 (the "Parent Series A Preferred Stock"). The shares of Parent Series A Preferred Stock are issuable in connection with the rights to purchase shares of Parent Series A Preferred Stock (the "Parent Rights") that were issued pursuant to the Rights Agreement dated October 16, 1987 (as amended from time to time, the "Parent Rights Agreement"), between Parent and The First National Bank of Boston. At the close of business on December 4, 1996: (i) 146,672,452 shares of Parent Common Stock were outstanding, all of which were validly issued, fully paid and nonassessable, and no shares of Parent Series A Preferred Stock, or of any other series of preferred stock of Parent, were outstanding; (ii) 12,250 shares of Parent Common Stock were held by Parent in its treasury;
     (iii) 8,602,526 shares of Parent Common Stock were reserved for issuance in connection with the granting of Directors share rights and upon the exercise of outstanding employee stock options (the "Parent Employee Stock Options") that were granted pursuant to the Parent's employee stock plans set forth in Section 3.02(c) of the Parent Disclosure Letter (the "Parent Employee Stock Plans"); (iv) 2,500,000 shares of Parent Series A Preferred Stock were reserved for issuance in connection with the Parent Rights; and
     (v) 6,504,000 shares of Parent Common Stock were reserved for issuance upon the conversion of Parent's 5.5% Convertible Subordinated Notes due June 23, 2000 (the "Parent Convertible Notes"). Except as set forth above, at the close of business on December 4, 1996, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. Except as set forth above, there are not any bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company must vote. Except as set forth above and except as set forth in Section 3.02(c) of the Parent Disclosure Letter, as of the date of this Agreement, there are not any Options to which Parent or any Parent Subsidiary is a party or by which any of them is bound relating to the issued or unissued capital stock of Parent or any Parent Subsidiary, or obligating Parent or any Parent Subsidiary to issue, transfer, grant or sell any shares of capital stock or other equity interests in, or securities convertible or exchangeable for any capital stock or other equity interests in, Parent or any Parent Subsidiary or obligating Parent or any Parent Subsidiary to issue, grant, extend or enter into any such Options. All shares of Parent Common Stock that are subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All shares of Parent Common Stock that are subject to issuance pursuant to the Merger, upon issuance pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.02(c) of the Parent Disclosure Letter, as of the date of this Agreement, there are not any outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent Subsidiary, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary or any other person. As of the date of this Agreement, the authorized capital stock of Sub consists of 100 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

          (d) Authority; Noncontravention. Parent and Sub have all requisite corporate power and authority to enter into this Agreement and, subject to the Parent Stockholder Approval (as defined in Section 3.02(k)) and the filing of an amendment to Parent's Restated Certificate of Incorporation to increase the authorized Parent Capital Stock (the "Amendment to Parent's Restated Certificate of Incorporation") and of an amendment to Parent's Certificate of Designation of Series A Participating Cumulative Preferred Stock to increase the number of shares of Parent's preferred stock constituting Parent Series A Preferred Stock (the "Amendment to Parent's Certificate of Designation"), to consummate the transactions contemplated by this Agreement. The Board of Directors of Parent has approved this Agreement and the transactions contemplated by this Agreement, and has resolved to recommend to Parent's stockholders that they give the Parent Stockholder Approval. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, in each case by Parent or by Parent and Sub, as the case may be, have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject to the Parent Stockholder Approval and the filing of the Amendment to Parent's Restated Certificate of Incorporation and the Amendment to Parent's Restated Certificate of Designation. This Agreement has been duly executed and delivered by Parent and Sub, respectively, and constitutes a valid and binding obligation of Parent and Sub, respectively, enforceable against each such party in accordance with its terms. Except as set forth in
     Section 3.02(d) of the Parent Disclosure Letter, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, purchase, cancellation or acceleration of any obligation or to loss of any property, rights or benefits under, or result in the imposition of any additional obligation under, or result in the creation of any Lien upon any of the properties or assets of Parent, Sub or any other Parent Subsidiary under, (i) the Restated Certificate of Incorporation or By-laws of Parent, the certificate of incorporation and by-laws of Sub, or the comparable organizational documents of any Parent Subsidiary, (ii) any Contract applicable to Parent, Sub or any other Parent Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Sub or any other Parent Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not have a Parent Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Sub or any other Parent Subsidiary in connection with the execution and delivery of this Agreement by Parent or Sub, as the case may be, or the consummation by Parent or Sub, as the case may be, of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by Parent under the HSR Act, (ii) the filing with the SEC of (A) the Proxy Statement, and (B) such reports under Section 13(a) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger, the Amendment to Parent's Restated Certificate of Incorporation and the Amendment to Parent's Restated Certificate of Designation with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (iv) those that may be required solely by reason of the Company's (as opposed to any other third party's) participation in the Merger and the other transactions contemplated by this Agreement and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings, including under applicable Environmental Laws,
     (x) as may be required under the laws of any foreign country in which Parent or any Parent Subsidiary conducts any business or owns any property or assets, (y) as are set forth in Section 3.02(d) of the Parent Disclosure Letter or (z) that, if not obtained or made, would not, individually or in the aggregate, have a Parent Material Adverse Effect. Except as set forth in Section 3.02(d) of the Parent Disclosure Letter, Parent and the Parent Subsidiaries possess all Permits, including pursuant to any Environmental Law, necessary to conduct their business as such business is currently conducted or is expected to be conducted, except for such Permits, the lack of possession of which has not, and is not reasonably expected to have, a Parent Material Adverse Effect. Except as set forth in Section 3.02(d) of the Parent Disclosure Letter, (i) all such Permits are validly held by Parent or the Parent Subsidiaries, and Parent and the Parent Subsidiaries have complied in all respects with all terms and conditions thereof, except for such instances where the failure to validly hold such Permits or the failure to have complied with such Permits has not, and is not reasonably expected to have, a Parent Material Adverse Effect, (ii) none of such Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Merger, other than such Permits the suspension, modification or nonrenewal of which, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect and (iii) since December 31, 1995, neither Parent nor any Parent Subsidiary has received any written warning, notice, notice of violation or probable violation, notice of revocation, or other written communication from or on behalf of any Governmental Entity, alleging (A) any violation of such Permit or (B) that Parent or any Parent Subsidiary requires any Permit required for its business, as such business is currently conducted that is not currently held by it.

          (e) SEC Documents; Undisclosed Liabilities. Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1995 (the "Parent SEC Documents"). As of its date, each Parent SEC Document complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later filed Parent SEC Document. The consolidated financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Filed Parent SEC Documents (as defined in Section 3.02(g)), neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of Parent and the consolidated Parent Subsidiaries or in the notes thereto and which, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect, other than any such liabilities or obligations that were required to be set forth in Parents' Quarterly Report on Form 10-Q for the quarter ended September 30, 1996. None of the Parent Subsidiaries is subject to the informational reporting requirements of
     Section 13 of the Exchange Act.

          (f) Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in
     (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company's stockholders or Parent's stockholders or at the time of the Company's Stockholders' Meeting or the Parent's Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Form S-4.

          (g) Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Parent SEC Documents"), from December 31, 1995, to the date of this Agreement, Parent has conducted its business only in the ordinary course, and:

             (i) during the period from September 30, 1996, to the date of this Agreement, there has not been any event, change, effect or development which, individually or in the aggregate, has had or, so far as reasonably can be foreseen, is likely to have, a Parent Material Adverse Effect;

             (ii) during the period from December 31, 1995, to the date of this Agreement, there has not been except for regular quarterly dividends not in excess of $0.05 per share of Parent Common

        Stock, with customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any shares of Parent Capital Stock;

             (iii) during the period from December 31, 1995, to the date of this Agreement, there has not been any split, combination or reclassification of any Parent Capital Stock or any issuance or the authorization of any issuance of any other securities in exchange or in substitution for shares of Parent Capital Stock;

             (iv) during the period from December 31, 1995, to the date of this Agreement, there has not been except as disclosed in Section 3.02(g) of the Parent Disclosure Letter, (A) any granting by Parent or any Parent Subsidiary to any executive officer of Parent or any Parent Subsidiary of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Parent SEC Documents,
        (B) any granting by Parent or any Parent Subsidiary to any such executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed Parent SEC Documents or (C) any entry by Parent or any Parent Subsidiary into any employment, severance or termination agreement with any such executive officer; and

             (v) during the period from December 31, 1995, to the date of this Agreement, there has not been any change in accounting methods, principles or practices by Parent or any Parent Significant Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

          (h) Litigation. Except as disclosed in the Filed Parent SEC Documents or in Section 3.02(h) of the Parent Disclosure Letter, there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary (and Parent does not have any reasonable basis to expect any such suit, action or proceeding to be commenced) that, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect, and there is not any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any Parent Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any Parent Material Adverse Effect. As of the date of this Agreement, except as disclosed in the Filed Parent SEC Documents or in Section 3.02(h) of the Parent Disclosure Letter, there is no suit, action or proceeding pending, or, to the knowledge of Parent, threatened, against Parent or any Parent Subsidiary (and Parent does not have any reasonable basis to expect any such suit, action or proceeding to be commenced) that, individually or in the aggregate, could reasonably be expected to prevent or delay in any material respect the consummation of the Merger or the transactions contemplated by this Agreement.

          (i) Absence of Changes in Benefit Plans. Except as disclosed in the Filed Parent SEC Documents or in Section 3.02(i) of the Parent Disclosure Letter, since the date of the most recent audited financial statements included in the Filed Parent SEC Documents and prior to the date of this Agreement, there has not been any adoption or amendment in any material respect by Parent or any Parent Subsidiary of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Parent or any Parent Subsidiary (collectively, "Parent Benefit Plans").

          (j) ERISA Compliance. Except as described in the Filed Parent SEC Documents or in Section 3.02(j) of the Parent Disclosure Letter or as would not have a Parent Material Adverse Effect, (i) all employee benefit plans or programs maintained for the benefit of the current or former employees or directors of Parent or any Parent Subsidiary that are sponsored, maintained or contributed to by Parent or any Parent Subsidiary, or with respect to which Parent or any Parent Subsidiary has any liability, including any such plan that is an "employee benefit plan" as defined in
     Section 3(3) of ERISA, are in compliance with all applicable requirements of law, including ERISA and the Code, and (ii) neither Parent nor any Parent Subsidiary has any liabilities or obligations with respect to any such employee benefit plans or programs, whether accrued, contingent or otherwise, nor to the knowledge of Parent are any such liabilities or obligations expected to be incurred. Except as set forth in Section 3.02(j) of the Parent Disclosure Letter, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The only severance agreements or severance policies applicable to Parent or the Parent Subsidiaries are the agreements and policies specifically set forth in Section 3.02(j) of the Parent Disclosure Letter.

          (k) Voting Requirements. The (A) approval and adoption by Parent's stockholders of the issuance of shares of Parent Common Stock pursuant to the Merger as required by Rule 312 of the New York Stock Exchange and (B) approval by the holders of a majority of the outstanding shares of Parent Common Stock of an amendment to the Restated Certificate of Incorporation of Parent to increase the number of authorized shares of Parent Common Stock (collectively, the "Parent Stockholder Approval") are the only votes of the holders of any class or series of Parent Capital Stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

          (l) Brokers; Schedule of Fees and Expenses. Except as set forth in
     Section 3.02(l) of the Parent Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub. Parent has made available to the Company true and complete copies of all agreements that are referred to in Section 3.02(l) of the Parent Disclosure Letter and all indemnification and other agreements related to the engagement of the persons so listed.

          (m) Opinion of Financial Advisor. Parent has received the opinion of Dillon, Read & Co. Inc., dated the date of this Agreement, to the effect that, as of such date, the Conversion Number is fair to Parent's stockholders from a financial point of view, a signed copy of which opinion has been delivered to the Company.

          (n) Taxes. (i) Parent and each Parent Subsidiary have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by any of them prior to or as of the Effective Time of the Merger. All such material Tax Returns are, or will be at the time of filing, true, complete and correct in all material respects.

          (ii) Parent and each Parent Subsidiary have paid (or have had paid on their behalf) or, where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse) or will establish or cause to be established on or before the Effective Time of the Merger an adequate accrual for the payment of all Taxes due with respect to any period ending prior to or as of the Effective Time of the Merger, except where the failure to pay or establish adequate reserves has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

          (iii) Except as set forth in Section 3.02(n) of the Parent Disclosure Letter, no deficiencies for any material Taxes have been proposed, asserted or assessed against Parent or any Parent Subsidiary, and no requests for waivers of the time to assess any such material Taxes are pending. The Federal income Tax Returns of Parent and each Parent Subsidiary consolidated in such Tax Returns have been examined by and settled with the United States Internal Revenue Service for all years through 1991.

          (iv) Parent has no reason to believe that any conditions exist that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (o) Compliance with Laws. Neither Parent nor any Parent Subsidiary has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business or operations, except for violations and failures to comply that could not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

          (p) No Excess Parachute Payments. Other than payments that may be made to the persons listed in Section 3.02(p) of the Parent Disclosure Letter (the "Primary Parent Executives"), any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Parent or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation
     Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Parent Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code). Set forth in Section 3.02(p) of the Parent Disclosure Letter is (i) the estimated maximum amount that could be paid to each Primary Parent Executive as a result of the transactions contemplated by this Agreement under all employment, severance and termination agreements, other compensation arrangements and Parent Benefit Plans currently in effect and (ii) the "base amount" (as such term is defined in Section 280G(b)(3) of the Code) for each Primary Parent Executive calculated as of the date of this Agreement.

          (q) Accounting Matters. Neither Parent nor, to its best knowledge, any of its affiliates, has taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.

          (r) Environmental Matters. (i) Except as set forth in Section 3.02(r) of the Parent Disclosure Letter and except for items that could not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect, neither Parent nor any Parent Subsidiary has (x) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of Parent's or any Parent Subsidiary's current or former properties or any other properties or (y) any knowledge or reason to know of the presence of any Hazardous Substances on, under or at any of Parent's or any Parent Subsidiary's current or former properties or any other property but arising from Parent's or any Parent Subsidiary's current or former properties.

          (ii) Except for items that individually or in the aggregate could not reasonably be expected to result in a Parent Material Adverse Effect or as disclosed in Section 3.02(r) of the Parent Disclosure Letter, Parent and the Parent Subsidiaries are in compliance with the SMCRA and any state law comparable to SMCRA under 30 U.S.C. sec. 1253, and neither Parent nor any Parent Subsidiary is subject to any reclamation obligation or other site restoration obligation under any Environmental Law.

          (iii) Except for items that individually or in the aggregate could not reasonably be expected to result in a Parent Material Adverse Effect or as set forth in Section 3.02(r) of the Parent Disclosure Letter, no Environmental Law imposes any obligation upon Parent or any Parent Subsidiary arising out of or as a condition to any transaction contemplated by this Agreement, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the filing of any notice, acknowledgement or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree.

          (s) State Takeover Statutes. To the best of the Parent's knowledge, no state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by this Agreement.

          (t) Rights Agreement. Parent has taken all necessary action to (i) render the Parent Rights inapplicable to the Merger and the other transactions contemplated by this Agreement and (ii) ensure that (x) neither the Company nor any of its affiliates is an Acquiring Person (as defined in the Parent Rights Agreement) and (y) none of a Distribution Date, Share Acquisition Date, Triggering Event or

     Business Combination (each as defined in the Parent Rights Agreement) shall occur by reason of the approval, execution or delivery of this Agreement, the announcement or consummation of the Merger or the consummation of any of the other transactions contemplated by this Agreement.

          (u) Dispositions of Parent Property. Except as described in the Filed Parent SEC Documents or in Section 3.02(u) of the Parent Disclosure Letter, since December 31, 1995, neither Parent nor any Parent Subsidiary has sold or disposed of or ceased to hold or own any personal property, real property, any interest in or rights with respect to real property (including exploration or production rights), any interest in a joint venture or other assets or properties of Parent or any Parent Subsidiary ("Parent Property"), other than sales and dispositions of raw materials, obsolete equipment, mine output and other inventories, and any interests or rights with respect to real property having an individual fair market value of less than $10,000,000 of Parent or any Parent Subsidiary, in each case in the ordinary course of business, consistent with past practice. Except as set forth in Section 3.02(u) of the Parent Disclosure Letter, no Parent Property whose fair market value on the date of this Agreement is greater than $10,000,000 is subject to any pending sale or disposition transaction.

          (v) Absence of Reduction in Reserves and Mineralized Material. There has been no material reduction in the aggregate amount of reserves or in the aggregate amount of mineralized material of Parent and the Parent Subsidiaries, taken as a whole, from the amounts set forth in Parent's 1995 annual report to shareholders except for (i) such reductions in reserves that have resulted from production in the ordinary course of business and
     (ii) such reductions in mineralized material that have resulted from reclassifications of mineralized material as reserves.

          (w) Development Projects. Parent has no reason to believe that (i) the estimated production capacity for each of the time periods set forth in
     Section 3.02(w) of the Parent Disclosure Letter with respect to the development project described in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 will not be reached during such time periods, or (ii) the estimated costs set forth in Section 3.02(w) of the Parent Disclosure Letter with respect to each such development project will be exceeded.

          (x) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 4.01. Conduct of Business. (a) Conduct of Business by the
Company. During the period from the date of this Agreement to the Effective Time of the Merger, the Company shall, and shall cause the Company Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time of the Merger, except as expressly contemplated by this Agreement or as set forth in Section 4.01(a) of the Company Disclosure Letter, or otherwise approved in writing by Parent, the Company shall not, and shall not permit any Company Subsidiary to:

          (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent and regular annual cash dividends on the Company Common Stock in an amount not in excess of $0.05 per share per annum, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or

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

     any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, any phantom stock options ("Phantom Stock Options") under the Company's Phantom Stock Option Plan, or any restricted stock, performance units, performance shares, stock appreciation rights ("SARs") or limited stock appreciation rights ("LSARs") under the Company's Long Term Incentive Stock Plan (other than (x) the issuance of shares of Company Common Stock (and associated Company Rights) upon the exercise of Company Employee Stock Options outstanding on the date of this Agreement and in accordance with their present terms, (y) the issuance of Company Capital Stock pursuant to the Company Rights Agreement) and (z) the grant of additional Company Employee Stock Options, Phantom Stock Options, SARs and LSARs in the ordinary course of business consistent with past practice to employees of the Company and the Company Subsidiaries covering not more than an aggregate of 600,000 shares of Company Common Stock and equivalents and, in the case of Company Employee Stock Options, the issuance of Company Common Stock (and associated Company Rights) upon the exercise thereof, but only if and to the extent that the terms of such Company Employee Stock Options, Phantom Stock Options, SARs and LSARs provide that the consummation by the Company of the transactions contemplated by this Agreement will not result in the acceleration of vesting or the exercisability of such Company Employee Stock Options, Phantom Stock Options, SARs and LSARs;

          (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, except for such amendments to its certificate of incorporation, by-laws and other comparable charter or organizational documents that do not have an adverse affect on the transactions contemplated by this Agreement;

          (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or (y) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole;

          (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any Company Property other than (A) sales and dispositions of interests or rights with respect to real property having an aggregate fair market value on the date of this Agreement of less than $20,000,000, raw materials, obsolete equipment, mine output and other inventories, in each case only if in the ordinary course of business consistent with past practice, and (B) encumbrances and Liens that are incurred in the ordinary course of business consistent with past practice;

          (vi) (y) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (z) make any loans, advances (other than any advances to employees in the ordinary course of business consistent with prior practice) or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned Company Subsidiary;

          (vii) make or agree to make any new capital expenditure or expenditures that, in the aggregate, are in excess of $25,000,000 above the aggregate amount currently budgeted by the Company, as disclosed in Section 4.01(a) of the Company Disclosure Letter;

          (viii) make any material Tax election or settle or compromise any material Tax liability or refund, except to the extent already provided for in the Filed Company SEC Documents;

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

          (ix) except pursuant to existing employment agreements or as required by applicable laws, (A) increase the compensation payable or to become payable to its executive officers or employees, (B) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, executive officer or employee of the Company or any Company Subsidiary (other than in accordance with Company Benefit Plans as in effect on the date of this Agreement) or (C) establish, adopt, enter into or amend in any material respect or take any action to accelerate any rights or benefits under any collective bargaining agreement or Company Benefit Plan;

          (x) without limiting the generality of clause (ix) above, make any amendment to any Company Employee Stock Plan as a result of this Agreement or in contemplation of the Merger;

          (xi) terminate or amend on terms less favorable to the Company any agreement filed as an exhibit to any Company SEC Document; or

          (xii) authorize any of, or commit or agree to take any of, the foregoing actions.

     (b) Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time of the Merger, Parent shall, and shall cause the Parent Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time of the Merger, except as expressly contemplated by this Agreement or as set forth in Section 4.01(b) of the Parent Disclosure Letter, or otherwise approved in writing by the Company, Parent shall not, and shall not permit any Parent Subsidiary to:

          (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Parent Subsidiary to its parent and regular quarterly cash dividends on the Parent Common Stock in an amount not in excess of $0.05 per share per quarter, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any share appreciation rights or share rights under Parent's 1996 Stock Option and Share Rights Plan (other than (w) the issuance of shares of Parent Common Stock (and associated Parent Rights) in connection with Directors share rights and upon the exercise of Parent Employee Stock Options outstanding on the date of this Agreement and in accordance with their present terms,
     (x) the issuance of shares of Parent Common Stock (and associated Parent Rights) upon conversion of the Parent Convertible Notes, (y) the issuance of Parent Capital Stock pursuant to the Parent Rights Agreement) and (z) the grant of additional Parent Employee Stock Options in the ordinary course of business consistent with past practice to employees of Parent and the Parent Subsidiaries covering not more than 600,000 shares of Parent Common Stock and the issuance of Parent Common Stock (and associated Parent Rights) upon the exercise thereof, but only if and to the extent that the terms of such Parent Employee Stock Options provide that the consummation by Parent of the transactions contemplated by this Agreement will not result in the acceleration of vesting or the exercisability of such Parent Employee Stock Options;

          (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, except for such amendments to its certificate of incorporation, by-laws and other comparable charter or organizational documents that do not have an adverse affect on the transactions contemplated by this Agreement;

          (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or (y) any assets that are material, individually or in the aggregate, to the Parent and the Parent Subsidiaries taken as a whole;

          (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any Parent Property other than (A) sales and dispositions of interests or rights with respect to real property having an aggregate fair market value on the date of this Agreement of less than $20,000,000, raw materials, obsolete equipment, mine output and other inventories, in each case only if in the ordinary course of business consistent with past practice, and (B) encumbrances and Liens that are incurred in the ordinary course of business consistent with past practice;

          (vi) (y) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Parent or any Parent Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (z) make any loans, advances (other than advances to employees in the ordinary course of business consistent with prior practice) or capital contributions to, or investments in, any other person, other than to Parent or any direct or indirect wholly owned Parent Subsidiary;

          (vii) make or agree to make any new capital expenditure or expenditures that, in the aggregate, are in excess of $25,000,000 above the aggregate amount currently budgeted by Parent, as disclosed in Section 4.01(b) of the Parent Disclosure Letter;

          (viii) make any material Tax election or settle or compromise any material Tax liability or refund, except to the extent already provided for in the Filed Parent SEC Documents;

          (ix) except pursuant to existing employment agreements or as required by applicable laws, (A) increase the compensation payable or to become payable to its executive officers or employees, (B) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, executive officer or employee of Parent or any Parent Subsidiary (other than in accordance with Parent Benefit Plans as in effect on the date of this Agreement) or (C) establish, adopt, enter into or amend in any material respect or take any action to accelerate any rights or benefits under any collective bargaining agreement or Parent Benefit Plan;

          (x) without limiting the generality of clause (ix) above, make any amendment to any Parent Employee Stock Plan as a result of this Agreement or in contemplation of the Merger;

          (xi) terminate or amend on terms less favorable to Parent any agreement filed as an exhibit to any Parent SEC Document; or

          (xii) authorize any of, or commit or agree to take any of, the foregoing actions.

     (c) Other Actions. Except as expressly permitted by Sections 4.02, 4.03, 5.01(d) or 5.01(e), the Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in Article VI not being satisfied.

     (d) Advice of Changes. The Company and Parent shall promptly advise the other party orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, would have, a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

     SECTION 4.02. No Solicitation by the Company. (a) The Company shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of, the Company or any Company Subsidiary to, (i) solicit, initiate or encourage the submission of any Company Takeover Proposal (as defined below), (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) provide any non-public information regarding the Company to any third party or engage in any negotiations or substantive discussions in connection with any Company Takeover Proposal; provided, however, that (A) prior to receipt of the Company Stockholder Approval, the Company may, in response to a Company Takeover Proposal that was not solicited by the Company and that did not otherwise result from a breach of this Section 4.02(a), provide any non-public information regarding itself to any third party or engage in any negotiations or substantive discussions with such person regarding any Company Takeover Proposal, in each case only if the Company's Board of Directors determines in good faith, after consultation with counsel and its financial advisors, that failing to take such action would create a reasonable possibility of a breach of the fiduciary duties of the Company's Board of Directors, and (B) nothing contained in this Agreement shall prevent the Company or its Board of Directors from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Company Takeover Proposal or prevent the Company's Board of Directors from taking any action permitted by
Section 5.01(d). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any executive officer of the Company or any Company Subsidiary or any investment banker, attorney, accountant or other advisor or representative of the Company or any Company Subsidiary, whether or not such person is purporting to act on behalf of the Company or any Company Subsidiary or otherwise, shall be deemed to be a breach of this Section 4.02(a) by the Company. For purposes of this Agreement, "Company Takeover Proposal" means any proposal for a merger, consolidation or other business combination involving the Company or a Company Significant Subsidiary or any proposal or offer to acquire in any manner, directly or indirectly, more than 30% of any class of voting securities of the Company or of a Company Significant Subsidiary (other than where such Company Significant Subsidiary's securities directly or indirectly represent an economic interest in less than 30% of the assets of the Company and the Company Subsidiaries, taken as a whole), including any proposal or offer relating to the acquisition by the Company or a Company Significant Subsidiary in any manner, directly or indirectly, of any securities or assets of another person in consideration for the issuance of more than 30% of any class of voting securities of the Company or of a Company Significant Subsidiary (other than where such Company Significant Subsidiary's securities directly or indirectly represent an economic interest in less than 30% of the assets of the Company and the Company Subsidiaries, taken as a whole), or assets representing a substantial portion of the assets of the Company and the Company Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. The Company shall, and shall cause each Company Subsidiary to, immediately cease and cause to be terminated any existing activities, discussions or negotiations by the Company, any Company Subsidiary or any officer, director or employee of or investment banker, attorney, accountant or other advisor or representative of, the Company or any Company Subsidiary, with any parties conducted heretofore with respect to any of the foregoing. Any action taken by the Company, any Company Subsidiary or any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of, the Company or any Company Subsidiary with or with respect to any such party on or prior to November 28, 1996, shall be deemed not to constitute a violation of this Section 4.02(a) and shall not in and of itself constitute the solicitation of a Company Takeover Proposal even if such actions result in any such party making a Company Takeover Proposal after the date of this Agreement.

     (b) Subject to Section 5.01(d), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the adoption and approval by such Board of Directors or any such committee of this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Company Takeover Proposal.

     (c) The Company promptly shall advise Parent orally and in writing of the receipt of any Company Takeover Proposal and of the receipt of any inquiry with respect to or which the Company reasonably believes could lead to any Company Takeover Proposal. The Company promptly shall advise Parent orally and in writing of the identity of the person making any such Company Takeover Proposal or inquiry and of the material terms of any such Company Takeover Proposal and of any changes thereto; provided, however, that the Company's Board of Directors shall have determined in good faith, after consultation with counsel, that taking such action would not create a reasonable possibility of a breach of the fiduciary duties of the Company's Board of Directors, except that in all events prior to exercising its right of termination pursuant to Section 7.01(d) the Company shall endeavor to provide Parent with a reasonable opportunity to respond to any Company Takeover Proposal which the Company otherwise may wish to accept.

     SECTION 4.03. No Solicitation by Parent. (a) Parent shall not, nor shall it permit any Parent Subsidiary to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of, Parent or any Parent Subsidiary to, (i) solicit, initiate or encourage the submission of any Parent Takeover Proposal (as defined below), (ii) enter into any agreement with respect to any Parent Takeover Proposal or (iii) provide any non-public information regarding Parent to any third party or engage in any negotiations or substantive discussions in connection with any Parent Takeover Proposal; provided, however, that (A) prior to receipt of the Parent Stockholder Approval, Parent may, in response to a Parent Takeover Proposal that was not solicited by Parent and that did not otherwise result from a breach of this Section 4.03(a), provide any non-public information regarding itself to any third party or engage in any negotiations or substantive discussions with such person regarding any Parent Takeover Proposal, in each case only if Parent's Board of Directors determines in good faith, after consultation with counsel and its financial advisors, that failing to take such action would create a reasonable possibility of a breach of the fiduciary duties of Parent's Board of Directors, and (B) nothing contained in this Agreement shall prevent Parent or its Board of Directors from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Parent Takeover Proposal or prevent Parent's Board of Directors from taking any action permitted by Section 5.01(e). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any executive officer of Parent or any Parent Subsidiary or any investment banker, attorney, accountant or other advisor or representative of Parent or any Parent Subsidiary, whether or not such person is purporting to act on behalf of Parent or any Parent Subsidiary or otherwise, shall be deemed to be a breach of this Section 4.03(a) by Parent. For purposes of this Agreement, "Parent Takeover Proposal" means any proposal for a merger, consolidation or other business combination involving Parent or a Parent Significant Subsidiary or any proposal or offer to acquire in any manner, directly or indirectly, more than 30% of any class of voting securities of Parent or of a Parent Significant Subsidiary (other than where such Parent Significant Subsidiary's securities directly or indirectly represent an economic interest in less than 30% of the assets of Parent and the Parent Subsidiaries, taken as a whole), including any proposal or offer relating to the acquisition by Parent or a Parent Significant Subsidiary in any manner, directly or indirectly, of any securities or assets of another person in consideration for the issuance of more than 30% of any class of voting securities of Parent or of a Parent Significant Subsidiary (other than where such Parent Significant Subsidiary's securities directly or indirectly represent an economic interest in less than 30% of the assets of Parent and the Parent Subsidiaries, taken as a whole), or assets representing a substantial portion of the assets of Parent and the Parent Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. Notwithstanding the foregoing, any proposal or offer to acquire in any manner, directly or indirectly, any of the voting securities of Prime not owned by Parent or any Parent Subsidiary shall not constitute a Parent Takeover Proposal. Parent shall, and shall cause each Parent Subsidiary to, immediately cease and cause to be terminated any existing activities, discussions or negotiations by Parent, any Parent Subsidiary, or any officer, director or employee of or investment banker, attorney, accountant or other advisor or representative of, Parent or any Parent Subsidiary, with any parties conducted heretofore with respect to any of the foregoing.

     (b) Subject to Section 5.01(e), neither the Board of Directors of Parent nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company, the adoption and approval by such Board of Directors or any such committee of this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Parent Takeover Proposal.

     (c) Parent promptly shall advise the Company orally and in writing of the receipt of any Parent Takeover Proposal and of the receipt of any inquiry with respect to or which Parent reasonably believes could lead to any Parent Takeover Proposal. Parent promptly shall advise the Company orally and in writing of the identity of the person making any such Parent Takeover Proposal or inquiry and of the material terms of any such Parent Takeover Proposal and of any changes thereto; provided, however, that Parent's Board of Directors shall have determined in good faith, after consultation with counsel, that taking such action would not create a reasonable possibility of a breach of the fiduciary duties of Parent's Board of Directors, except that in all events prior to exercising its right of termination pursuant to Section 7.01(e) Parent shall endeavor to provide the Company with a reasonable opportunity to respond to any Parent Takeover Proposal which Parent otherwise may wish to accept.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.01. Preparation of Form S-4 and the Proxy Statement; Company's Stockholders' Meeting and Parent's Stockholders' Meeting. (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC the Proxy Statement and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement shall be included as a prospectus. Each of the Company and Parent shall use reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Each of the Company and Parent shall use reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders and Parent's stockholders, respectively, as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of Parent Common Stock pursuant to the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and rights to acquire Company Common Stock pursuant to the Company Employee Stock Plans as may be reasonably requested in connection with any such action.

     (b) Unless the Board of Directors of the Company shall take any action permitted by Section 5.01(d), the Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company's Stockholders' Meeting") for the purpose of obtaining the Company Stockholder Approval. Subject to Section 5.01(d), the Company shall, through its Board of Directors, recommend to its stockholders that they give the Company Stockholder Approval. Parent shall vote or cause to be voted all the shares of Company Capital Stock owned of record by Parent or any Parent Subsidiary in favor of the Company Stockholder Approval.

     (c) Unless the Board of Directors of Parent shall take any action permitted by Section 5.01(e), Parent shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Parent's Stockholders' Meeting") for the purpose of obtaining the Parent Stockholder Approval. Subject to Section 5.01(e), Parent shall, through its Board of Directors, recommend to its stockholders that they give the Parent Stockholder Approval. The Company shall vote or cause to be voted all the shares of Parent Capital Stock owned of record by the Company or any Company Subsidiary in favor of the Parent Stockholder Approval.

     (d) The Board of Directors of the Company shall be permitted to (i) not recommend to the Company's stockholders that they give the Company Stockholder Approval or (ii) withdraw or modify in a manner adverse to Parent its recommendation to the Company's stockholders that they give the Company Stockholder Approval, but only if and to the extent that (x) a Company Takeover Proposal is pending at the time the Company's Board of Directors determines to take any such action or inaction and such Company Takeover Proposal was not the result of an intentional breach of Section 4.02(a) by the Company's Board of Directors and (y) the Company's Board of Directors determines in good faith, after consultation with counsel and its financial advisors, and after considering among other things whether such Company Takeover Proposal is more favorable to the stockholders of the Company than the transactions contemplated by this Agreement

(taking into account all relevant material terms of such Company Takeover Proposal and this Agreement, including all such conditions, and any changes to this Agreement proposed by Parent in response to such Company Takeover Proposal) that failing to take any such action would create a reasonable possibility of a breach of the fiduciary duties of the Company's Board of Directors.

     (e) The Board of Directors of Parent shall be permitted to (i) not recommend to Parent's stockholders that they give the Parent Stockholder Approval or (ii) withdraw or modify in a manner adverse to the Company its recommendation to Parent's stockholders that they give the Parent Stockholder Approval, but only if and to the extent that (x) a Parent Takeover Proposal is pending at the time Parent's Board of Directors determines to take any such action or inaction and such Parent Takeover Proposal was not the result of an intentional breach of Section 4.03(a) by Parent's Board of Directors and (y) Parent's Board of Directors determines in good faith, after consultation with counsel and its financial advisors, and after considering among other things whether such Parent Takeover Proposal is more favorable to the stockholders of Parent than the transactions contemplated by this Agreement (taking into account all relevant material terms of such Parent Takeover Proposal and this Agreement, including all such conditions, and any changes to this Agreement proposed by the Company in response to such Parent Takeover Proposal) that failing to take any such action would create a reasonable possibility of a breach of the fiduciary duties of Parent's Board of Directors.

     SECTION 5.02. Letter of the Company's Accountants. The Company shall use reasonable efforts to cause to be delivered to Parent a letter of Price Waterhouse LLP, the Company's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     SECTION 5.03. Letter of Parent's Accountants. Parent shall use reasonable efforts to cause to be delivered to the Company a letter of Coopers & Lybrand LLP, Parent's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     SECTION 5.04. Access to Information; Confidentiality. Each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, directors, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time of the Merger to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Such information shall be held in confidence to the extent required by, and in accordance with, the provisions of the letter dated November 17, 1996, between the Company and Parent (the "Confidentiality Agreement").

     SECTION 5.05. Reasonable Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or the obtaining of any waiver, consent, approval or exemption is reasonably likely to result in the imposition of a condition or restriction of the type referred to in clause (ii), (iii) or (iv) of Section 6.01(g). In connection with and without limiting the foregoing, Parent, the Company and their respective Boards of Directors shall (i) take all action necessary so that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

     (b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it or contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or
(ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     SECTION 5.06. Rights Agreements; Consequences if Rights Triggered. (a) The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 3.01(t)) requested in writing by Parent in order to render the Company Rights inapplicable to the Merger and the other transactions contemplated by this Agreement. Except as provided in Section 3.01(t) or as requested in writing by Parent, prior to the Company's Stockholders' Meeting, the Board of Directors of the Company shall not (i) amend the Company Rights Agreement or (ii) take any action with respect to, or make any determination under, the Company Rights Agreement. In the event that notwithstanding Section 3.01(t) and this Section 5.06(a), a Distribution Date, Shares Acquisition Date or Triggering Event occurs under the Company Rights Agreement at any time during the period from the date of this Agreement to the Effective Time of the Merger when the Company Rights are outstanding, the Company and Parent shall make such adjustment to the Conversion Number as the Company and Parent shall mutually agree so as to preserve the economic benefits that the Company and Parent each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other transactions contemplated by this Agreement.

     (b) The Board of Directors of Parent shall take all further action (in addition to that referred to in Section 3.02(t)) requested in writing by the Company in order to render the Parent Rights inapplicable to the Merger and the other transactions contemplated by this Agreement. In the event that, notwithstanding Section 3.02(t) and this Section 5.06(b), a Distribution Date, Share Acquisition Date, Triggering Event or Business Combination occurs under the Parent Rights Agreement at any time during the period from the date of this Agreement to the Effective Time of the Merger and Rights Certificates (as such term is defined in the Parent Rights Agreement) are issued to Parent's stockholders, Parent's Board of Directors shall take such actions as are necessary and permitted under the Parent Rights Agreement to provide that Rights Certificates representing an appropriate number of Rights are issued to the Company's stockholders and employees who receive Parent Common Stock pursuant to the Merger. In the event that Parent is not permitted under the Parent's Rights Agreement to provide Rights Certificates to such Company stockholders and employees following the occurrence of a Distribution Date, Triggering Event or Business Combination during such time period, the Company and Parent shall make such adjustment to the Conversion Number as the Company and Parent shall mutually agree so as to preserve the economic benefits that the Company and Parent each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other transactions contemplated by this Agreement.

     SECTION 5.07. Company Employee Stock Options. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Employee Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

          (i) adjust the terms of all outstanding Company Employee Stock Options granted under the Company Employee Stock Plans and the terms of the Company Employee Stock Plans, to provide that at the Effective Time of the Merger, each Company Employee Stock Option outstanding immediately prior to the Effective Time of the Merger shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Employee Stock Option, the same number of shares of Parent Common Stock as the holder of such Company Employee Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Company Employee Stock Option in full immediately prior to the Effective Time of the Merger, at a price per share equal to (y) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Employee Stock option divided by (z) the number of shares of Parent Common Stock deemed purchasable pursuant to such Company Employee Stock Option; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under either Section 422 or 423 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code;

          (ii) adjust the terms of all outstanding Phantom Stock Options, SARs and LSARs granted under the Company Stock Plans to provide that, at the Effective Time of the Merger, (y) each holder of a Phantom Stock Right, SAR or LSAR shall be entitled to that number of phantom stock rights, stock appreciation rights or limited stock appreciation rights with respect to Parent Common Stock ("Parent Phantom Stock Options", "Parent SARs" or "Parent LSARs") equal to the number of Phantom Stock Options, SARs or LSARs, as the case may be, held by such holder immediately prior to the Effective Time of the Merger multiplied by the Conversion Number, and (z) the share value on the grant date with respect to each Parent Phantom Stock Option, Parent SAR or Parent LSAR, as the case may be, shall be equal to the share value on the grant date in effect with respect to the corresponding Phantom Stock Option, SAR or LSAR, as the case may be, immediately prior to the Effective Time of the Merger, divided by the Conversion Number; and

          (iii) make such other changes to the Company Employee Stock Plans as it deems appropriate to give effect to the Merger (subject to the approval of Parent, which shall not be unreasonably withheld).

     (b) As soon as practicable after the Effective Time of the Merger, Parent shall deliver to the holders of Company Employee Stock Options, Phantom Stock Options, SARs and LSARs appropriate notices setting forth such holders' rights pursuant to the respective Company Employee Stock Plans and the agreements evidencing the grants of such Company Employee Stock Options, Phantom Stock Options, SARs and LSARs shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.07 after giving effect to the Merger). Parent shall comply with the terms of the Company Employee Stock Plans and ensure, to the extent required by, and subject to the provisions of, such Company Employee Stock Plans, that the Company Employee Stock Options which qualified as qualified stock options prior to the Effective Time of the Merger continue to qualify as qualified stock options after the Effective Time of the Merger.

     (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Company Employee Stock Options assumed in accordance with this
Section 5.07. As soon as reasonably practicable after the Effective Time of the Merger, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to such Company Employee Stock Options and shall use reasonable efforts to maintain the effectiveness of such registration statement or registration statements

(and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Employee Stock Options remain outstanding. With respect to those individuals who subsequent to the Merger are subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Parent shall administer the Company Employee Stock Plans assumed pursuant to this Section 5.07 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable Company Stock Plan complied with such rule prior to the Merger.

     SECTION 5.08. Benefit Plans. (a) Maintenance of Benefits. For a period of one year after the Effective Time of the Merger, Parent shall (i) either (A) maintain or cause the Surviving Corporation (or in the case of a transfer of all or substantially all the assets and business of the Surviving Corporation, its successors and assigns) to maintain the Company Benefit Plans (other than medical plans and plans providing for the issuance of Company Capital Stock or based on the value of Company Capital Stock) at the benefit levels in effect on the date of this Agreement or (B) provide or cause the Surviving Corporation (or, in such case, its successors or assigns) to provide benefits (other than medical benefits) to employees of the Company and the Company Subsidiaries that, taken as a whole, are not materially less favorable in the aggregate to such employees than those provided to similarly situated employees of Parent and (ii) make available plans providing for the issuance of Parent Capital Stock or based on the value of Parent Capital Stock, and provide or cause to be provided medical benefits, to employees of the Company and the Company Subsidiaries that are substantially equivalent to those provided to similarly situated employees of Parent. From and after the Effective Time of the Merger, Parent shall, and shall cause the Surviving Corporation to honor in accordance with their respective terms (as in effect on the date of this Agreement), all of the Company's employment, severance and termination agreements set forth in the Company Disclosure Letter.

     (b) Service. With respect to any "employee benefit plan", as defined in
Section 3(3) of ERISA, maintained by Parent or any Parent Subsidiary (including any severance plan), for all purposes, including determining eligibility to participate, level of benefits and vesting, service with the Company or any Company Subsidiary shall be treated as service with Parent or the Parent Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

     SECTION 5.09. Indemnification. (a) Parent shall, to the fullest extent permitted by law, cause the Surviving Corporation to honor all the Company's obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors or officers of the Company for acts or omissions by such directors and officers occurring prior to the Effective Time of the Merger to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company's Amended and Restated Certificate of Incorporation, By-laws, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of such Amended and Restated Certificate of Incorporation, By-laws and individual indemnity agreements from the Effective Time of the Merger until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

     (b) For a period of five years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date hereof by the Company for such insurance (such 200% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium. The Company represents to Parent that the Maximum Premium is $625,000.

     SECTION 5.10. Fees and Expenses. Except as provided in Section 7.02, all fees and expenses, including any fees payable to any broker, investment banker or financial advisor, incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with printing and mailing the Proxy Statement and the Form S-4 shall be shared equally by Parent and the Company.

     SECTION 5.11. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

     SECTION 5.12. Tax and Accounting Treatment. Each of Parent and the Company shall not take any action and shall not fail to take any action which action or failure to act would prevent, or would be likely to prevent, the Merger from qualifying (A) for pooling of interests accounting treatment or (B) as a reorganization within the meaning of Section 368(a) of the Code and shall use reasonable efforts to obtain the opinions of counsel and the letters of accountants referred to in Sections 6.02(d), 6.03(d) and 6.01(f).

     SECTION 5.13. Affiliates. (a) Prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company (including all directors of the Company) for purposes of Rule 145 under the Securities Act. The Company shall use reasonable efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached hereto as Exhibit A.

     (b) Prior to the Closing Date, Parent shall deliver to the Company a letter identifying all persons who are, at the time of the Parent's Stockholders' Meeting, "affiliates" of Parent. Parent shall use reasonable efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached hereto as Exhibit B.

     SECTION 5.14. Stock Exchange Listing. Parent shall use reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger and pursuant to the Company Employee Stock Plans to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

     SECTION 5.15. Parent Board of Directors. (a) The Board of Directors of Parent shall take such corporate actions as are necessary to provide that, effective at the Effective Time of the Merger, (i) the number of directors of Parent shall be reduced from 13 to 12 and (ii) the Board of Directors of Parent shall consist of (a) five individuals who are members of the Board of Directors of Parent immediately prior to the Effective Time of the Merger (subject to Section 5.15(b), such five individuals to be selected by the Board of Directors of Parent at least 10 business days' prior to the Effective Time of the Merger), with Mr. Jack E. Thompson to be the Chairman of the Board of Directors of Parent, (b) five individuals who are members of the Board of Directors of the Company immediately prior to the Effective Time of the Merger (subject to Section 5.15(b), such five individuals to be selected by the Board of Directors of the Company at least 10 business days' prior to the Effective Time of the Merger) and (c) two individuals selected by the 10 individuals who are selected as directors of Parent pursuant to subclauses (a) and (b) above (such two individuals to be selected by such 10 individuals at such time before or after the Effective Time of the Merger as such 10 individuals shall agree). The Board of Directors of Parent shall use its reasonable efforts to provide that the five individuals to be selected by the Board of Directors of Parent and the five individuals to be selected by the Board of Directors of the Company are allocated as evenly as possible among the three classes of Parent's directors.

     (b) Parent shall promptly notify the Company in writing once Parent's Board of Directors has selected its five individuals pursuant to Section 5.15(a), or any replacement individual(s) pursuant to this Section 5.15(b). The Board of Directors of the Company shall be permitted to reject up to two of such five individuals (other than Jack E. Thompson) by sending Parent a written notice to such effect within two business days after its receipt of such notice, in which case the Board of Directors of Parent shall within two business days thereafter select another individual or individuals, as applicable (subject to the limitations set forth in Section 5.15(a)) in lieu of such rejected individual(s). If the Board of Directors of the Company shall have only rejected one individual in the first instance, it shall be permitted to reject the replacement individual, in which case the Board of Directors of Parent shall select another individual (subject to the limitations set forth in Section 5.15(a)) in lieu of such rejected replacement individual. The Company shall promptly notify Parent in writing once the Company's Board of Directors has selected its five individuals pursuant to
Section 5.15(a), or any replacement individual pursuant to this Section 5.15(b). The Board of Directors Parent shall be permitted to reject up to two of such five individuals by sending the Company a written notice to such effect within two business days after its receipt of such notice, in which case the Board of Directors of the Company shall within two business days thereafter select another individual or individuals (subject to the limitations set forth in Section 5.15(a)) in lieu of such rejected individual(s). If the Board of Directors of Parent shall have only rejected one individual in the first instance, it shall be permitted to reject the replacement individual, in which case the Board of Directors of the Company shall select another individual (subject to the limitations set forth in Section 5.15(a)) in lieu of such rejected replacement individual.

     SECTION 5.16. Parent Officers. The Board of Directors of Parent shall take such corporate actions as are necessary to provide that, effective at the Effective Time of the Merger, Jack E. Thompson shall be appointed the Chief Executive Officer of Parent and Patrick M. James shall be appointed the President and Chief Operating Officer of Parent.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.01. Conditions to Each Party's Obligation To Effect The
Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Company Stockholder Approval and Parent Stockholder Approval. The Company shall have obtained the Company Stockholder Approval and Parent shall have obtained the Parent Stockholder Approval.

          (b) NYSE Listing. The shares of Parent Company Stock issuable to the Company's stockholders and employees pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (c) Antitrust. The waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired. Any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the consummation of the Merger, shall have been obtained or made.

          (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that subject to the proviso in Section 5.05(a) each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

          (e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Parent shall have received all state securities or "blue sky" authorizations necessary to issue the Parent Common Stock pursuant to this Agreement.

          (f) Pooling Letters. Parent shall have received a letter from Coopers & Lybrand LLP dated as of the Closing Date and addressed to Parent, and the Company shall have received a letter from Price Waterhouse LLP dated as of the Closing Date and addressed to the Company, in each case stating that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board.

          (g) No Litigation. There shall not be pending any suit, action or proceeding by any Governmental Entity (i) challenging the acquisition by Parent or Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, any Company Significant Subsidiary, Parent or any Parent Significant Subsidiary of any material portion of the business or assets of the Company, any Company Significant Subsidiary, Parent or any Parent Significant Subsidiary or to compel the Company, any Company Significant Subsidiary, Parent or any Parent Significant Subsidiary to dispose of or hold separate any material portion of the business or assets of the Company, any Company Significant Subsidiary, Parent or any Parent Significant Subsidiary, as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote such capital stock on all matters properly presented to the stockholders of the Surviving Corporation, (iv) seeking to prohibit Parent or any Parent Subsidiary from effectively controlling in any material respect the business or operations of the Company or the Company Significant Subsidiaries or (v) which otherwise is reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect.

     SECTION 6.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such date), and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (c) Letters from Company Affiliates. Parent shall have received from each person named in the letter referred to in Section 5.13(a) an executed copy of an agreement substantially in the form attached hereto as Exhibit A.

          (d) Tax Opinion. Parent shall have received an opinion dated the Closing Date from Cravath, Swaine & Moore, counsel to Parent and Sub, in form and substance reasonably satisfactory to Parent, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing on the Closing Date, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Cravath, Swaine & Moore may require and rely upon (and may incorporate by reference) representations and covenants, including those contained in certificates of officers of Parent, the Company, Sub and others.

          (e) Absence of Company Material Adverse Effect. There shall not have occurred since the date of this Agreement any event, change, effect or development which, individually or in the aggregate, has had or is reasonably likely to have, a Company Material Adverse Effect.

     SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such date), and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

          (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

          (c) Letters from Parent Affiliates. Parent shall have received from each person named in the letter referred to in Section 5.13(b) an executed copy of an agreement substantially in the form attached hereto as Exhibit B.

          (d) Tax Opinion. The Company shall have received an opinion dated the Closing Date from Skadden, Arps, Slate, Meagher & Flom, LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing on the Closing Date, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of
     Section 368(a) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom, LLP may require and rely upon (and may incorporate by reference) representations and covenants, including those contained in certificates of officers of Parent, the Company, Sub and others.

          (e) Absence of Parent Material Adverse Effect. There shall not have occurred since the date of this Agreement any event, change, effect or development which, individually or in the aggregate, has had or is reasonably likely to have, a Parent Material Adverse Effect.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after the Company Stockholder Approval or the Parent Stockholder Approval:

          (a) by mutual written consent of Parent, Sub and the Company;

          (b) by either Parent or the Company:

             (i) if, at a duly held stockholders meeting of the Company or any adjournment thereof at which the Company Stockholder Approval is voted upon, the Company Stockholder Approval shall not have been obtained;

             (ii) if, at a duly held stockholders meeting of Parent or any adjournment thereof at which the Parent Stockholder Approval is voted upon, the Parent Stockholder Approval shall not have been obtained;

             (iii) if the Merger shall not have been consummated on or before June 30, 1997 (the "Outside Date"), unless the failure to consummate the Merger is the result of a wilful, Material Breach (as defined in Section 7.02(e)) of this Agreement by the party seeking to terminate this Agreement;

             (iv) if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; or

             (v) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) or Section 6.03(a) or 6.03(b), as applicable, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition as described in clause (A) above);

          (c) by either Parent or the Company in the event that any condition to the obligation of such party to effect the Merger set forth in Section 6.01(f) or 6.02 (in the case of Parent) or Section 6.01(f) or 6.03 (in the case of the Company) is not capable of being satisfied prior to the Outside Date;

          (d) by the Company, if the Board of Directors of the Company shall have approved, and the Company shall concurrently with such termination enter into, a definitive agreement providing for the implementation of the transactions contemplated by a Company Takeover Proposal; provided, however, that (i) such Company Takeover Proposal was not solicited by the Company and did not otherwise result from a breach of Section 4.02(a), (ii) the Board of Directors of the Company shall have complied with the exception to the proviso contained in Section 4.02(c) in connection with such Company Takeover Proposal and (iii) no termination pursuant to this
     Section 7.01(d) shall be effective unless the Company shall simultaneously make the payment required by Section 7.02(a);

          (e) by Parent, if the Board of Directors of Parent shall have approved, and Parent shall concurrently with such termination enter into, a definitive agreement providing for the implementation of the transactions contemplated by a Parent Takeover Proposal; provided, however, that (i) such Parent Takeover Proposal was not solicited by Parent and did not otherwise result from a breach of Section 4.03(a), (ii) the Board of Directors of Parent shall have complied with the exception to the proviso contained in Section 4.03(c) in connection with such Parent Takeover Proposal and (iii) no termination pursuant to this Section 7.01(e) shall be effective unless Parent shall simultaneously make the payment required by
     Section 7.02(b);

          (f) by the Company, if Parent's Board of Directors shall have (i) failed to recommend to Parent's stockholders that they give the Parent Stockholder Approval, (ii) withdrawn or modified in a manner adverse to the Company its recommendation to Parent's stockholders that they give the Parent Stockholder Approval, or (iii) failed to reaffirm its recommendation to Parent's stockholders that they give the Parent Stockholder Approval within fourteen days after the Company has made a written request to Parent to do so (which written request may be made by the Company at any time after the public disclosure of a Parent Takeover Proposal); and

          (g) by Parent, if the Company's Board of Directors shall have (i) failed to recommend to the Company's stockholders that they give the Company Stockholder Approval, (ii) withdrawn or modified in a manner adverse to Parent its recommendation to the Company's stockholders that they give the Company Stockholder Approval, or (iii) failed to reaffirm its recommendation to the Company's stockholders that they give the Company Stockholder Approval within fourteen days after Parent has made a written request to the Company to do so (which written request may be made by Parent at any time after the public disclosure of a Company Takeover Proposal).

     SECTION 7.02. Effect of Termination. (a) In the event that (i) any person shall make a Company Takeover Proposal that shall not have been withdrawn on the date of the Company's Stockholders' Meeting and thereafter this Agreement is terminated pursuant to Section 7.01(b)(i), (ii) this Agreement is terminated by the Company pursuant to Section 7.01(d) or (iii) this Agreement is terminated by Parent pursuant to Section 7.01(g), then the Company shall pay to Parent a fee of $65,000,000, which amount shall be payable by wire transfer of same day funds, on the date of termination of this Agreement. The Company acknowledges that the agreements contained in this
Section 7.02(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Notwithstanding the foregoing, no payment need be made by the Company pursuant to this Section 7.02(a) if Parent shall be in Material Breach of its representations, warranties or covenants under this Agreement.

     (b) In the event that (i) any person shall make a Parent Takeover Proposal that shall not have been withdrawn on the date of the Parent's Stockholders' Meeting and thereafter this Agreement is terminated pursuant to Section 7.01(b)(ii), (ii) this Agreement is terminated by Parent pursuant to Section 7.01(e) or (iii) this Agreement is terminated by the Company pursuant to Section 7.01(f), then Parent shall pay to the Company a fee of $65,000,000, which amount shall be payable by wire transfer of same day funds, on the date of termination of this Agreement. Parent acknowledges that the agreements contained in this
Section 7.02(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement. Notwithstanding the foregoing, no payment need be made by Parent pursuant to this Section 7.02(b) if the Company shall be in Material Breach of its representations, warranties or covenants under this Agreement.

     (c) In the event of termination of this Agreement by either Parent or the Company pursuant to Section 7.01(b)(i) or by Parent pursuant to Section 7.01(b)(v), then (unless Section 7.02(a) is applicable) the Company shall reimburse Parent for all its reasonable out-of-pocket expenses (up to $5,000,000) actually incurred in connection with this Agreement and the transactions contemplated hereby, which amount shall be payable by wire transfer of same day funds within three business days of written demand, accompanied by a reasonably detailed statement of such expenses and appropriate supporting documentation, therefor. Notwithstanding the foregoing, no payment need be made by the Company pursuant to this Section 7.02(c) if Parent shall be in Material Breach of its representations, warranties or covenants under this Agreement.

     (d) In the event of termination of this Agreement by either Parent or the Company pursuant to Section 7.01(b)(ii) or by the Company pursuant to Section 7.01(b)(v), then (unless Section 7.02(b) is applicable) Parent shall reimburse the Company for all its reasonable out-of-pocket expenses (up to $5,000,000) actually incurred in connection with this Agreement and the transactions contemplated hereby, which amount shall be payable by wire transfer of same day funds within three business days of written demand, accompanied by a reasonably detailed statement of such expenses and appropriate supporting documentation, therefor. Notwithstanding the foregoing, no payment need be made by Parent pursuant to this Section 7.02(d) if the Company shall be in Material Breach of its representations, warranties or covenants under this Agreement.

     (e) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Sections 3.01(l) and 3.02(l), the second sentence of Section 5.04, Section 5.10, this Section 7.02 and Article VIII and except to the extent that such termination results from a wilful, Material Breach by a party of any of its representations, warranties, covenants or other agreements set forth in this Agreement which has not been cured prior to the time of such termination. For purposes of this Agreement, a "Material Breach" shall mean a breach that is material by reference to (i) the breaching party and its subsidiaries, taken as a whole, (ii) the ability of the parties to consummate the Merger and the other transactions contemplated by this Agreement in the manner contemplated by this Agreement or (iii) the benefits expected to be received by the non-breaching party and its stockholders as a result of the consummation of the Merger and the other transactions contemplated by this Agreement.

     SECTION 7.03. Amendment. This Agreement may be amended by the parties at any time before or after the Company Stockholder Approval or the Parent Stockholder Approval; provided, however, that after the Company Stockholder Approval or the Parent Stockholder Approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 7.03, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     SECTION 7.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section
7.04 shall, in order to be effective, require, in the case of Parent, Sub or the Company, action by its Board of Directors or, in the case of an extension or waiver pursuant to Section 7.04, the duly authorized designee of its Board of Directors.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger. This
Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

     SECTION 8.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (including by facsimile) and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Parent or Sub, to

           Homestake Mining Company
           650 California Street
           San Francisco, CA 94108-2788

           Phone:  (415) 981-8150
           Fax:     (415) 397-0952

           Attention: Wayne Kirk, Esq.

           with a copy to:

           Cravath, Swaine & Moore
           Worldwide Plaza
           825 Eighth Avenue
           New York, NY 10019
           Phone:  (212) 474-1000
           Fax:     (212) 474-3700

           Attention: Richard Hall, Esq.

          (b) if to the Company, to

           Santa Fe Pacific Gold Corporation
           6200 Uptown Boulevard NE
           Suite 400
           Albuquerque, NM 87110

           Phone: (505) 880-5300
           Fax: (505) 880-5435

           Attention: Wayne Jarke, Esq.

           with a copy to:

           Skadden, Arps, Slate, Meagher & Flom LLP
           919 Third Avenue
           New York, NY 10022

           Phone: (212) 735-3000
           Fax: (212) 735-2000

           Attention: Peter Allan Atkins, Esq.

     SECTION 8.03. Definitions. For purposes of this Agreement:

          An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

          A "person" means an individual, corporation, partnership, company, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

          A "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

     SECTION 8.04. Interpretation. When a reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     SECTION 8.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 8.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 8.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents referred to herein) (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II and Sections 5.07(b), 5.07(c),
5.08 and 5.09, are not intended to confer upon any person other than the parties any rights or remedies.

     SECTION 8.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 8.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Parent Subsidiary, but no such assignment shall relieve Sub of any of its obligations under this

Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Parent shall cause Sub to perform its obligations hereunder.

     SECTION 8.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not initiate any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          HOMESTAKE MINING COMPANY,

                                          By: /s/  JACK E. THOMPSON

                                            ------------------------------------
                                            Name: Jack E. Thompson
                                            Title:  President and Chief
                                              Executive Officer

                                          HMGLD CORP.,

                                          By: /s/  JACK E. THOMPSON

                                            ------------------------------------
                                            Name: Jack E. Thompson
                                            Title:  President

                                          SANTA FE PACIFIC GOLD CORPORATION,

                                          By: /s/  PATRICK M. JAMES

                                            ------------------------------------
                                            Name: Patrick M. James
                                            Title:  Chairman of the Board,
                                                    President and Chief
                                                    Executive Officer

                                                                       EXHIBIT A

                       [FORM OF COMPANY AFFILIATE LETTER]

                                                            [            ], 1996

Homestake Mining Company
650 California Street
San Francisco, CA 94108-2788

Ladies and Gentlemen:

     This letter agreement (this "Agreement") is being delivered in accordance with Section 6.02(c) of the Agreement and Plan of Merger, dated as of December 8, 1996 (the "Merger Agreement"), by and among HOMESTAKE MINING COMPANY, a Delaware corporation ("Parent"), HMGLD Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and SANTA FE PACIFIC GOLD CORPORATION, a Delaware corporation (the "Company"). The Merger Agreement provides, among other things, for the merger of Sub with and into the Company (the "Merger"), pursuant to which each share of the Common Stock, par value $0.01 per share ("Company Common Stock"), of the Company will be converted into the right to receive 1.115 shares of Common Stock, par value $1.00 per share ("Parent Common Stock"), of Parent on the basis described in the Merger Agreement.

     1. The undersigned ("Stockholder") hereby represents, warrants, covenants and agrees with respect to all Parent Common Stock received as a result of the Merger as follows:

          (a) Stockholder understands that as of the date of this letter Stockholder may be deemed to be an "affiliate" of the Company as such term is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the general rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission (an "Affiliate").

          (b) Stockholder shall not make any sale, transfer or other disposition of Parent Common Stock in violation of the Act or the Rules and Regulations.

          (c) Stockholder has carefully read this letter and the Merger Agreement and has had an opportunity to discuss the requirements of such documents and any other applicable limitations upon Stockholder's ability to sell, transfer or otherwise dispose of Parent Common Stock with his counsel or counsel for the Company.

          (d) Stockholder has been advised that the issuance of Parent Common Stock to Stockholder pursuant to the Merger has been registered with the Commission under the Act. However, Stockholder has also been advised that, since at the time the Merger was submitted to a vote of the stockholders of the Company, Stockholder may be deemed to have been an Affiliate of the Company and the distribution by Stockholder of Parent Common Stock has not been registered under the Act. Stockholder may not offer to sell, sell, transfer or otherwise dispose of Parent Common Stock issued to Stockholder in the Merger unless (i) such offer, sale, transfer or other disposition has been registered under the Act or is made in conformity with Rule 145 under the Act, or (ii) in the opinion of counsel reasonably acceptable to Parent, or pursuant to a "no-action" letter obtained by Stockholder from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          (e) Stockholder understands that Parent will give stop transfer instructions to Parent's transfer agents with respect to Parent Common Stock, that the Parent Common Stock issued to Stockholder will all be in certificated form and that the certificates therefor, or any substitutions thereof, will bear a legend substantially to the following effect:

             "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN ACCORDANCE WITH THE TERMS OF AN
        AGREEMENT DATED [             ], 1996, BETWEEN THE REGISTERED HOLDER
        HEREOF AND HOLLAND, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF HOMESTAKE MINING COMPANY."

          (f) Stockholder also understands that unless the transfer by Stockholder of Stockholder's Parent Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to place a legend substantially to the following effect on the certificates issued to any transferee:

             "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SECURITIES IN A TRANSACTION TO WHICH RULE 145 UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES HAVE NOT BEEN ACQUIRED BY THE HOLDER WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

          (g) It is understood and agreed that the legends set forth in Sections 1(e) and 1(f) above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act. It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) two years shall have elapsed from the date Stockholder acquired Parent Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) three years shall have elapsed from the date Stockholder acquired Parent Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then available to the undersigned, or (iii) parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a "no-action" letter obtained by Stockholder from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to Stockholder.

     2. Stockholder understands that the Merger may be accounted for using the "pooling-of-interests" method and that such treatment for financial accounting purposes is dependent upon the accuracy of certain of the representations and warranties, and the compliance by Stockholder with certain of the covenants and agreements, set forth herein. Accordingly, Stockholder further hereby represents and covenants that Stockholder has not, within the 30 days preceding the Effective Time of the Merger (as such term is defined in the Merger Agreement) sold, transferred or otherwise disposed of any shares of Parent Common Stock held by Stockholder and that it will not sell, transfer or otherwise dispose of any Parent Common Stock received by Stockholder in the Merger until after Parent shall have publicly released a report (the "Combined Financial Results Report") including the combined financial results of Parent and the Company for a period of at least 30 days of combined operations of Parent and the Company. Stockholder understands that stop transfer instructions will be given to the transfer agents of Parent and the Company in order to prevent any breach of the covenants and agreements made by Stockholder in this Section 2, although such stop transfer instructions will be promptly rescinded upon the publication of the Combined Financial Report.

     3. Parent will publish the Combined Financial Results Report as promptly as practicable following the Merger, and in any event within 30 days after the end of the first full calendar month following the Merger.

     4. Stockholder further understands and agrees that the representations, warranties, covenants and agreements of Stockholder set forth herein are for the benefit of Parent, the Company and the Surviving Corporation (as defined in the Merger Agreement) in the Merger and will be relied up by such entities and their respective counsel and accountants.

     5. This Agreement will be binding upon and enforceable against administrators, executors, representatives, heirs, legatees and devisees of Shareholder and any pledgees holding the Shares as collateral. If the Merger Agreement is terminated in accordance with its terms prior to the Effective Time, this Agreement will thereupon automatically terminate.

     Execution of this letter should not be considered an admission on the Stockholder's part that it is an "affiliate" of the Company as described in
Section 1(a) of this Agreement.

                                          Very truly yours,

                                          --------------------------------------
                                          Name:
                                          Address:

Agreed to and accepted:

HOMESTAKE MINING COMPANY

By:

    --------------------------------------------------------
    Name:
    Title:

                                                                       EXHIBIT B

                       [FORM OF PARENT AFFILIATE LETTER]

                                                              [          ], 1996

Homestake Mining Company
650 California Street
San Francisco, CA 94108-2788

Ladies and Gentlemen:

     This letter agreement (this "Agreement") is being delivered in accordance with Section 6.03(c) of the Agreement and Plan of Merger, dated as of December 8, 1996 (the "Merger Agreement"), by and among HOMESTAKE MINING COMPANY, a Delaware corporation ("Parent"), HMGLD Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and SANTE FE PACIFIC GOLD CORPORATION, a Delaware corporation (the "Company"). The Merger Agreement provides, among other things, for the merger of Sub with and into the Company (the "Merger"), pursuant to which each share of the Common Stock, par value $0.01 per share ("Company Common Stock"), of the Company will be converted into the right to receive 1.115 shares of Common Stock, par value $1.00 per share ("Parent Common Stock"), of Parent on the basis described in the Merger Agreement.

     1. The undersigned ("Stockholder") hereby represents, warrants, covenants and agrees as follows:

          (a) Stockholder understands that as of the date of this letter Stockholder may be deemed to be an "affiliate" of the Company as such term is used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission (an "Affiliate" ).

          (b) Stockholder has carefully read this letter and the Merger Agreement and has had an opportunity to discuss the requirements of such documents and any other applicable limitations upon Stockholder's ability to sell, transfer or otherwise dispose of Parent Common Stock with his counsel or counsel for the Company.

     2. Stockholder understands that the Merger may be accounted for using the "pooling-of-interests" method and that such treatment for financial accounting purposes is dependent upon the accuracy of certain of the representations and warranties, and the compliance by Stockholder with certain of the covenants and agreements, set forth herein. Accordingly, Stockholder further hereby represents and covenants that Stockholder has not, within the 30 days preceding the Effective Time of the Merger (as such term is defined in the Merger Agreement) sold, transferred or otherwise disposed of any shares of Parent Common Stock held by Stockholder and that it will not sell, transfer or otherwise dispose of any Parent Common Stock received by Stockholder in the Merger until after Parent shall have publicly released a report (the "Combined Financial Results Report") including the combined financial results of Parent and the Company for a period of at least 30 days of combined operations of Parent and the Company. Stockholder understands that stop transfer instructions will be given to the transfer agents of Parent and the Company in order to prevent any breach of the covenants and agreements made by Stockholder in this Section 2, although such stop transfer instructions will be promptly rescinded upon the publication of the Combined Financial Report.

     3. Parent will publish the Combined Financial Results Report as promptly as practicable following the Merger, and in any event within 30 days after the end of the first full calendar month following the Merger.

     4. Stockholder further understands and agrees that the representations, warranties, covenants and agreements of Stockholder set forth herein are for the benefit of Parent, the Company and the Surviving Corporation (as defined in the Merger Agreement) in the Merger and will be relied up by such entities and their respective counsel and accountants.

     5. This Agreement will be binding upon and enforceable against administrators, executors, representatives, heirs, legatees and devisees of Shareholder and any pledgees holding the Shares as collateral. If the Merger Agreement is terminated in accordance with its terms prior to the Effective Time, this Agreement will thereupon automatically terminate.

     Execution of this letter should not be considered an admission on the Stockholder's part that it is an "affiliate" of the Company as described in
Section 1(a) of this Agreement.

                                          Very truly yours,

                                          --------------------------------------
                                          Name:
                                          Address:

Agreed to and accepted:

HOMESTAKE MINING COMPANY

By:
---------------------------------------------------------
   Name:
   Title:

                                                                      APPENDIX B

                                                                December 8, 1996

Board of Directors
Homestake Mining Company
650 California Street
San Francisco, California 94108-2788

Madam and Gentlemen:

     We understand that Homestake Mining Company (the "Company") is considering a transaction (the "Merger") whereby a subsidiary of the Company would be merged with and into Santa Fe Pacific Gold Corporation ("Santa Fe"), pursuant to the terms of an Agreement and Plan of Merger, dated as of December 8, 1996 (the "Merger Agreement"), such that Santa Fe will become a wholly owned subsidiary of the Company. In the Merger, each outstanding share of common stock, par value $0.01 per share, of Santa Fe would be converted into 1.115 shares (the "Conversion Number") of common stock, par value $1.00 per share, of the Company. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have requested our opinion as to whether the Conversion Number is fair to the stockholders of the Company from a financial point of view.

     For its services, Dillon, Read & Co. Inc. ("Dillon Read") will receive a fee, a substantial portion of which is contingent upon the consummation of the Merger. In the past, Dillon Read has provided investment banking services to the Company and has received customary compensation for the rendering of such services. In the ordinary course of business, Dillon Read trades the equity securities of the Company and Santa Fe for our own account and the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company and Santa Fe, (ii) reviewed certain financial information and other data provided to us by the Company that is not publicly available relating to the business and prospects of the Company, including financial projections prepared by the management of the Company, (iii) reviewed certain financial information and other data provided to us by Santa Fe that is not publicly available relating to the business and prospects of Santa Fe, including financial projections prepared by the management of Santa Fe, (iv) conducted discussions with members of the senior managements of the Company and Santa Fe, (v) reviewed the historical market prices and trading volumes of the common stocks of the Company and Santa Fe, (vi) considered certain pro forma effects of the Merger on the financial results of the Company and reviewed certain estimates of synergies prepared by the managements of the Company and Santa Fe, (vii) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally comparable to those of the Company and Santa Fe, (viii) compared the financial terms of the Merger with the financial terms of certain other mergers and acquisitions we believe to be relevant, (ix) reviewed the Merger Agreement, and (x) conducted such other financial studies, analyses and investigations, and considered such other information as we deemed necessary or appropriate.

     Our opinion does not address the Company's underlying business decision to effect the Merger or constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. Our opinion does not imply any conclusion as to the likely trading range for the common stock of the Company following the consummation of the Merger, which may vary depending on numerous factors which generally influence the prices of securities. With your consent, we have assumed that the Merger will be treated as tax-free to both the Company and its stockholders and will be accounted for as a pooling-of-interests.

     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have, with your consent, relied on its being complete and accurate in all material respects. In addition, we have not made any evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Santa Fe, nor have we been furnished with any such evaluation or appraisal. With respect to the financial projections and estimates of synergies referred to above, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and Santa Fe's managements as to the future financial performance of the Company and Santa Fe, respectively. Further, our opinion is based on economic, monetary and market conditions existing on the date hereof.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Conversion Number is fair to the stockholders of the Company from a financial point of view.

                                          Very truly yours,

                                          DILLON, READ & CO. INC.

                                                                      APPENDIX C

The Board of Directors                                          December 8, 1996
Santa Fe Pacific Gold Corporation
6200 Uptown Boulevard N.E.
Suite 400
Albuquerque
New Mexico 87125

To the Members of the Board of Directors:

We understand that Santa Fe Pacific Gold Corporation ("SFPG" or the "Company"), Homestake Mining Company ("Homestake") and HMGLD Corp., a wholly owned subsidiary of Homestake, plan to enter into an Agreement and Plan of Merger dated as of December 8, 1996 (the "Merger Agreement"). The terms of the Merger Agreement provide, among other things, that HMGLD Corp. shall be merged with and into the Company in a merger transaction (the "Merger"), pursuant to which the Company shall be the surviving corporation and become a wholly owned subsidiary of Homestake and each share of common stock of the Company (par value $0.01 per share) will be exchanged for 1.115 shares of common stock, par value $1.00 per share, of Homestake (the "Exchange Ratio"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to the fairness, from a financial point of view, to the holders of common stock of SFPG of the Exchange Ratio set forth in the Merger Agreement.

For purposes of the opinion set forth herein, we have among other things:

    (i)       reviewed certain publicly available financial statements and other information of the Company and Homestake;
    (ii)      reviewed certain internal financial statements and operating information relating to the Company prepared by the Company's management, including without limitation "life of mine" plans, and certain internal financial statements and operating information relating to Homestake prepared by the management of
              Homestake;
    (iii)     reviewed and discussed with the managements of the Company and of Homestake certain financial projections of the Company and of Homestake prepared by their respective managements;
    (iv)      discussed the past and current operations and financial condition and prospects of the Company and Homestake with their respective senior managements;
    (v)       analyzed the pro forma financial impact of the merger on Homestake and on the shareholders of the Company;
    (vi)      reviewed the historical market prices and trading activity for the common shares of the Company and Homestake;
    (vii)     compared the financial performance of the Company and Homestake and the prices and trading activity of their respective common stocks with those of certain other publicly-traded companies in similar businesses which we deemed appropriate;
    (viii)    reviewed the financial terms, to the extent publicly available, of certain merger and acquisition transactions which we deemed appropriate;
    (ix)      participated in discussions and negotiations among representatives of the
              Company and Homestake and their respective advisors;
    (x)       reviewed a draft of the Merger Agreement substantially in the form to be executed; and
    (xi)      performed such other analyses and examinations and considered such other factors as we deemed relevant to this opinion.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for purposes of this opinion. With respect to the financial projections and "life of mine" plans relating to the Company and Homestake used in our analyses, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and Homestake's managements as to the future financial performance of the Company and Homestake respectively. We have not prepared any independent valuation or appraisal of the reserves, properties or other assets or liabilities (contingent or otherwise) of the Company or Homestake.

Our opinion is necessarily based on the economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We express no opinion as to the price at which Homestake common stock will trade subsequent to the consummation of the Merger. We have relied on the advice of counsel to the Company as to all legal matters regarding the structure and tax implications of the Merger and related matters. We have assumed that the Merger will be treated as a pooling of interests under Generally Accepted Accounting Principles in the United States and we have assumed that the Merger will result in a tax-free roll-over of bases for U.S. shareholders of the Company.

SBC Warburg Inc. is acting as financial advisor to the Company in connection with this transaction and will receive a fee for its services, a significant proportion of which is contingent on the consummation of the Merger. Additionally, we have previously rendered investment banking and financial advisory services to the Company for which we have received compensation. In the ordinary course of our business, we trade the equity and debt securities of both the Company and Homestake for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of SFPG only and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent other than as provided for in the engagement letter dated January 19, 1996 between SFPG and S.G. Warburg & Co. Inc. (as predecessor company to SBC Warburg Inc.). Our opinion does not constitute a recommendation to any board member or stockholder of the Company as to how they should vote on the Merger or otherwise address the Company's decision to effect the Merger or the relative attractiveness of the Merger compared to other strategic alternatives available to the Company.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company's common stock.

Very truly yours,

SBC WARBURG INC.

By:      Brian J. Hanson       By:      Anthony P. W. Durrant
Title:   Managing Director     Title:   Managing Director

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article XVII of Homestake's Restated Certificate of Incorporation contains a provision, permitted by Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Law"), limiting the personal monetary liability of directors for breach of fiduciary duties as a director. Delaware Law provides that such a provision does not eliminate or limit liability (i) for any breach of the director's duty of loyalty to Homestake or its stockholders, (ii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware Law, (iii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or
(iv) for any transaction from which the director derived an improper personal benefit.

     Section 145 of the Delaware Law permits indemnification against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with actions, suits or proceedings in which an officer, director, employee or agent is a party by reason of the fact that he is or was such a director, officer, employee or agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, in connection with actions by or in the right of the corporation, such indemnification is not permitted if such person has been adjudged liable to the corporation unless the court determines that, under all of the circumstances, such person is nonetheless fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Section 145 also permits a corporation to purchase and maintain insurance on behalf of its directors and officers against and liability which may be asserted against, or incurred by, such persons in their capacities as directors or officers of the corporation whether or not Homestake would have the power to indemnify such persons against such liabilities under the provisions of such section. Homestake has purchased such insurance. Section 145 further provides that the statutory provision is not exclusive of any other right to which those seeking indemnifications or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or independent directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     Article XIV, Section 8, of the By-laws of Homestake provides that Homestake must indemnify directors and officers to the fullest extent permitted by the Delaware Law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

NUMBER                                          EXHIBIT
------     ----------------------------------------------------------------------------------
  2.1      Agreement and Plan of Merger dated as of December 8, 1996 among Homestake, HMGLD
           Corp. and Santa Fe Pacific Gold Corporation (attached as Appendix A to the Joint
           Proxy Statement/Prospectus contained in this Registration Statement).
  4.1      Rights Agreement dated October 16, 1987, between Homestake and The First National
           Bank of Boston, as Rights Agent (incorporated by reference to Homestake's
           Registration Statement on Form 8-A dated October 16, 1997).
  5        Opinion of Thelen, Marrin, Johnson & Bridges LLP as to the legality of the shares being registered.*

NUMBER                                          EXHIBIT
------     ----------------------------------------------------------------------------------
  8.1      Opinion of Cravath, Swaine & Moore as to certain federal income tax consequences of the Merger.*
  8.2      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain federal income tax consequences of the Merger.*
 23.1      Consent of Thelen, Marrin, Johnson & Bridges LLP (included in the opinion filed as
           Exhibit 5).*
 23.2      Consent of Cravath, Swaine & Moore (included in the opinion filed as Exhibit
           8.1).*
 23.3      Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in the opinion filed as Exhibit 8.2).*
 23.4      Consent of Pincock, Allen & Holt, Inc.
 23.5      Consent of Independent Mining Consultants, Inc.
 23.6      Consent of Coopers & Lybrand L.L.P., with respect to Homestake's financial statements.
 23.7      Consent of Price Waterhouse LLP, with respect to Santa Fe's financial statements.
 23.8      Consent of Dillon, Read & Co. Inc.
 23.9      Consent of SBC Warburg Inc.
 24        Powers of Attorney (see page II-4).
 99.1      Form of Proxy Card for the Stockholders of Homestake.
 99.2      Form of Proxy Card for the Stockholders of Santa Fe.

---------------
* To be filed by amendment.

     (b) Financial Statement Schedules

        None

ITEM 22.  UNDERTAKINGS

     Homestake hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (5) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

     (6) that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

     (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Homestake pursuant to the foregoing provisions, or otherwise, Homestake has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Homestake of expenses incurred or paid by a director, officer or controlling person of Homestake in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Homestake will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, Homestake has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 3rd day of January, 1997.

                                          Homestake Mining Company,
                                          a Delaware corporation

                                          By: /s/ WAYNE KIRK
                                            ------------------------------------
                                            Wayne Kirk
                                            Vice President, General
                                            Counsel and Corporate Secretary

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby appoints Gene G. Elam, Wayne Kirk and Jack E. Thompson, and each of them severally, acting alone and without the other, his true and lawful attorney-in-fact with authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, necessary or advisable to enable Homestake to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such changes in this registration statement as the aforesaid attorney-in-fact deems appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: January 3, 1997                        /s/ JACK E. THOMPSON
                                             ------------------------------------------------
                                             Jack E. Thompson
                                             Director, President and Chief Executive Officer

Date: January 3, 1997                        /s/ GENE G. ELAM
                                             ------------------------------------------------
                                             Gene G. Elam
                                             Vice President, Finance and Chief Financial
                                             Officer

Date: January 3, 1997                        /s/ DAVID W. PEAT
                                             ------------------------------------------------
                                             David W. Peat
                                             Vice President, Controller and Chief Accounting
                                             Officer

Date: January 3, 1997                        /s/ M. NORMAN ANDERSON
                                             ------------------------------------------------
                                             M. Norman Anderson
                                             Director

Date: January 3, 1997                        /s/ ROBERT H. CLARK
                                             ------------------------------------------------
                                             Robert H. Clark
                                             Director

Date: January 3, 1997                        /s/ HARRY M. CONGER
                                             ------------------------------------------------
                                             Harry M. Conger
                                             Director and Chairman of the Board

Date: January 3, 1997                        /s/ G. ROBERT DURHAM
                                             ------------------------------------------------
                                             G. Robert Durham
                                             Director

Date: January 3, 1997                        /s/ DOUGLAS W. FUERSTENAU
                                             ------------------------------------------------
                                             Douglas W. Fuerstenau
                                             Director

Date: January 3, 1997                        /s/ HENRY G. GRUNDSTEDT
                                             ------------------------------------------------
                                             Henry G. Grundstedt
                                             Director

Date: January 3, 1997                        /s/ WILLIAM A. HUMPHREY
                                             ------------------------------------------------
                                             William A. Humphrey
                                             Director

Date: January   , 1997
                                             ------------------------------------------------
                                             Robert K. Jaedicke
                                             Director

Date: January   , 1997
                                             ------------------------------------------------
                                             John Neerhout, Jr.
                                             Director

Date: January   , 1997
                                             ------------------------------------------------
                                             Stuart T. Peeler
                                             Director

Date: January 3, 1997                        /s/ CAROL A. RAE
                                             ------------------------------------------------
                                             Carol A. Rae
                                             Director

Date: January 3, 1997                        /s/ BERNE A. SCHEPMAN
                                             ------------------------------------------------
                                             Berne A. Schepman
                                             Director